Exhibit 10.2

First AMENDMENT

TO

Amended and Restated Asset Transfer Agreement

This First Amendment to Amended and Restated Asset Transfer Agreement (the “First Amendment”), effective as of December 1, 2016, is made and entered into by and between Union Carbide Corporation (“UCC”) and Recovery Solutions & Technologies, Inc. (“RS&T”). UCC and RS&T may each be referred to as a “Party” and together referred to as the “Parties.”

Recitals:

A.	The Parties entered into that certain Amended and Restated Asset Transfer Agreement, dated as of August 23, 2016 (the “Agreement”); and

B.	Pursuant to Section 10.11 of the Agreement, the Parties desire, by and through this First Amendment, to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this First Amendment, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Applicability of Provisions of the Agreement

This First Amendment is subject to, and shall be governed by, all of the provisions of the Agreement, except to the extent such provisions are expressly modified by this First Amendment. Unless otherwise specified, references in this First Amendment to Sections, Paragraphs, Appendices, Attachments, Addendums, and Exhibits refer to the Sections, Paragraphs, Appendices, Attachments, Addendums, and Exhibits of the Agreement. Capitalized words and phrases used but not defined in this First Amendment shall have the meanings ascribed to them in the Agreement.

2.	Defined Terms

Section 1.01(s) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(s)          “Confidentiality Agreement” means the Confidentiality Agreement dated November 21, 2016, between the Parties, as may be amended from time to time.”

3.	Consideration

Section 2.05 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.05            Consideration. As consideration for the Acquired Assets, RS&T shall (i) assume the Assumed Liabilities and (ii) pay to UCC an amount equal to One Million Seven Hundred Twenty-Five Thousand Dollars ($1,725,000) plus the amount negotiated between UCC and RS&T for the purchase of Inventory included in the Acquired Assets (the “Consideration”), as follows:

(a)          on or before December 15, 2016, RS&T shall pay a closing deposit of Eight Hundred Sixty-Two Thousand Five Hundred Dollars ($862,500) (“Closing Deposit”), representing fifty percent (50%) of the Consideration. For the Closing Deposit, UCC shall apply the cash deposit of Five Hundred Thousand Dollars ($500,000) that RS&T previously paid to UCC under that certain Deposit Agreement dated as of November 13, 2015, and RS&T shall pay Three Hundred Sixty-Two Thousand Five Hundred Dollars ($362,500) by wire transfer in Dollars in immediately available funds without any set-off, deduction or counterclaim whatsoever to an account designated in writing by UCC; and

(b)          at the Closing, UCC shall apply the Closing Deposit, and RS&T shall pay the remaining balance of the Consideration in an amount equal to Eight Hundred Sixty-Two Thousand Five Hundred Dollars ($862,500) plus the amount negotiated between UCC and RS&T for the purchase of Inventory included in the Acquired Assets plus any Closing Delay Fee (as defined below) (collectively, the “Consideration Balance”) by wire transfer in Dollars in immediately available funds without any set-off, deduction or counterclaim whatsoever to an account designated in writing by UCC.”

4.	Closing

Section 7.04 of the Agreement is hereby deleted in its entirety and replaced with the following:

“7.04         Closing. The Closing shall take place on or before December 28, 2016, but no later than February 1, 2017, or on such other date or at such other time or place, as shall be mutually agreed upon by the Parties. The Closing will occur by the exchange of documents and instruments by mail, courier, PDF, telecopy and wire transfer to the extent mutually acceptable to the Parties. In the event that Closing is delayed beyond December 28, 2016 solely due to RS&T’s failure to fulfill any of its obligations under this Agreement, RS&T agrees to pay a fee of Two Hundred Fifty Thousand Dollars ($250,000) per month (“Closing Delay Fee”) for each month by which the Closing is delayed. In the event that Closing is delayed beyond December 28, 2016 solely due to UCC’s failure to fulfill any of its obligations under this Agreement, UCC agrees to refund the Closing Deposit in full to RS&T promptly.”

5.	Right to Terminate

Section 9.01(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b)          by either Party if the Closing shall not have occurred at or before 11:59 p.m. on February 1, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement, including its obligations under Article VII, has been the cause of or resulted in the failure of the Closing to occur on or prior to the Termination Date;”

6.	Certain Effects of Termination

Section 9.02(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c)          for any reason other than pursuant to Section 9.01(a), 9.01(b) or 9.01(d) unless termination under Section 9.01(b) is caused by the fault of RS&T, UCC shall be entitled to retain the Closing Deposit. In all other cases, a termination of this Agreement shall not result in liability to any Party.”

7.	Entire Agreement

This First Amendment may be signed in multiple counterparts, each of which shall be an original but all of which will constitute one and the same First Amendment. Signatures to this First Amendment sent by facsimile shall be deemed for all purposes to be the same as original signatures. This First Amendment may only be modified or amended by an express written agreement signed by an authorized representative of each Party.

8.	Governing Law

The interpretation and construction of this First Amendment and the rights of the Parties shall be interpreted, construed, and governed by the laws of the State of New York, without regard to its conflicts of law principles.

9.	Construction

This First Amendment was prepared jointly by the Parties, and no rule that it be construed against the drafter shall have any application in its construction or interpretation.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this First Amendment to be effective as of the date first above written.

UNION CARBIDE CORPORATION	RECOVERY SOLUTIONS & TECHNOLOGIES, INC.

Signature	Signature

Print Name	Print Name

Print Title	Print Title

EXECUTION VERSION

AMENDED AND RESTATED ASSET TRANSFER AGREEMENT

by and between

UNION CARBIDE CORPORATION

and

RECOVERY SOLUTIONS & TECHNOLOGIES, INC.

Dated as of August 23, 2016

EXECUTION VERSION

AMENDED AND RESTATED ASSET TRANSFER AGREEMENT

THIS AMENDED AND RESTATED ASSET TRANSFER AGREEMENT is made as of August 23, 2016 (the “Effective Date”), by and between UNION CARBIDE CORPORATION, a New York corporation having offices at 7501 State Highway 185 North, Seadrift, Texas 77983 (“UCC”), and RECOVERY SOLUTIONS & TECHNOLOGIES, INC., an Arizona corporation having offices at 4802 Ray Road, Suites 23-30, Phoenix, Arizona 85044 (“RS&T”). Each of RS&T and UCC may be referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have executed that certain Memorandum of Understanding dated November 13, 2015 (the “MOU”) for the purpose of evaluating the sale of certain assets comprising the Glycol Recovery Unit (the “GRU”) and the lease of certain land on which the GRU is situated at the Institute Industrial Park, Institute, West Virginia (the “Site”) by and through the transition of GRU-related assets and services from UCC to RS&T under the terms of definitive agreements to be negotiated and agreed by the Parties;

WHEREAS, UCC is currently the owner and operator of the GRU; and

WHEREAS, UCC and its applicable Affiliates desire to sell, transfer and assign, and RS&T desires to purchase, accept and otherwise assume, certain assets and services with respect to the GRU on the Site, on the terms and conditions set forth in this Agreement (as defined below) (collectively, the “Transaction”); and

WHEREAS, to effectuate the Transaction, the Parties are executing this Agreement as of the Effective Date and will execute the Related Agreements on or prior to the Closing Date (as defined below);

WHEREAS, the Parties entered into that certain Asset Transfer Agreement dated as of August 23, 2016 (“Original Agreement”); and

WHEREAS, pursuant to Section 10.11 of the Original Agreement, the Parties wish to amend and restate the Original Agreement to read as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and agreements herein contained, and for other good and valuable consideration set forth herein, the Parties hereto agree as follows with the intent to be legally bound:

ARTICLE I – DEFINITIONS; CONSTRUCTION

1.01       Defined Terms. The following capitalized terms have the following meanings when used in this Agreement, unless otherwise specified:

(a)          “Action” means any action, claim, lawsuit, arbitration, inquiry, subpoena, discovery request, criminal investigation or prosecution, administrative or other proceeding or investigation, or any inquiry by or before any Governmental Entity, or any potential or threat of any of the foregoing.

EXECUTION VERSION

(b)          “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

(c)          “Agreement” means this Amended and Restated Asset Transfer Agreement, including all Exhibits and Schedules hereto.

(d)          “Acquired Assets” has the meaning set forth in Section 2.01 of this Agreement.

(e)          “Asset Transfer” means the transfer of assets described in Section 2.01.

(f)          “Assumed Contracts” has the meaning set forth in Section 2.01(d) of this Agreement.

(g)          “Assumed Contracts Assignment and Assumption Agreement” has the meaning set forth in Section 7.05(b) of this Agreement.

(h)          “Assumed Liabilities” means all Liabilities attributable or related to, or associated with the Acquired Assets whether known or unknown, accrued or un-accrued, existing as of the Closing and thereafter, including the Assumed Vacation Liabilities to the extent set forth in Section 6.09(c) and Taxes and Transfer Taxes to the extent set forth in Section 6.06, and all warranty obligations and liabilities with respect to the Acquired Assets whether sold or provided prior to or after the Closing.

(i)           “Assumed Liabilities Assignment and Assumption Agreement” has the meaning set forth in Section 7.05(c) of this Agreement.

(j)           “Assumed Vacation Liabilities” has the meaning set forth in Section 6.09(c) of this Agreement.

(k)          “Bill of Sale” has the meaning set forth in Section 7.05(a) of this Agreement.

(l)           “Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are authorized or required to be closed for business.

(m)         “Business Records” means all books, records, product specifications, advertising materials, engineering data, maintenance schedules and operating and production records, in each case that are owned by UCC (or, as applicable, its Affiliates) and in the same format such records are kept by UCC (or, as applicable, its Affiliates) in its ordinary course of business, and used or held for use in, or having arisen from the conduct of, the GRU, but excluding all customer credit risk assessment processes and methodologies.

(n)          “Claim Notice” has the meaning set forth in Section 8.05 of this Agreement.

(o)          “Claims Threshold” has the meaning set forth in Section 8.04(a) of this Agreement.

EXECUTION VERSION

(p)          “Closing” means the completion of all aspects of the Asset Transfer and related transactions contemplated by this Agreement.

(q)          “Closing Date” means the date on which the Closing occurs.

(r)          “Code” means the Internal Revenue Code of 1986, as amended.

(s)          “Confidentiality Agreement” means the Confidentiality Agreement effective as of August 4, 2015, between the Parties, as amended.

(t)          “Consent” means a consent, authorization or approval of a Person, or a filing or registration with a Person.

(u)          “Consideration” has the meaning set forth in Section 2.05 of this Agreement.

(v)         “Consideration Balance” has the meaning set forth in Section 2.05 of this Agreement.

(w)         “Contract” means any written or oral agreement, purchase order, covenant, note, bond, pledge, mortgage, guaranty, indenture, license, lease, sublease, instrument or other contractual commitment (whether express or implied) that is binding on any Person or its property.

(x)          “Dollars” and numbers preceded by the symbol “$” means amounts in United States Dollars.

(y)          “Dow Name” means (a) any trademark, service mark, trade name, service name, brand name, slogan, logo, Internet domain name, corporate name and other identifier of source or goodwill that includes the word “Dow”, including the Dow Diamond logo (e.g.,), (b) any and all other derivatives of the word “Dow” and (c) any names or derivatives of the operating subsidiaries or Affiliates of The Dow Chemical Company, including UCC and Rohm and Haas Company.

(z)          “Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

(aa)        “Employees” has the meaning set forth in Section 6.09(a) of this Agreement.

(bb)        “Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

(cc)        “Entity” means any corporation, partnership (general or limited), limited liability company, association, estate, trust, division of a corporation, business enterprise, or other organization or entity, or any Governmental Entity.

(dd)        “Excluded Assets” means the list of assets summarized in Section 2.03 and listed on Schedule 2.03. These are the assets that are not being transferred to RS&T.

EXECUTION VERSION

(ee)        “Geographic Relocation” shall mean an increase in travel of fifty (50) miles or more each way from the applicable Employee’s current place of residence to the location of the new employment position, compared to the distance such Employee travels from his or her current residence to the location of his or her current employment position with UCC or its Affiliate.

(ff)         “Good Cause” shall mean, with respect to any Transferred Employee, (i) unsatisfactory performance that, under the employment policies of RS&T or any of its Affiliates permits the termination of such employee’s employment, (ii) dishonesty, (iii) unethical conduct, (iv) insubordination or (v) violation of company work rules as established by RS&T or any of its Affiliates.

(gg)        “Governmental Entity” means any government or political subdivision thereof, court, grand jury, arbitral tribunal, administrative agency, tribunal or commission, or any other governmental or regulatory body, instrumentality or authority, whether domestic (federal, state or local) or foreign.

(hh)        “Ground Lease” has the meaning set forth in Section 7.05(e) of this Agreement.

(ii)          “GRU” has the meaning set forth in the Recitals of this Agreement.

(jj)          “Intellectual Property” means all (a) trademarks, service marks, trade names, service names, trade dress and Internet domain names, (b) works subject to copyright, and registrations and applications for registration thereof and (c) Know-How, in each case (a) through (c) together with the goodwill exclusively associated with any of the foregoing, and all applications, registrations and renewals thereof.

(kk)        “Inventory” means any and all Ethylene Glycol Anti-Freeze, Methanol/Methyldioxin Crude, Methanol/Methyldioxin Bulk, Ethylene Glycol Recovered Residue, Ethylene Glycol Off-Grade and Bleed Glycol located in a tank on that portion of the Site which is defined as “Leased Premises” under the Ground Lease as described in Section 7.05(e), Ethylene Glycol Off-Grade and Bleed Glycol in transit thereto, and spare parts assigned to the GRU.

(ll)         “Know-How” means trade secrets, inventions, discoveries, formulae, practices, processes, procedures, techniques, research and development information, ideas, specifications, engineering data, databases and data collections, financial, marketing and business data, pricing and cost information, business and marketing plans, in each case whether patentable or nonpatentable and whether or not reduced to practice.

(mm)      “Law” means any law, statute, regulation, ordinance, rule, code, order, decree, requirement or rule of law (including common law) enacted, promulgated or imposed by any Governmental Entity.

(nn)        “Liabilities” means and includes any and all obligations, duties, responsibilities, claims, expenses, including reasonable attorneys’ fees, costs, losses, fines, penalties and damages, whether known or unknown, matured, deferred, accrued or contingent, or liquidated, reasonably discernible or not, and whether or not such would otherwise ultimately be properly reflected on a balance sheet, including those arising under or in connection with any Law, or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking (including for breach of any Contract, commitment or undertaking), whether previously or now existing or hereafter arising.

EXECUTION VERSION

(oo)        “Lien” means any lien, mortgage, pledge, security interest or encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to Intellectual Property.

(pp)        “Loss” or “Losses” means any and all losses, liabilities, claims, damages, reasonable costs and reasonable expenses (including reasonable fees and expenses of counsel).

(qq)        “MOU” has the meaning set forth in the Recitals of this Agreement.

(rr)          “Original Agreement” has the meaning set forth in the Recitals of this Agreement.

(ss)         “Party” and “Parties” have the meanings set forth in the introductory paragraph of this Agreement.

(tt)         “Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet due and payable (or which may be paid without interest or penalties) or that are being contested in good faith by appropriate proceedings; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’ or similar Liens arising in the ordinary course of business and in a manner consistent with past practice or by operation of law with respect to obligations that are not yet due and payable; (c) all other Liens that do not materially impair the value of the property subject to such Liens; (d) Liens that secure Assumed Liabilities; and (e) the Liens of the Ground Lease or any other Related Agreement.

(uu)        “Person” means any individual or Entity.

(vv)        “Personal Property” has the meaning set forth in Section 2.01(a) of this Agreement.

(ww)      “Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Assumed Contracts Assignment and Assumption Agreement, the Assumed Liabilities Assignment and Assumption Agreement, the Bill of Sale, the Ground Lease, the Site Services Agreement and the Ethylene Glycol Off-Grade Supply Agreement, each as described in Section 7.05. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or other similar expression.

(xx)         “Retained Obligations” has the meaning set forth in Section 2.07 of this Agreement.

(yy)        “RS&T” has the meaning set forth in the introductory paragraph of this Agreement.

(zz)         “RS&T Benefit Plan” shall mean each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by RS&T or its Affiliates in respect of the Acquired Assets and covers any employees of RS&T or any of its Affiliates similarly situated to the Transferred Employees.

EXECUTION VERSION

(aaa)      “RS&T Savings Plan” has the meaning set forth in Section 6.09(i) of this Agreement.

(bbb)     “Site” has the meaning set forth in the Recitals of this Agreement.

(ccc)      “Site Services Agreement” has the meaning set forth in Section 7.05(f) of this Agreement.

(ddd)     “Supply Agreement” has the meaning set forth in Section 7.05(g) of this Agreement.

(eee)      “Tax” means any tax, levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Entity or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(fff)       “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

(ggg)     “Termination Date” has the meaning set forth in Section 9.01(b) of this Agreement.

(hhh)      “Third Party Claim” has the meaning set forth in Section 8.06 of this Agreement.

(iii)         “Transaction” has the meaning set forth in the Recitals of this Agreement.

(jjj)         “Transferred Employee” has the meaning set forth in Section 6.09(b) of this Agreement.

(kkk)      “Transfer Taxes” has the meaning set forth in Section 6.06(c) of this Agreement.

(lll)         “UCC” has the meaning set forth in the introductory paragraph of this Agreement.

EXECUTION VERSION

(mmm)   “UCC Benefit Plan” shall mean each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by UCC or its relevant Affiliates in respect of the Acquired Assets and covers any Employee.

(nnn)     “UCC Indemnified Party” has the meaning set forth in Section 8.03 of this Agreement.

1.02       Construction and Interpretation. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Exhibits and Schedules shall mean and refer to Articles, Sections, Exhibits and Schedules of this Agreement; (b) any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (c) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (d) words using the singular or plural number also shall include the plural and singular number, respectively; (e) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Exhibits and Schedules hereto); (f) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Entity, Persons succeeding to the relevant functions of such Person); and (g) the term “including” shall mean “including without limitation.” The Parties agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the Parties’ negotiations. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party or Parties on the grounds that the Party or Parties drafted or was more responsible for drafting the provisions.

ARTICLE II – ASSET TRANSFER; CONSIDERATION

2.01       Asset Transfer. Subject to the terms and conditions of this Agreement, at the Closing, UCC shall (and, as applicable, shall cause its Affiliates to) sell, assign, transfer, convey and deliver to RS&T, and RS&T shall accept, assume and take control from UCC (or, as applicable, its Affiliates) all of UCC’s (or, as applicable, its Affiliates’) right, title and interest in, to and under the following assets, properties and rights of UCC (or, as applicable, its Affiliates), as existing immediately prior to the Closing, subject to the provisions of this Agreement, including Article V and Sections 2.05 (collectively, the “Acquired Assets”):

(a)          The tangible personal property and assets set forth on Schedule 2.01(a) (collectively, the “Personal Property”);

(b)          (i) Business Records in tangible form that are located at the Site; and (ii) Business Records in electronic form described on Schedule 2.01(b); provided that UCC (or, as applicable, its Affiliates) shall be entitled, to the extent required by Law, to retain copies of such Business Records; provided, further that UCC (or, as applicable, its Affiliates) shall be entitled to redact therefrom or otherwise render inaccessible to RS&T any information to the extent that such information is not related to the GRU or otherwise constitutes an Excluded Asset prior to the delivery thereof to RS&T;

EXECUTION VERSION

(c)          The Inventory. At Closing, UCC shall provide RS&T with a statement of the Inventory measured by the tank liquid level readings for any Inventory in tanks and by weigh tickets for any Inventory in railcars. Upon request from RS&T, RS&T may be present for the recording of the measurement of Inventory. The measurement of Inventory will occur at a mutually agreed time prior to the Closing; and

(d)          All rights, title and interest of UCC (or, as applicable, its Affiliates) in and to the written agreements set forth on Schedule 2.01(d) (the “Assumed Contracts”).

Any transfer of Acquired Assets may also be evidenced by the execution and delivery by the Parties of other instruments of conveyance, including assignment and assumption agreements and bills of sale.

2.02       Timing of Operational Transfer of Certain Assets. It is the intent of the Parties to transfer operations of the Acquired Assets to RS&T at the Closing. The Parties agree that certain services and the termination of such services shall be as provided in the Site Services Agreement.

2.03       Excluded Assets. RS&T expressly understands and agrees that it is not assuming, taking over, purchasing or acquiring, and none of UCC or any of its Affiliates is selling or assigning, any asset or property of UCC or any of its Affiliates set forth on Schedule 2.03, and all assets and properties listed on Schedule 2.03 shall be excluded from the Acquired Assets (the “Excluded Assets”). RS&T understands and agrees that it is solely responsible for obtaining any and all agreements, licenses, services and systems and any other agreements, licenses, services or systems necessary to operate and support the GRU at the Site from and after the Closing Date that are not included in the Acquired Assets. Subject to the terms and conditions hereof, RS&T shall be responsible for obtaining all permits required for the operation of the Acquired Assets.

2.04       Assumed Liabilities. At and as of the Closing, RS&T shall assume, and agrees to perform, pay and discharge when due, the Assumed Liabilities. Any assumption of Assumed Liabilities may also be evidenced by the execution and delivery by the Parties of other instruments of assumption, including assignment and assumption agreements.

2.05       Consideration. At the Closing, as consideration for the Acquired Assets, RS&T shall (i) assume the Assumed Liabilities and (ii) pay to UCC an amount equal to One Million Six Hundred Fifty Thousand Dollars ($1,650,000) plus the amount negotiated between UCC and RS&T for the purchase of Inventory included in the Acquired Assets (the “Consideration”). At the Closing, UCC shall apply the cash deposit of Five Hundred Thousand Dollars ($500,000) that RS&T previously paid to UCC under that certain Deposit Agreement dated as of November 13, 2015 to the Consideration, and RS&T shall pay the remaining balance of the Consideration in an amount equal to One Million One Hundred Fifty Thousand Dollars ($1,150,000) plus the amount negotiated between UCC and RS&T for the purchase of Inventory included in the Acquired Assets (the “Consideration Balance”) by wire transfer in Dollars in immediately available funds without any set-off, deduction or counterclaim whatsoever to an account designated in writing by UCC.

2.06       Allocation of Consideration. The Parties will act in good faith to agree, as soon as reasonably practicable after the Closing (but no later than 90 days following the Closing Date), upon a schedule that allocates the Consideration in accordance with Section 1060 of the Code and the regulations promulgated thereunder (and any similar provision of state or local Law, as applicable). RS&T and UCC shall report, act and file Tax Returns in all respects and for all purposes consistent with such allocation. Neither RS&T nor UCC shall take any position that is inconsistent with such allocation, unless required to do so by Law.

EXECUTION VERSION

2.07       Retained Obligations. Except for the Assumed Liabilities, RS&T shall not assume or otherwise be liable in respect of any of the Liabilities of UCC or any of its Affiliates of any kind (known or unknown, matured or unmatured, accrued, recorded or unrecorded, or contingent, regardless of whether such rights are currently exercisable) (collectively, the “Retained Obligations”). All Retained Obligations of UCC or any of its Affiliates shall be retained by UCC or its Affiliate, as the case may be.

ARTICLE III – UCC’S REPRESENTATIONS AND WARRANTIES

UCC represents and warrants to RS&T that the statements contained in Article III are true and correct as of the Effective Date.

3.01       Organization and Good Standing. UCC and each of its Affiliates that transfers Acquired Assets to RS&T or becomes a party to a Related Agreement is validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate or other business entity power and authority to own, lease and operate its assets and to conduct its business as currently conducted, except where the failure to be in good standing or to have such power and authority would not materially impair such Person’s ability to consummate the transactions contemplated hereby.

3.02       Authority. UCC and each of its applicable Affiliates has all requisite corporate and other power and authority to execute, deliver and perform this Agreement and its Related Agreements (in each case to the extent it is a party thereto) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by UCC and each of its applicable Affiliates of this Agreement and its Related Agreements (in each case to the extent it is a party thereto) and the consummation by UCC and such Affiliates of the transactions contemplated hereby and thereby have been duly authorized by all necessary action. UCC has duly and validly executed and delivered this Agreement and, at or prior to the Closing, UCC and each of its applicable Affiliates will have duly and validly executed and delivered each of its Related Agreements. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by the other parties hereto and thereto, this Agreement constitutes, and each Related Agreement shall after the Closing constitute, legal, valid and binding obligations of UCC and its applicable Affiliates party thereto, enforceable against each of them in accordance with their respective terms, subject to the Enforceability Limitations.

3.03       Title to Acquired Assets. UCC or one of its Affiliates has title to and is the lawful owner of each of the Acquired Assets free and clear of any Lien (other than Permitted Liens) and (ii) subject to obtaining and making all applicable Consents, UCC and such Affiliates shall convey to RS&T such title to such Acquired Assets at the Closing, free and clear of any Lien (other than Permitted Liens).

3.04       Title to and Condition of Acquired Assets. The Acquired Assets are being transferred, assigned, conveyed and delivered by UCC or one of its Affiliates to RS&T “AS IS, WHERE IS,” and EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 3.03 HEREIN, NEITHER UCC NOR ANY OF ITS APPLICABLE AFFILIATES MAKES ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACQUIRED ASSETS AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IV – RS&T’S REPRESENTATIONS AND WARRANTIES

RS&T represents and warrants to UCC that the statements contained in Article IV are true and correct as of the Effective Date.

EXECUTION VERSION

4.01       Organization and Good Standing. RS&T is a corporation organized, validly existing and in good standing under the laws of the State of Arizona, and has all requisite corporate power and authority to own, lease and operate its assets and to conduct its business as currently conducted, except where the failure to be in good standing or to have such power and authority would not materially impair its ability to consummate the transactions contemplated hereby.

4.02       Authority. RS&T has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by RS&T of this Agreement and the Related Agreements, and the consummation by RS&T of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. RS&T has duly and validly executed and delivered this Agreement and, at or prior to the Closing, RS&T will have duly and validly executed and delivered each of the Related Agreements. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by the other parties hereto and thereto, this Agreement constitutes, and each Related Agreement shall after the Closing constitute, legal, valid and binding obligations of RS&T, enforceable against it in accordance with their respective terms, subject to the Enforceability Limitations.

4.03       Due Diligence; Independent Investigation. RS&T acknowledges that it has completed its due diligence process for the Acquired Assets as contemplated by the MOU. In making the decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations and warranties of UCC set forth in this Agreement, RS&T has relied on the information and access that has been provided to it by UCC in response to RS&T’s request, its own independent investigation, analysis and evaluation of the Acquired Assets (including RS&T’s own estimate and appraisal of the value of the Acquired Assets, financial condition, operations and prospects of the Acquired Assets). RS&T confirms to UCC that RS&T is sophisticated and knowledgeable about the Acquired Assets and is capable of evaluating the matters set forth above.

4.04       Financing. RS&T has, on the date hereof, the financial capability to access financing for consummation of the transactions contemplated by this Agreement and the Related Agreements on the terms and subject to the conditions set forth herein and therein. RS&T, at the Closing Date, will have the capability to pay the Consideration Balance in cash and will have sufficient cash, available and irrevocable lines of credit from reputable financial institutions or other sources of immediately available funds (and will have provided evidence thereof to UCC) that together are sufficient to enable RS&T to pay in full all fees and expenses when due under the Related Agreements.

ARTICLE V – RESTRICTED PROPERTY

5.01       Assignment. UCC and RS&T shall each use its reasonable best efforts to obtain any Consent, novation, amendment or other approval required for UCC (or, as applicable, its Affiliate) to transfer or assign to RS&T all right, title and interest of UCC (or, as applicable, its Affiliate) in and to any Assumed Contract included in the Acquired Assets; provided, however, that RS&T’s assumption of the Assumed Liabilities under Section 2.04 herein shall not apply to any Assumed Contract that requires Consent of a third party before the assignment can be completed.

5.02       Inability to Obtain Consent. If and to the extent that RS&T or UCC has been unable to obtain any required Consent, novation, amendment or other approval contemplated by Section 5.01 with respect to any Assumed Contract prior to the Closing Date, RS&T and UCC shall negotiate in good faith to find a way for UCC (or, as applicable, its Affiliate) to make the benefit of such Assumed Contract available to RS&T on terms and conditions to be mutually agreed.

EXECUTION VERSION

ARTICLE VI – COVENANTS

6.01       Additional Documents. Each of UCC and RS&T shall execute and deliver such further instruments of conveyance, transfer and assignment and assumption and shall take such other actions as each of them may reasonably request of the other in order to effectuate the purposes of this Agreement and to carry out the terms hereof. Without limiting the generality of the foregoing, and subject to the provisions of Article V, at the request of RS&T, UCC shall, as promptly as practicable after the Closing Date, execute and deliver to RS&T such other instruments of transfer, conveyance, assignment and confirmation and take such other action as RS&T may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to RS&T all of the Acquired Assets, to put RS&T in actual ownership, possession and control thereof, and to permit RS&T to exercise all rights with respect thereto. At the request of UCC, but subject to the provisions of Article V, RS&T, as promptly as practicable after the Closing Date, shall execute and deliver to UCC all instruments, undertakings and other documents and take such other action as UCC may reasonably deem necessary or desirable in order to have RS&T fully assume and discharge the Assumed Liabilities and evidence the same to third parties. All of the foregoing instruments, undertakings and other documents shall, unless otherwise mutually agreed by UCC and RS&T, be dated as of and be effective no later than ten (10) days after the Closing Date, and, with respect to any of the foregoing instruments, undertakings or other documents that require recordation, notwithstanding the date of (or the effective time of) recordation thereof as between the Parties, the effective time of transfer shall be as of the Closing Date.

6.02       Acquired Assets. RS&T shall have sole responsibility for the maintenance, repair, relocation, operation, Taxes, insurance, permitting and eventual decontamination, decommissioning, demolition (or closure in place for assets that cannot be reasonably demolished) for all Acquired Assets. The obligations of RS&T set forth in this Section 6.02 shall also apply to any equipment, fixtures and assets subsequently constructed, installed or otherwise used or operated by RS&T related to the GRU at the Site at any time after the Closing Date.

6.03       Site Services. After the Closing, UCC (or, as applicable, its Affiliate) will provide certain Site services as provided for in the Site Services Agreement.

6.04       Dow Names. RS&T acknowledges that the Dow Names are and shall remain the property of UCC or its respective Affiliates and that nothing in this Agreement shall transfer, or shall operate as an agreement to transfer, any right, title or interest in the Dow Names to RS&T.

6.05       Insurance. RS&T acknowledges that (a) all of the insurance policies and programs maintained by UCC or any of its Affiliates prior to the Closing Date will be terminated with respect to the Acquired Assets effective as of the Closing Date and (b) upon such termination, the Acquired Assets will cease to be covered under such policies and programs and RS&T will have to obtain replacement coverage (including coverage as RS&T deems appropriate for the Acquired Assets and the operation thereof and the satisfaction of the Assumed Liabilities). For the avoidance of doubt, UCC shall retain all rights to control its and its Affiliates’ insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities of RS&T.

6.06         Taxes.

(a)          After the Closing, UCC and RS&T shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires one Party to provide necessary information, records and documents relating to the Acquired Assets to the other Party. UCC and RS&T shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to Taxes relating to this Agreement.

EXECUTION VERSION

(b)          All real estate, personal property and similar ad valorem Taxes and, more generally, all Taxes which accrue with the passage of time that relate to the Acquired Assets and are applicable to periods beginning before the Closing Date and ending on or after the Closing Date shall be prorated based on the number of days in such period that occur before the Closing Date, on the one hand, and the number of days in such period that occur on or after the Closing Date, on the other hand, with the amount of such Taxes allocable to the portion of the period ending before the Closing Date being the responsibility of UCC and the remainder being the responsibility of RS&T. All other Taxes for such periods shall be allocated based on an interim closing of the books as of the end of the day immediately preceding the Closing Date, with the amount of such Taxes allocable to the portion of the period ending before the Closing Date being the responsibility of UCC and the remainder being the responsibility of RS&T.

(c)          RS&T shall pay the cost of all sales, use, transfer, value added, recording, registration, stamp, stamp duty or similar Taxes and fees and all formalities and recording costs, arising out of the transfer of the Acquired Assets pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Acquired Assets (collectively, “Transfer Taxes”). The Tax Returns relating to such Transfer Taxes shall be timely prepared by the Party legally obligated to make such filing. The Parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

6.07       Confidentiality. RS&T acknowledges that the information provided to it in connection with the transactions contemplated hereby and the terms and conditions of this Agreement are confidential Information (as defined in the Confidentiality Agreement) subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon the Closing, RS&T’s obligations of confidentiality contained in the Confidentiality Agreement shall, without further action of either Party, terminate with respect to information relating solely to the Acquired Assets. RS&T acknowledges that the Confidentiality Agreement shall remain in full force and effect in all other respects in accordance with its terms.

6.08       Public Announcements. Neither Party shall make any public announcements regarding this Agreement nor the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

6.09         Employees.

(a)          Schedule 6.09(a) sets forth a true, accurate and complete list of the names, titles and length of service with UCC or its Affiliates of all individuals who are employed by UCC in connection with the Acquired Assets and who have been identified by UCC as being in-scope with respect to the transactions contemplated by this Agreement (the “Employees”). UCC may update Schedule 6.09(a) prior to the Closing Date to reflect changes, if any, on account of: (i) new hires added in the ordinary course of business prior to the Closing Date; (ii) attrition among the Employees prior to the Closing Date (including voluntarily resignations and retirements among the Employees); (iii) non-material changes intended to correct good faith errors or omissions by UCC in determining which Employees are in-scope for the transactions contemplated by this Agreement; (iv) any Employees who reject an offer of employment with RS&T or its Affiliate; (v) any Employee who is terminated from employment for cause; (vi) any individual being added to Schedule 6.09(a) as a substitute for an Employee that is being removed therefrom pursuant to (i) – (v) of this Section 6.09(a); and (vii) any other changes agreed to between the parties hereto.

EXECUTION VERSION

(b)          No later than thirty (30) days prior to the Closing Date, RS&T shall offer employment in writing, effective as of the Closing, to each Employee, which offers of employment shall: (i) advise the Employee of the terms and conditions of such Employee’s position with RS&T, which position shall be comparable to the position held, with respect to job level, duties and geographic location, by such Employee immediately prior to the Closing Date; (ii) state, among other things, (x) an annual base salary or base hourly wage rate, as applicable, during at least the first twenty four (24) months following the Closing that shall be not less than that provided by UCC or one of its Affiliates, as applicable, to the Employee immediately prior to the Closing Date and (y) an annual incentive compensation opportunity during the first twenty-four (24) months following the Closing that shall be not less than that provided by UCC or one of its Affiliates, to the extent applicable, to the Employee immediately prior to the Closing Date; (iii) include a summary of benefits to be provided to such Employee, which benefits shall be substantially comparable in value, when taken as a whole, to those to which such Employee was entitled prior to the Closing; and (iv) not require a Geographic Relocation of the Employee. Each such Employee who accepts RS&T’s offer of employment shall become an employee of RS&T as of the Closing and shall be referred to herein as a “Transferred Employee.” Unless otherwise specified, references to “Transferred Employee” as used in this Agreement shall refer only to Employees who accept RS&T’s offer of employment. RS&T shall not, and shall cause its Affiliates and any successor to the Acquired Assets not to, reduce the annual base salary or base hourly wage rate, as applicable, annual incentive compensation opportunity or benefits of the Transferred Employees for a period of twenty-four (24) months after the Closing Date. RS&T shall indemnify against, be liable to the UCC Indemnified Parties for and hold each UCC Indemnified Party harmless from, any and all Losses incurred or suffered by each UCC Indemnified Party to the extent arising out of any failure of RS&T or its Affiliates to discharge their respective obligations under this Agreement (including RS&T’s obligation to make offers of employment to Employees that satisfy the terms and conditions set forth in this Section 6.09(b));

(c)          Except to the extent otherwise required by applicable Law, RS&T shall, effective as of the Closing Date, assume all Liabilities for all accrued but unused vacation benefits of the Transferred Employees (the “Assumed Vacation Liabilities”), which, for each Transferred Employee, shall be set forth in Schedule 6.09(c) and provided to RS&T within thirty (30) days following the Closing Date. As of the Closing, UCC and its Affiliates, as applicable, shall be relieved of all Assumed Vacation Liabilities. RS&T shall permit each Transferred Employee, during the balance of the calendar year in which the Closing occurs, to take vacation days in respect of the amount of unused vacation assumed by RS&T with respect to each Transferred Employee. For the calendar year following the year in which the Closing occurs and each year thereafter, the Transferred Employees shall receive vacation benefits under the terms of the vacation benefit policies of RS&T applicable to similarly situated employees of RS&T, in each case after giving credit for each Transferred Employee’s service with UCC or its Affiliate, as applicable.

(d)          Except as otherwise expressly provided to the contrary in this Section 6.09(d), UCC or its designated Affiliate shall retain all Liabilities and obligations in respect of benefits accrued as of the Closing Date by Transferred Employees under the UCC Benefit Plans, and neither RS&T nor any of its Affiliates shall have any Liability with respect thereto. UCC and/or its designated Affiliates will retain all assets and liabilities related to the UCC Benefit Plans except as provided in this Section 6.09(d). RS&T shall be responsible for all Liabilities and obligations in respect of benefits accrued on and after the Closing Date by Transferred Employees under the RS&T Benefit Plans, and neither UCC nor any of its Affiliates shall have any Liability with respect thereto.

EXECUTION VERSION

(e)          Except as otherwise expressly provided to the contrary in this Section 6.09(e), UCC and its Affiliates shall retain, bear and discharge all Liabilities for claims of Transferred Employees incurred prior to the Closing Date under the UCC Benefit Plans, and RS&T and its Affiliates shall bear and discharge all Liabilities for claims of Transferred Employees incurred on and after the Closing Date under the RS&T Benefit Plans. For purposes of this Section 6.09(e), except as otherwise provided under an applicable benefit plan, a claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance and sickness/accident/disability programs) or on the date that treatment or services are provided (for purposes of health care programs).

(f)          Effective as of 12:01 a.m. Eastern Time on the Closing Date, and for the twenty-four (24) month period following the Closing Date, RS&T and its Affiliates shall provide the Transferred Employees with employee benefits under the RS&T Benefit Plans that are substantially comparable, when taken as a whole, to those to which such Transferred Employee was entitled prior to the Closing. RS&T agrees that Transferred Employees shall be eligible immediately to commence participation in the RS&T Benefit Plans without regard to any eligibility period, waiting period, elimination period, evidence of insurability requirements or pre-existing condition limitations. RS&T further agrees that the Transferred Employees shall be eligible to participate in any future benefit plans adopted or maintained by RS&T or its Affiliates in which other employees of RS&T or its Affiliates are eligible to participate. RS&T and its Affiliates will recognize all service of the Transferred Employees with UCC or any of its Affiliates and with any predecessor employer (to the extent such predecessor employer service was taken into account under the applicable UCC Benefit Plans) for all purposes (including for purposes of vesting, eligibility to participate and receive benefits, benefit forms, premium subsidies or credits, early retirement and waiver of any reduction factors, and benefit calculations and accruals) under those existing, newly established and future RS&T Benefit Plans (including plans providing for retiree medical benefits and other retiree benefits) in which the Transferred Employees are eligible to participate or are enrolled by RS&T or its Affiliates at any time on or after the Closing Date; provided, however, that notwithstanding the foregoing, RS&T shall not be required to recognize such service for purposes of benefit accruals under the defined benefit pension plans of RS&T and its Affiliates covering the Transferred Employees. With respect to the Transferred Employees, RS&T and its Affiliates further agree to waive deductible, co-payment and out-of-pocket requirements under the RS&T Benefit Plans that provide group health benefits and otherwise to give credit under the applicable RS&T Benefit Plans for amounts paid under a corresponding UCC Benefit Plan that provides group health benefits, as though such amounts had been paid in accordance with the terms and conditions of the applicable RS&T Benefit Plans; provided, and only to the extent that, each Transferred Employee (and his or her dependents and beneficiaries, as applicable) provides appropriate written consent for disclosure to RS&T or RS&T Benefit Plans upon their request of any information reasonably necessary for RS&T and the applicable RS&T Benefit Plans to implement such waiver and credit. RS&T further agrees to cause any group term life insurance plan maintained by RS&T or its Affiliates to waive any medical certification for such Transferred Employee up to the amount of coverage the Transferred Employee had under the applicable life insurance plan of UCC or its Affiliates (but subject to any limits on the maximum amount of coverage under the life insurance plans of RS&T and its Affiliates). RS&T and its Affiliates shall take all steps necessary to cause all RS&T Benefit Plans to fulfill the obligations agreed to by RS&T under this Section 6.09(f).

EXECUTION VERSION

(i)          As soon as practicable after the Closing Date, and to the extent permitted by applicable Law, RS&T shall, for Transferred Employees, establish or designate one or more RS&T Benefit Plans that are defined contribution plans for the benefit of the Transferred Employees (the “RS&T Savings Plan”), and take all necessary action to cause the RS&T Savings Plan to be tax-qualified under the applicable provisions of the Code (to the extent the RS&T Savings Plan is not so tax-qualified), and make any and all filings and submissions to the appropriate Governmental Entities required to be made by it with respect to the establishment or designation of such RS&T Savings Plan. RS&T shall take all actions necessary to allow the Transferred Employees to make eligible rollover contributions to the RS&T Savings Plan of their account balances under the savings plans of UCC and its Affiliates as soon as practicable following the Closing.

(ii)         As of the Closing Date, the Transferred Employees shall no longer be active participants in Union Carbide Employees’ Pension Plan, and all Transferred Employees who are vested shall have the same benefit options as normal terminees under such plan. No pension plan assets or liabilities will be transferred to RS&T or its Affiliates; rather, all such assets and liabilities shall be retained by Union Carbide Employees’ Pension Plan, as the case may be.

(g)          Nothing contained in this Agreement shall confer upon any Transferred Employee any right to continued employment with RS&T or its Affiliates, nor shall anything herein interfere with the right of RS&T or its Affiliates to relocate or terminate the employment of any of the Transferred Employees at any time after the Closing Date. RS&T shall bear the cost and expense of the termination of the employment of any Transferred Employee on and after the Closing Date. RS&T and its Affiliates shall, for each Transferred Employee who, within twenty-four (24) months following the Closing Date, (i) is involuntarily terminated by RS&T or any of its Affiliates without Good Cause, (ii) has his or her compensation or benefits reduced other than a reduction by reason of a circumstance that constitutes Good Cause, and such Transferred Employee elects to terminate his or her employment with RS&T or its Affiliates, (iii) has a diminution in his or her position, title, job responsibilities or level of authority, or (iv) elects to terminate his or her employment with RS&T or its Affiliates following a requirement that such Transferred Employee take an alternative position that requires a Geographic Relocation (or otherwise requires such Transferred Employee to undergo a Geographic Relocation), provide severance and other separation benefits to each such Transferred Employee that are at least equal to the greater of (A) the severance and other separation benefits such Transferred Employee would have received under the terms of the applicable severance plan, in place immediately prior to the Closing, of UCC or its Affiliates and (B) the severance and other separation benefits such Transferred Employee would receive under the terms of the applicable severance plan of RS&T or its Affiliates in place as of the time of such termination. RS&T shall bear all Liability for any claims of any Transferred Employee arising out of the employment or termination of such Transferred Employee by RS&T.

(h)          Except as otherwise provided under an applicable workers’ compensation insurance policy or fund or as otherwise determined by an applicable Governmental Entity, with respect to workers’ compensation, UCC and its Affiliates shall be responsible for all workers’ compensation claims by any Employee arising out of any injuries and diseases incurred, sustained or resulting from work-related exposures or conditions prior to the Closing Date (regardless of whether the claim related thereto is filed after the Closing). RS&T shall be responsible for all workers’ compensation claims by any of the Transferred Employees arising out of any injuries and diseases incurred, sustained or resulting from work-related exposures or conditions on or after the Closing, including any compensable acceleration or aggravation occurring on or after the Closing Date, of any pre-Closing illness or injuries.

EXECUTION VERSION

ARTICLE VII – CLOSING

7.01         Conduct Prior to Closing.

(a)          UCC shall provide customary maintenance for the Acquired Assets and shall not sell any of the Acquired Assets to any other parties except in the ordinary course of business. UCC will provide RS&T with notice of any sale of an Acquired Asset in the ordinary course of business, other than Inventory, within fifteen (15) days following such sale.

(b)          Each Party shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable.

(c)          No Party shall intentionally perform any act which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any Party hereto or which would result in any representation or warranty herein contained of such Party being untrue in any material respect as if originally made on or as of the Closing Date, other than changes arising in the ordinary course of business.

7.02       Conditions to UCC’s Obligations. The obligation of UCC to consummate the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non fulfillment of any of which this Agreement may, at UCC’s option, be terminated pursuant to and with the effect set forth in Article IX:

(a)          The representations and warranties made by RS&T shall be true and correct in all material respects as if originally made on and as of the Closing Date.

(b)          All material obligations of RS&T to be performed hereunder through, and including on, the Closing Date (including all obligations which RS&T would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been fully performed.

(c)          No lawsuit, proceeding or investigation shall have been commenced by any Governmental Entity on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated hereby.

7.03         Conditions to RS&T’s Obligations. The obligation of RS&T to consummate the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non fulfillment of any of which this Agreement may, at RS&T’s option, be terminated pursuant to and with the effect set forth in Article IX:

(a)          The representations and warranties made by UCC shall be true and correct in all material respects as if originally made on and as of the Closing Date.

(b)          All material obligations of UCC to be performed hereunder through, and including on, the Closing Date (including all obligations which UCC would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been fully performed.

EXECUTION VERSION

(c)          No lawsuit, proceeding or investigation shall have been commenced by any Governmental Entity on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated hereby.

7.04       Closing. The Closing shall take place on or before November 1, 2016 but no later than two (2) Business Days after the date on which all of the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived, or on such other date or at such other time or place, as shall be mutually agreed upon by the Parties. The Closing will occur by the exchange of documents and instruments by mail, courier, PDF, telecopy and wire transfer to the extent mutually acceptable to the Parties.

7.05       UCC Closing Deliveries. At the Closing, UCC shall deliver, or cause to be delivered, to RS&T each of the following:

(a)          the Bill of Sale, substantially in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

(b)          the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B1 (the “Assumed Contracts Assignment and Assumption Agreement”), regarding the Assumed Contracts, duly executed by The Dow Chemical Company;

(c)          the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B2 (the “Assumed Liabilities Assignment and Assumption Agreement”), regarding the Assumed Liabilities, duly executed by Seller;

(d)          document evidencing assignment of the Assumed Contracts (and approval of the other party to the Assumed Contracts);

(e)          the Ground Lease, substantially in the form attached hereto as Exhibit C (the “Ground Lease”), duly executed by Seller;

(f)          the Site Services Agreement, substantially in the form attached hereto as Exhibit D (the “Site Services Agreement”), duly executed by Seller; and

(g)          the Ethylene Glycol Off-Grade Supply Agreement, substantially in the form attached hereto as Exhibit E (the “Supply Agreement”), duly executed by Seller or its applicable Affiliate.

7.06         RS&T Closing Deliveries. At the Closing, RS&T shall deliver, or cause to be delivered, to UCC each of the following:

(a)          the Bill of Sale, duly executed by RS&T;

(b)          the Assumed Contracts Assignment and Assumption Agreement, duly executed by RS&T;

(c)          the Assumed Liabilities Assignment and Assumption Agreement, duly executed by RS&T;

(d)          the Ground Lease, duly executed by RS&T;

EXECUTION VERSION

(e)          the Site Services Agreement, duly executed by RS&T;

(f)          the Supply Agreement, duly executed by RS&T;, and

(g)          the Consideration Balance.

ARTICLE VIII – INDEMNIFICATION, LIMITATION OF LIABILITIES, DISPUTE RESOLUTION

8.01       Survival. The representations and warranties contained herein shall survive the Closing for a period of six (6) months after the Closing, except that the Title and Authorization Warranties shall survive the Closing indefinitely. Neither UCC nor RS&T shall have any liability with respect to claims first asserted in connection with any representation or warranty after the applicable survival period specified therefor in this Section 8.01. The covenants and agreements contained in this Agreement shall remain in full force and effect in accordance with their terms (or, if no survival period is specified, indefinitely).

8.02       Indemnification by UCC. From and after the Closing, subject to the provisions of this Article VIII (including the limitations set forth in Section 8.04), UCC shall (or shall cause its relevant Affiliates to) indemnify RS&T against, be liable to RS&T for and hold RS&T harmless from, any and all Losses incurred or suffered by RS&T to the extent arising out of any of the following:

(a)          any breach of or inaccuracy in any representation or warranty made by UCC in this Agreement;

(b)          any breach of or failure by UCC to perform any covenant or obligation of UCC contained in this Agreement; or

(c)          any Retained Obligation; provided, however, that in no event shall UCC be liable for or indemnify RS&T for any such Losses related to any Retained Obligation to the extent the same is caused or increased as a result of RS&T’s gross negligence, fraud or willful misconduct.

8.03         Indemnification by RS&T. From and after the Closing, subject to the provisions of this Article VIII (including the limitations set forth in Section 8.04), RS&T shall indemnify UCC and its Affiliates (each, a “UCC Indemnified Party”) against, be liable to the UCC Indemnified Parties for and hold each UCC Indemnified Party harmless from, any and all Losses incurred or suffered by each UCC Indemnified Party to the extent arising out of any of the following:

(a)          any breach of or inaccuracy in any representation or warranty made by RS&T in this Agreement;

(b)          any breach of or failure by RS&T to perform any covenant or obligation of RS&T contained in this Agreement;

(c)          any Assumed Liability; provided, however, that in no event shall RS&T be liable for or indemnify any UCC Indemnified Party for any such Losses to the extent the same is caused or increased as a result of UCC’s gross negligence, fraud or willful misconduct; or

(d)          the ownership or operation of any Acquired Asset from and after the Closing.

EXECUTION VERSION

8.04       Limitations on Liability. Notwithstanding anything to the contrary in this Agreement or any right or remedy available under any Law:

(a)          An indemnified party shall have the right to payment by the indemnifying party under this Article VIII if and only if, and only to the extent that, such indemnified party shall have incurred, (i) as to any particular claim, an indemnifiable Loss in excess of TEN THOUSAND DOLLARS ($10,000) and (ii) as to all claims under this Article VIII, indemnifiable Losses in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000) (the “Claims Threshold”) (in determining whether the Claims Threshold has been satisfied, only Losses exceeding the per claim threshold set forth in the foregoing clause (i) shall be included), in which case the indemnified party shall have a right to payment only to the extent of such excess. For the avoidance of doubt, RS&T shall not be entitled to aggregate for any purpose of this Section 8.04(a) any of the Losses for which UCC has no liability under this Agreement.

(b)          No indemnifying party shall have any liability under or otherwise in connection with this Agreement or the transactions contemplated hereby in excess of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) in the aggregate.

(c)          IN NO EVENT SHALL EITHER PARTY HERETO OR ANY OF ITS APPLICABLE AFFILIATES HAVE ANY LIABILITY UNDER THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, SPECULATIVE, INDIRECT, REMOTE OR CONSEQUENTIAL DAMAGES, DAMAGES FOR LOST PROFITS OR DAMAGES BASED UPON A MULTIPLE OF EARNINGS.

(d)          From and after the Closing, the sole and exclusive liability and responsibility of the Parties hereto (and their respective applicable Affiliates) under or in connection with the Acquired Assets, this Agreement and the transactions contemplated by this Agreement (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason other than fraud), and the sole and exclusive remedy of such Persons with respect to any of the foregoing, shall be as set forth in this Article VIII and in Article V. For the avoidance of doubt, nothing in this Section 8.04 shall constitute a release or waiver of any claims or rights of any party under any Related Agreement.

(e)          Notwithstanding anything to the contrary herein, (i) the limitations on liability set forth above shall not apply for any claim in favor of an indemnified Person relating to fraud, gross negligence or willful misconduct, and (ii) with respect to any obligation of UCC pursuant to this Agreement to cause or otherwise bring about any action by any of its Affiliates in the event that such action is not taken by the applicable Affiliate, RS&T shall not have any cause of action against such Affiliate of UCC other than as specifically provided in this Agreement.

8.05         Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim (as defined below), but in any event no later than fifteen (15) Business Days after first becoming aware of such claim, the indemnified Person shall give written notice to the indemnifying person of such claim in accordance herewith (a “Claim Notice”); provided, however, that the failure of the indemnified Person to give such notice shall not relieve the indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the indemnifying Person shall have been prejudiced thereby. The Claim Notice shall set forth in reasonable detail (a) the facts and circumstances giving rise to such claim for indemnification, including all relevant supporting documentation, (b) the nature of the Losses suffered or incurred or expected to be suffered or incurred, (c) a reference to the provisions of this Agreement in respect of which such Losses have been suffered or incurred or are expected to be suffered or incurred, (d) the amount of Losses actually suffered or incurred and, to the extent the Losses have not yet been suffered or incurred, a good faith estimate of the amount of Losses that could be expected to be suffered or incurred and (e) such other information as may be necessary for the indemnifying Person to determine that the limitations in this Article VIII (including the limitations set forth in Section 8.04) have been satisfied or do not apply.

EXECUTION VERSION

8.06       Notice of Third Party Claims; Assumption of Defense. The indemnified Person shall give a Claim Notice (in the form contemplated by Section 8.05) as promptly as is reasonably practicable, but in any event no later than fifteen (15) Business Days after receiving notice thereof, to the indemnifying Person of the assertion of any claims, or the commencement of any Action, by any Person not a Party hereto in respect of which indemnity may be sought under this Agreement (a “Third Party Claim”); provided, however, that the failure of the indemnified Person to give such notice shall not relieve the indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the indemnifying Person shall have been prejudiced thereby. The indemnifying Person may, at its own expense, (a) participate in the defense of any Third Party Claim and (b) upon written notice to the indemnified Person, at any time during the course of any Third Party Claim, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to clause (a) in the proviso in Section 8.07, to settle or compromise any Third Party Claim. If the indemnifying Person assumes such defense, the indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Person. Whether or not the indemnifying Person chooses to defend or prosecute any such Third Party Claim, all of the Parties hereto shall cooperate in the defense or prosecution thereof.

8.07       Settlement or Compromise. Any settlement or compromise made or caused to be made by the indemnified Person (unless the indemnifying Person has the exclusive right to settle or compromise under clause (b) of Section 8.06) or the indemnifying Person, as the case may be, of any such Third Party Claim shall also be binding upon the indemnifying Person or the indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that (a) no obligation, restriction or Loss shall be imposed on the indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and (b) the indemnified Person shall not compromise or settle any Third Party Claim without the prior written consent of the indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed.

8.08       Time Limits. Any right to indemnification or other recovery under this Article VIII shall apply only to Losses with respect to which the indemnified Person shall have notified the indemnifying Person in writing within the applicable time period set forth in Section 8.01 and in accordance with Section 8.05 or 8.06, as applicable. If any claim for indemnification or other recovery is timely asserted under this Article VIII, the indemnified Person shall have the right to bring an Action with respect to such claim within six (6) months after first giving the indemnifying Person notice thereof, but may not bring any such Action thereafter.

8.09         Mitigation; Net Losses.

(a)          In the event of any claim, liability or Loss that may give rise to an indemnification obligation hereunder, the indemnified Person shall take, and cause its Affiliates (as applicable) to take, all reasonable measures to mitigate the consequences of such claim, liability or Loss.

EXECUTION VERSION

(b)          Notwithstanding anything to the contrary in this Agreement, the amount of any Losses incurred or suffered by any indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received from unaffiliated third parties by the indemnified Person (or any of its Affiliates, as applicable) with respect to such Losses and (ii) any recoveries obtained by the indemnified Person (or any of its Affiliates, as applicable) from any other unaffiliated third party. Each indemnified Person shall use commercially reasonable efforts to obtain such proceeds, benefits and recoveries, including seeking full recovery under all insurance policies issued by unaffiliated third parties covering any Loss, to the same extent as it would if such Loss were not subject to indemnification hereunder. If any such proceeds, benefits or recoveries are received by an indemnified Person (or any of its Affiliates, as applicable) with respect to any Losses after the indemnifying Person has made a payment to the indemnified Person with respect thereto, the indemnified Person (or such Affiliate, as applicable) shall promptly pay to the indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the indemnifying Person’s payment).

8.10       Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 8.02 or 8.03 shall be treated by RS&T and UCC as an adjustment to the Consideration.

ARTICLE IX – TERMINATION

9.01       Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 10.07:

(a)          by the mutual written consent of RS&T and UCC;

(b)          by either Party if the Closing shall not have occurred at or before 11:59 p.m. on November 1, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement, including its obligations under Article VII, has been the cause of or resulted in the failure of the Closing to occur on or prior to the Termination Date;

(c)          By UCC if any condition set forth in Section 7.02 is or becomes incapable of being satisfied prior to the Termination Date (other than through the failure of UCC to comply with its obligations under this Agreement) and UCC has not waived such condition; or

(d)          By RS&T if any condition set forth in Section 7.03 is or becomes incapable of being satisfied prior to the Termination Date (other than through the failure of RS&T to comply with its obligations under this Agreement) and RS&T has not waived such condition.

9.02         Certain Effects of Termination. In the event of the termination of this Agreement by either Party as provided in Section 9.01:

(a)          each Party, if so requested by the other Party, will return promptly every document furnished to it by the other Party (or any Affiliate of such other Party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made;

(b)          the Confidentiality Agreement shall remain in effect; and

EXECUTION VERSION

(c)          for any reason other than pursuant to Section 9.01(a), 9.01(b) or 9.01(d) unless termination under Section 9.01(b) is caused by the fault of RS&T, RS&T will pay UCC a breakup fee in an amount equal to TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), such payment to be made in immediately available funds within five (5) Business Days following the termination of this Agreement. In all other cases, a termination of this Agreement shall not result in liability to any Party.

This Section 9.02 shall survive any termination of this Agreement.

ARTICLE X – MISCELLANEOUS

10.01    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

10.02    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns and, to the extent provided herein, their respective Affiliates, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.03    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.04    Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that UCC may assign all or a portion of this Agreement, without such prior written approval of RS&T, in connection with (i) a sale by UCC of all or substantially all of the Acquired Assets or (ii) the transfer of all or substantially all of the Acquired Assets through a sale or transfer of stock or assets, a merger or reverse merger, or other operation of law (whether through one or a series of related transactions, and including any such transaction in which UCC retains a direct or indirect ownership interest).

10.05    Counterparts. This Agreement may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.06    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.07    Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service or (b) on the date of transmission if sent by electronic mail (read receipt requested, with confirmation not to be unreasonably withheld or delayed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

EXECUTION VERSION

if to UCC:

Union Carbide Corporation

c/o The Dow Chemical Company

1254 Enclave Parkway

Houston, TX 77077

Attn: Hugo Gonzalez, Global Commercial Director EO/EG

Email address: HLGonzalez@dow.com

with a copy to:

The Dow Chemical Company

2030 Dow Center

Midland, MI 48674

Attn: Commercial Lawyer – Industrial Solutions

Email address: ALaughlin@dow.com

if to RS&T:

Recovery Solutions & Technologies, Inc.

4802 Ray Road

Suites 23-30

Phoenix, AZ 85044

Attn: Richard S. Geib, Chief Executive Officer

Email address: rsgeib@recoveryst.com

10.08    Bulk Sales. Each Party hereby waives compliance with the provisions of the Laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transfer of the Acquired Assets.

10.09     Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of New York, without regard for the principles of conflicts of laws of the State of New York or any other state.

10.10    Dispute Resolution. Except as provided in this Agreement, Schedule A shall apply to the resolution of any Disputes as defined therein. Each of the Parties hereby (a) agrees that service of process will be validly effected by sending notice in accordance with Section 10.07, and (b) to the fullest extent permitted by law, irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any Action, any claim to sovereign or any other immunity in regard to any proceedings to enforce an arbitration award rendered by a tribunal constituted pursuant to Schedule A, including immunity from suit, immunity from service of process, immunity from jurisdiction of any court, and immunity of its property and revenues from execution or from attachment or sequestration before or after judgment.

10.11    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by RS&T and UCC. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

EXECUTION VERSION

10.12    Priority of Agreements and Conflict. In the event of a conflict between the terms of this Agreement and the terms of any Related Agreement, the terms of this Agreement shall control.

10.13    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified, so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

UNION CARBIDE CORPORATION		RECOVERY SOLUTIONS &
TECHNOLOGIES, INC.

By:	/s/ Richard A Wells	By:	/s/ R.S. Geib
Name:	Richard A Wells	Name:	R.S. GEIB
Title:	RNS & CEO	Title:	CEO

EXECUTION VERSION

Schedule 2.01(a)

Personal Property

EXECUTION VERSION

EXECUTION VERSION

EXECUTION VERSION

EXECUTION VERSION

Schedule 2.01(b)

Business Records

The Business Records described in Section 2.01(b) of the Agreement are comprised of the following types of data, in each case to the extent constituting Business Records and stored by UCC (or, as applicable, its Affiliates) in electronic form:

1.	Master data contained in UCC’s ERP system consisting of the following data types:
a.	Customers
b.	Vendors
c.	Materials
d.	Bills of material
e.	Routings
f.	Work centers
g.	Equipment*
h.	Product specifications
i.	Product price lists and sales records
j.	General ledger accounts and cost elements
k.	Cost center listings
l.	Business structures

2.	Open transactional data contained in UCC’s ERP system consisting of the following data types:
a.	Open customer orders
b.	Inventory (at the batch level)
c.	Inventory (at material/plant level)
d.	Maintenance work orders*

3.	Historical transactional data contained in UCC’s ERP system consisting of the following data types for the Historical Data Period:
a.	Customer orders
b.	Certificates of analysis for the products (in .PDF format)
c.	Maintenance work orders

4.	Summarized historical transactional data contained in UCC’s ERP system consisting of the following data types for the Historical Data Period:
a.	Customer order volume
b.	Maintenance history (by item of equipment)

5.	Unstructured file share data contained in UCC’s information technology infrastructure consisting of e-mail, Microsoft Office documents, and business file shares of Transferred Employees.

The Business Records described in this Schedule 2.01(b) will be made available to RS&T in a flat file format determined by UCC and at a time or times mutually agreed by the parties. For avoidance of doubt, certain Business Records described in this Schedule 2.01(b) may be delivered to RS&T following the Closing, but within a reasonable time following the Closing.

For purposes of this Schedule 2.01(b), the term “Historical Data Period” means the period commencing January 1, 2015 and ending at the Closing, with the exception that items marked with an asterisk (*) are considered to be for the period for which data is available.

EXECUTION VERSION

Schedule 2.01(d)

Assumed Contracts

1.	Toll Agreement dated as of July 1, 2004, between The Dow Chemical Company and MEGlobal Americas Inc., as amended.

EXECUTION VERSION

Schedule 2.03

Excluded Assets

1.	Excluded Pipes and Lines. All pipes, pipe racks, utility lines and similar objects that go over, under or through the Real Property and that are not used exclusively in the operation of the GRU as conducted at the Site;

2.	Flow Detectors. Until RS&T has obtained all necessary permits from the appropriate Governmental Entities, all flow detectors used in connection with the GRU as conducted at the Site;

3.	Radios. All radios used in connection with the GRU as conducted at the Site and all permits related thereto;

4.	Cash. All cash and cash equivalents, including checks, money orders, securities (whether or not marketable), short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts of UCC and its Affiliates on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of UCC and its Affiliates, together with all accrued but unpaid interest thereon;

5.	Receivables and Claims. Except to the extent expressly included on the Purchased Assets Exhibit, all accounts and notes receivable of any kind, causes of action, lawsuits, judgments, claims and demands of any nature and all other claims or rights against third parties (other than rights, claims (including warranty claims), causes of action, counterclaims, defenses or rights to set-off against third parties to the extent relating to the Acquired Assets), and all proceeds of any of the foregoing;

6.	Dow Names and Other Intellectual Property. All right, title and interest in or to the Dow Names (and all goodwill associated therewith) and any other Intellectual Property or other intangible property or right not exclusively used in the operation of the GRU as conducted at the Site;

7.	Tax Refunds; Tax Returns. All claims for and rights to receive refunds, rebates or similar payments of Taxes relating to any taxable period or portion thereof ending on or prior to the Closing Date and all Tax Returns and all notes, worksheets, files or documents relating thereto;

8.	Corporate Records. All minute books and corporate records of UCC or any of its Affiliates;

9.	Sale Documents. All books, records and other documents prepared or received in connection with the proposed sale of the Acquired Assets, including offers received from prospective purchasers, engagement letters with outside advisors and representatives, non-disclosure agreements with prospective bidders, and the right, title and interest of UCC and its Affiliates under this Agreement and any of the Related Agreements;

10.	Disposed Assets. All assets sold or otherwise disposed of, and rights expiring or terminated, in the ordinary course of business during the period from the date of this Agreement until the Closing Date;

11.	Insurance. Any insurance policies or insurance coverage and all rights of any nature with respect thereto (including all insurance recoveries thereunder and rights to assert claims with respect thereto);

12.	Inventory. All Inventory that is not included in the definition of Acquired Assets (meaning all Inventory as existing immediately prior to the Closing);

EXECUTION VERSION

13.	Personnel. All personnel, compensation, performance, training, medical and benefits and labor relations records relating to employees or past employees of UCC or any of its Affiliates other than records of Transferred Employees to the extent required for RS&T to perform its obligations set forth in Section 6.09; and

14.	Other Assets. All other assets (real or personal, tangible or intangible, including software, firmware, programs and source codes) and Contracts of UCC and its Affiliates that are not included in the definition of Acquired Assets.

EXECUTION VERSION

Schedule 6.09(a)

Employees

Name	Job Title	Years of Service
Miller, Dana A	Technologist, M&E	5.07
Zavora, Daniel	Technologist, M&E	5.07
Layton II, Dennis R	Technologist, M&E	4.34
Racer, Jeffrey T	Activity Coord Tech Leader, M&E	5.07
Van Clief, Robert L	Technician III, M&E	1.93

EXECUTION VERSION

Schedule 6.09(c)

Assumed Vacation Liabilities

To be provided to RS&T within thirty (30) days following the Closing Date.

EXECUTION VERSION

Schedule A

DISPUTE RESOLUTION

SECTION 1    Dispute Resolution

SECTION 1.01 General. The dispute resolution provisions set forth in this Schedule A shall apply to any dispute, controversy or claim between the parties hereto arising out of or in connection with this Agreement but not the Ground Lease, the Site Services Agreement or the Supply Agreement, including any question regarding this Agreement’s existence, validity, or termination, and any claim in tort, in equity or pursuant to any statute (“Dispute”).

SECTION 1.02 Dispute Notice. Both parties will use reasonable efforts to resolve all Disputes at the site or working level, with the involvement of party employees involved in the day to day operation at issue in the Dispute, including local leadership for both parties. If these local efforts fail, the party alleging a Dispute must give written notice to the other party identifying the Dispute and invoking the Escalation Process set forth in Section 1.03 of this Schedule A (“Dispute Notice”). The Dispute Notice must be detailed enough to give the receiving party adequate information regarding: the substance of the Dispute; the dollar amount at issue; key areas of disagreement; and any applicable time sensitivities associated with resolving the Dispute.

SECTION 1.03 The Escalation Process. Upon receipt of the Dispute Notice, senior representatives of the parties will use all reasonable efforts to settle the Dispute by negotiating in good faith (“ Escalation Process”). The Escalation Process will require two (2) senior leaders from each party, a subject matter expert from each party with knowledge of the issues identified in the Dispute Notice, and, in the event legal expertise is required, an attorney for each party. For UCC, the senior leader will be either a Business President or a Business Director (or an employee of similar authority should those titles change). For RS&T, the senior leader will be at a similar level in its organization. The Escalation Process discussion can be either face to face or over the telephone at the discretion of the parties. The parties will use all reasonable efforts to schedule the Escalation Process meeting within fifteen (15) days of the date the Dispute Notice is received, and the parties may modify the composition of the Escalation Process negotiating teams as mutually agreed, and in any manner that facilitates resolution of the Dispute.

SECTION 1.04 Options if the Escalation Process Fails. If the Dispute has not been resolved by the Escalation Process (for any reason) within thirty (30) days of the receipt of the Dispute Notice, or such further period as the parties shall agree in writing, either party has the right to submit the Dispute to arbitration in accordance with Section 2 of this Schedule A (“Arbitration”). However, and upon mutual written agreement, the parties also have the option of declaring the Dispute to be a Technical Dispute as defined in Section 1.05 of this Schedule A.

SECTION 1.05 Technical Dispute. For the purposes of this Schedule A, a “Technical Dispute” is defined as any Dispute which the parties agree is best resolved by referring the Dispute to an independent fact finder with expertise in the subject matter of the Dispute (“Expert”). All Technical Disputes shall be resolved by alternative dispute resolution as follows:

(a)          Either party shall be entitled to provide written notice to the other party that such party is initiating Technical Dispute resolution in accordance with this Section 1.05, such notice to describe in reasonable detail the nature and specifics of the Technical Dispute. The matter to be arbitrated shall be submitted to an independent Expert for resolution pursuant to this Section 1.05. An independent Expert shall be an Expert who has not rendered any services to either party within the previous five (5) year time period.

EXECUTION VERSION

(b)          In the event UCC and RS&T are unable to agree on an independent Expert, UCC, on the one hand, and RS&T, on the other hand, will each appoint one independent Expert and the two independent Experts so appointed will appoint a third independent Expert and the three independent Experts so appointed will resolve such matter by majority decision. UCC and RS&T shall each present to the independent Expert(s), with a simultaneous copy to the other party, a single written statement of its position on the Technical Dispute in question, together with a copy of this Agreement and any supporting material that such party desires to furnish, not later than the tenth (10th) Business Day after appointment of the independent Expert(s) .. In making their determination, the independent Expert(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. By the ninetieth (90th) day following the submission of the matter to the independent Expert(s), applying the principles set forth in this Section 1 .05(b), the independent Expert(s) shall make a determination of the matter submitted. The decision of the independent Expert(s) shall be in writing and, subject to the provisions of Section 1.06 hereof, shall be conclusive and binding on UCC and RS&T and shall be enforceable against the parties in any court of competent jurisdiction. The independent Expert(s) shall apportion the costs and expenses of the Technical Dispute resolution process (including the costs of each independent Expert and attorneys’ fees of the successful party) on the basis of the principle that the unsuccessful party shall pay the reasonable and properly documented costs and expenses of the successful party.

SECTION 1.06 Appealable Claims. The Expert’s authority is limited to resolving or determining the submitted Technical Dispute. The determination of the Expert will be binding on the parties with no right of appeal unless it has a net value in excess of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) (“Appealable Claim”). Any Expert Determination that qualifies as an Appealable Claim can be reviewed in Arbitration under the terms of Section 2 of this Schedule A, except that an Expert Determination can be overturned only upon a finding of clearly erroneous and material determinations of fact or serious and material errors in the choice or application of the Expert’s methodology. An Expert Determination in an Appealable Claim shall be binding on the parties unless and until an arbitration award pursuant to this Section 1.06 modifies or annuls the determination. Each party agrees and confirms that there is no right of appeal in a court of law with respect to a Technical Dispute (whether appealing the Expert Determination or the Arbitration award associated with an Appealable Claim).

SECTION 1.07 Interim Relief. Nothing in this Schedule A shall affect a party’s right to seek interim relief from a court of competent jurisdiction, pending the resolution of any Dispute, including a Technical Dispute, in accordance with the provisions of this Schedule A.

SECTION 1.08 Currency. Any monetary damages awarded in an Arbitration or determined by an Expert shall be payable in the currency in which payments under this Agreement shall be made.

SECTION 1.09 Confidentiality. Save and to the extent that disclosure may be required by law or otherwise required by a court or arbitral tribunal or to enforce or challenge an award, or as may be required pursuant to the terms of financing agreements to which a party is bound, the parties undertake to keep confidential the existence, content or results of any Arbitration or Technical Dispute hereunder, and undertake not to disseminate to any third party nor use for any purpose other than the Arbitration or Technical Dispute immediately at hand any documents or information disclosed in connection with any such Arbitration or Technical Dispute, without the prior written consent of all the parties concerned.

EXECUTION VERSION

SECTION 2     Arbitration

SECTION 2.01 General Terms. Any Dispute not resolved by the Escalation Process and, in the event of a Technical Dispute, any Appealable Claim subject to the terms of Section 1.06 of this Schedule A, shall be finally resolved by arbitration under the JAMS Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules in effect at commencement of the arbitration (the “Rules”). The parties shall follow and be bound by all of the provisions and procedures set out in the Rules as amended herein. The arbitration tribunal (“Tribunal”) shall consist of three arbitrators appointed in the manner specified in the Rules, provided that if the party initiating the arbitration claims in its request for arbitration an amount not exceeding TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) then such limit shall be binding on the party initiating the arbitration, and the Tribunal shall consist of a sole arbitrator appointed in the manner specified in the Rules, unless the parties agree otherwise. If any counter claim exceeds TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) or if the claims and counter claims combined exceed TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) the Dispute shall be referred to a Tribunal consisting of three arbitrators. In addition to the Rules, the parties agree that the Arbitration shall be conducted in accordance with the JAM’s Recommended Discovery Protocols for Domestic, Commercial Cases. The Tribunal shall have the authority to grant any remedy or relief that it determines to be appropriate and consistent with the agreement of the parties, including specific performance or injunctive relief, and courts in the United States shall have non exclusive jurisdiction to grant relief in aid of Arbitration, including injunctive relief. The Tribunal’s award may be enforced by any court having jurisdiction over the award or the relevant party or its assets. The Tribunal shall apportion the costs and expenses of the arbitration in its award (including the attorneys’ fees of the successful party) on the basis of the principle that the unsuccessful party should pay the reasonable and properly documented costs and expenses of the successful party. The Tribunal award may be appealed in a court of law.

SECTION 2.02 Language and Location . The place and seat of any arbitration under this Schedule A shall be New York City, New York, U.S.A., unless, with respect to the hearing location, the parties mutually agree on another location. The language of the Arbitration shall be English.

EXECUTION VERSION

Exhibit A

FORM OF BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made as of [ ] (“Effective Date”), by and between Union Carbide Corporation, a New York corporation (“Seller”), and Recovery Solutions & Technologies, Inc., an Arizona corporation (“Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Asset Transfer Agreement (defined below).

WHEREAS, Seller and Purchaser are parties to that certain Amended and Restated Asset Transfer Agreement, dated as of August 23, 2016 (the “Asset Transfer Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Asset Transfer Agreement, and on the terms and subject to the conditions of this Agreement, Seller desires to sell, assign, convey, transfer and deliver the Acquired Assets, and Purchaser desires to purchase, acquire and accept from Seller all such Acquired Assets and assume, and agree to pay, perform and discharge when due, the Assumed Liabilities;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases and acquires from Seller, all of Seller’s right, title and interest in and to, the Acquired Assets effective at and as of the Closing.

This Bill of Sale is being executed and delivered pursuant and subject to the Asset Transfer Agreement. Nothing in this Bill of Sale shall, or shall be deemed to, defeat, limit, alter, impair, modify, enhance or expand any right, obligation, claim or remedy created by the Asset Transfer Agreement. In the event of any conflict or inconsistency between this Bill of Sale and the Asset Transfer Agreement, the Asset Transfer Agreement shall control. In the event Seller or Purchaser has a claim against or dispute with the other party relating to the terms or subject of this Bill of Sale, Seller and Purchaser agree that such claim or dispute will be subject to, and governed by, the provisions and procedures set forth in the Asset Transfer Agreement.

The parties acknowledge and agree that for the purposes of this Bill of Sale, Seller does not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser does not purchase or acquire from Seller, any asset to which Seller has no right, title or interest. Further, Seller shall not be deemed to sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not be deemed to purchase or acquire from Seller, any Excluded Asset.

This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Upon the reasonable request of a party hereto and at such requesting party’s expense, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the sale, assignment, transfer, conveyance and delivery of the Acquired Assets contemplated hereby and by the Asset Transfer Agreement.

This Bill of Sale shall be governed exclusively by, and construed and enforced exclusively in accordance with, the internal Laws of the State of New York, without giving effect to the principles of conflicts of law thereof to the extent such principles would require or permit the application of the laws of another jurisdiction.

EXECUTION VERSION

This Bill of Sale may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed and delivered as of the date first written above.

SELLER:

UNION CARBIDE CORPORATION

By:
Name:
Title:

PURCHASER:

RECOVERY SOLUTIONS & TECHNOLOGIES, INC.

By:
Name:
Title:

EXECUTION VERSION

Exhibit B1

FORM OF ASSUMED CONTRACTS ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of [ ] (“Effective Date”) by and between The Dow Chemical Company, a Delaware corporation (“Assignor”), and Recovery Solutions & Technologies, Inc., an Arizona corporation (“Assignee”) . All capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Asset Transfer Agreement (defined below).

WHEREAS, Union Carbide Corporation (“UCC”), a wholly owned subsidiary of Assignor, and Assignee have entered into that certain Amended and Restated Asset Transfer Agreement, dated as of August 23, 2016 (the “Asset Transfer Agreement”), pursuant to which Assignee has agreed to purchase from UCC the Acquired Assets and assume from Assignor the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in the Asset Transfer Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Assignment and Assumption. Subject to the terms and upon the conditions set forth in the Asset Transfer Agreement, Assignor hereby sells, assigns, grants, conveys and transfers to Assignee all of Assignor’s right, title and interest in and to the Assumed Contracts, and Assignee hereby accepts such assignment and assumes all of Assignor’s duties and obligations under the Assumed Contracts and agrees to pay, perform and discharge, as and when due, all of the obligations of Assignor under the Assumed Contracts accruing on and after the Effective Date.

2.          Asset Transfer Agreement. This Agreement is being executed and delivered pursuant and subject to the Asset Transfer Agreement. Nothing in this Agreement shall, or shall be deemed to, defeat, limit, alter, impair, modify, enhance or expand any right, obligation, claim or remedy created by the Asset Transfer Agreement. In the event of any conflict or inconsistency between this Agreement and the Asset Transfer Agreement, the Asset Transfer Agreement shall control. In the event either Assignor or Assignee has a claim against or dispute with the other party relating to the terms or subject of this Agreement, Assignor and Assignee agree that such claim or dispute will be subject to, and governed by, the provisions and procedures set forth in the Asset Transfer Agreement.

3.          Binding Effect; Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by a party without the prior written consent of the other party hereto and any attempt to do so will be void, except that Assignor may assign all or a portion of this Agreement to an Affiliate without the prior written consent of Assignee. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.          Governing Law. This Agreement shall be governed exclusively by, and construed and enforced exclusively in accordance with, the internal Laws of the State of New York, without giving effect to the principles of conflicts of law thereof to the extent such principles would require or permit the application of the laws of another jurisdiction.

EXECUTION VERSION

5.          Counterparts. This Agreement may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

THE DOW CHEMICAL COMPANY

By:
Name:
Title:

ASSIGNEE:

RECOVERY SOLUTIONS & TECHNOLOGIES, INC.

By:
Name:
Title:

EXECUTION VERSION

Exhibit B2

FORM OF ASSUMED LIABILITIES ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of [  ] (“ Effective Date”) by and between Union Carbide Corporation, a New York corporation (“Assignor”), and Recovery Solutions & Technologies, Inc., an Arizona corporation (“Assignee”) . All capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Asset Transfer Agreement (defined below).

WHEREAS, Assignor and Assignee have entered into that certain Amended and Restated Asset Transfer Agreement, dated as of August 23, 2016 (the “Asset Transfer Agreement”), pursuant to which Assignee has agreed to purchase from Assignor the Acquired Assets and assume from Assignor the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in the Asset Transfer Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Assignee’s Assumption. Subject to the terms and upon the conditions set forth in the Asset Transfer Agreement, Assignee hereby assumes, and agrees to pay, perform and discharge when due, the Assumed Liabilities on and after the Effective Date.

2.          Asset Transfer Agreement. This Agreement is being executed and delivered pursuant and subject to the Asset Transfer Agreement. Nothing in this Agreement shall, or shall be deemed to, defeat, limit, alter, impair, modify, enhance or expand any right, obligation, claim or remedy created by the Asset Transfer Agreement. In the event of any conflict or inconsistency between this Agreement and the Asset Transfer Agreement, the Asset Transfer Agreement shall control. In the event either Assignor or Assignee has a claim against or dispute with the other party relating to the terms or subject of this Agreement, Assignor and Assignee agree that such claim or dispute will be subject to, and governed by, the provisions and procedures set forth in the Asset Transfer Agreement.

3.          Binding Effect; Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by a party without the prior written consent of the other party hereto and any attempt to do so will be void, except that Assignor may assign all or a portion of this Agreement to an Affiliate without the prior written consent of Assignee. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.          Governing Law. This Agreement shall be governed exclusively by, and construed and enforced exclusively in accordance with, the internal Laws of the State of New York, without giving effect to the principles of conflicts of law thereof to the extent such principles would require or permit the application of the laws of another jurisdiction.

5.          Counterparts. This Agreement may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

UNION CARBIDE CORPORATION

By:
Name:
Title:

ASSIGNEE:

RECOVERY SOLUTIONS & TECHNOLOGIES, INC.

By:
Name:
Title:

EXECUTION VERSION

Exhibit C

FORM OF GROUND LEASE

See attached

DOW PROPOSED EXECUTION VERSION OCT. 31, 2016

GROUND LEASE

Institute, West Virginia, U.S.A.

between

UNION CARBIDE CORPORATION

and

RECOVERY SOLUTIONS & TECHNOLOGIES, INC.

Dated as of [ ], 2016

ARTICLE 1	INTERPRETATION	1

1.1	Rules of Interpretation; Definitions	1

1.2	Attachments	2

ARTICLE 2	LEASED PREMISES	2

2.1	Ground Lease	2

2.2	Construction Laydown Area	3

2.3	Reservations	4

2.4	Easements and Access Rights	4

2.5	Safety Requirements	8

2.6	Coordinated Responses	10

2.7	Interconnection and Distribution Services	10

2.8	Reserved	10

2.9	Permitted Encumbrances; Memorandum of Lease	10

2.10	Process Safety Reviews and Audits	11

ARTICLE 3	TERM OF LEASE	12

3.1	Term	12

3.2	Holding Over	12

ARTICLE 4	RENTAL	12

4.1	Base Rent	12

4.2	Payments of Base Rent and Additional Rent	13

4.3	Net Lease	14

4.4	Late Payments	14

ARTICLE 5	USE OF THE LEASED PREMISES	14

5.1	Use of Leased Premises	14

5.2	Utilities	15

5.3	Contractors and Subcontractors	15

ARTICLE 6	ALTERATIONS	16

6.1	Alterations	16

ARTICLE 7	ENVIRONMENTAL MATTERS	18

7.1	General Environmental, Health, Safety and Security Matters	18

7.2	Notices and Alleged Violations	18

7.3	Environmental Permits	19

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7.4	Waste Matters	19

7.5	Emissions Reporting	20

7.6	Emergency Communications or Signal Horn	20

7.7	Spill Prevention Control and Countermeasure / Spill Prevention and Control	20

7.8	Earth-Moving Activities and Environmental Testing	21

7.9	The Lessor’s Right to Inspect	22

7.10	Discovery of a Hazardous Substance and Remedial Action	22

7.11	Reserved	22

7.12	Lessee Remediation	22

7.13	Lessor Right to Perform; Lessor’s Control of Remedial Actions	22

7.14	Hazardous Substance Indemnity	23

7.15	No Agency	24

7.16	Third Party Communications	24

7.17	Single Property Designation	24

ARTICLE 8	TAXES	25

8.1	Property Taxes	25

8.2	Separate Assessment	25

8.3	Lessee Property on the Lessor’s Premises	25

8.4	Cooperation on Property Taxes	26

8.5	Tax Contests	26

8.6	Failure to Pay	26

ARTICLE 9	MAINTENANCE OF THE LEASED PREMISES	27

9.1	Maintenance	27

ARTICLE 10	CASUALTY	27

10.1	Casualty	27

ARTICLE 11	INSURANCE	28

11.1	Operating Insurance of the Lessee	28

11.2	Insurance Certificates	29

ARTICLE 12	ASSIGNMENT, SUBLETTING AND LIENS	29

12.1	Assignment or Subletting	29

12.2	Adverse Claims and the Lessee	31

12.3	Change of Control	31

ARTICLE 13	EVENTS OF DEFAULT	31

13.1	Definition	31

13.2	Termination Events	32

13.3	Remedies on Default	33

13.4	Multiple Defaults	35

13.5	Remedies Not Exclusive	35

ARTICLE 14	OWNERSHIP AND REMOVAL OF THE AO FACILITY AND IMPROVEMENTS	35

14.1	Ownership of the Facility and Lessee’s Improvements	35

14.2	Severance of Lessee’s Improvements; No Merger	35

14.3	Removal of the Facility and Lessee’s Improvements	36

14.4	Failure to Restore	36

14.5	Transfer Documentation	36

14.6	Removal of Hazardous Substances	37

ARTICLE 15	LESSOR’S ACCESS RIGHTS TO THE LEASED PREMISES	37

15.1	Lessor’s Performance of the Lessee’s Obligations	37

15.2	Quiet Enjoyment	37

15.3	The Lessor’s Right of Entry	38

ARTICLE 16	CONDEMNATION	39

16.1	Condemnation	39

ARTICLE 17	SIGNAGE	40

17.1	Signage	40

ARTICLE 18	ESTOPPEL CERTIFICATES	41

18.1	Estoppel Certificates	41

ARTICLE 19	LIMITATION OF LIABILITY	41

19.1	Indemnity	41

19.2	Waiver regarding Lessee’s Improvements	41

19.3	Limitation on Damages	42

19.4	Force Majeure	42

ARTICLE 20	INDEMNITY PROCEDURE	43

20.1	Claims	43

20.2	Notice of Third Party Claims; Assumption of Defense	43

20.3	Settlement or Compromise	44

20.4	Mitigation; Net Losses and Subrogation	44

ARTICLE 21	GENERAL	45

21.1	Expenses	45

21.2	Amendment	45

21.3	Notices	45

21.4	Confidentiality	46

21.5	Counterparts; No Third Party Beneficiaries	46

21.6	Further Action	46

21.7	Severability	46

21.8	Entire Lease	47

21.9	Governing Law	47

21.10	Exclusive Jurisdiction of Disputes; Waiver of Jury Trial	47

21.11	Public Announcements	48

21.12	Disclaimer	48

21.13	Business Records	48

21.14	Survival	48

21.15	Time of the Essence	49

21.16	No Commissions	49

21.17	Schedules	49

21.18	No Presumption	49

21.19	No Joint Venture	49

21.20	Relationship of the Parties	49

GROUND LEASE

This GROUND LEASE (this “Lease”) is made as of [   ], 2016, between UNION CARBIDE CORPORATION, as Lessor, and RECOVERY SOLUTIONS & TECHNOLOGIES, INC., as Lessee.

WITNESSETH:

Recital:

The Parties desire to enter into this Lease to set forth their respective rights and obligations in connection with the lease of the Leased Premises.

The Parties, in consideration of their mutual undertakings, hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Rules of Interpretation; Definitions

(a)       The table of contents and headings contained in this Lease are for reference purposes only and shall not affect in any way the meaning or interpretation of this Lease. When a reference is made in this Lease to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Lease unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Lease, they are deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Lease, refer to this Lease as a whole and not to any particular provision of this Lease. All terms defined in this Lease have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein. The definitions contained in this Lease are applicable to the singular as well as the plural forms of such terms. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any agreement (including this Lease), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. The use of the masculine, feminine or neuter gender of words herein shall not limit any provision of this Lease. References to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars. If there is any conflict between this Lease and any other Related Agreement, this Lease is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, this Lease shall prevail and control.

(b)       Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Asset Transfer Agreement.

(c)        The terms defined in Schedule A shall have those meanings when used in this Lease.

1.2	Attachments

All attachments hereto are by this reference incorporated into and are part of this Lease as fully as though contained in the body of this Lease; provided, that wherever any provision of any attachment to this Lease conflicts with any provision in the body of this Lease, the provisions of the body of this Lease will prevail. References to “this Lease” shall mean a reference to this Lease inclusive of all of its attachments. References in any attachment to another attachment shall mean a reference to an attachment to this Lease.

The attachments to this Lease are:

Schedule A	Definitions
Schedule B	Access Agreement
Schedule C	Easements
Schedule D	Leased Premises
Schedule E	Site Ordinances

ARTICLE 2

LEASED PREMISES

2.1	Ground Lease

The Lessor (being the record and beneficial owner of an estate in fee simple, subject to the Permitted Encumbrances) hereby leases to the Lessee the Leased Premises, to be held by the Lessee as Lessee tenant, for the term of years and at the rental set forth herein, all upon and subject to the terms and conditions set forth herein. The Lessee accepts the Leased Premises and the Lessee’s Improvements “AS IS” and “WITH ALL FAULTS” without liability of the Lessor regarding the status or condition of the Leased Premises and Lessee’s Improvements.

NONE OF THE LESSOR, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE LEASED PREMISES, ACCESS RIGHTS, EASEMENT AREAS OR LESSEE’S IMPROVEMENTS, INCLUDING WITH RESPECT TO (I) HABITABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE; (II) THE PRESENCE OR ABSENCE OF APPARENT, HIDDEN OR LATENT DEFECTS; OR (III) THE USE OF THE LEASED PREMISES BY THE LESSEE AFTER THE RECEIPT THEREOF.

2.2	Construction Laydown Area

From time to time, the Lessor in its sole discretion, may grant to the Lessee and the Lessee may agree to take from the Lessor, a non-exclusive license on certain to be defined areas outside of the Lessee’s other leased areas (“Construction Laydown Areas”). The use of these areas, subject to the reservations, terms and conditions stated in this Lease and to the Permitted Encumbrances, is for the purposes of staging fabrication, lay-down, and storage of materials and equipment relating to the construction of the Lessee’s Glycol Recovery Facility (“Construction Laydown License”). The Construction Laydown License will be granted in writing, and the agreement shall define an Effective Date and a specific termination date. On or before termination of the Construction Laydown License, the Lessee, at its sole expense, shall remove all Improvements, equipment and debris from the Construction Laydown Area placed on or by or resulting from the activities of the Lessee, its agents, representatives or contractors, and return the Construction Laydown Area to the Lessor in good order and in a clean condition. Notwithstanding anything herein to the contrary, it is understood and agreed that Lessor shall have the right from time to time to relocate, to other portions of the Site as designated by the Lessor and reasonably acceptable to the Lessee, all or any portion of the Construction Laydown Area. Such relocation shall be at the Lessor’s sole cost and expense (except to the extent the Lessee or its Affiliates is responsible for any such cost under the terms of the Site Services Agreement or any other agreement between Lessor or its Affiliates and Lessee or its Affiliates) and shall be performed in such a manner so as to not materially interfere with Lessee’s construction. With respect to any relocation, the Lessor shall provide the Lessee with written notice of such proposed relocation and the Lessor and the Lessee agree to meet with the other, at either’s request, to discuss the proposed relocation and any matters that may be appropriate to determine whether the proposed relocation can or should be modified to limit any material adverse effects on the Lessee’s construction of the Leased Premises that are likely to occur in connection with such proposed relocation. Any such relocation shall be preceded with not less than ninety (90) days prior written notice of the Lessor’s intent to so relocate such area and, upon receipt of such written notice, the Lessee and the Lessor agree to mutually cooperate in good faith in all relevant aspects to cause such relocation to be accomplished in an orderly and efficient manner and to provide a relocated area that are compatible with all of the Lessee’s then-required construction operations. Upon the completion of any such relocation, this Lease shall be amended if and as necessary to properly reflect such relocation and amend the description and license of the Construction Laydown Area applicable or necessary for the use of the relocated area(s). Any facilities that are replaced by Lessor in connection with such relocation shall be abandoned by the Lessee and the Lessee shall execute such instruments as may be reasonably required by the Lessor to effectuate the transfer of such facilities to the Lessor. Notwithstanding anything to the contrary contained in this Lease, any and all obligations of the Lessee applicable to the Construction Laydown Area contained in this Lease shall apply only to the extent the Construction Laydown License remains in effect, except as expressly stated otherwise in this Lease or except to the extent such obligations relate to periods in which the Construction Laydown License was in effect.

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2.3	Reservations

(a)       The Lessee acknowledges and agrees that the Lessor reserves rights across, under and over the Leased Premises and Construction Laydown Area for (i) purposes of exercising its rights and performing its obligations under the Site Services Agreement (including, without limitation, reading meters as contemplated in the Site Services Agreement) (or any other utility or raw material agreement with the Lessor), and (ii) the purpose of constructing, inspecting, operating, maintaining, altering, replacing or removing all pipelines, transmission lines, control cables and other equipment, telephone, sewer, water, gas, electrical or other utility lines, control cables and/or pipes, whether above-ground, underground or otherwise, owned or leased or operated by the Lessor or any of its Affiliates (collectively, “Lines and Piping”), and now or, subject to the terms of this Section 2.3(a) and of Section 2.3(b), hereafter existing under, on or above the Leased Premises or Construction Laydown Area. It is understood and agreed that the rights reserved to the Lessor in this subparagraph not only relate to existing facilities of the Lessor and its Affiliates but also to additional facilities and Lines and Piping that the Lessor or any of its Affiliates may from time to time desire to install or construct within the Leased Premises and Construction Laydown Area. Any new facilities or Lines and Piping that Lessor or its Affiliates wish to install or construct in the Construction Laydown Area, the Easement areas or Leased Premises shall not materially interfere with the construction or operation of Lessee’s Improvements on the Leased Premises either during or after construction of such new facilities or Lines and Piping. The Lessor shall provide Lessee with written notice of such proposed installation or construction and the Lessor and the Lessee agree to meet with the other, at either’s request, to discuss the proposed installation or construction and any matters that may be appropriate to determine whether the proposed installation or construction can or should be modified to limit any material adverse effects on the Facility or operations that are likely to occur in connection with such proposed installation or construction. Any such installation or construction shall be preceded with not less than ninety (90) days prior written notice of the Lessor’s intent to install or construct such facilities or Lines and Piping and, upon receipt of such written notice, the Lessee and the Lessor agree to mutually cooperate in good faith in all relevant aspects to cause such installation or construction to be accomplished in an orderly and efficient manner that is compatible with all of the Lessee’s then-required operations. The Lessor further reserves the right to enter the Leased Premises or Construction Laydown Area to post or keep any notice required or permitted by Law under this or any other agreement between the Parties at reasonable times and upon reasonable advance notice (except in the event of emergencies).

(b)       Without limiting the foregoing provisions of this Section 2.3, it is further understood and agreed that Lessor shall have the right to (i) access and use the Leased Premises and Construction Laydown Area for any additional purposes reasonably required in connection with the Lessor’s operations at the Site, and (ii) upon reasonable advance notice, grant access and use across, under and over the Leased Premises and Construction Laydown Area to third parties requesting easements or similar rights for pipeline, transmission, or other utility purposes provided that the exercise of such access and use rights by the Lessor and/or such third parties will not, in each of clause (i) and (ii) above, materially interfere with the construction or operation of the Facility.

2.4	Easements and Access Rights

(a)       The Lessor (as the record and beneficial owner) hereby grants to the Lessee for the Term the right of access to the Leased Premises contained in the Access Agreement attached as Schedule B hereto (the “Access Rights”). The Lessor shall, or, if applicable, shall cause its Affiliates to, reasonably cooperate in providing such additional access rights as are necessary or required by the Lessee in the future and which do not adversely affect the Lessor’s, or, with respect to any third party that is permitted or authorized by the Lessor to enter upon, occupy or operate on Lessor’s Premises, such Third Party’s, operation, use or enjoyment of the Lessor’s Premises taking into account the Lessor’s future plans for the Lessor’s Premises, which additional access rights shall be included within the defined term “Access Rights.” Notwithstanding anything herein to the contrary, the Access Rights granted to the Lessee hereunder shall be for the sole purpose of operating the Permitted Business and are subject to this Lease, the Access Agreement and all reasonable terms and conditions that the Lessor may from time to time establish.

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(b)       The Lessor hereby grants to the Lessee for the Term those certain non-exclusive easements of use described in the Easement Agreement attached as Schedule C hereto (the “Easements”), subject, however, to the Permitted Encumbrances. The Lessor shall reasonably cooperate in providing such additional non-exclusive easements and the beneficial use of the Lessor’s easements that are appurtenant to the Leased Premises, in each case, subject to the Permitted Encumbrances, as are necessary or required by the Lessee in the future and which do not adversely affect the Lessor’s, or, with respect to any Third Party that is permitted or authorized by the Lessor to enter upon, occupy or operate on Lessor’s Premises, such Third Party’s, operation, use or enjoyment of the Lessor’s Premises taking into account the Lessor’s future plans for the Lessor’s Premises, which additional easements shall be included within the defined term “Easements.” Notwithstanding anything herein to the contrary, the Easements granted to the Lessee hereunder shall be for the sole purpose of operating the Permitted Business and are subject to this Lease, the Easement Agreement, Permitted Encumbrances and all reasonable terms and conditions that the Lessor may from time to time establish. The Lessor agrees to maintain all Easement Areas and the Construction Laydown Area in good order and repair, suitable for the purposes contemplated in this Lease for which they are currently used, for so long as, and to the extent that, the Lessor uses such areas in connection with the Lessor’s business operations at the Lessor’s Premises.

The Lessee shall be solely responsible, at its sole cost and expense, for all maintenance, repair and replacement of Lessee’s Improvements within the areas covered by the Easements (collectively, the “Easement Areas”) or on or with respect to any of the Lessee’s Improvements located therein, within the Construction Laydown Area and of all utility lines, pipelines and other facilities serving the Facility located on the Leased Premises, the Construction Laydown Area and the Easement Areas. Notwithstanding anything to the contrary contained in this Section 2.4(b): (w) the Lessee shall contract with the Lessor or its Affiliates for performance of such maintenance, repairs and replacements or shall utilize contractors approved by the Lessor in writing in advance to do so; (x) in the event any maintenance activities required to be performed by the Lessor hereunder with respect to any particular Easement Area (and/or any facilities or improvements located on or within such Easement Areas) are not covered by the Site Services Agreement, then the costs of such activities shall be charged by the Lessor to the Lessee at the rates applicable for “Site Services” as defined in and pursuant to the Site Services Agreement and (y) the Lessee agrees that the Lessee shall not perform any maintenance or other similar or related activities (other than emergency activity as reasonably necessary to protect human health or the environment) within the Easement Areas or the Construction Laydown Area or on or with respect to any facilities or lines and piping located therein, or thereon without in each instance (other than to the extent reasonably necessary to address such an emergency situation) first consulting with the Lessor and coordinating any such work with the Lessor.

(c)       The Easement Areas not used by the Lessor in connection with the Lessor’s business operations at the Lessor’s Premises, Lessee’s Improvements and personal property owned by the Lessee and located in, on or under the lands subject to the Access Areas and the Easement Areas shall be maintained by the Lessee in accordance with the standards set forth in Article 5, Article 9, Article 10 and Article 14 hereof and in compliance with all applicable Laws and Lessor’s Safety Requirements. The Lessee shall at all times use those portions of the Lessor’s Premises over which the Access Rights or the Easements are granted or to which they are appurtenant so as to not unreasonably interfere with the Lessor’s, or, with respect to any Third Party that is permitted or authorized by the Lessor to enter upon, occupy or operate on Lessor’s Premises, such Third Party’s, operation, use and enjoyment of the Lessor’s Premises.

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(d)       The Lessor reserves an easement on, over, across and under the Leased Premises (i) to permit all existing or replacement improvements, facilities, roads, tracks, pipelines, pipe racks, wires, lines, conduits or other infrastructure (that are not part of the Facility and/or Lessee’s Improvements) now situated on, under or over the Leased Premises to remain in the location which they are situated and (ii) for reasonable ingress and egress to and from other portions of the Lessor’s Premises for the purpose of using, maintaining, repairing, improving or connecting into all such improvements, facilities, roads, tracks, pipelines, pipe racks, wires, lines, conduits or other infrastructure located upon the Leased Premises. For the avoidance of doubt, the Lessor shall be permitted to expand and/or add additional pipes, wires, lines, conduits or other infrastructure to the Lessor’s existing structures. In exercising its rights under this Section 2.4(d), the Lessor shall (A) respect the Lessee’s security and operational requirements, as well as the Lessee’s Safety Requirements and (B) proceed in a manner so as to not unreasonably interfere with the Lessee’s operation, use and enjoyment of the Leased Premises beyond that which would be reasonably expected or inferable from the joint use of infrastructure and physical plant and co-existence of the separate businesses from adjoining locations.

(e)       Any Easement(s) granted pursuant to this Section shall be further subject to the following terms and conditions:

(i)	Any Easement(s) granted will benefit and bind each Party and their permitted assigns and successors in interest as lessor and lessee under this Lease and will be granted by the Lessor at the costs described in subparagraphs (iii) and (iv) below;

(ii)	The Easement(s) granted will be non-exclusive such that the Easement Area may be built upon, developed and used by the Lessor or third parties in any manner that does not materially interfere with the Easement(s) granted or the Lessee’s use thereof or the Lessee’s construction, use, inspection, operation or repair of the Lessee’s Improvements therein or thereon. The Lessor shall have the right to relocate the Easement Areas subject to and in accordance with the provisions of subsection (iv) of this Section 2.4(e), as applicable. The Lessor shall also have the right to relocate any of Lessee’s Improvements within an Easement Area, subject to and in accordance with the provisions of subsection (iv) of this Section 2.4(e);

(iii)	All construction, installation, maintenance, repairs and replacements of the facilities and Improvements placed in or on such Easement(s) by the Lessee, shall be done in a manner that does not materially interfere with the operations of or access to any other portions of the Lessor’s Premises or any Person’s facilities thereon, and in accordance with Lessor’s Procedures (except for those of Lessor’s Procedures which the Lessor has expressly waived in writing). All of Lessee’s Improvements located thereon shall be subject to the Lessor’s prior approval of the plans therefor. The Lessee shall contract with the Lessor or an Affiliate of the Lessor for the construction, installation, maintenance, repair and replacement of such Lessee’s Improvements or with contractors approved by the Lessor in writing in advance.

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(iv)	Notwithstanding anything herein to the contrary, it is understood and agreed that the Lessor shall have the right from time to time throughout the Term to relocate to other portions of the Lessor’s Premises as designated by the Lessor that are reasonably acceptable to the Lessee, all or any portion of any Easements, infrastructure facilities or the Lessee’s Improvements located within any Easement Area. Such relocation shall be at the Lessor’s sole cost and expense (except to the extent the Lessee or its Affiliates is responsible for any such cost under the terms of the Site Services Agreement or any other agreement between the Lessor or its Affiliates and the Lessee or its Affiliates) and shall be performed in such a manner so as to mitigate the effects of such relocation on the Lessee’s operations during the relocation and not to materially interfere with the Lessee’s operations from or with respect to the Facility after completion of the relocation. With respect to any relocation, the Lessor shall provide the Lessee with written notice of such proposed relocation and the Lessor and the Lessee agree to meet with the other, at either’s request, to discuss the proposed relocation and any matters that may be appropriate to determine whether the proposed relocation can or should be modified to limit any material adverse effects on the Lessee’s Premises or operations that are likely to occur in connection with such proposed relocation and how such material adverse effects should be mitigated during the relocation in accordance herewith. Upon the completion of any such relocation, this Lease shall be amended if and as necessary to properly reflect such relocation and revise the description and grants of the Easements applicable or necessary for the use of the relocated Easements or Lessee Improvements in an Easement Area. Any Lessee Improvements that are replaced by the Lessor in connection with such relocation in accordance herewith shall be abandoned by the Lessee, and the Lessee shall execute such instruments as may be reasonably required by the Lessor to effectuate the transfer of such Lessee Improvements to the Lessor.

(v)	Any Easement(s) and rights of access and use granted as provided in this Lease shall terminate automatically when this Lease terminates and shall be assignable by the Lessee only pursuant to a permitted assignment of this Lease.

(f)        Lessee shall utilize its rights under this Section 2.4 in each and every event (A) only for uses or services required solely in connection with the operation of the Facility at the Lessor’s Premises and (B) in accordance with the Lessor’s Procedures. Any obligation of the Lessor under the provisions of this Section 2.4 to act reasonably shall in all events be subject to the Lessor’s Procedures relative to the matter at issue, and any specific health, safety, environmental or security concerns the Lessor may have relating to the specific matter at issue.

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2.5	Safety Requirements

(a)        Lessee’s Safety Requirements. The Lessee agrees that it shall, and, if applicable, shall cause any of its Affiliates and its and their directors, officers, employees, agents, contractors, subcontractors, visitors and other invitees to, occupy and use:

(i)	the Leased Premises in accordance with:

(A)	applicable Laws;

(B)	the Lessee’s Safety Requirements;

(C)	Good Industry Practice;

(D)	the requirements of the American Chemical Council’s “Responsible Care Management System®” and fundamental process safety management principles;

(E)	the Lessee’s environmental, health and safety and construction rules and regulations;

(F)	the safety requirements and reasonable safety recommendations of insurance carriers providing insurance coverage of the Leased Premises to the Lessee;

(the matters described in clauses (D) and (E) above shall be collectively referred to herein as the “Lessee’s Safety Requirements”, as the same may be amended and modified from time to time); and

(G)	Lessor’s Site Ordinances.

(ii)	Lessee’s Improvements that are located on the Lessor’s Premises (including the Access Areas and Easement Areas) in accordance with:

(A)	applicable Laws; and

(B)	the Lessor’s Safety Requirements.

(b)       Lessor’s Safety Requirements. The Lessee agrees that it shall, and, if applicable, shall cause any of its Affiliates and its and their directors, officers, employees, agents, contractors, subcontractors, visitors and other invitees, to comply with the Lessor’s Safety Requirements while such parties are on the Lessor’s Premises, including the Access Areas and Easement Areas.

For certainty, and except for differences that naturally result from chemicals produced at the Leased Premises, the Lessor’s Site Ordinances shall apply equally to the Leased Premises and the Lessor’s Premises. Lessee’s Safety Requirements, which shall not be less stringent than the Lessor’s Site Ordinances, shall apply only to the Leased Premises and Lessee’s Improvements located thereon.

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(c)        Access to Lessor’s Safety Requirements and Lessor’s Site Ordinances. The Lessor shall provide the Lessee reasonable notice of and access to the Lessor’s Site Ordinances and the rules and standards comprising the Lessor’s Safety Requirements.

(d)       Photographs. The Lessee shall not take or allow to be taken any photographs, images, depictions, video recordings, or any other methods of recording and/or capturing images (“Photographs”) in, around, including or capturing to any extent the Lessor’s Premises without the express written permission of the Lessor, which permission may be withheld for any reason or no reason. Notwithstanding the foregoing, the Lessor shall have the opportunity to review any and all Photographs taken or allowed to be taken by the Lessee or taken on the Lessee’s behalf that include, whether in whole or in part, the Lessor’s Premises. The Lessor may object to any Photographs for any reason or no reason and, in the event of the Lessor’s objection, the Lessee shall immediately provide the Lessor with any and all such Photographs, including, without limitation, all copies, negatives, prints, slides or any other form thereof.

(e)       Audits. On each anniversary of the Commencement Date, Lessee shall deliver to Lessor, at Lessee’s sole cost and expense, an attestation certifying Lessee’s compliance with Lessee’s Safety Requirements and Lessor’s Safety Requirements, as applicable.

(f)        Failure to Comply with Safety Standards. Notwithstanding anything to the contrary in this Lease or in the Access Agreement or Easement Agreement, if the Lessee’s and, if applicable, any of the Lessee’s Affiliates’ directors, officers, employees, agents, contractors, subcontractors, visitors or other invitees, or any one of them, fail to follow (i) the Lessee’s Safety Requirements while using or occupying the Leased Premises or the Lessee’s Improvements or (ii) the Lessor’s Safety Requirements while using or occupying the Lessor’s Premises, the Lessor may refuse, limit or condition further access to the Lessor’s Premises by any such director, officer, employee, agent, contractor, subcontractor, visitor or other invitee. If such failure becomes a pattern and/or if such failure causes the Lessor to have a reasonable concern regarding: (i) the safety of Lessor’s employees, (ii) the safety of other on Site employees, (iii) the safety of Lessor’s equipment, (iv) the safety of other equipment on Site and/or (v) the potential for significant adverse impact to the environment on or near the site, Lessor shall have the right to assume the operations of the Lessee’s equipment and become the operator of the Lessee’s equipment located on Site. Such assumption of operations shall be according to the timing contained in a written notice from the Lessor to the Lessee. The parties shall cooperate to safely transfer such operational control. Promptly after any such transfer of operational control, the Parties shall negotiate, in good faith and in a commercially reasonable manner, to amend this Agreement, any other related agreements and create any other reasonably necessary agreement(s) to support this transfer of operational control. The goal of such negotiation shall be to preserve the overall economics for each Party and not adversely affect the service to the Lessee’s customers.

(g)       OSHA Process Safety Management. The Lessee shall be responsible for OSHA Process Safety Management compliance at the Leased Premises, the Construction Laydown Area (to the extent the Construction Laydown License remains in effect), the Facility, and all of the Lessee’s Improvements.

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2.6	Coordinated Responses

Because of the integrated nature of the Facility and the Site, the Lessee agrees that the Lessee will cause members of the Lessee Group to comply with the Lessor’s Site-wide emergency response, loss prevention, personnel safety, and security policies (as they may be amended from time to time), for example, communications through the Lessor’s emergency communication center, common alarm signaling, and site evacuations, and to cooperate with the Lessor in the emergency preparedness training for safety, health, environmental, security and loss prevention incidents, necessary or desirable to comply with applicable Laws or environmental, health, safety or security requirements of the Lessor for the Lessor’s operations on the Site. Further, each Party agrees to reasonably cooperate with the other Party in (a) the investigation of any safety, health, environmental, security, emergency, or loss prevention incidents, and (b) gathering data required or reasonably requested by the other Party to be collected or maintained under applicable Environmental Laws or Permits or required to complete applications for permits, approvals, certificates, and licenses.

2.7	Interconnection and Distribution Service

As an incident to this Lease, the Lessor and the Lessee are entering into an agreement for interconnection and distribution services as of the date hereof, pursuant to which the Lessor shall provide interconnection and distribution services to the Lessee in connection with the matters contemplated by this Lease. The details of the interconnection and distribution service are further defined in the Site Services Agreement.

2.8	RESERVED

2.9	Permitted Encumbrances; Memorandum of Lease

(a)       Permitted Encumbrances. The Lessor shall ensure that, upon the recordation of the subdivision plan (or the equivalent) respecting the subdivision (or the equivalent) of the Leased Premises from the Lessor’s Premises, if such subdivision is desired by the Lessor or required by applicable Law, the only material encumbrances on the Leased Premises shall be the Permitted Encumbrances. The Lessee acknowledges and agrees that it is taking the Leased Premises subject to any and all Permitted Encumbrances on the Leased Premises. The Lessee shall comply with and observe all conditions, restrictions and obligations imposed upon the use of the Leased Premises and the Lessor’s Premises contained in all Permitted Encumbrances.

(b)       Memorandum of Lease. Each of the Lessee and the Lessor shall have the right to record a memorandum of this Lease in the appropriate public records and each Party agrees to execute such a memorandum in form and substance reasonably acceptable to each Party, and deliver it to the other Party within sixty (60) days after receipt of a Party’s written request therefore. The Lessee is responsible for recording, and the cost of recording, the Memorandum of Lease. Concurrently with the execution and delivery of such memorandum of Lease by the Lessee, the Lessee shall draft and execute a recordable termination of memorandum of lease, in form and substance reasonably acceptable to the Lessor. The Lessor shall hold the termination of memorandum of lease pending any termination of this Lease, and shall be responsible for recording the termination of memorandum of lease.

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2.10	Process Safety Reviews and Audits

(a)       Both Parties will document specific actions to be undertaken related to identified process safety risks. Lessor and Lessee will agree on a reporting procedure for process safety incidents consistent with the intent of the American Petroleum Institute’s recommended practice (“API RP”) 754.

(b)       The Lessor and Lessee will perform periodic process safety compliance reviews (annual for higher risk, but no less than every three (3) years for lower risk operations). These reviews will include:

(i)	Audit results related to review of Lessee’s process safety management systems;

(ii)	Review of Tier 1-4 incidents (as defined in API RP-754) and, where appropriate, the review of Lessee’s upgraded process safety management systems; and

(iii)	Emergency response planning.

Additional reviews will be triggered by

(iv)	Tier 1 or Tier 2 incidents (as defined in API RP-754) impacting the Site or Lessor’s improvements; or

(v)	Significant change in chemicals used at the Leased Premises, or new chemicals introduced (in accordance with the terms of this Lease) which impact the process safety risk profile.

(c)       The review will include Lessor representatives from its most closely aligned technology center, as well as its representatives from environmental, health, and safety (EH&S), emergency services and security (ES&S), process safety and when appropriate the reactive chemicals group. Reviews will be scheduled by the Contract Manager (as defined in the Site Services Agreement).

(d)       Lessor reserves the right to perform a process safety audit for any reason, including but not limited to: a Tier 1 or Tier 2 event (as defined in API RP-754); significant changes in the Lessee’s operation; and Lessee employee turnover in key positions at the Facility. Lessor will review the audit results with Lessee and Lessee will take the appropriate remedial actions recommended by any process safety audit report, consistent with generally accepted good engineering practices.

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ARTICLE 3

TERM OF LEASE

3.1	Term

(a)       Binding Effect. This Lease shall become binding as of the date hereof and shall continue to be effective until the earlier of (i) the expiration of the Initial Term or, if extended pursuant to Section 3.1(c), the expiration of the Renewal Term and (ii) the termination of this Lease pursuant to this Article III or otherwise pursuant to the terms of this Lease.

(b)       Initial Term. The initial term of this Lease shall commence on the date hereof and terminate on the fifth (5th) anniversary of the Commencement Date (the “Initial Term”).

(c)       Renewal Terms. Lessee shall have the right and option to extend the Initial Term of the Lease for three (3) additional periods of five (5) years each by delivery of written notice of such extension to Lessor no earlier than eighteen (18) and no later than twelve (12) months prior to the then scheduled Expiration Date of this Lease, time being of the essence with respect to each such extension (each additional extension, a “Renewal Term”). The Parties agree that this Lease shall not be extended for more than three (3) Renewal Terms.

3.2	Holding Over

The Lessee acknowledges that its holding over beyond the time of the termination or expiration of this Lease will cause the Lessor additional expense. If the Lessee shall remain in possession of the Leased Premises or the Easement Areas or any part thereof after the termination or expiration of this Lease, the Lessee shall acquire no rights with respect to the Leased Premises or the Easement Areas. Should the Lessee hold over after the expiry or sooner termination of this Lease, with or without the express consent of the Lessor, the resulting tenancy shall be construed to be a yearly tenancy at a yearly rental rate equal to fair market rent, but otherwise on the terms and conditions provided in this Lease. The provisions of this clause, including, acceptance of the fee or rental amounts by the Lessor after the Term, shall not operate as a waiver by the Lessor of any right it may otherwise have.

ARTICLE 4

RENTAL

As rental payment for the Leased Premises, and for all other benefits, rights, Access Rights, Easements and privileges set out or contemplated in this Lease, the Lessee shall pay the sums hereinafter set forth in this Article 4.

4.1	Base Rent

The Lessee shall pay the Lessor an annual Base Rent which shall be paid according to the below schedule:

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Year	Base Rent

2016	$37,500 yearly (adjusted as necessary to account for the effective date)

2017	$37,500 yearly

2018	$78,000 yearly

2019	$150,000 yearly

The Base Rent shall be paid to the Lessor on or before the Commencement Date and each subsequent anniversary thereof.

Commencing on January 1, 2020 and each successive January 1 thereafter during the Term (each such January 1 being respectively referred to as a “Rent Adjustment Date”), the dollar amount set forth in Section 4.1 for 2019 (Base Rent) shall be adjusted to reflect increases in the Consumer Price Index for All Urban Consumers, U.S. City Average, All Items (December 2007 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor (the “Index”). On each Rent Adjustment Date, such amount shall be adjusted by multiplying such amount on the Commencement Date by a fraction, the numerator of which shall be the Index for the time for which the Index has been published which is closest to the Rent Adjustment Date, and the denominator of which shall be the Index in effect on the Commencement Date. The result of such multiplication shall constitute such amount for the calendar year period following the applicable Rent Adjustment Date (prorated, as applicable, for any partial calendar year); provided, however, that in no event will any such amount decrease below the amount in effect for the calendar year (or part thereof) immediately preceding the Rent Adjustment Date. If the Index is revised or ceases to be compiled and published during the Term, the Lessor shall designate another index reasonably acceptable to the Lessee and that is reasonably comparable to the former Index to be used to adjust such amounts as provided in this Section 4.1.

4.2	Payments of Base Rent and Additional Rent

The Lessee shall pay Base Rent and Additional Rent as provided in this Lease, without deduction or setoff and without abatement except as expressly provided for in this Lease, in lawful money of the United States of America. All payments of Base Rent and Additional Rent required to be made to the Lessor shall be paid to the Lessor at the Lessor’s address for notices set forth in Section 21.3 or at such other place as the Lessor may designate by notice in writing from time to time and may be made by check or draft payable to the order of the Lessor (which check or draft must be paid in full when presented), or by direct bank transfer to an account designated by the Lessor in writing from time to time. Unless otherwise specified in this Lease, all items of Additional Rent shall be due and payable to Lessor, without offset, counterclaim, or deduction, within thirty (30) days’ following the Lessee’s receipt of an invoice for such Additional Rent from the Lessee.

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4.3	Net Lease

It is the purpose and intent of the Lessor and the Lessee that the Base Rent payable hereunder shall be absolutely net to the Lessor so that this Lease shall yield to the Lessor the Base Rent specified, free of any charges, assessments or impositions of any kind charged, assessed or imposed on or against the Leased Premises, without abatement, counterclaim, deduction, defense, deferment or set-off by the Lessee. Except as set forth in Article 8 hereof, (i) the Lessor shall not be expected or required to pay any such charge, assessment or imposition, or be under any obligation or liability hereunder, and (ii) all costs, expenses and obligations of any kind relating to the maintenance and operation of the Leased Premises, including all alterations, repairs and replacements as hereinafter provided, which may arise or become due during the Term, shall be paid by the Lessee.

4.4	Late Payments

If the Lessee fails to pay the Lessor any amount owed under this Lease when due, then the Lessee will pay the Lessor interest at the Interest Rate on the unpaid amount from the due date until the date paid. The foregoing provision for the payment of interest by the Lessee on any amount owed by the Lessee to the Lessor does not excuse late payment of any such amounts by the Lessee, and the Lessor’s entitlement to such interest is in addition to any other remedies available to the Lessor, whether hereunder, under applicable Laws or otherwise.

ARTICLE 5

USE OF THE LEASED PREMISES

5.1	Use of Leased Premises

(a)       The Lessee shall use the Leased Premises, the Construction Laydown Area, the Easement Areas and the Lessee’s Improvements solely for the construction and operation of the Permitted Business, including, subject to Section 6.1 hereof, any replacement, modification or expansion of the Facility, or for constructing or installing property, plant or equipment solely for the Permitted Business that is integrated therewith, but for no other purpose, and provided always that any such use is in compliance with all applicable Law and any applicable Lessee’s Safety Requirements (the “Permitted Uses”). Notwithstanding the foregoing, in all cases, the Lessee shall not allow the Leased Premises, the Construction Laydown Area, the Easement Areas, the Lessee’s Improvements or any part thereof to be used or occupied for any unlawful purpose or for any purpose that materially adversely affects the use of (i) the Lessor’s improvements located on the Leased Premises that are not Lessee’s Improvements, or (ii) any lands in the vicinity of the Leased Premises owned by the Lessor and/or its Affiliates or which the Lessor and/or its Affiliates have a right to occupy or any of the Lessor’s improvements on such lands.

(b)       In no way limiting the foregoing, the Lessee shall not use or maintain the Leased Premises, Construction Laydown Area or Easement Areas or operate or maintain the Facility in any manner that constitutes a violation of any Laws including zoning ordinances. The Lessee shall not maintain, permit, or suffer any nuisance to occur or exist on the Leased Premises, Construction Laydown Area and the Easement Areas.

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(c)       Without limiting the Lessee’s obligations under Section 2.5 hereof, the Lessee shall provide the Lessor with at least sixty (60) days’ prior written notice of its intention to implement any material process change with respect to any of the Lessee’s operations at the Leased Premises, Lessee’s Improvements or anywhere within the Lessor’s Premises.

(d)       The Lessee shall not use on the Leased Premises, at Lessee’s Improvements or anywhere within the Lessor’s Premises or introduce into its operations a raw material, catalyst or other substance, other than those raw materials, catalysts or substances approved in writing by the Lessor.

(e)       Without the prior written consent of the Lessor, the Lessee shall not (i) drill or construct any water wells at the Leased Premises or the Lessor’s Premises, (ii) pump any groundwater at the Leased Premises or the Lessor’s Premises, or (iii) use any groundwater even if it is brought to the surface of the Leased Premises or the Lessor’s Premises naturally.

5.2	Utilities

The Parties have entered into the Site Services Agreement and, to the extent addressed therein, the provisions of those agreements shall control concerning all issues related to utilities and services to be provided to the Leased Premises and Lessee’s Improvements. All issues related to utilities and services not addressed in the Site Services Agreement shall be the sole and exclusive responsibility of the Lessee, including the provision thereof and all costs and expenses therefor.

5.3	Contractors and Subcontractors

(a)       None of the Lessee’s contractors or subcontractors may perform any work at the Site without the Lessor’s prior written consent unless the Lessor has previously pre-qualified such contractor or subcontractor. In order to obtain pre-qualification of any contractor or subcontractor, the Lessee or Lessee’s contractors or subcontractors shall submit to the Lessor a completed pre-qualification application in the form provided to the Lessee by the Lessor. Within ten (10) days after receipt of a completed pre-qualification application, the Lessor shall approve or disapprove such application, such approval not to be unreasonably withheld.

(b)       All contracts with the Lessee’s contractors or subcontractors performing any work at the Site shall contain an indemnity protecting, defending, indemnifying, and holding harmless both the Lessee and the Lessor from any claims due to the acts or omissions of such contractor or subcontractor.

(c)       The Lessor will have the right to require the Lessee to discontinue use of any contractor or subcontractor if such contractor or subcontractor (i) violates in any material respect the Lessor’s Safety Requirements; (ii) provides information to the Lessor that proves to be false or misleading in any material respect; or (iii) fails to maintain the insurance required under Section 11.1 (unless the Lessee has arranged to cover such contractor or subcontractor under the Lessee’s insurance policies). At the Lessor’s request, the Lessee shall remove or cause its contractor or subcontractors to remove from the Site any of the Lessee’s or its contractors’ or subcontractors’ personnel whose conduct is a basis for such removal under those rules generally applied by the Lessor to the conduct of personnel of the Lessor’s contractors or subcontractors. The Lessor shall communicate such rules (and any reasonable updates to such rules) to the Lessee, and the Lessee will inform its personnel and its contractors and subcontractors of such rules (and any updates to such rules). The Lessee shall be financially responsible for all reasonable costs associated with the Lessor’s required background checks, drug tests and expenses relating to any badges or other identification required by the Lessor.

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ARTICLE 6

ALTERATIONS

6.1	Alterations

(a)       The Lessee shall not effect any improvement, alteration, renovation, expansion, demolition on or rebuilding or excavation of any part of the Leased Premises, the Construction Laydown Area, the Easement Areas or Lessee’s Improvements (including Facility) (collectively “Alterations”) without complying with the provisions of this Section 6.1. Before undertaking any Alterations, the Lessee shall deliver thirty (30) days’ prior written notice of its intention to do so to the Lessor and shall describe the scope of the Alterations with reasonable particularity.

(b)       If the Alterations:

(i)	do not involve excavation at or below grade and are not reasonably expected to (i) impact the Lessor’s or any Third Party’s improvements, facilities, roads, tracks, pipelines, pipe racks, wires, lines, conduits or other infrastructure at the Leased Premises or the Lessor’s Premises, or (ii) exacerbate any existing environmental contamination or interfere with a Remedial Action that has previously been communicated to the Lessee in writing by the Lessor, the Lessee may undertake the Alterations without the Lessor’s consent, but the Lessor may, by notice in writing delivered within ten (10) Business Days of receipt of the Lessee’s notice, require the Lessee to meet with the Lessor to discuss changes to such Alterations which the Lessor reasonably believes to be necessary in order to avoid the potential for: (A) a breach of this Lease; (B) a breach of any Related Agreement; or (C) an adverse effect on the Lessor’s Premises, Easement Areas, or any of the Lessor’s or any Third Party’s improvements at or within the Leased Premises or the Lessor’s Premises. If the Lessor delivers the notice, the Lessee shall negotiate with the Lessor in good faith with a view to implementing the Lessor’s proposed changes to the Alterations. If the Lessor does not deliver the notice within the time specified, the Lessee may commence the Alterations without the requirement to consult with the Lessor or to provide further notice unless the scope or nature of the Alterations changes in a material manner that would require the delivery of a second or subsequent notice in which event the procedures set forth above will apply equally to such second and any subsequent notices;

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(ii)	involve excavation at or below grade, the Lessee shall not undertake the Alterations without the Lessor’s prior written consent, which may not be unreasonably withheld, conditioned or delayed and subject to the Lessor’s consent, the Lessee (1) shall not commence such excavation until the Lessor provides the Lessee with excavation procedures applicable to the Alteration and (2) shall comply with Lessor’s Safety Requirements for any such excavation;

(iii)	are reasonably expected to (x) impact the Lessor’s or any Third Party’s improvements, facilities, roads, tracks, pipelines, pipe racks, wires, lines, conduits or other infrastructure at the Leased Premises or the Lessor’s Premises, or (y) exacerbate any existing environmental contamination that has been communicated to the Lessee in writing by the Lessor, or (z) interfere with a Remedial Action, the Lessee shall not undertake the Alterations without the Lessor’s prior written consent, which may be withheld, conditioned or delayed in the Lessor’s sole discretion for any reason or no reason; and/or

(iv)	involve the discharge to any wastewater treatment facility commonly used or under a shared wastewater Environmental Permit with the Lessor, or the emission to air either (A) under a shared air emission Environmental Permit with the Lessor or (B) that may reasonably be expected to cause the ambient air concentration of an air pollutant to exceed that allowed by Environmental Law or the Lessee’s or the Lessor’s Safety Requirements, in each case above, of (X) any chemical or substance not discharged or emitted as of the Commencement Date, or (Y) a materially increased amount or concentration of any chemical or substance relative to the amount or concentration discharged or emitted as of the Commencement Date, the Lessee shall not undertake the Alterations without the Lessor's prior written consent.

(c)       Except as otherwise specifically permitted in the provisions of this Lease, the Lessee shall not make any Alterations to the Easement Areas without the Lessor’s prior written consent, (i) which consent, with respect to any replacement (as opposed to expansions or additions) of existing Lessee’s Improvements located within the Easement Areas, shall not be unreasonably conditioned, delayed or withheld and (ii) which consent may otherwise be withheld in the Lessor’s sole discretion for any reason or no reason.

(d)       Any Alterations effected by the Lessee shall not interfere with the rights granted to or reserved by the Lessor in this Lease. In addition, all Alterations will be carried out in compliance with all applicable Laws, the Lessee’s Safety Requirements with respect to the Leased Premises, the Lessor’s Safety Requirements with respect to the Easement Areas and otherwise performed in a good and workmanlike manner and with minimum disruption and inconvenience to the Lessor and the Lessor’s Premises. Upon completion of any Alterations the Lessee shall inform the Lessor regarding the operation of the Leased Premises, Easement Areas, the Construction Laydown Area or Lessee’s Improvements to the extent affected by any such Alterations and to the extent reasonably required for the Lessor to (i) understand the nature and effect of the Alterations, (ii) coordinate environmental, health, security and safety matters with the Lessee, and (iii) appropriately respond to environmental, health, security and safety emergencies.

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ARTICLE 7

ENVIRONMENTAL MATTERS

7.1	General Environmental, Health, Safety and Security Matters

In addition to the Lessee’s obligations hereunder to comply with all applicable Laws, Lessee’s Safety Requirements, and the Lessor’s Safety Requirements, the Lessee will, at its cost and expense: (i) comply in all material respects with all Environmental Laws relating to, and Environmental Permits covering, its operations on or at Lessee’s Improvements, the Leased Premises, the Easement Areas, the Construction Laydown Area or any portion of the Lessor’s Premises; (ii) reasonably cooperate with the Lessor’s personnel in the coordination of environmental, health, safety, loss prevention, and security matters involving the integrated nature of the Lessee’s activities on or at Lessee’s Improvements, the Leased Premises, the Easement Areas, the Construction Laydown Area or the Lessor’s Premises, including complying with the Lessor’s site-wide emergency response, hurricane, evacuation, loss prevention, and security policies as they may be amended from time to time; (iii) cooperate with the Lessor’s personnel in emergency preparedness training for safety, health, environmental, security and loss prevention incidents, necessary to comply with applicable Laws or the environmental, health, safety or security requirements of the Lessor for the Lessor’s operations on the Lessor’s Premises; (iv) comply with the security requirements of the Lessor while on portions of the Lessor’s Premises or Easements including any requirements for gate passage or other security clearances; (v) except as otherwise expressly provided in the Site Services Agreement, be responsible for and provide for disposal off-site of all waste and Hazardous Substances generated by the Lessee’s activities at the Lessee’s Improvements on the Leased Premises and the Easement Areas; and (vi) cooperate with the Lessor in gathering data required to be collected and maintained under Environmental Laws or Environmental Permits and required to complete applications for Environmental Permits and leases as well as renewal, amendment, alteration, modifications or exemptions of same. In the event of any permitted assignment or transfer of the Lessee’s interest in this Lease, all written approvals granted by the Lessor pursuant to this Article 7 are simultaneously revoked and the new lessee must seek new written approvals.

7.2	Notices and Alleged Violations

The Lessee will, without the Lessor’s request, provide the Lessor promptly with copies of all notices, including any summons, citations, information requests, notices of potential responsibility or liability, notices of violation or deficiency, orders or decrees, claims, complaints, investigations, judgments, notices of environmental liens, Remedial Actions in progress, and responses thereto, to or from the United States Environmental Protection Agency, Occupational Safety and Health Administration, the any state or local agencies within the State of West Virginia with primary oversight and enforcement of environmental, health and safety requirements, as periodically revised or any other Governmental Authorities, or any other entity or individual, concerning: (i) any Hazardous Substance contamination on, in or under the Lessee’s Improvements, Leased Premises, the Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises; (ii) the imposition of any lien on the Lessee’s Improvements, Leased Premises, Easement Areas, the Construction Laydown Area or any portion of the Lessor’s Premises; (iii) any actual or alleged violation by the Lessee of, or responsibility of the Lessee under, any Environmental Laws or Environmental Permits in connection with the Lessee’s operations on or at Lessee’s Improvements, the Leased Premises, the Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises, including any matter related to environmental, health, safety, loss prevention or security matters; or (iv) any actual or alleged liability of the Lessee for its operations on or at Lessee’s Improvements, the Leased Premises, the Easement Areas or any other portion of the Lessor’s Premises under any theory of tort, including negligence, trespass, nuisance, strict liability, or ultra-hazardous activity.

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7.3	Environmental Permits

In connection with any Environmental Permit issued or to be issued to the Lessee under Environmental Laws with respect to the Lessee’s operations on or at Lessee’s Improvements, the Leased Premises, the Easement Areas or any other portion of the Lessor’s Premises, the Lessee agrees to reasonably consult with the Lessor in advance of submission of, and agrees to provide the Lessor with copies of, any application, including amendment, modification, or renewal applications, and consider in good faith all timely comments provided by the Lessor. The Lessee will promptly provide the Lessor with copies of any Environmental Permits issued to the Lessee with respect to Lessee’s Improvements, the Leased Premises, the Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises, or any of its operations thereon.

7.4	Waste Matters

(a)       The Lessee shall prepare, provide to the Lessor a copy of and comply with a “Stormwater Pollution Prevention Plan” of the type entered into by the other plants at the Lessor’s Premises and in a commercially reasonable form acceptable to the Lessor, for the purpose of helping to manage compliance with Environmental Laws and Environmental Permits associated with rainwater and storm water. Without limiting the generality of the foregoing, such plan must take into account, as required by Environmental Laws or Environmental Permits, any new process, maintenance, and loading/unloading areas built, installed or modified by the Lessee. The Lessee shall provide adequate additional stormwater detention capacity at its own expense and within the Leased Premises, to adequately address any changes to the Lessee’s Improvements on the Leased Premises, in the Easement Areas, the Construction Laydown Area or in the Lessor’s Premises.

(b)       The Lessee shall not authorize or engage in, at or on the Lessee’s Improvements, Leased Premises, the Easement Areas, the Construction Laydown Area or any portion of the Lessor’s Premises, the treating, storage (including installation of any underground storage tanks), recycling, reclaiming, blending, burning for energy recovery, incineration, speculative accumulation, transfer, or disposal or abandonment, of any waste or Hazardous Substance if such activity would require an Environmental Permit under Environmental Laws, without prior written disclosure to and prior written approval by the Lessor.

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(c)       The Lessee shall not cause any Hazardous Substance contamination to soil or groundwater at, on, or under the Leased Premises, the Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises, including any that would require Remedial Action under Environmental Laws. If the Lessee causes such contamination at any time during the Term of this Lease, Lessee shall, promptly (i) notify Lessor in writing of all known details of the incident, and (ii) at its own expense, remedy each such act of contamination to the reasonable satisfaction of the Lessor and in accordance with the provisions of this Article 7; provided, however, that in the event such remedy becomes necessary, Lessor shall have the right (but not the obligation) to manage, undertake and control all actions in connection with such remedy, in accordance with, and subject to the terms of, Section 7.13(b), as if such remedy is a “Remedial Action” under Section 7.13(b).

7.5	Emissions Reporting

(a)       During the Term, except as otherwise expressly provided in the Site Services Agreement, the Lessee will be responsible for all emissions reporting (to Governmental Authorities) required as a result of the Lessee’s Improvements, including the operation thereof, or the Lessee’s activities or operations at the Leased Premises, the Easement Areas, the Construction Laydown Area or anywhere at the Lessor’s Premises, including Toxic Release Inventory reporting required by the Superfund Amendments and Reauthorization Act, 42 USCA Section 9601 et seq., as amended.

(b)       During the Term, any emissions credits or other rights purchased or otherwise acquired by the Lessee, including such credits and other rights generated from emission reductions related to the Lessee’s activities or operations at the Lessee’s Improvements, the Leased Premises, the Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises (“Emission Rights”) (i) shall be jointly owned by Lessor and Lessee, (ii) during the Term, may be used by the Lessee for its activities anywhere on the Lessee’s Improvements, the Leased Premises, the Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises and (iii) during the Term, may be transferred by the Lessee to any facility owned or operated by Lessee in the same jurisdiction. At the end of the Term, Lessee shall transfer all of its right, title and interest in and to all of its Emissions Rights to the Lessor.

7.6	Emergency Communications or Signal Horn

The Lessee will use the same emergency communications and emergency signal systems as used by the Lessor at the Lessor’s Premises, and will accordingly train its personnel in the use of the communications systems and install, operate, and maintain an emergency signal horn similar in sound and volume as the emergency signal horns at the Lessor’s Premises or as reasonably directed by the Lessor.

7.7	Spill Prevention Control and Countermeasure / Spill Prevention and Control

The Lessee will prepare, provide to the Lessor a copy of, and comply with a Spill Prevention Control and Countermeasure Plan and Spill Prevention and Control Plan consistent with the requirements of Environmental Laws.

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7.8	Earth-Moving Activities and Environmental Testing

(a)       Subject to the terms of Section 7.8(b), (i) any activities of the Lessee at the Leased Premises, Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises which involve moving of earth, dirt, fill or similar geologic materials and (ii) any activity of the Lessee involving the installation of subsurface pilings shall not occur unless first consented to by the Lessor in writing, and then shall be performed in accordance with the Lessor’s instructions and requirements associated therewith. Further, all activities of the Lessee under clause (i) must be managed (using silt screens, hay bales or other appropriate methods or devices) to prevent solids from reaching canals which lead to waterways and outfalls.

(b)       The Lessee may not perform any sampling, testing, or drilling to locate any Hazardous Substance in, on or under the Lessee’s Improvements, Leased Premises, Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises in all cases except as may be required by Environmental Laws or first agreed to in writing by the Lessor. Furthermore, the Lessee agrees that it may not conduct or permit to be conducted any environmental assessments or tests that involve disturbance of the surface or penetration of the surface of the Leased Premises, any Easement Area, the Construction Laydown Area or any other portion of the Lessor’s Premises, and may not test any surface water, ground water, soil, sediment or air, in all cases except as may be required by Environmental Laws and first agreed to in writing by the Lessor. Notwithstanding the foregoing provisions of this Section 7.8(b) to the contrary, if the Lessee is required by any Governmental Authority to conduct any sampling, testing (including environmental assessments), or drilling activities described in the foregoing provisions of this Section 7.8(b), the Lessee shall promptly and in advance of such activity notify the Lessor, and the Lessor may elect (A) to appeal the decision of the Governmental Authority to the extent permitted by applicable Law, or (B) to conduct the sampling, testing (including environmental assessments) or drilling itself, or (C) to consent in writing to the Lessee conducting the sampling, testing (including environmental assessments) or drilling, or (iv) any other reasonable alternative given the circumstances in each instance. The Lessee and the Lessor shall request the right to split any samples taken by Governmental Authorities and if such request is granted, shall split any samples taken and provide the other Party with access to such samples.

(c)       The Lessee will promptly provide the Lessor with (i) copies of all reports, subsurface investigations, and tests, and results of same, obtained by the Lessee with respect to the Leased Premises, the Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises, (ii) copies of any and all reports, notifications, and other filings made by the Lessee or its agents to any Governmental Authorities with respect to matters which are reasonably likely to affect the soil, sediment, surface water, groundwater, air, or emergency response at or near the Leased Premises, the Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises, and (iii) any other material information with respect to Environmental Laws or Environmental Permits which actually or potentially affect the soil, sediment, surface water, groundwater, or air at or near the Leased Premises, the Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises.

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7.9	The Lessor’s Right to Inspect

The Lessor and the Lessor’s employees, agents and contractors shall have (with reasonable prior notice to the Lessee except in emergencies) the right to enter the Lessee’s Improvements, Leased Premises, the Construction Laydown Area and the Easement Areas at reasonable times and under reasonable circumstances, and in accordance with reasonable conditions, and conduct all appropriate inspections, samples or tests for the purpose of determining the Lessee’s compliance (i) with its obligations under this Lease and any of the Related Agreements, and (ii) with respect to Environmental Laws and Environmental Permits. The Lessee agrees to promptly cooperate in all material respects with such investigations.

7.10	Discovery of a Hazardous Substance and Remedial Action

If the Lessee discovers a Release of any Hazardous Substance that has occurred at, in, on, under or from the Lessee’s Improvements, the Leased Premises or any lands on which are located any of the Lessee’s Improvements (located off the Leased Premises) or that has migrated from, onto or under the Leased Premises or such other lands, the Lessee shall immediately (i) comply with all reporting obligations under Environmental Laws or the Lessor’s Safety Requirements for the Lessor’s Premises, whichever standard is higher, and (ii) notify the Lessor in writing of all known details of the incident.

7.11	Reserved

7.12	Lessee Remediation

(a)       Subject to the Lessor’s rights under Section 7.13(b), in respect of a Release described in Section 7.10, the Lessee shall, to the reasonable satisfaction of the Lessor and in accordance with the provisions of this Article 7; provided, however, that in the event such remedy becomes necessary, Lessor shall have the right (but not the obligation) to manage, undertake and control all actions in connection with such remedy, in accordance with, and subject to the terms of, Section 7.13(b), as if such remedy is a “Remedial Action” under Section 7.13(b), and subject to its rights and obligations under Section 7.8:

(b)       take all Remedial Action in respect of such Release; and

(c)       subject to the Lessee’s rights and obligations under Section 7.12(a), address and handle such Release in conformance with the Lessee’s Safety Requirements (and in no event less than the extent necessary to meet applicable criteria for industrial sites).

7.13	Lessor Right to Perform; Lessor’s Control of Remedial Actions

(a)       lf the Lessee shall fail, neglect or refuse to observe and perform any of its covenants or obligations contained in this Article 7, without precluding the Lessor from availing itself of any other rights and remedies available at law or in equity or otherwise, the Lessor may at its option (but shall not be obligated to) observe and perform such covenants or obligations on the Lessee’s behalf and if the Lessor shall pay any sum of money or do any act which requires the payment of money in connection therewith, the sum or sums of money so paid shall be payable by the Lessee to the Lessor forthwith upon demand. The Lessee waives any right to damages against the Lessor occasioned by, arising out of or related to any of the actions taken by the Lessor pursuant to this Section 7.13(a), including damages for any injury or inconvenience to or interference with the Lessee’s business, and loss of occupancy or quiet enjoyment of the Leased Premises, the Construction Laydown Area or the Easement Areas, or any portion thereof.

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(b)       Notwithstanding anything to the contrary in this Lease, including Section 7.12, the Lessor shall have the right (but not the obligation) to manage, undertake and control any action required to be taken pursuant to any Remedial Action or the Lessee’s Safety Requirements, or any remedy under Section 7.4(c), with respect to the Leased Premises, any Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises, including the exclusive right to (i) conduct any Remedial Action, including to investigate any suspected contamination and to conduct and obtain any tests, reports, surveys or investigations, (ii) contact, negotiate or otherwise deal with Governmental Authorities relating to such Remedial Action, (iii) prepare any plan for such Remedial Action and (iv) conduct or direct any such Remedial Action; provided that if the Lessor controls and directs a Remedial Action required to be taken pursuant to Section 7.12 or Section 14.6, or action taken pursuant to Section 7.4(c), any sums of money paid by the Lessor in connection with such Remedial Action shall be payable by the Lessee to the Lessor forthwith upon demand.

(c)       Taking any action under this Section 7.13, where the Lessor has the right but not the obligation to take action, one or more times will not create or imply any obligation on the part of the Lessor to take similar action in the future.

7.14	Hazardous Substance Indemnity

The Lessee agrees to protect, indemnify, defend and hold the Lessor harmless from and against all Losses which arise from:

(a)       any Hazardous Substance which, at any time during (but not prior to) the Term or thereafter until such time as the Lessee has completed all of its obligations under Section 14.3 and Section 14.6, are or were managed, generated, stored, treated, Released, disposed of or otherwise directly attributable to the Lessee’s operations, at, under, in or from Lessee’s Improvements, the Leased Premises, Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises by or due to activities of the Lessee or its Representatives, and other than the Lessor, its employees, invitees, contractors, or agents (regardless of the location at which such substances are now or may in the future be located or disposed of), including any and all (1) claims under any theory of tort, nuisance, strict liability, ultrahazardous activity, negligence or otherwise based upon, resulting from, or in connection with, any such substances, and (2) obligations to take Remedial Action with respect to such substances, subject to the provisions of Section 7.8, including any required in connection with the decontamination, removal, transportation, incineration, or disposal of any such substances;

(b)       any illness, disability, injury, or death of any Person, in any manner arising out of exposure to any Hazardous Substance that is present on, in, at or under the Lessee’s Improvements, the Leased Premises, Easement Areas, the Construction Laydown Area or any other portion of the Lessor’s Premises to the extent such Hazardous Substance is present as a result of the activities of the Lessee or its Representative, regardless of when any such illness, disability, injury, or death shall have occurred, been incurred or manifested itself; or

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(c)       any failure of the Lessee or its Representative, at any time or from time to time, to comply with Environmental Laws or Environmental Permits or its obligations under this Article 7, including any fines, penalties, or increased costs incurred by the Lessor as a result of the Lessee’s violation of or any other failure to comply with any Environmental Law or Environmental Permit.

(d)       the Lessee’s obligation under this Section 7.14 shall survive the expiration or termination of this Lease.

7.15	No Agency

The Parties agree that nothing in this Article 7 or this Lease shall be construed to constitute the Lessor’s assistance in, contribution to, management of or an arrangement for transport, treatment or disposal of any Hazardous Substance, or responsibility for an activity by the other Party causing a Release or threat of Release of any Hazardous Substance, pursuant to Environmental Laws.

7.16	Third Party Communications

Notwithstanding anything herein to the contrary, the Lessee and the Lessor shall treat as confidential in accordance with Section 21.4 and shall not, without the prior written consent from the other Party, disclose to any Third Party (other than their own legal, technical and financial representatives, and only if confidentiality agreements are obtained from each such representative), information that is not of public record and concerns environmental contamination at the Leased Premises, the Easement Areas, the Construction Laydown Area the Construction Laydown Area or any other portion of the Lessor’s Premises, the Release or threat of Release of Hazardous Substances, or potential violations of Environmental Laws by the Lessor or the Lessee, whether such information is labeled confidential or not, unless such communication is required by Environmental Laws.

7.17	Effluents

Except if and as expressly authorized under the Site Services Agreement, the Lessee shall not discharge Hazardous Materials along with effluent that commingles with effluent of the Lessor into drains, sewers or canals on or at the Leased Premises, the Easement Areas, the Construction Laydown Area, or the Site without prior written disclosure to and prior written approval by the Lessor, which approval shall not be unreasonably withheld, conditioned or delayed.

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ARTICLE 8

TAXES

8.1	Property Taxes

Subject to the provisions of Section 8.2, Property Taxes (which shall include in-lieu-of taxes and amounts payable under industrial district agreements) levied or payable in respect of the Leased Premises shall be paid or reimbursed by the Lessee as provided in Section 8.2. At any time upon the written reasonable request of the Lessor, the Lessee shall provide proof of payment of all such Property Taxes. If any Property Taxes due and payable outside the Term relate to a portion of a period within the Term, the Lessee shall pay a prorated share, based on the value of the Leased Premises and Lessee’s Improvements, of such taxes, calculated on a per diem basis.

8.2	Separate Assessment

The Lessee acknowledges and agrees that the Lessor, at the Lessor’s option, shall have the right to cause any or all Property Taxes respecting the Leased Premises and the Lessee’s Improvements to be assessed separately from the Property Taxes upon the lands and improvements of the Lessor’s Premises and, in such event, the Lessee agrees to cooperate with the Lessor in obtaining an assessment of the value of the Leased Premises and the Lessee’s Improvements and to use commercially reasonable efforts in obtaining from the relevant Governmental Authority a separate assessment or tax parcel number(s), if applicable, for the Leased Premises and the Lessee’s Improvements. However, until the applicable separate assessments are obtained, the Lessor shall reasonably allocate the Property Taxes as if the Leased Premises and Lessee’s Improvements were separately assessed and issue an invoice to the Lessee for the Lessee’s portion of such Property Taxes. Until such time as the Leased Premises and the Lessee’s Improvements are separately assessed, the Lessee shall pay its share of the Property Taxes, determined as provided above, to the Lessor in accordance with the payment provisions of Section 8.4, and the Lessor, in turn, shall pay such Property Taxes when due. The Parties acknowledge and agree that such separation may not occur prior to the Commencement Date.

8.3	Lessee Property on the Lessor’s Premises

To the extent any property, equipment, systems or facilities belonging to the Lessee and/or any of its Affiliates are located on the Lessor’s Premises (but not on the Leased Premises), the Lessee agrees, if requested by the Lessor, to cooperate in obtaining an assessment from the relevant Governmental Authority of the value thereof and the resulting portion of the Property Taxes for the Lessor’s Premises that are applicable thereto, which portion shall be the responsibility of the Lessee to pay to the Lessor when due to the Governmental Authority or within thirty (30) days of receipt of invoice from the Lessor, whichever is sooner. Until such a separate assessment is obtained, the Lessor shall reasonably allocate the Property Taxes for the Lessor’s Premises that are applicable to any property, equipment, systems or facilities belonging to the Lessee and/or any of its Affiliates located on the Lessor’s Premises (but not on the Leased Premises) and the Lessee shall remit its share of such Property Taxes as so determined by and to the Lessor in accordance with the payment provisions of Section 8.4, and the Lessor, in turn, shall pay such Property Taxes when due. The Parties acknowledge and agree that such separation may not occur prior to the Commencement Date.

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8.4	Cooperation on Property Taxes

If any of the separate assessments referred to above in this Article 8 have not been obtained, the Lessor and the Lessee shall reasonably cooperate with one another in good faith in relation to minimizing any Property Taxes payable in respect of the Lessor’s Premises, the Lessor’s improvements, the Leased Premises and the Lessee’s Improvements (as the case may be), including, where applicable, reasonable cooperation in undertaking an appeal of any assessment. The Lessee shall pay to the Lessor its share of Property Taxes not less than thirty (30) days prior to the day such Property Taxes shall be due and owing by the Lessor to the relevant Governmental Authority. The Lessor shall provide the Lessee with an invoice from the Lessor specifying the portion of the Property Taxes allocable to the Lessee for the applicable period (the “Payment Period”), provided, however, such payment by the Lessee shall not constitute a waiver of the Lessee’s right to object to the Property Taxes that the Lessee is responsible for hereunder or the calculation of the Lessee’s share thereof; provided further that the Lessor’s failure to provide the Lessee with an invoice shall not relieve the Lessee of its obligations under this Section 8.4. In the event the Lessee pays any such amounts but objects to the amounts billed and paid, the Lessee shall notify the Lessor in writing prior to the expiration of the Payment Period applicable to the payment of such amounts that the Lessee objects to the amounts billed and paid and shall describe in reasonable detail the basis for the Lessee’s objection; and any failure to so object in a timely manner shall be deemed to be a waiver by the Lessee to object to any such amounts so billed and paid. In the event of any such objection, the Lessor agrees to provide the Lessee with copies of the Lessor’s records for review and inspection relative to the calculation of the Lessee’s share of such Property Taxes within thirty (30) days following receipt of a written request therefor from the Lessee.

8.5	Tax Contests

Notwithstanding the foregoing, in the event the Property Taxes for which the Lessee is responsible for hereunder are separately assessed, the Lessee shall, subject to the written consent of the Lessor, which consent shall not be unreasonably withheld, conditioned or delayed, have the right to contest or review the amount of any Property Tax by appropriate legal proceedings, on condition, however, that: (a) if the contested Property Tax is not paid beforehand the Lessee shall furnish to the Lessor upon the Lessor’s reasonable request written assurance reasonably satisfactory to the Lessor of the Lessee’s ability to make such payment of the Property Tax together with all interest and penalties in connection therewith, and (b) the Lessee shall reimburse the Lessor for any reasonable costs, charges, reasonable attorneys’ fees or any other expenses the Lessor may incur as a consequence of the Lessee contesting or reviewing the Property Taxes.

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8.6	Failure to Pay

In the event that the Lessee shall fail to pay any Property Tax as required to be paid by the Lessee hereunder (except those Property Taxes otherwise required to be paid which the Lessee is contesting pursuant to, and in accordance with, Section 8.5), and such failure shall continue for thirty (30) days after notice by the Lessor, the Lessor shall have the right, at its option, to pay the same with all interest and penalties thereon, and the amount so paid shall be immediately due and payable by the Lessee to the Lessor. Interest shall accrue on such amounts owed to the Lessor from the date the Property Tax is paid by the Lessor until paid in full at the Interest Rate.

ARTICLE 9

MAINTENANCE OF THE LEASED PREMISES

9.1	Maintenance

The Lessee shall, at its sole cost and expense, repair and maintain or cause to be repaired and maintained the Leased Premises and the Lessee’s Improvements as would a prudent owner thereof and as may be necessary or desirable to ensure the continued safe, reliable and efficient operation and good condition of the Leased Premises and the Lessee’s Improvements and in compliance with all applicable Laws and the Lessee’s Safety Requirements. In addition, Lessee will make all repairs, maintenance, and upkeep necessary to keep the Leased Premises in a reasonably attractive and aesthetically pleasing state consistent with the standards and reputation of West Virginia Operations.

ARTICLE 10

CASUALTY

10.1	Casualty

Subject to the insurance provisions of Article 11 hereof, any casualty loss shall be (i) the sole responsibility of the Lessee to the extent the casualty affects the Leased Premises or the Lessee’s Improvements and (ii) the sole responsibility of the Lessor to the extent the casualty affects the Lessor’s Premises or the Lessor’s improvements on the Leased Premises. The Lessee shall restore the Leased Premises and Lessee’s Improvements to substantially the same condition as prior to any casualty in the event that any non-restoration would have an adverse effect on the Lessor’s Premises, any of the Lessor’s improvements on the Leased Premises or the Lessor’s Premises, any of the Lessor’s obligations under any of the Related Agreements, or any Remedial Actions conducted by the Lessor at the Leased Premises or the Lessor’s Premises. The Lessee shall be entitled to any insurance monies derived from the Lessee’s insurance policies and that are provided in relation to damage sustained to the Leased Premises or the Lessee’s Improvements. The Lessor shall be entitled to any insurance monies derived from the Lessor’s insurance policies and that are provided in relation to damage sustained to the Lessor’s Premises or any of the Lessor’s improvements at the Leased Premises or the Lessor’s Premises. Any equipment and/or improvements owned by either Party shall be the sole responsibility of such Party to insure and repair and/or replace with insurance proceeds following a casualty event regardless of whether such equipment and/or improvements are located on the Leased Premises or the Lessor’s Premises.

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ARTICLE 11

INSURANCE

11.1	Operating Insurance of the Lessee

(a)       The Lessee covenants that at all times during the Term of this Lease it will acquire and maintain the following:

(i)	property insurance in respect of loss of or damage to the Leased Premises and the Lessee’s Improvements, in an amount equal to at least the full replacement cost of the Lessee’s Improvements;

(ii)	comprehensive general liability insurance (including coverage against contractual liability, liability in tort, products liability and completed operations, and against loss or damage for bodily injury, death or property damage) in respect of loss or damage occurring on or as a result of the ownership, use, operation or maintenance of or activities on or affecting the Leased Premises, the Lessee’s Improvements or the Lessor’s Premises, such general liability insurance to be at least sufficient to afford protection to the limit of Twenty-five Million Dollars ($25,000,000.00);

(iii)	pollution liability and environmental impairment insurance with limits of not less than Twenty-five Million Dollars ($25,000,000.00) per occurrence;

(iv)	workers’ compensation insurance, as required under applicable Laws and the Lessee’s Safety Requirements; and

(v)	automobile liability coverage with limits of not less than Two Million Dollars ($2,000,000.00) per occurrence, covering all vehicles owned, leased or used by the Lessee at the Leased Premises or the Lessor’s Premises.

(b)       All insurance to be maintained pursuant to this Section 11.1 shall:

(i)	name the Lessor as additional insured (or an additional loss payee, as applicable) as its interest may appear;

(ii)	provide that coverage will not be cancelled, reduced or otherwise materially changed without at least thirty (30) days’ prior written notice by or on behalf of the insurer to the Lessor;

(iii)	provide that the Lessor will not have any liability for premiums or deductibles in connection with such insurance;

(iv)	provide that the insurers waive any rights of subrogation against the Lessor;

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(v)	provide that such insurance is primary, without right of contribution from any other insurance carried by the Lessor with respect to its interest in the Leased Premises, the Lessor’s Premises or the Lessee’s Improvements or any other insurance the Lessor may have in respect of assets and operations at the Lessor’s Premises;

(vi)	provide, to the extent such coverage is available in the marketplace on commercially reasonable terms, that such insurance shall not be invalidated as against the Lessor by any act or neglect of the Lessee or any other Person or by any breach or violation by the Lessee or any other Person of any warranties, declarations or conditions contained in or related to the policies or by any changes in the title or ownership of the Leased Premises, the Lessor’s Premises or the Lessee’s Improvements located thereon or any interest thereon or with respect thereto; provided however if such coverage is not available in the marketplace on commercially reasonable terms, such insurance shall provide any similar and comparable endorsements that may be available in the marketplace on commercially reasonable terms;

(vii)	provide that the limits of liability will operate in the same manner as if there were a separate policy insuring each insured; and

(viii)	shall be written by an insurance company licensed and qualified to do business in the state in which the Site is located and rated in Best’s Insurance Guide at least “A-” with a “Financial Size Category” of at least “VIII” or such other equivalent rating.

(c)       Any insurance required by the terms of this Lease to be carried by the Lessee may be maintained under a blanket policy (or policies) covering other properties of the Lessee and/or its Affiliates, as long as such policies otherwise comply with the requirements of this Lease.

11.2	Insurance Certificates

Prior to the commencement of the Term and annually thereafter, the Lessee shall present to the Lessor a current and valid certificate of insurance confirming that the Lessor is included as an additional insured (or an additional loss payee, as applicable) in accordance with the provisions of this Lease and that insurance has been obtained and is in force in accordance with the provisions of this Lease.

ARTICLE 12

ASSIGNMENT, SUBLETTING AND LIENS

12.1	Assignment or Subletting

(a)       The Lessor may, without consent of the Lessee, assign this Lease or any of its rights and obligations hereunder in connection with (i) a sale by the Lessor of all or substantially all of the Leased Premises or the Site or (ii) the transfer of all or substantially all of the Leased Premises or the Site through a sale or transfer of stock or assets, a merger or reverse merger, or other operation of law (whether through one or a series of related transactions, and including any such transaction in which the Lessor retains a direct or indirect ownership interest).

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(b)       The Lessee shall not assign or sublet this Lease or any of its rights and obligations under this Lease without the prior written consent of the Lessor, such consent not to be unreasonably withheld or delayed, taking into consideration (i) the financial capacity of the assignee to satisfy any financial obligations and / or liabilities which may arise pursuant to this Lease and (ii) the ability of the assignee to safely operate chemical plants in an integrated chemical manufacturing complex in accordance with Good Industry Practice, and provided that such assignment or sublease is in connection with a sale, conveyance, disposition, divestiture, contribution to a joint venture or a similar transaction, including by merger, consolidation, reorganization, or other business combination by the Lessee of all or substantially all of the Leased Premises and Lessee’s Improvements.

In connection with the foregoing:

(A)	The Lessor may, acting reasonably, condition its consent on an amendment to the terms of this Lease to reflect reasonable increases in the costs incurred by the Lessor in taking the measures reasonably required to adequately protect its competitive information from disclosure where any assignee is a Direct Competitor;

(B)	the Lessee shall reimburse the Lessor for any licenses or Third Party consents required in connection with such assignment and

(C)	such assignee shall execute an express assumption of all of the Lessee’s obligations under this Lease through the execution of an assignment and assumption agreement, and only upon such assumption, the assignor Lessee shall be released from all obligations and liabilities under this Lease.

(c)       Notwithstanding the foregoing, but subject to Section 12.1(b)(ii) hereof, the Lessee shall be permitted to assign or sublease this Lease and/or any of its rights and obligations under this Lease to an Affiliate in connection with an internal restructuring, provided, that in connection with any such assignment of this Lease, such Affiliate shall execute an express assumption of all of the Lessee’s obligations under this Lease through the execution of an assignment and assumption agreement, provided, however, such assignor Lessee shall in no event be released from any obligations and liabilities under this Lease.

(d)       Except as set forth above, either a transfer of a controlling interest in the shares of the Lessee (if the Lessee is a corporation or trust) or a transfer of a majority of the total interest in the Lessee (if the Lessee is a partnership or a limited liability company) at any one time or over a period of time through a series of transfers, shall be deemed an assignment of this Lease and shall be subject to all of the provisions of this Article 12, including, without limitation, the requirement that the Lessee obtain the Lessor’s prior consent thereto. Except as otherwise provided in this Section 12.1(b), the Lessee shall not sell, transfer, convey, divest or otherwise dispose of any of its interests in the Leased Premises.

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12.2	Adverse Claims and the Lessee

The Lessee shall not, and shall not allow any of its Affiliates to, create or suffer to exist and the Lessee shall, at the Lessee’s sole cost and expense, promptly cause to be extinguished any and all: (a) Security Interests, adverse claims or encumbrances against or upon the Lessee’s interests in the Leased Premises and the Lessee’s Improvements and (b) Security Interests, adverse claims or encumbrances created by the Lessee and/or any of its Affiliates or anyone claiming or holding an interest by, through or under the Lessee (whether by act or omission) against or upon the Lessor’s interest in the Leased Premises, the Lessor’s Premises, the Lessee’s Improvements or the Lessor’s improvements (whether those improvements are on the Leased Premises or the Lessor’s Premises); other than in the case of (a) above, any Permitted Encumbrances or, in the case of (b) above, any claims or encumbrances contested in good faith by adequate Proceedings by which a sale or foreclosure Proceeding arising out of any such claim or encumbrance has been stayed or otherwise prevented and for which adequate reserves have been escrowed to cover any adverse determinations. The Lessee shall indemnify, defend and hold the Lessor, and its Affiliates, successors and assigns, harmless from and against any and all such Security Interests adverse claims or encumbrances and any suits or other Proceedings pertaining thereto.

12.3	Change of Control

Without the prior written consent of the Lessor, the Lessee shall not effect, consent to or otherwise permit to occur or suffer to exist any change of control. In no way limiting the foregoing, upon the occurrence of any such change of control, the Lessor may, acting reasonably, amend the terms of this Lease to reflect reasonable increases in the costs incurred by the Lessor in taking the measures reasonably required to adequately protect its competitive information from disclosure where any ownership interests in the Lessee are transferred to a Direct Competitor.

ARTICLE 13

EVENTS OF DEFAULT

13.1	Definition

An event of default (“Event of Default”) under this Lease shall be deemed to exist upon the occurrence and/or continuation of any one or more of the following events:

(a)       Failure by the Lessee to pay any Base Rent, Additional Rent or any other sum of money owed to the Lessor under this Lease or any other Related Agreement, including but not limited to the payment of any Taxes or other required payments to any Governmental Authority, when the same is due and the failure continues for ten (10) days after notice thereof is received by the Lessee.

(b)       Failure by the Lessee to carry and maintain insurance in accordance with the provisions of Article 11 hereof.

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(c)       Failure by or inability of the Lessee to cure any emergency, being an immediate threat to environmental, health or life safety, immediately upon discovery thereof, except that, in the event such emergency cannot be cured immediately, the Lessor may at the Lessor’s sole discretion and election permit the Lessee an additional reasonable period of time (not to exceed fifteen (15) days in the aggregate from the Lessee’s discovery of such emergency), provided the Lessee has given a written explanation as to why the failure cannot be remedied immediately, including a proposal as to what is a reasonable period of time, and evidence that the Lessee is taking reasonable steps to remedy the failure and is diligently pursuing such steps; and

(d)       Other than as set forth in Section 13.1(a) above, failure by the Lessee hereunder to observe, keep or perform any other covenant or obligation under this Lease and the failure continues for fifteen (15) days following notice in writing from the Lessor requiring the Lessee to remedy the failure, except that the period of fifteen (15) days shall automatically extend to sixty (60) days in the aggregate from the Lessee’s receipt of such notice, provided the Lessee has commenced and demonstrates that it is diligently and continuously pursuing steps necessary to remedy such default.

(e)       The substantial abandonment of the Leased Premises by the Lessee for a period of twelve (12) consecutive months; provided, however, abandonment by the Lessee shall be deemed to have occurred after the applicable portion of the Leased Premises or Lessee’s Improvements have been shut down and no substantive steps have been taken to re-open or redevelop Facility within twelve (12) months of the shutdown, except to the extent such shut down is due to a Force Majeure Event and the Lessee complies with the provisions of Section 19.4(c) hereof. Notwithstanding such Event of Default, the end of Term obligations contained in this Lease shall apply to such abandonment.

(f)       The failure of the Lessee to substantially operate the Facility following the Facility Start Date for twenty-four (24) consecutive months, except due to a Force Majeure Event if the Lessee has been and is using diligent good faith efforts to restore substantial operation of the Facility in accordance with Section 10.1.

(g)	An Insolvency Event in respect of the Lessee.

13.2	Termination Events.

(a)       The Parties may terminate this Lease at any time by mutual written agreement.

(b)       Either Party may terminate this Lease upon the termination of the Site Services Agreement in accordance with the terms thereof, by providing not less than thirty (30) days’ prior written notice to the other Party.

(c)       Either Party may terminate this Lease upon written notice having immediate effect, in the event of an Insolvency Event in respect of the other Party.

(d)       This Lease may be terminated in accordance with its terms under Section 13.3 for an Event of Default.

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13.3	Remedies on Default

(a)       Upon the occurrence and during the continuation of an Event of Default, the Lessor shall have the right to terminate this Lease in its entirety at any time by providing the Lessee with not less than five (5) days’ prior written notice of such termination.

(b)       Upon the occurrence and during the continuation of an Event of Default, at the Lessor’s option, the Lessor may terminate the Lessee’s right to possession only, in which event the Lessee shall immediately surrender the Leased Premises to the Lessor, and if the Lessee fails to do so, the Lessor may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Leased Premises and expel or remove the Lessee and any other person who may be occupying the Leased Premises or any part thereof, without being liable for prosecution or any claim or damages therefor.

(c)       Upon any termination of this Lease, whether pursuant to the foregoing Section 13.3(a) or otherwise, the Lessor may recover from the Lessee the following:

(i)	The worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

(ii)	The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; plus

(iii)	The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; plus

(iv)	Any other amount necessary to compensate the Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Leased Premises or any portion thereof for a new lessee, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)	At the Lessor’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law.

The term “Rent” as used in this Section 13.3 shall be deemed to be and to mean all sums of every nature required to be paid by the Lessee pursuant to the terms of this Lease, whether to the Lessor or to others. As used in Sections 13.3(c)(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 13.3(c)(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

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(d)       The Lessor may continue this Lease in effect after an Event of Default and recover Rent as it becomes due (the Lessor and the Lessee hereby agreeing that, in the event that the Lessor elects to continue, and not terminate this Lease, then for purposes of the Lessor’s ability to exercise its rights under this clause, the Lessee would have the right to sublet or assign hereunder, subject only to reasonable limitations). Accordingly, if the Lessor does not elect to terminate this Lease following an Event of Default by the Lessee, the Lessor may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(e)       Whether or not the Lessor elects to terminate this Lease following an Event of Default by the Lessee, the Lessor shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by the Lessee and affecting the Leased Premises or may, in the Lessor’s sole discretion, succeed to the Lessee’s interest in such subleases, licenses, concessions or arrangements. Upon the Lessor’s election to succeed to the Lessee’s interest in any such subleases, licenses, concessions or arrangements, the Lessee shall, as of the date of notice by the Lessor of such election, have no further right to or interest in the Rent or other consideration receivable thereunder.

(f)        Exercise by the Lessor of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Leased Premises and/or a termination of this Lease by the Lessor, it being understood that such surrender and/or termination can be effected only by the express written agreement of the Lessor and the Lessee. Any Law, usage, or custom to the contrary notwithstanding, the Lessor shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of the Lessor at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of the Lessor’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by the Lessor of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by the Lessor of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by the Lessor. To the greatest extent permitted by Law, the Lessee waives the service of notice of the Lessor’s intention to re-enter, re-take or otherwise obtain possession of the Leased Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case the Lessee shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the Leased Premises or any portion thereof shall be on such terms and conditions as the Lessor in its sole discretion may determine. The Lessor shall not be liable for, nor shall the Lessee’s obligations hereunder be diminished because of, the Lessor’s failure to relet the Leased Premises or collect Rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of the Lessee’s default.

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(g)       Each of the Parties acknowledges that, in the event of any breach of this Lease, the non-breaching Party would be immediately and irreparably harmed by such breach and could not be made whole by monetary damages. It is accordingly agreed that, with respect to any such breach, each Party (a) shall waive, in any action for equitable relief (including specific performance, injunctive relief and any other equitable remedy), the defense of adequate remedy at law, and (b) shall be entitled to equitable relief (including the compelling of specific performance of this Agreement, injunctive relief and any other equitable remedy) with no obligation to prove actual damages or post any bond in connection therewith, in any action instituted in accordance with the terms of this Lease.

13.4	Multiple Defaults

Notwithstanding anything to the contrary in Section 13.2 hereof, if either Party shall default in its obligations pursuant to the terms of this Lease three (3) or more times during any six (6) month period then the non-defaulting Party shall have the right to require that the senior management of the defaulting Party deliver in writing to the non-defaulting Party assurances reasonable to that Party that the situation creating the default is being addressed and that appropriate measures will be taken to remedy the situation.

13.5	Remedies Not Exclusive

The rights and remedies herein provided in case of an Event of Default shall not be exclusive but shall, to the extent permitted by Law, be cumulative and in addition to all other rights and remedies available at law, in equity or otherwise, provided that the Lessor shall only have the right to terminate this Lease for the grounds and pursuant to the procedures set forth in Section 13.2(a) hereof. No delay or omission of a Party to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of such default or an acquiescence therein. Every right and remedy given by this Lease or by Law to a Party may be exercised from time to time, and as often as may be deemed expedient, by such Party. For clarification, other than as may be expressly provided herein to the contrary, either Party may seek to enforce against the other Party any right or obligation in law or equity, established by applicable Law or pursuant to any Related Agreement or other contractual right or obligation. Nothing herein shall be construed to create or impose a duty on Lessor to mitigate any damages or Losses resulting from an Event of Default.

ARTICLE 14

OWNERSHIP AND REMOVAL OF THE FACILITY AND IMPROVEMENTS

14.1	Ownership of the Facility and Lessee’s Improvements

This Lease is a ground lease. Subject to Section 14.3 and Section 14.4 hereof, title to the Facility and the other the Lessee’s Improvements has been and is reserved to the Lessee and remains the sole property of the Lessee, no matter how such Lessee’s Improvements may be attached to the Leased Premises or the Lessor’s Premises.

14.2	Severance of Lessee’s Improvements; No Merger

(a)       The Parties agree that the Facility and all other Lessee’s Improvements now existing or hereafter constructed by or for the Lessee on the Leased Premises or the Lessor’s Premises, and all equipment at any time acquired by the Lessee and located on the Leased Premises or Lessor’s Premises, shall be deemed to be trade fixtures, and title to the Facility and the other Lessee’s Improvements and all such equipment shall remain with the Lessee, even though the Facility or the other Lessee’s Improvements and all such equipment may be attached to or affixed to or installed upon the Leased Premises or the Lessor’s Premises.

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(b)       There shall be no merger of this Lease, or of the leasehold estate created by this Lease, with the Fee Estate by reason of the fact that the leasehold estate created by this Lease, or any interest in this Lease may be held, directly or indirectly, by or for the account of any Person who shall own the Fee Estate or any interest in the Fee Estate, and no such merger shall occur unless and until all Persons at the time having an interest in this Lease shall join in a written instrument effecting such merger and shall duly record the same.

14.3	Removal of the Facility and Lessee’s Improvements

On the Expiration Date or earlier termination of this Lease, the Lessee shall, at its sole cost and expense, remove or demolish the Facility and all of the other Lessee’s Improvements from the Leased Premises, including the disconnection and capping off of all utilities and other infrastructure serving the Facility and all of the other Lessee’s Improvements that are to be removed or demolished in accordance with the Lessee’s Safety Requirements and the Lessee’s demolition plan approved by the Lessor at the Lessor’s sole discretion, all without disturbing the property of others and with minimum disruption and inconvenience to the Lessor and the Lessor’s Premises, and shall restore the Leased Premises to a level grade. All of the Lessee’s Improvements, including but not limited to pipelines, equipment, cables, and infrastructure, located on the Lessor’s Premises shall be removed by a contractor approved by the Lessor using the work standards applicable on the Lessor’s premises at the sole cost and expense of the Lessee. If the Facility shall be removed or demolished in accordance with the terms of this Section 14.3, the Lessee may take up to twelve (12) months after the termination or expiration of the Term to occupy and use the Leased Premises and to access the Lessor’s Premises solely for the purposes of the required removal and/or demolition and restoration set out in this Section 14.3, provided, however, that, during such period, the Lessee shall be subject to, and shall comply with, all of the terms and conditions contained in this Lease, notwithstanding any such prior termination or expiration of the Term.

14.4	Failure to Restore

If the Lessee fails to complete the removal and restoration obligations described in Section 14.3 in accordance with that Section, then the Lessor may, in its sole discretion:

(a)       effect the removal and restoration required pursuant to Section 14.3, at the sole cost and expense of the Lessee.

14.5	Transfer Documentation

If the Lessor shall acquire the Lessee’s Improvements or any subset thereof by purchase pursuant to Section 14.3 or by abandonment pursuant to Section 14.4(a), the Lessee shall execute and deliver to the Lessor such deeds, discharges of any claims or Security Interests arising by, through or under the Lessee or other documents in recordable form that the Lessor may reasonably require in order to transfer title to the same to the Lessor.

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14.6	Removal of Hazardous Substances

Subject to the Lessor’s rights under Section 7.13(b), prior to the expiration or termination of this Lease, the Lessee, at its sole cost and expense, shall, in accordance with industry standards practiced in the chemical industry, and subject to its rights and obligations under Section 7.8:

(a)       cause any Remedial Action required to be taken under Section 7.12 herein to be completed;

(b)       remove any Hazardous Substance originated by the Lessee or its Representatives at, on or under Lessee’s Improvements, Easement Areas, the Construction Laydown Area or the Leased Premises in conformance with Lessee’s Safety Requirements (and in no event less than the extent necessary to meet applicable criteria for industrial sites); and

(c)       to the extent any Hazardous Substance originated by the Lessee is located on the Lessor’s Premises or any other lands adjoining or adjacent thereto are attributable to the Lessee’s Improvements or the Lessee’s and/or its Affiliates’ use of or activities on such lands, remove any Hazardous Substance at, on or under the Lessor’s Premises or any other lands adjoining or adjacent thereto in conformance with the Lessee’s Safety Requirements (and in no event less than the extent necessary to meet applicable criteria for industrial sites), and in each such case, the Lessee shall also take all Remedial Action required by Environmental Laws including as relevant, using commercially reasonable efforts to obtain a “no further action letter” (or equivalent) is issued in respect of the Leased Premises or the Lessor’s Premises.

ARTICLE 15

LESSOR’S ACCESS RIGHTS TO THE LEASED PREMISES

15.1	Lessor’s Performance of the Lessee’s Obligations

If the Lessee shall fail to, as soon as is reasonably practicable: (i) pay any imposition or cost as provided herein; (ii) cause any Security Interest, adverse claim or encumbrance prohibited under Section 12.2 to be discharged, removed from title or released; or (iii) perform any other act required to be performed under this Lease by the Lessee, then the Lessor may, but will not be obligated to, without notice, pay the imposition or other cost, cause the removal of such Security Interest, adverse claim or encumbrance or perform such other act and the costs of so doing and all reasonably necessary incidental costs and expenses incurred by the Lessor in connection with such performance (including reasonable costs and expenses of counsel), plus interest at the Interest Rate from the date incurred, will be payable by the Lessee.

15.2	Quiet Enjoyment

The Lessee shall, when not in material default hereunder, enjoy the peaceful and quiet use, possession and enjoyment of the Leased Premises without hindrance or disturbance by the Lessor or any Persons claiming by, through or under the Lessor except as expressly permitted by the terms hereof or by applicable Law.

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15.3	The Lessor’s Right of Entry

(a)       During the Term of the Lease, the Lessor or anyone authorized by the Lessor shall have the right to enter upon the Leased Premises from time to time, and the Lessee shall permit such entry, subject to compliance by the Lessor with the requirements set out in Section 15.3(b), for the following purposes:

(i)	in order to carry out Remedial Action pursuant to the Lessor’s rights or obligations under Section 7.13(b) hereof or under the Related Agreements or as may be required by Law;

(ii)	in the event of an emergency;

(iii)	for ingress to, egress from or access between portions of the Lessor’s Premises along the common roads as may be specified by the Lessee from time to time;

(iv)	for inspection, operation, maintenance, repair, replacement and, if applicable, removal or demolition of the Lessor’s improvements or assets located on the Leased Premises (which improvements and assets the Lessee acknowledges the Lessor is entitled to maintain on the Leased Premises for the exclusive use and/or control of the Lessor);

(v)	for the delivery of services or utilities as contemplated by the Site Services Agreement, including the right to haul materials and equipment across the Leased Premises for such purposes;

(vi)	in order to perform any obligation or exercise any rights of the Lessor pursuant to this Lease (in accordance with the applicable terms and conditions of this Lease); and

(vii)	in order to monitor compliance by the Lessee with its obligations under this Lease or other agreements between the Parties and to conduct such inspections as are reasonable for the purposes of determining the Lessee’s compliance with its obligations under the same, provided that in all such cases the Lessor shall conduct such activities at its own expense and risk and shall return the Leased Premises to the state it was in before the commencement of such activities. In connection with such inspections and tests, the Lessor shall have the right to take samples for analysis of non-proprietary materials and substances present on the Leased Premises, and shall provide the Lessee with copies of the results of such samplings and any environmental reports or documentation produced in connection with such samplings, inspections or tests. The Lessee agrees to cooperate on a reasonable basis with such investigations, provided that the Lessor shall not unreasonably interfere with the Lessee’s use and enjoyment of the Leased Premises.

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(b)       In exercising its access rights as set forth in Section 15.3(a) above, the Lessor shall (i) respect the Lessee’s security and operational requirements, (ii) proceed in a manner so as to not unreasonably interfere with the Lessee’s use and enjoyment of the Leased Premises beyond that which would be reasonably expected or inferable from the sale of assets, joint use of infrastructure and physical plant and co-existence of the separate businesses from adjoining locations, and (iii) other than in the case of entry according to Section 15.3(a)(ii), Section 15.3(a)(iii) or Section 15.3(a)(v) hereof, provide reasonable notice to the Lessee, which notice may be written or oral notice from the site supervisor or other authorized representative.

(c)       The Lessee waives any and all Losses against the Lessor occasioned by the Lessor’s right to enter upon the Leased Premises pursuant to Section 15.3(a) or any activities of the Lessor on or affecting the Leased Premises in connection therewith, EVEN IF THE LOSSES RESULT SOLELY OR IN PART FROM THE NEGLIGENCE OF THE LESSOR, BUT NOT TO THE EXTENT THE LOSSES RESULT FROM THE WILLFUL MISCONDUCT OF THE LESSOR, provided that, in exercising its right of entry, the Lessor complies with the requirements set forth in Section 15.3(b).

(d)       Notwithstanding anything contained herein to the contrary, in circumstances where one Party is providing a service to the other Party pursuant to the Site Services Agreement, or any other similar agreement governing such activity, the terms and provisions with respect to any indemnities and liabilities of the Parties set forth in such agreement shall govern and any such terms and provisions of this Lease shall not apply.

ARTICLE 16

CONDEMNATION

16.1	Condemnation

If all or substantially all of the Leased Premises is taken by any Governmental Authority by right of eminent domain or pursuant to a conveyance or other acquisition in lieu of such eminent domain (a “Taking”), this Lease shall terminate as of the effective date of such Taking. If a Taking occurs with respect to a portion (but less than all or substantially all) of the Leased Premises whereby the remainder of the Leased Premises is rendered unsuitable or impractical for the Permitted Use, in the Lessee’s sole discretion and judgment, then this Lease shall, at the Lessee’s option, terminate as of the effective date of such Taking. All compensation paid for the Lessee’s Improvements in connection with the Taking shall belong to and be the sole property of the Lessee. All compensation paid for the fee estate in the Leased Premises and the Lessor’s Premises shall belong to and be paid to the Lessor. All compensation paid for any of the Lessor’s improvements or other facilities at the Leased Premises or the Lessor’s Premises shall belong to and be paid to the Lessor.

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If the whole or any part of the Leased Premises, the Construction Laydown Area or the Easement Areas is subject to a Taking or acquisition that is temporary in nature and not a permanent Taking, then the Term shall not be reduced or affected in any way and the Lessee shall continue to pay in full the Basic Rent, the Additional Rent and any and all other sums of money and charges herein reserved and provided to be paid by the Lessee and, subject to the other provisions of this Section and except as hereinafter provided, the Lessee shall been titled to receive any award or payment for such temporary Taking and the Lessee and the Lessor shall join in a single action for the recovery of such award or payment. If such Taking is for a period extending beyond the Term and if any award or payment made for such use is made in a lump sum, such award or payment shall be apportioned between the Lessee and the Lessor as of the date of expiration of the Term. If such Taking results in changes or alterations in the Leased Premises which would necessitate an expenditure, after repossession, to restore it to its former condition, and if possession of the Leased Premises shall revert to the Lessee prior to the expiration of the Term with sufficient time to complete the restoration, then the Lessee shall perform such restoration, and the Lessee shall be entitled to any award or payment which is specified as compensation for expenses of restoring the Leased Premises (if sufficient time is not available, then the Lessor shall perform such restoration and receive that portion of the award or payment specified as compensation for restoration expenses). If the payment from the Taking authority in respect to a temporary Taking is made on or after the expiration of the Term, such Taking is for a period both prior to and after the expiration of the Term, and if any award or payment made for such temporary Taking is made in a lump sum, such award or payment shall be apportioned between the Lessee and the Lessor as of the date of expiration of the Term; provided, however, if any part of such award or payment is specified as compensation for expenses of restoring the Leased Premises to its former condition but such restoration is to be performed after expiration of the Term, then the amount of such award or such payment which is specified as compensation for the expenses of restoring the Leased Premises to its former condition shall be paid to and retained by the party performing the restoration, and the reminder of the award or payment shall be apportioned between the Lessee and the Lessor as of the date of expiration of the Term. If payment from the Taking authority in respect to a temporary Taking is made before expiration of the Term and any part of such payment is specified as compensation for expenses of restoring the Leased Premises to its former condition but such restoration is to be performed after expiration of the Term, then the amount of such award or such payment which is specified as compensation for the expenses of restoring the Leased Premises to its former condition shall be paid to and retained by the Lessor.

Except as expressly provided in this Section 16.1, Lessee hereby waives any and all rights it might otherwise have pursuant to any provision of applicable Law to terminate this Lease upon a partial or temporary Taking of the Leased premises.

ARTICLE 17

SIGNAGE

17.1	Signage

The Lessee shall, at its sole cost and expense, repair and maintain or cause to be repaired and maintained all signage on the Lessor’s Premises necessary to identify the Leased Premises and direct individuals to the Leased Premises. Subject to the Lessor’s prior written consent, not to be unreasonably withheld, the Lessee may request the right to place additional signage directing individuals to the Leased Premises on the Lessor’s Premises. Signage on the Leased Premises shall be the sole responsibility, and at the sole cost and expense, of the Lessee, and shall be installed and maintained in compliance with all applicable Laws.

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ARTICLE 18

ESTOPPEL CERTIFICATES

18.1	Estoppel Certificates

Each Party shall, from time to time, but in no event more than once a calendar year, upon forty-five (45) days’ prior written notice by the other Party in circumstances where such other Party is intending to enter into a sale or financing relating to the Leased Premises, the Lessor’s Premises, the Lessor’s improvements, the Facility or the Lessee’s Improvements, as the case may be, execute, acknowledge and deliver to the requesting Party a certificate signed by an authorized representative of such Party stating and certifying (i) whether or not there are then existing any setoffs or defenses against the enforcement of any of the agreements, terms, covenants or conditions hereof on the part of the other Party to be performed or complied with (and, if so, specifying the same); (ii) if the same is true, that this Lease is unmodified and in full force and effect and, to the knowledge of such Party, that the other Party is not in default under any provision of this Lease (or if modified, setting forth all modifications, and if, to the knowledge of such Party, the other Party is in default, setting forth the exact nature of such default); and (iii) such other information as the Party may reasonably request in connection this Lease. Any certificate given pursuant to this Article 18 may be relied upon by any prospective purchaser of any interest in this Lease, the Leased Premises, the Lessor’s Premises, the Lessor’s Improvements, the Facility or the Lessee’s Improvements, as the case may be.

ARTICLE 19

LIMITATION OF LIABILITY

19.1	Indemnity

(a)       Subject to Section 15.3(d) hereof, the Lessee hereby releases the Lessor, and agrees to indemnify, hold harmless and defend the Lessor Group from and against all Losses (including any Loss in respect of death or personal injury) sustained by, arising out of, resulting from, attributable to or connected with this Lease or the performance by the Lessee of its obligations under this Lease, BUT NOT TO THE EXTENT THE LOSSES RESULT FROM THE WILLFUL MISCONDUCT OF THE LESSOR.

(b)       Subject to Section 15.3(d) hereof, the Lessor shall indemnify and hold harmless the Lessee from and against all Losses with respect to property damage or bodily injury sustained by, arising out of, resulting from, attributable to or connected with the Lessor’s Willful Misconduct, BUT NOT TO THE EXTENT THE LOSSES RESULT FROM THE ACTS, OMISSIONS, NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LESSEE.

19.2	Waiver regarding Lessee’s Improvements

Notwithstanding anything herein to the contrary but subject to Sections 15.3(c) and 15.3(d), the Lessee hereby waives any and all rights of recovery, Claims, Actions against the Lessor, its Affiliates, and their respective directors, officers, employees and agents for any damage or loss to any of the Lessee’s Improvements or any of the Lessee’s other property, BUT NOT TO THE EXTENT SUCH DAMAGE OR LOSS ARISES FROM THE WILLFUL MISCONDUCT OF THE LESSOR, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS.

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19.3	Limitation on Damages

IN NO EVENT SHALL ANY PARTY OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY UNDER OR OTHERWISE IN CONNECTION WITH THIS LEASE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, SPECULATIVE, INDIRECT, REMOTE OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS, EXCEPT (IN EACH OF THE FOREGOING CASES) TO THE EXTENT SUCH SPECIAL, PUNITIVE, EXEMPLARY, SPECULATIVE, INDIRECT, REMOTE OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS ARISE FROM THE WILLFUL MISCONDUCT OF SUCH PERSON OR (B) ARE CLAIMED BY ANY THIRD PARTY AGAINST AN INDEMNIFIED PARTY.

19.4	Force Majeure

(a)       If either Party fails to observe or perform when due any of the covenants or obligations imposed upon it by this Lease, except for any obligation to make payments hereunder, then, to the extent that such failure or delay is occasioned by or results from a Force Majeure Event, such failure or delay shall be excused and deemed not to be a breach of such covenants or obligations by that Party (the “Affected Party”).

(b)       The Affected Party shall orally notify the other Party as promptly as reasonably practicable after the occurrence of such Force Majeure Event and, in addition, shall provide the other Party with written notice of such Force Majeure Event within five (5) days after the occurrence of such Force Majeure Event.

(c)       Upon the occurrence of a Force Majeure Event, the Affected Party will use commercially reasonable efforts to remedy such Force Majeure Event (other than with respect to labor disputes, which are addressed by Section 19.4(d)) and shall resume performance of its obligations hereunder as promptly as reasonably practicable after the Force Majeure Event has been remedied. The Affected Party shall provide prompt notice to the other Party when the relevant Force Majeure Event has been remedied.

(d)       Notwithstanding anything to the contrary in this Section 19.4, expressed or implied, the settlement of strikes, lockouts and other industrial disputes or disturbances shall be entirely within the discretion of the Affected Party, and the Affected Party may make settlement thereof in such time and on such terms and conditions as it may deem to be appropriate, and no delay in making such settlement deprives the Affected Party of the benefits of the provisions of this Section 19.4.

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ARTICLE 20

INDEMNITY PROCEDURE

20.1	Claims

As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Lease not involving a Third Party Claim, the Indemnified Person shall give written notice to the Indemnifying Person of such claim in accordance herewith (the “Claim Notice”); provided that the failure of the Indemnified Person to give such notice shall not constitute a waiver of such Indemnified Person’s rights and remedies under this Lease except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Claim Notice shall set forth in reasonable detail (a) the facts and circumstances giving rise to such claim for indemnification, including all relevant supporting documentation, (b) the nature of the Losses suffered or incurred or expected to be suffered or incurred, (c) a reference to the provisions of this Lease in respect of which such Losses have been suffered or incurred or are expected to be suffered or incurred, (d) the amount of Losses actually suffered or incurred and, to the extent the Losses have not yet been suffered or incurred, a good faith estimate of the amount of Losses that could be expected to be suffered or incurred and (e) information as may be necessary for the Indemnifying Person to determine that the limitations under this Lease have been satisfied or do not apply.

20.2	Notice of Third Party Claims; Assumption of Defense

The Indemnified Person shall give a Claim Notice (in the form and substance contemplated by Section 20.1) as promptly as is reasonably practicable, but in any event no later than twenty (20) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any Proceeding, by any Person not a Party in respect of which indemnity may be sought under this Lease (a “Third Party Claim”); provided that the failure of the Indemnified Person to give such notice shall not constitute a waiver of such Indemnified Person’s rights and remedies under this Lease except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such Third Party Claim and (b) upon written notice to the Indemnified Person, at any time during the course of any such Third Party Claim, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to clause (i) of Section 20.3, to settle or compromise such Third Party Claim. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such Proceeding, all of the Parties shall cooperate in the defense or prosecution thereof.

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20.3	Settlement or Compromise

Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (b) of Section 20.2) or the Indemnifying Person, as the case may be, of any such Third Party Claim shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided that (i) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) the Indemnified Person will not compromise or settle any Third Party Claim without the prior written consent of the Indemnifying Person, which may be withheld in the Indemnifying Person’s sole discretion.

20.4	Mitigation; Net Losses and Subrogation

(a)       In the event of any claim, liability or Loss that may give rise to an indemnification obligation hereunder, the Indemnified Person shall take, and cause its Affiliates to take, all reasonable measures to mitigate the consequences of such claim, liability or Loss, including (i) cooperating with the Indemnifying Person, if so requested by the Indemnifying Person, and (ii) all such reasonable measures that are required to prevent any contingent liability from becoming an actual liability. If any Indemnified Person shall fail to take such measures, then notwithstanding anything to the contrary in this Lease, the Indemnifying Person shall not be required to indemnify the Indemnified Person for any claim, liability or Loss that would reasonably be expected to have been avoided if such efforts had been made.

(b)       Notwithstanding anything to the contrary in this Lease, the amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds with respect to such Losses received by the Indemnified Person (or any of its Affiliates) from insurers not affiliated with the Indemnified Person, (ii) any Tax benefit realized or to be realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses or by the Indemnified Person (or any of its Affiliates) from any indemnification payment with respect to such Losses and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other Third Party. Each Indemnified Person shall use commercially reasonable efforts to obtain such proceeds, benefits and recoveries, including seeking full recovery under all insurance policies covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after the Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Losses for which the Indemnifying Person has made payment to the Indemnified Person).

(c)       Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any Third Party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

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ARTICLE 21

GENERAL

21.1	Expenses

Except as otherwise provided in this Lease, each Party shall bear its own fees, costs and expenses (including legal fees and expenses) incurred in connection with this Lease and the transactions contemplated hereby.

21.2	Amendment

This Lease may not be amended or modified except by written instrument duly executed by each of the Parties. Any agreement on the part of the Parties to waive any term or provision of this Lease shall be valid only if set forth in a written instrument duly executed by the Party or Parties against whom the waiver is to be effective. No such waiver shall constitute a waiver of, or estoppels with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Lease. The failure of either Party at any time to require performance of any of the provisions contained in this Lease shall in no way affect the right of a Party to require any performance that may be due thereafter pursuant to such provisions.

21.3	Notices

Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service or (b) on the date of transmission if sent by electronic mail (read receipt requested, with confirmation not to be unreasonably withheld or delayed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

(a)	if to the Lessor:

Union Carbide Corporation

437 MacCorkle Avenue

South Charleston, WV 25303

Facsimile: 1 (304) 747-3147

Attention: Institute Site Leader

with a copy to:

The Dow Chemical Company

2030 Dow Center

Midland, MI 48674

Attention: West Virginia Site Legal Counsel

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and to:

Union Carbide Corporation

P.O. Box 8361

South Charleston, WV 25303

Facsimile: 1 (304) 747-3147

Attention: Institute Industry Park Leader

(b)	if to the Lessee:

Recovery Solutions & Technologies, Inc.

4802 Ray Road

Suites 23-30 Phoenix, AZ 85044

Attn: Richard S. Geib, Chief Executive Officer

Email: rsgeib@recoveryst.com

21.4	Confidentiality

The terms and conditions of this Agreement and the transactions contemplated hereby shall be subject to the Confidentiality Agreement. This obligation of confidentiality shall be valid until the termination of the Confidentiality Agreement or the termination of this Agreement, whichever is later.

21.5	Counterparts; No Third Party Beneficiaries

This Lease may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or .pdf transmission shall be as effective as delivery of a manually executed counterpart of this Lease. Nothing in this Lease, express or implied, is intended to confer upon any party, other than the Parties and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Lease.

21.6	Further Action

Except as otherwise provided in this Lease, the Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers as may be required to carry out the provisions of this Lease and to consummate and make effective the transactions contemplated by this Lease.

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21.7	Severability

Any term or provision of this Lease that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Lease shall be enforceable as so modified, so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

21.8	Entire Lease

This Lease and the other Related Agreements constitute the full and entire understanding and agreement of the parties thereto and supersede any and all prior agreements, arrangements and understandings relating to the subject matters hereof and thereof.

21.9	Governing Law

THIS LEASE AND THE RIGHTS AND DUTIES HEREUNDER OF THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WEST VIRGINIA WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT.

21.10	Exclusive Jurisdiction of Disputes

Each Party to this Lease hereby (a) agrees that any litigation, Proceeding or other legal action brought in connection with or relating to this Lease, or any matters contemplated hereby, shall be brought exclusively in any West Virginia federal court sitting in the City of Charleston West Virginia; (b) consents and submits to personal jurisdiction in connection with any such litigation, Proceeding or other legal action in any such court described in this Section 21.10 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) waives to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such litigation, Proceeding or other legal action in any such court or that any such litigation, Proceeding or other legal action was brought in an inconvenient forum; (d) designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in any litigation, Proceeding or other legal action in such courts; (e) agrees to provide notice to the other Parties immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly designate another agent in the State of West Virginia to serve in place of such agent and deliver to the other Parties written evidence of such substitute agent’s acceptance of such designation; (f) agrees as an alternative method of service to service of process in any such litigation, Proceeding or other legal action by mailing of copies thereof to such Party at its address set forth in Section 21.3; (g) agrees that any service made as provided herein shall be effective and binding service in every respect; and (h) agrees that nothing herein shall affect the rights of any Party to effect service of process in any other manner permitted by Law.

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21.11	Public Announcements

Neither Party shall make, or cause to be made, any press release or public announcement in respect of this Lease or the transactions contemplated hereby or otherwise communicate with any news media regarding this Lease or the transactions contemplated hereby without the prior written consent of the other Party unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the Parties shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other Party shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of the other Party.

21.12	Disclaimer

EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY OR ANY OF ITS RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ITS CONFIDENTIAL INFORMATION.

21.13	Business Records

During the Lessee’s operation of the Lessee’s Improvements and occupancy of the Leased Premises and the Easement Areas, the Lessee will maintain true and correct copies of its customary records (including records provided by the Lessor) relating to the Lessee’s interest in or the condition of the Leased Premises and the Easement Areas, in accordance with applicable Laws and the Lessee’s records retention policy. Such records shall be kept in reasonable detail, consistent with past practice. These records will be open for review by the Lessor, to the extent reasonably necessary for the Lessor to confirm the Lessee’s compliance with the provisions of this Lease, at reasonable times during normal business hours. Upon termination of this Lease, the Lessee will provide copies to the Lessor of such records as are then in existence.

21.14	Survival

Except as provided herein, any provision of this Lease under which an obligation of a Party has accrued but has not been discharged will not be affected by termination of this Lease, nor will the Party liable to perform be discharged as a result of any such termination, nor will termination prejudice any right of a Party against the other in respect of anything done or omitted hereunder prior to such termination or in respect of any right to damages or other remedies. In addition, the provisions of Sections 7.2, 7.13, and 7.14, Article 8, Article 10, Article 12, Sections 13.2, 13.3, 13.5, Article 14, Sections 15.1, 15.3(d), 19.1, 19.2, 19.3 and Article 20 shall survive any termination or expiration of this Lease.

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21.15	Time of the Essence

In this Lease, time is of the essence.

21.16	No Commissions

The Lessor and the Lessee hereby represent and warrant to one another that is has not incurred or authorized any brokerage commission, finder’s fees, or similar payments in connection with this Lease, and each Party agrees to pay any such payment arising by virtue of such Party and to indemnify and hold the other Party harmless therefrom.

21.17	Schedules

The Schedules attached hereto form an integral part of this Lease. In the event of any conflict or inconsistency between the Schedules on the one hand and the rest of this Lease on the other hand, the provisions of this Lease shall have priority over the provisions of the Schedules.

21.18	No Presumption

The Parties agree that this Lease was negotiated fairly between them at arm’s length and that the final terms of this Lease are the product of the Parties’ negotiations. The Parties agree that this Lease shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Lease therefore should not be construed against a Party or Parties on the grounds that the Party or Parties drafted or was more responsible for drafting the provisions.

21.19	No Joint Venture

Nothing in this Lease shall be construed to create nor constitute a partnership, joint venture, or other similar relationship between Lessor and any other Party.

21.20	Relationship of the Parties

It is the intention of Lessor and Lessee to create hereby the relationship of landlord and tenant and, except as set forth in this Agreement, no Party shall have any authority or power to act as an agent of the other Party for any purpose and shall not on behalf of the other Party either enter into any contract, undertaking or agreement of any sort, except as expressly designated and approved in writing by the Party to be bound, or make any promise, warranty or representation with respect to Product or to any other matter. Inasmuch as the Parties or their Affiliates may be competitors with respect to certain products, the Parties individually and collectively agree that, with regard to contract administration, they will comply with all Laws and regulations, including, but not limited to federal and state antitrust Laws.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Ground Lease to be executed and delivered as of the date first above written.

LESSOR:

UNION CARBIDE CORPORATION

By:
Name:
Title:

LESSEE:

RECOVERY SOLUTIONS &
TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Ground Lease Agreement]

SCHEDULE A

DEFINITIONS

“Additional Rent” means all sums, liabilities, obligations, and amounts other than Base Rent which Lessee is required to pay or discharge pursuant to this Lease, together with any interest, penalty, or other sum which may be added for late payment thereof.

“Access Areas” means the lands subject to the Access Rights.

“Access Rights” has the meaning set forth in Section 2.4(a) hereof.

“Action” means any claim, action, suit, arbitration, inquiry, Proceeding or investigation by or before any Governmental Authority.

“Affected Party” has the meaning set forth in Section 19.4(a) hereof.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that the Lessee, the Parent or any Person controlled by the Lessee or the Parent shall not be regarded as an Affiliate of the Lessor or of any of the Lessor’s Affiliates.

“Alterations” has the meaning set forth in Section 6.1(a) hereof.

“API RP” has the meaning set forth in Section 2.10 hereof.

“Asset Transfer Agreement” means that certain amended and restated asset transfer agreement dated as of August 23, 2016, by and between Union Carbide Corporation and Recovery Solutions & Technologies, Inc.

“Base Rent” means the base rent payable by the Lessee to the Lessor pursuant to Section 4.1 of this Lease.

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in the community where the Leased Premises are located are authorized or required to be closed.

“Claim Notice” has the meaning set forth in Section 20.1 hereof.

“Claim” means any claim, whether actual or potential, known or unknown, suspected or unsuspected, contingent or non-contingent, whether concealed or hidden, upon any theory of law or equity, based upon past or future events, now existing or coming into existence in the future.

“Commencement Date” means the date of this Lease.

“Confidential Information” is defined in the Asset Transfer Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement effective as of August 4, 2015, between the Parties, as amended.

Schedule A-1

“Construction Laydown Area” has the meaning set forth in Section 2.2 hereof.

“Construction Laydown License” has the meaning set forth in Section 2.2 hereof.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities or as trustee, personal representative or executor, by contract or otherwise.

“Direct Competitor” means a Person that manufactures plastic, chemical or agricultural products or any other products that are competitive with the products manufactured by the Lessor and / or its Affiliates.

“Easement Areas” has the meaning set forth in Section 2.4(b) hereof.

“Easements” has the meaning set forth in Section 2.4(b) hereof.

“Emission Rights” has the meaning set forth in Section 7.5(b) hereof.

“Environmental Laws” means any Law or Governmental Authority order relating to (a) pollution or the protection of the environment or natural resources; (b) health and safety as such relates to exposure to any Hazardous Substances; (c) Releases or threatened Releases of Hazardous Substances, or the cleanup, remediation, manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances; or (d) record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, including, without limitation, any and all Homeland Security Requirements.

“Environmental Permit” means any Permit required by or pursuant to any Environmental Law.

“Event of Default” has the meaning set forth in Section 13.1 hereof.

“Expiration Date” means that date which is the earliest to occur of: (i) the last date of the Initial Term; (ii) the date on which the Facility is permanently shut down; (iii) the date on which the Lessee vacates or abandons the Facility operations as set out in Section 3.1 hereof; or (iv) the date upon which this Lease otherwise expires or is terminated in accordance with the terms, covenants and conditions contained herein.

“Facility” means, the buildings, improvements, fixtures and equipment to be located on the Leased Premises and Easement Areas comprising the facility described on the Schedule D annexed hereto.

“Facility Start Date” means the first date on which the Facility is fully operational.

“Fee Estate” means the Lessor’s fee simple or other interest in the Leased Premises, the Construction Laydown Area, the Easement Areas, and the Site, as applicable.

Schedule A-2

“Force Majeure Event” means, in relation to a Party, any occurrence, condition, situation, or threat thereof that (directly or indirectly) renders that Party unable to perform its obligations under this Agreement, including the following:

(a)	acts of God including epidemics, landslides, floods, washouts, lightning, earthquakes, storm warnings, perils of the sea, extreme heat or extreme cold, and other adverse weather conditions and threats of any of the foregoing, and whether preceded by, concurrent with, or followed by acts or omissions of any human agency, whether foreseeable or not;

(b)	acts or omissions of Governmental Authorities not related to any wrongdoing by the Party claiming such inability (or by such Party’s Affiliates);

(c)	acts of civil disorder including acts of sabotage, acts of the public enemy, acts of war (declared or undeclared), blockades, insurrections, riots, mass protests or demonstrations or threats of any of the foregoing, and police action in connection with or in reaction to any such act of civil disorder;

(d)	acts of industrial disorder, including strikes, lockouts, picketing, and threats of any of the foregoing, when any such act of industrial disorder directly or indirectly results in the Party’s inability to perform its obligations under this Agreement, regardless of whether the settlement of any labor dispute to prevent or end any such act of industrial disorder is within the sole discretion of the Party involved in such labor dispute; the requirement that any inability shall be corrected with commercially reasonable efforts shall not apply to labor disputes;

(e)	failures of facilities including failures resulting from fires, washouts, mechanical breakdowns of, malfunctions of, or necessities for making repairs or alterations to, furnaces, reactors, plant installations, machinery, lines of pipe, pumps, compressors, valves, gauges or any of the equipment therein or thereon, including, as applicable, facilities, pipelines and storage facilities and blowout or failure of any well to function; and

(f)	failure of any Third Party suppliers and/or contractors to supply materials or provide services to the Affected Party.

“Good Industry Practice” means, in relation to a function or activity, any of the practices, methods and acts that would be adopted at the relevant time by a Person exercising that degree of knowledge, skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced Person engaged in undertaking such function or activity, under the same or similar circumstances. Good Industry Practice is not restricted to the optimum practice, method or act to the exclusion of all others but rather comprises the spectrum of acceptable practices, methods and acts applicable to the specific circumstance.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction.

Schedule A-3

“Hazardous Substance” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls; and (b) any other chemicals, materials or substances occurring as such concentration and location as to be defined or regulated as toxic, as hazardous, or as a contaminant or pollutant, or words of similar meaning and import, under any Environmental Law.

“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under this Lease.

“Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under this Lease.

“Index” has the meaning set forth in Section 4.1 hereof.

“Initial Term” has the meaning set forth in Section 3.1(b) hereof.

“Insolvency Event” means, in respect of a Person, the occurrence of any of the following:

(a) such Person (i) admits in writing its inability to pay its debts as such debts become due, (ii) makes a general assignment or an arrangement or composition with or for the benefit of its creditors, (iii) files a petition under any Law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debts, or (iv) takes any action for the purpose of effecting any of the foregoing; or

(b) a Proceeding or case shall be commenced against such Person without its application or consent, seeking any of the following or an order, judgment or decree approving or ordering any of the following shall be entered in any court of competent jurisdiction and continue unstayed, undismissed and in effect for a period of sixty (60) consecutive days: (i) its liquidation, reorganization of its debts, dissolution or winding-up, or the composition or readjustment of its debts; (ii) the appointment of a receiver, custodian, liquidator or the like of such Person or of all or any substantial part of its assets; or (iii) similar relief in respect of such Person under any Law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debts or if it suffers any foreign equivalent of the foregoing.

“Interest Rate” means in the case of overdue amounts, a fluctuating interest rate equal at all times to LIBOR plus five percent (5%) on all overdue amounts, but in no case higher than the maximum rate permitted by applicable Law.

“Law” means any federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Lease” has the meaning set forth in the preamble hereof.

“Leased Premises” means that portion of the Site described by metes and bounds attached as Schedule D hereto.

“Lessee” means the leasehold owner of the Leased Premises under this Lease.

Schedule A-4

“Lessee Group” means the Lessee, its shareholders, partners, members, directors, officers, employees, agents, contractors, subcontractors, Affiliates and lenders and their respective directors, officers, agents, representatives and employees (but excluding Lessor Group).

“Lessee’s Improvements” means any tangible property owned by the Lessee or its permitted assignees, sublessees or invitees located on the Leased Premises (including the Facility), the Construction Laydown Area or the Lessor’s Premises, whether fixtures or otherwise, including all of the following but only to the extent owned by the Lessee or its permitted assignees, sublessees or invitees: all fixtures, buildings, structures, works, improvements and personal property now or hereafter situated or erected on the Leased Premises, the Construction Laydown Area, or the Lessor’s Premises or the Easement Areas or any part thereof and all fixtures, machinery, equipment, or building equipment.

“Lessee’s Safety Requirements” has the meaning set forth in Section 2.5(a) hereof.

“Lessor” means the fee simple owner of the Leased Premises.

“Lessor Group” means the Lessor, its shareholders, directors, officers, employees, agents, contractors, subcontractors, Affiliates and lenders and their directors, officers, agents, representatives and employees.

“Lessor’s Premises” means the Site, less and except the Leased Premises.

“Lessor’s Procedures” means the Lessor’s health, safety, environmental and security policies and procedures in effect from time to time at Lessor’s Premises, including the Lessor’s Safety Requirements.

“Lessor’s Safety Requirements” means (i) Lessor’s environmental, health, safety, construction and security rules, standards and requirements, and Lessor’s Procedures for the Lessor’s Premises, which are applicable to and enforced in all material respects by the Lessor on a site-wide basis on the Lessor’s Premises, as the same may be amended and modified from time to time, and including, without limitation, the Lessor’s Site Ordinances, and (ii) the safety requirements and reasonable safety recommendations of insurance carriers providing insurance coverage of the Lessor’s Premises to the Lessor.

“Lessor’s Site Ordinances” means the document issued by the Site and amended from time to time that sets forth key health, safety, and conduct requirements for all tenants at the Site. The Site Ordinances attached in Schedule E are current as of the date of this Lease.

“LIBOR” means, as of any relevant date, (a) the rate per annum equal to the offered rate that appears on the BBA LIBOR Rates Page (as defined below) for delivery on such date with a term equal to one (1) Month, determined as of approximately 11:00 a.m. (London time) on such date, or (b) if the rate referenced in the preceding clause (a) is not available, the rate per annum determined by the Person who is to receive the payment of interest at such LIBOR as the rate of interest at which deposits in Dollars of five million ($5,000,000) in same day funds and with the applicable term were offered by the principal London office of JPMorgan Chase Bank to major banks in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on such date. “BBA LIBOR Rates Page” means the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

Schedule A-5

“Lines and Piping” has the meaning set forth in Section 2.3(a) hereof.

“Loss” or “Losses” means any and all losses, liabilities, claims, damages, reasonable costs and reasonable expenses (including reasonable fees and expenses of counsel).

“Party” means the Lessor or the Lessee and “Parties” means both of them.

“Payment Period” has the meaning set forth in Section 8.4 hereof.

“Permits” means any permit, certificate, license, approval or other authorization issued by or obtained from any Governmental Authority.

“Permitted Business” means, only, the operation of GRU.

“Permitted Encumbrances” means, with respect to any assets or any part thereof: (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Lessor or the Lessee or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases, equipment leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (c) liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest; (d) any encumbrances that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports relating to the Lessor’s or the Lessee’s (as applicable) interests in real property and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, in each case, which individually or in the aggregate do not materially impair the present use of, or materially detract from the value of, the Leased Premises; (e) all covenants, conditions, restrictions, easements, charges, rights-of-way, other encumbrances and other similar matters of record set forth in any state, local or municipal recording or like office in a jurisdiction in which the Leased Premises is located; (f) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (g) minor encroachments including foundations and retaining walls; (h) standard survey and title exceptions; (i) variations, if any, between tax lot lines and property lines; (j) deviations, if any, of fences or shrubs from designated property lines; (k) all other encumbrances that, individually or in the aggregate, would not have a material adverse effect; and (l) any easements, rights of way, access rights or any other encumbrance on the Leased Premises reserved for the benefit of the Lessor or pursuant to the Related Agreements.

“Permitted Uses” has the meaning set forth in Section 5.1(a) hereof.

Schedule A-6

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Photographs” has the meaning set forth in Section 2.5(d) hereof.

“Proceeding” means any action, claim, suit, arbitration, proceeding or other litigation.

“Property Taxes” means all levies, rates, charges and assessments imposed or charged from time to time by the appropriate Governmental Authority having jurisdiction over the Lessor’s Premises, the Lessee’s Improvements, and the Leased Premises relating to the lands which comprise the Lessor’s Premises and the Leased Premises and fixtures and improvements located thereon from time to time, including all real estate taxes, ad valorem taxes, in-lieu-of taxes, amounts payable under industrial district agreements, assessments, water and sewer rates and charges, license and permit fees and other governmental levies and charges, general and special, ordinary and extraordinary, of any kind or nature.

“Related Agreement” is defined in the Asset Transfer Agreement.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon any soil, sediment, subsurface strata, surface water, groundwater, ambient air or any other media.

“Remedial Action” means any action required to (a) investigate, clean up, treat, remove, remediate or monitor, conduct remedial or corrective actions with respect to, or otherwise respond to Hazardous Substances so they do not migrate, endanger or threaten to endanger public health or the indoor or outdoor environment; (b) perform pre-remedial studies and investigations with respect to a Release of Hazardous Substances; or (c) perform post-remedial monitoring and care with respect to a Release of Hazardous Substances.

“Renewal Term” has the meaning set forth in Section 3.1(c) of this Lease.

“Rent” has the meaning set forth in Section 13.3(c)(v) of this Lease.

“Rent Adjustment Date” has the meaning set forth in Section 4.1 of this Lease.

“Security Interest” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment by way of security, charge or deposit arrangement, encumbrance or lien (statutory or other); any right in or to any property securing or intended to secure payment or performance of an obligation including any statutory trust (actual or deemed) intended as a security or collection device, lease intended as a security device or deemed to be a security interest, preferred claim, prior claim or preferential arrangement of any kind or nature whatsoever in respect of any property; the filing of any financing statement or application for registration naming the owner or conditional purchaser of the asset to which such interest relates as debtor or grantor; and any other right of or arrangement with any creditor to have its claim satisfied out of any specified property or asset or properties or assets with the proceeds therefrom prior to the satisfaction of the claims of the general creditors of the owner thereof, whether or not filed or recorded.

Schedule A-7

“Site” means those lands identified within the UCC Institute, West Virginia facility.

“Site Services Agreement” means the Site Services Agreement, dated as of the date hereof, between the Lessor and the Lessee for the Leased Premises.

“Taking” has the meaning set forth in Section 16.1 hereof.

“Taxes” means all taxes, charges, fees or duties, levies, industrial district payments or other assessments, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, or attributable to any nonpayment thereof imposed by any Governmental Authority, which taxes shall include all income or profits taxes, gross receipts taxes, net proceeds taxes, capital taxes, withholding taxes, payroll and employee withholding taxes, employment insurance, social insurance taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes (tangible and intangible), environmental taxes, energy taxes, superfund taxes, Transfer Taxes, workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

“Term” means the Initial Term together with, as applicable, any Renewal Terms.

“Third Party” means a Person who is not a Party or an Affiliate of either Party.

“Third Party Claim” has the meaning set forth in Section 20.2 hereof.

“Transfer Taxes” means any sales taxes, use taxes, transfer taxes, conveyance taxes, stamp taxes, recording or other similar taxes, fees or charges imposed upon the sale, transfer or assignment of real, personal, tangible or intangible property or any interest therein or upon the recording of any such sale, transfer or assignment, together with any interest, addition, or penalties in respect thereof imposed by any Governmental Authority.

“Willful Misconduct” means a willful act or omission of a Person which is intended to cause, or is in reckless disregard of or wanton indifference to, the consequences such act or omission would have on the rights, business, operations, property, health or safety of another Person.

Schedule A-8

SCHEDULE B

ACCESS AGREEMENT

This Access Agreement (this “Agreement”) is made as of the 1st day of [ ], 2016, between UNION CARBIDE CORPORATION, as Lessor, and RECOVERY SOLUTIONS & TECHNOLOGIES, INC., as Lessee.

WITNESSETH:

Recitals:

A.          The Lessor owns certain real property and improvements located at Route 25, Institute, West Virginia, 25112 (the “Site”), has leased certain portions of the Site (the “Leased Premises”) to the Lessee pursuant to that certain Ground Lease, dated as of the date hereof (as the same may be further amended, modified or supplemented, the “Lease”) and has granted an easement over certain Easement Areas pursuant to the Lease and the Easement Agreement attached to the Lease as Schedule C;

B.          The Lessor and the Lessee have entered into that certain Site Services Agreements, dated as of the date hereof (as the same may be further amended, modified or supplemented, the “Site Services Agreement”) pursuant to which the Lessee shall require access to the plant commonly known at the site as Glycol Recovery Unit; and

C.          The Lessee and the Lessor agree that, in connection with the Lease, Easement Agreement and Site Services Agreement and the Lessee’s use of the Leased Premises and Easement Areas, the Lessee will require access to the Lessor’s Premises (as defined in the Lease);

NOW, THEREFORE, in consideration of the mutual covenants and obligations in the Lease, the Related Agreements and this Agreement, the Lessor and the Lessee hereby agree as follows:

1.          Right of Access. Subject to the terms and provisions of this Agreement and the Lease, and for the Term of the Lease or, the Term as defined in the Site Services Agreement, the Lessor hereby grants to the Lessee, its officers, directors, employees, agents, contractors, representatives, licensees, suppliers and invitees (“Lessee’s Agents”) a non-exclusive right of access across the Lessor’s Premises along the access routes identified in Schedule A to this Agreement (subject to Section 9 hereof), or if such routes are temporarily unavailable or obstructed, across the most direct available pathway to the Leased Premises without interfering with the Lessor’s use of the Lessor’s Premises (collectively, the “Access Routes”), for the purposes specified in Paragraph 2 below, subject to any Permits or approvals that the Lessor (as defined in the Lease) may reasonably require. Except to the extent specifically provided herein, if at all, the Lessee shall have no access hereunder to any of the Lessor’s improvements, buildings or facilities.

2.          Purpose of the Access. The right of the Lessee to use the Access Routes and each part thereof is for the following purposes, in all cases exercised solely in connection with the operation of the Business at and from the Leased Premises and Easement Areas in accordance with the terms and conditions of this Agreement, the Lease, the Easement Agreement and the Site Services Agreement:

Schedule B-1

(a)          ingress to and egress from the Leased Premises and Easement Areas to and from public roads and streets;

(b           the movement of people, goods, machinery, vehicles and equipment within and between the Leased Premises and Easement Areas; and

(c)          for accessing, repairing or inspecting pipes, cables and other equipment belonging to the Lessee and necessary for the operation of the Business and the Facility.

For certainty, the Lessee, its officers, directors, employees, agents, contractors, licensees and invitees shall use only those portions of the Access Routes for which there is a lawful and legitimate business need.

Notwithstanding anything in this Agreement to the contrary, the Lessee acknowledges and agrees that in no event shall the Lessee, or any of its officers, directors, employees, agents, contractors, licensees or invitees, at any time (i) use the Access Routes made available hereunder for the parking, either permanently or transiently, of any vehicles of any nature or kind except in cases of emergency and except for those portions of the access ways that are specifically designated in the Access Routes as parking areas, or (ii) unreasonably interfere with or block any of the access ways made available hereunder except in cases of emergency.

3.           Compliance with Applicable Laws and Lessor’s Safety Requirements. The rights granted by this Agreement are subject to, and expressly contingent upon, compliance by the Lessee, its officers, directors, employees, agents, contractors, licensees and invitees with applicable Laws and the Lessor’s Safety Requirements.

4.          Indemnity. Subject to Section 15.3(d) of the Lease, the Lessee shall indemnify and hold the Lessor and/or its Affiliates and its and their officers, directors, employees, agents, contractors, licensees and invitees harmless from all Losses (including any Loss in respect of death or personal injury) either (i) caused by any breach of the obligations of the Lessee and/or its Affiliates under this Agreement, or (ii) sustained by, arising out of, resulting from the exercise of the right of access or the conduct of activities under this Agreement by the Lessee and/or its Affiliates or either of their officers, directors, employees, agents, contractors, licensees and invitees, BUT NOT TO THE EXTENT THE LOSSES RESULT FROM THE WILLFUL MISCONDUCT OF THE LESSOR. The Lessor shall be responsible for repair of any property damage or personal injury suffered by the Lessee or the Lessee’s Agents due to the Willful Misconduct of the Lessor.

5.          Procedures. The Lessee, its officers, directors, employees, agents, contractors, licensees and invitees shall follow the Lessor’s Procedures (subject to any modification applicable to the Lessee, its officers, directors, employees, agents, contractors, licensees and invitees that may be agreed in writing by the Lessor) to gain access to the Lessor’s Premises. As an illustration and not a limitation, these include:

Schedule B-2

(a)          Obtaining and visibly displaying applicable identification badges issued by the Lessor;

(b)          Obtaining visitor passes issued by the Lessor, and escorting visitors while on the Lessor’s Premises; and

(c)          Ensuring that contractor firms meet applicable qualifications of the Lessor to enter the Lessor’s Premises.

6.          Coordination between the Lessor and the Lessee. (a) The Parties mutually acknowledge that frequent and open communication will be needed, particularly at the beginning of the Term of the Lease, in order to carry out the purposes of this Agreement.

(b)          Each Party covenants that its applicable personnel will be reasonably available for such communication. Such communication does not require notice to be delivered pursuant to Section 21.3 of the Lease. As circumstances require, each Party will identify and inform the other Party of the appropriate contact(s) for communication on specific issues arising under this Agreement.

(c)          From time to time upon request, the Lessor will advise the Lessee of contractor firms that are already qualified to enter the Lessor’s Premises. The Lessee is not required to use these pre-approved contractors. However, if the Lessee elects to use contractors not already qualified to enter the Lessor’s Premises, any reasonable costs of qualifying the new contractor shall be borne by the Lessee or the contractor, not by the Lessor.

7.          Non-Interference. In the exercise of its rights under this Agreement, the Lessee shall not unreasonably interfere with the Lessor’s use and operations on the Lessor’s Premises.

8.          Right to Exclude. The Lessor reserves the right to exclude anyone from the Lessor’s Premises for any reason considered reasonably necessary at the time the decision is made.

9.          Right to Designate Access Routes. Notwithstanding anything herein to the contrary, the Lessor shall have the right to remove any routes from the designated Access Routes or to designate or redesignate (i) routes over, across and through the Lessor’s Premises and (ii) parking areas, if any, within the Access Routes, in each case to be used by the Lessee pursuant to this Agreement so long as said routes are reasonably convenient and do not materially increase the Lessee’s cost with respect to the purposes of the access provided for in Paragraph 2 hereof. Any such designated or redesignated routes or parking areas shall thereafter be included in the term “Access Routes” hereunder.

10.          Assignment. The rights granted by this Agreement are only assignable in connection with an assignment under the Lease.

11.          Lease Terms. All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Lease. This Agreement forms part of the Lease and, to the extent not otherwise addressed in this Agreement, the terms of the Lease apply equally to this Agreement.

Schedule B-3

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

UNION CARBIDE CORPORATION

By:
Name:
Title:

RECOVERY SOLUTIONS & TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Access Agreement]

SCHEDULE A TO ACCESS AGREEMENT

ACCESS ROUTES

Schedule A to Access Agreement

SCHEDULE C

EASEMENTS

EASEMENT AGREEMENT

This Easement Agreement (this “Agreement”) is made as of the 1st day of [ ], 2016, between UNION CARBIDE CORPORATION, as “Grantor”, and RECOVERY SOLUTIONS & TECHNOLOGIES, INC., as “Grantee”.

WHEREAS the Grantor owns certain real property and improvements located at Route 25, Institute, West Virginia 25112 (the “Site”), has leased certain portions of the Site (the “Leased Premises”) to the Grantee pursuant to that certain Ground Lease, dated as of the date hereof (as the same may be further amended, modified or supplemented, the “Lease”) and has retained the remainder of the Site (“Lessor’s Premises”); and

WHEREAS the Grantor and the Grantee agree that, in connection with the Lease and Grantee’s use of the Leased Premises, the Grantee requires certain easements across the Lessor’s Premises;

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) paid in hand for activities on, over, under and across the property described below, receipt and sufficiency of which is hereby acknowledged, the Grantor and Grantee hereby agree as follows:

(a)     1.     Grant of Easement for Utilities, Piping, and Cabling. Subject to any Permitted Encumbrances, Grantor does hereby grants to the Grantee for the benefit of the Leased Premises a non-exclusive easement for the pipelines and electrical cabling, installed above ground or underground, associated with the Glycol Recovery Unit and in existence as of the effective date of the Asset Transfer Agreement. Grantee’s use of the Utilities Easement shall not interfere with Grantor’s use of the Lessor’s Premises.

2.     Access. In connection with Grantee’s rights under this Agreement, Grantor has granted Grantee certain non-exclusive rights of access across Lessor’s Premises along the access routes identified under that certain Access Agreement dated as of the date hereof by and between Grantor and Grantee, as the same may be further amended, modified or supplemented.

3.     Compliance with Applicable Laws and Lessor’s Safety Requirements. The rights granted by this Agreement are subject to, and expressly contingent upon, compliance by the Grantee, its officers, directors, employees, agents, contractors, licensees and invitees with applicable Laws and the Lessor’s Safety Requirements.

4.     Indemnity. Subject to Section 15.3(d) of the Lease, the Grantee will indemnify and hold the Grantor and/or its Affiliates and its and their officers, directors, employees, agents, contractors, licensees and invitees harmless from all Losses (including any Loss in respect of death or personal injury) either (i) caused by any breach of the obligations of Grantee and/or its Affiliates under this Agreement, or (ii) sustained by, arising out of, resulting from the exercise of the right of access or the conduct of activities under this Agreement by the Grantee and/or its Affiliates or either of their officers, directors, employees, agents, contractors, licensees and invitees, BUT NOT TO THE EXTENT THE LOSSES RESULT FROM THE WILLFUL MISCONDUCT OF THE GRANTOR. Grantor shall be responsible for repair of any property damage or personal injury suffered by the Grantee or Grantee’s officers, directors, employees, agents, contractors, representatives, licensees, suppliers and invitees due to the Willful Misconduct of Grantor.

Schedule C-1

5.     Non-Interference. In the exercise of its rights under this Agreement, Grantee shall not unreasonably interfere with the Grantor’s use and operations on the Lessor’s Premises.

6.     Assignment. The rights granted by this Agreement are only assignable in connection with an assignment under the Lease.

7.     Lease Terms. All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Lease. This Agreement forms part of the Lease and, to the extent not otherwise addressed in this Agreement, the terms of the Lease apply equally to this Agreement.

[Signature page follows]

Schedule C-2

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

UNION CARBIDE CORPORATION

By:
Name:
Title:

RECOVERY SOLUTIONS & TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Easement Agreement]

SCHEDULE D

LEASED PREMISES

Schedule D-1

Schedule D-2

Schedule D-3

SCHEDULE E

LESSOR’S SITE ORDINANCES

See attached.

Schedule E

UNION CARBIDE CORPORATION

Industry Park Site

Ordinance

West Virginia Operations

Table of Contents

Table of Contents			2

1.0	Definitions		4

	1.1.	Dow	4
	1.2.	Facility	4
	1.3.	Contract Manager	4
	1.4.	Ground Lease	4
	1.5.	Site Service Agreement	4
	1.6.	Industry Park	4
	1.7.	Industry Park Ordinances	4

2.0	General		4

	2.1.	Objective of the Industry Park Ordinance	4
	2.2.	Load Shedding & Emergency Procedures	4
	2.3.	Adverse Weather Threats	4
	2.4.	Leased Premises	4

3.0	Industry Park Code of Conduct		5

	3.1.	Compliance	5
	3.2.	Conduct	5
	3.3.	Respect for Tenant	5
	3.4.	Purpose of Tenants Participation in Industry Park	5
	3.5.	Industry Park Communications	5
	3.5.1.	Communication Platform	5
	3.5.2.	Communication of Process Information	5
	3.5.3.	Communication Equipment	5
	3.5.4.	Announcements	6
	3.6.	Protection of Intellectual Property	6
	3.7.	Maintaining the Operational Orderliness	6
	3.8.	Signage	6
	3.9.	Actions in Response to Violations of the Industry Park Ordinance	6

4.0	Emergency Services and Security		6

	4.1.	Security General	6
	4.1.1.	Authorized Access in the Industry Park	6
	4.1.2.	Private Property	6
	4.1.3.	Property Rights	7
	4.2.	Protection of Property	7
	4.2.1.	Secrecy Obligation	7
	4.2.2.	Industry Park Property	7
	4.3.	Safety	7
	4.3.1.	Expectations	7
	4.3.2.	Initial Safety Training	7
	4.3.3.	Behavior During Accidents and other Hazards, Emergency Calls	7
	4.3.4.	Environmental Protection	8
	4.3.4.1.	Excavation	8
	4.3.4.2.	Alterations	8
	4.3.4.3.	Setup and Operation of Construction Site	8
	4.3.4.4.	Remediation	8
	4.3.4.5.	Air Pollution Control	8
	4.3.4.6.	Spray Painting & Sand Blasting	9
	4.3.4.7.	Noise Emissions into Neighborhood	9
	4.3.4.8.	Water/Wastewater	9
	4.3.4.9.	Pollutants	9
	4.3.4.10.	Handling and Disposal of Wastes	10
	4.3.5.	Traffic Regulations	10

	4.3.5.1.	General Regulations	10
	4.3.5.2.	Vehicles and Transportation Means Authorized for Entry	10
	4.3.5.3.	Behavior During Traffic Accidents	10
	4.3.5.4.	Road Blocking	10
	4.3.5.5.	Heavy Goods or Oversized Transport	10
	4.3.5.6.	Handling Hazardous Materials	11
	4.3.5.7.	New Chemical Introduction	11
	4.3.5.8.	Aircraft Usage	11
	4.3.6.	Ordinance Compliance Checks	11
	4.3.7.	Erection of Temporary Structures	11
	4.3.8.	Industrial Hygiene	11
	4.3.9.	Fire Prevention	11
	4.3.10.	Smoking Ban	11
	4.3.11.	Alcohol and Intoxicant Ban	11
	4.3.12.	Firearms/Weapons	11
	4.4.	Security	12
	4.4.1.	Access Ordinances	12
	4.4.1.1.	Employee Identification & Badges	12
	4.4.1.2.	Guests and Contractors	12
	4.4.1.3.	Official Representatives	12
	4.4.1.4.	Press and Media Representatives	12
	4.4.1.5.	Contractor Access	12
	4.4.1.6.	Right to Deny Access	12
	4.4.2.	Security Checks	13
	4.4.3.	Ban on Photography	13
	4.4.4.	Access to Buildings/Lock Systems (Preventative Measures)	13
	4.4.5.	Lost Property	13
	4.5.	Risk Prevention and Management	13
	4.5.1.	Emergency Services and Security	13
	4.5.2.	Incident and Emergency Reporting	13
	4.5.3.	Emergency Services & Emergency Dispatch-Center	13
	4.5.4.	Incident Management System	14
	4.5.5.	Directional Authority	14
	4.5.6.	Communication in Emergencies	14
	4.5.7.	External Communication	14
	4.5.8.	Energy Disruption/Energy Failure	14

5.0	Services and Contracts		15

	5.1.	Infrastructure	15
	5.1.1.	Work In Pipe Ways	15
	5.1.2.	Work in Railroad Line Area	15
	5.2.	Logistics On Site	15
	5.2.1.	Receiving Goods	15
	5.2.2.	Transportation On Site	15
	5.2.3.	Shipment	15
	5.3.	Risk Review	15

6.0	Confirmation of Receipt		16

1.0	Definitions

1.1.	Dow

Dow means Union Carbide Corporation a Wholly Owned Subsidiary of The Dow Chemical Company.

1.2.	Facility

Facility means West Virginia Operations, including the South Charleston and Institute Sites.

1.3.	Contract Manager

Each tenant will have an assigned Contract Manager. The Contract Manager will serve as the primary point of contact for questions and concerns related to the Industry Park, including questions related to any Ground Lease or Site Service Agreement entered into between the tenant and Dow.

1.4.	Ground Lease

Ground Lease means any agreement, including exhibits and attachments, entered into between Dow and any tenant of the Facility related to real property interests at the Facility, as the same may be amended from time to time in accordance with the terms thereof.

1.5.	Site Service Agreement

Site Service Agreement means any agreement, including exhibits and attachments, entered into between Dow and any tenant of the Facility, related to the sale of services at the Facility, as the same may be amended from time to time in accordance with the terms thereof.

1.6.	Industry Park

The Industry Park is the Dow-managed, multi-business site located at the Facility.

1.7.	Industry Park Ordinances

This document, and the requirements and standards set forth in this document, as amended from time to time, will be known as the Industry Park Ordinance(s) or the Ordinance(s).

2.0	General

2.1.	Objective of the Industry Park Ordinance

The objective of this document is to provide the framework for the ordinances that apply to a production location owned by The Dow Chemical Company or an affiliate of The Dow Chemical Company (“Dow”) where multiple companies own or operate production facilities. These ordinances are intended to ensure a common approach for a safe, secure, effective and efficient operation of an agglomerate of industrial activities through agreement and clear understanding of ordinances that will be observed by all tenants, companies that provide on-site services, and visitors.

2.2.	Load Shedding & Emergency Procedures

In the event of an emergency or force majeure event, tenants may be required to comply with a Industry Park ordered load shedding plan and/or energy/utility allocation program

2.3.	Adverse Weather Threats

Tenants within the Industry Park are required to participate responsibly in preparation, execution, and recovery coordination related to adverse weather threats

2.4.	Leased Premises

Tenants must operate within their leased premises as defined in their Ground Lease or equivalent governing agreement. Work to be performed outside of the leased premises must also comply with the Lease terms, and be approved through the responsible Contract Manager.

3.0	Industry Park Code of Conduct

3.1.	Compliance

All site user and external company staff must comply with the site ordinance for the Industry Park and any applicable laws, permits and regulations.

3.2.	Conduct

All employees and visitors of Industry Park tenants are expected to contribute, through their behavior, to a working climate in which the character and dignity of each individual on site is respected.

3.3.	Respect for Tenant

All tenants are treated equally regarding the applicability of the Industry Park ordinances.

3.4.	Purpose of Tenants Participation in Industry Park

Each tenant must provide Dow with information about their operation and manufacturing facilities within the Industry Park to ensure that Dow is aware of all ongoing operations and related risks (e.g., to support Industry Park development). If this information changes in a significant way, the tenant must update Dow as necessary.

3.5.	Industry Park Communications

3.5.1. Communication Platform

The Industry Park will maintain a generic and accessible communication platform (e.g. internet based, manuals, computer media such as CDROMs) to provide the tenants in the Industry Park with the corresponding generally applicable body of ordinances and regulations.

3.5.2. Communication of Process Information

For the purpose of managing integration needs, Tenants shall provide real-time process information as specified in Site Service Agreements or Service Level Guidelines. Tenants shall communicate to the site logistics coordinator when they anticipate or experience a change in volume with the receipt or supply of an integrated utility, raw material or product that could impact Dow or other I-Park Tenants.

3.5.3. Communication Equipment

The use of radio equipment and wireless communication in the Industry Park will be managed and approved to minimize the risk of conflicts within the Industry Park. As an example, the use of new, fixed radio systems or wireless instrumentation within the tenant block limits must be authorized by Dow’s Emergency Services and Security.

Plant-area specific mobile phone bans because of process safety must be followed by all tenant employees and contractors.

3.5.4. Announcements

Applicable announcements pertaining to the Industry Park are made by email to contacts designated by the tenants. Upon receipt, Industry Park tenants are responsible for forwarding the announcements to its employees as needed.

3.6.	Protection of Intellectual Property

For safe operation specific technical information may need to be shared between tenants and/or Industry Park Leader. Agreements will be in place to ensure protection of the information and to ensure it will not be used outside the purpose for which this information is made available. Certain activities within the Industry Park may be regulated by government agencies and specifically focused on site or transportation security. There may also be sensitive or classified security information that must be protected according to government requirements.

3.7.	Maintaining the Operational Orderliness

The following activities are not allowed outside of the leased premises:

•	Attaching non-business placards or writing on walls,

•	Distributing fliers, hand-outs or printed documents,

•	Fund-raising or other group efforts without the permission of Industry Park Leader

•	Non-business related gatherings not approved by the Contract Manager;

•	No political activities are allowed in the Industry Park. Approved activities of the trade unions are not affected by this. Tenant should immediately notify Dow’s Emergency Services and Security if activities associated with unions are to take place on Industry Park property.

3.8.	Signage

Tenant / building signage must comply with the Industry Park Signage Guidelines.

3.9.	Actions in Response to Violations of the Industry Park Ordinance

Violations of any Industry Park Ordinance by an employee or contractor of a company operating at the Industry Park will be reported to the supervisor of the employee. Actions shall be taken by the respective company to prevent the repeat of the violation. Depending upon the violation, the Contract Manager and/or Dow’s Emergency Services and Security should be notified. Gross violations including, but not limited to firearms, fighting, assault, unusual behavior and suspected substance abuse shall be immediately reported to Dow’s Emergency Services and Security. A description of the action taken in response to a violation shall be reported back to the Contract Manager. Violations may result in the removal of the employee from the Industry Park.

4.0	Emergency Services and Security

4.1.	Security General

4.1.1. Authorized Access in the Industry Park

For each tenant, the Industry Park premises may only be entered and exited via specified entries and exits. Loitering is prohibited on the Industry Park premises and access is limited to working hours.

Employees of a Industry Park tenant must meet all entry requirements per the Dow Site Access Policy and can only go to their designated work/eating locations.

4.1.2. Private Property

All employees must maintain the safe custody of items that they bring into the Industry Park premises and guard against theft. The owner is responsible for the loss of private property.

4.1.3. Property Rights

All employees of companies that are tenants at the Industry Park as well as all contract companies and visitors of the tenant must obey the directives and instructions of Dow’s Emergency Services and Security issued for compliance to this Industry Park Ordinance. Dow’s Emergency Services and Security is authorized by the Industry Park to exercise access to property rights. If an aggrieved party feels it has been treated unjustly or improperly by the Industry Park representatives, they have the right to lodge a complaint.

4.2.	Protection of Property

4.2.1. Secrecy Obligation

All employees of tenants within the Industry Park must treat business and trade secrets of all companies within the Industry Park with confidentiality.

4.2.2. Industry Park Property

All employees of the tenants in the Industry Park must protect the Industry Park property to the best of their ability. Cases of theft, fraud or property damage must be reported to the responsible supervisors and to Dow’s Emergency Services and Security immediately.

Anyone guilty of destroying, damaging, neglecting or losing Industry Park property or failing to report damages and losses of which they are aware can be made liable for its replacement.

Industry Park property of any kind – even samples and refuse with no apparent value – may not be taken out of the Industry Park without written approval by the property owner. In such case, the “pass out” process shall be followed.

4.3.	Safety

4.3.1. Expectations

All tenants at the Industry Park are expected to adhere to requirements as set forth in the tenant’s Ground Lease and the American Chemical Council Responsible Care Management System. If the tenant is not a chemical producer, they should follow their contractual requirements and equivalent industry practices.

4.3.2. Initial Safety Training

All companies at the Industry Park must ensure that all employees participate in the initial instruction for safety at the Industry Park that is provided and, if applicable, take the required test prior to their initial start of work. The respective Industry Park tenants and/or tenant-appointed parties will provide the plant site-specific instructions.

4.3.3. Behavior During Accidents and other Hazards, Emergency Calls

If Medical Services are provided through the Industry Park, tenants’ employees and contractor employees shall request first aid services through the internal Industry Park emergency number or site alarm system.

All accidents resulting in injury, no matter how slight or insignificant, must be reported to the responsible supervisor, security and/or contractor contact by the injured party or by a colleague if the injured party is not able to do so immediately.

In case of fires or suspected fires, the plant fire department must be notified through the internal Industry Park emergency number or site alarm system. Even small fires that are extinguished through fire extinguishers must be notified to Industry Park security in any case immediately.

Gatherings of persons at fire and accident locations bring about new hazards and make the rescue efforts more difficult. Therefore, all persons who are not professionally engaged in the fighting of fire hazards or providing aid in accidents or who is not involved therewith must stay away from the location of the fire or accident, and shall go to the indicated assembly points.

4.3.4.   Environmental Protection

4.3.4.1.	Excavation

All excavation work performed by a tenant inside the Industry Park must be pre-approved in writing by the responsible Contract Manager and comply with the appropriate Dow excavation standard. Disposition of excavated soil will be performed by Dow unless otherwise agreed.

4.3.4.2.	Alterations

Tenant facility alterations and improvements must comply with the terms of the Ground Lease. In many cases, written approval by the Industry Park is required through the responsible Contract Manager.

4.3.4.3.	Setup and Operation of Construction Site

When planning construction, all applicable safety requirements must be observed. Tenants may not use space as a lay down area or staging area unless (a) the space is within the tenant’s leased footprint and the terms of the ground lease allow this use, or (b) the tenant obtains Dow’s prior written permission.

4.3.4.4.	Remediation

•	Tenants are not allowed to take any soil or ground water samples without the prior approval of the Industry Park.
•	Dow will be the primary contact to the authorities in the event that a new and unexpected remediation project is required.
•	Site evacuation and fugitive dust procedures must be obeyed. This includes prior approval of all excavations.
•	Spills outside of engineered containment must be rapidly addressed to prevent or correct soil and groundwater contamination. Timely notification is required for any releases outside containment and any actions taken or planned to control and mitigate the release.
•	Groundwater monitoring wells are located throughout the site including within the battery limits of facilities. These wells, where present, must not be disturbed by facility personnel. Reasonable access must be maintained to the well for the remediation organization. If inadvertent damage to a well occurs, it must be reported to the remediation department in a timely manner (usually meaning the same day). Cost to repair or replace the well will be paid by the entity that damaged the well unless otherwise specified by contract (if applicable to your site).

•	Tenants must give Dow reasonable notice and an opportunity for review prior to any facility modifications that would modify the footprint of buildings or other structures or that would require excavation.
•	Construction of new or enlarged occupied buildings must consider and address the potential for vapor intrusion into the building. Plans must be reviewed with Dow’s remediation department in advance.
•	Storm water flow to site sewers (where allowed) must be properly controlled (If applicable to your site). Storm water modifications are subject to review and approval by Dow Environmental Operations.

4.3.4.5.	Air Pollution Control

Any air emissions caused by a Industry Park tenant’s activities in plants and on construction sites must be kept as low as technically possible and economically justifiable and at all times operate within the confines of any applicable air permit.

The tenant must comply with any and all contractual provisions, legal requirements and/or approval certificates regarding air emissions.

Where necessary, emissions should be reviewed with the Contract Manager to ensure Facility wide compliance.

Dow’s Emergency Services and Security must be informed immediately about unplanned emissions and these must be corrected immediately.

4.3.4.6.	Spray Painting & Sand Blasting

Tenant must ensure any painting and/or sand blasting in their block complies with the Industry Park policy for proper communication to reduce/control the amount of overspray to personal vehicles.

4.3.4.7.	Noise Emissions into Neighborhood

Dow’s Emergency Services and Security or the emergency dispatch center must be notified prior to conducting any work that might affect Industry Park near neighbors (noise or odors) which could lead to complaints (e.g., blow-down of pipelines).

4.3.4.8.	Water/Wastewater

All standards, laws and regulations related to the handling of substances hazardous to water during transport, storage, handling, disposal, and use must be complied with.

Washing of storage containers, trucks, vehicles, operating machines and other waste within a process facility, must conform to a Dow-approved wastewater characterization (If applicable at your site).

Extracting and draining off water of all kinds requires the permission by the responsible organization within the Industry Park (e.g., Environmental Operations).

All disposals into a treatment plant and all direct disposals must meet the contractual specifications and the regulatory requirements. Disposing of wastewaters not covered by any agreement or permit, such as maintenance and rinsing waters must be coordinated with the responsible organization within the Industry Park (e.g., Environmental Operations).

Improper emissions (e.g., outside the scope of a Dow-approved waste characterization) into waste water that is sent to Dow for treatment must be reported to the Contract Manager immediately. In addition, tenant must take immediate actions as required by the applicable regulatory or permit requirement or by the wastewater treatment unit.

Where necessary, emissions should be reviewed with the Contract Manager to ensure Facility wide compliance.

4.3.4.9.	Pollutants

Tenant emissions of any kind shall not cause the contamination of the ground and/or the groundwater. Emissions may not be mixed into the wastewater without the prior permission by the Contract Manager, applying the wastewater characterization.

Ground contamination must be reported immediately Dow’s Emergency Services and Security and the Contract Manager. After reporting the incident, the responsible tenant will develop and implement a remediation plan acceptable to the Industry Park.

4.3.4.10.	Handling and Disposal of Wastes

Dow will not provide waste treatment or disposal for tenants except as provided by contract.

4.3.5.   Traffic Regulations

4.3.5.1.	General Regulations

The governing street traffic regulations apply on the Industry Park premises and on Industry Park parking lots. Also, internal Industry Park traffic rules and signs must be observed.

Traffic monitoring and regulation is performed by Dow’s Emergency Services and Security department. Its instructions must be followed.

If repeated violations of the traffic regulations in effect in the Industry Park occur, the privilege for driving vehicles within the Industry Park can be revoked.

Personal bicycles may not be ridden within the gated premises of the Industry Park. Motorcycles may be used to get to and from the workplace only. Use of private vehicles on the Industry Park premises and parking lots is to be done at the owner’s risk.

Overhead clearances of pipe trusses and power lines should be considered when planning routing of vehicles taller than normal passenger automobiles.

4.3.5.2.	Vehicles and Transportation Means Authorized for Entry

Motor vehicles that do not meet street traffic regulations will be denied access to the Industry Park.

Other vehicles exclusively used for transportation within the Industry Park must be technically equipped such that no risk to persons, environment and property damage can occur as a result of them. These vehicles may only be driven by persons who possess a corresponding certificate of competency.

4.3.5.3.	Behavior During Traffic Accidents

In the event of traffic accidents on the Industry Park premises, Dow’s Emergency Services and Security must be called to record the accident. The location of the accident should be left untouched as much as possible until the accident investigation has been completed. Dow reserves the right to drug test any tenant employee or contractor employee involved in a Motor Vehicle Accident (MVA) that occurs on Facility premises.

4.3.5.4.	Road Blocking

If mounting, construction and/or demolition works entail necessary blockings and/or constrictions of plant roads, it is necessary to obtain approval from Dow’s Emergency Services and Security. Once approved, Dow’s Emergency Services and Security will be notified at the time the road is blocked and when it becomes re-opened.

Existing road blockings may not be lifted without authorization from Dow’s Emergency Services and Security.

4.3.5.5.	Heavy Goods or Oversized Transport

Heavy goods or oversized transports are only permitted following sufficient logistic preparation and a warranty of meeting required safety measures. They must be reviewed, approved and coordinated with Dow’s Emergency Services and Security department and Dow’s Infrastructure services. The tenant is responsible for providing an approved transport escort vehicle.

4.3.5.6.	Handling Hazardous Materials

Certain hazardous materials (e.g., blasting agents, coating substances, glues, solvents, mineral wool, etc.) that are covered under regulations such as the Dangerous Goods Act must be treated according to appropriate regulating laws and the respective company directives, and can only be handled by qualified personnel.

4.3.5.7.	New Chemical Introduction

Introduction of a new chemical onto the Industry Park premises requires approval through the responsible Contract Manager.

4.3.5.8.	Aircraft Usage

Aircraft or unmanned aerial systems (“Drones”) used within the Site must be (1) flown in compliance with federal and local regulatory and licensing requirements, (2) operated by a licensed pilot, (3) reviewed and approved by Tenant’s process safety team relevant to the flight equipment and the process area flight path, (4) limited to the Tenants airspace. Tenant must notify Site security at least 24 hours in advance. Any deviations from these requirements require Contract Manager approval.

4.3.6. Ordinance Compliance Checks

Fulfilment of the requirements of the Industry Park specific Ordinance can be checked and documented at any time by on-site inspections and inspections are announced in advance.

4.3.7. Erection of Temporary Structures

Erection or setup of temporary structures and buildings must be reviewed with Dow’s Emergency Services and Security to ensure firefighting strategies are not impacted.

4.3.8. Industrial Hygiene

It is the responsibility of the tenants to instruct new employees concerning existing industrial hygiene regulations and to familiarize them with the expectations and requirements.

4.3.9. Fire Prevention

An integral part for fire prevention for the Industry Park is consistent measures regarding preventive and operational fire protection systems for all residents on the Industry Park. Tenants must follow the [Ex: National Fire Protection Association (NFPA)] regulations and guidelines.

4.3.10.   Smoking Ban

A smoking ban is in effect for the entire Industry Park.

4.3.11.    Alcohol and Intoxicant Ban

It is forbidden to bring, consume or distribute alcohol, illegal drugs or other intoxicating materials on the Industry Park premises or to the workplaces. People under the influence are not permitted on the Industry Park premises. If an incident occurs, the company with which the person is associated will be informed.

4.3.12.    Firearms/Weapons

Firearms or weapons of any kind are not allowed on the Industry Park premises.

4.4.	Security

4.4.1. Access Ordinances

4.4.1.1.   Employee Identification & Badges

Employees in the Industry Park will receive an electronic access control card that includes the name of the employee, name of the Industry Park tenant and a photographic image of the employee. The electronic photo access control badge should be visibly displayed at all times unless safety practices prevent wearing the badge. The use of Industry Park IDs is only allowed for the person for whom the ID is issued and for the execution of authorized activities. The electronic access control badge is the property of the Industry Park and should be protected at all times. Loss of the electronic access control badge must be immediately reported to Dow’s Emergency Services and Security. Replacement of lost badges will result in additional charges to the tenant.

If Transportation Worker Identification Credentials (TWIC) is required, additional federal credentials must be purchased by the tenant.

4.4.1.2.   Guests and Contractors

Dow’s Emergency Services and Security is responsible for controlling the admission of guests/visitors to the Industry Park. Pre-notification of guests/visitors should be made with Dow’s Emergency Services and Security. After safety and security orientation requirements are met, the guests/visitors host will be contacted and the host will be responsible for coming to the security/reception area, escorting the guest/visitor at all times while on the Industry Park premises, and returning and signing out the guest/visitor when the visit is complete. Guests/Visitors and hosts are only permitted to visit the host facility unless previous permission is granted by the Industry Park Leader. Guests/visitors are not allowed to perform hands-on work while on the Industry Park premises.

4.4.1.3.   Official Representatives

For reasons of safety, representatives or persons from regulatory institutions shall be accompanied by Industry Park representatives in the event that there are questions related to the Industry Park permits. If the visit scope is specific to a tenant, tenant personnel shall escort the visitors to the location to be visited.

Dow reserves the right to participate in a tour when governmental agencies come to the Industry Park.

4.4.1.4.   Press and Media Representatives

Representatives or persons from the press/media shall not be allowed to go to a tenant location without their prior written approval of the Contract Manager. Local Dow Public Affairs must be notified in advance of press/media visits, and a place will be arranged for the media and tenant discussion.

4.4.1.5.   Contractor Access

Contractors hired by tenant must meet the requirements of the Dow Site Access Policy before being granted access to the Industry Park. Refer to the Industry Park Site Access Policy for details.

4.4.1.6.   Right to Deny Access

Dow reserves the right to refuse access to anyone if (in our sole discretion) we believe the individual could present a health, security or safety risk to the site or its employees.

4.4.2. Security Checks

To protect the assets of the Industry Park owner and tenants, protect operations and personal property of employees, all Industry Park residents and visitors are subject to security checks. Security checks will be carried out by the Dow’s Emergency Services and Security within the Industry Park itself as well as at entry and exits to buildings and at the Industry Park gates. The checks are limited to allowable and necessary measures. Upon request by Dow’s Emergency Services and Security, employee pockets and other containers must be opened for display. Also, vehicles can be inspected.

4.4.3. Ban on Photography

A camera pass must be obtained through Dow’s Emergency Services and Security prior to taking pictures. Use of cameras in any media (e.g. cell phone, portable cameras, tablets, laptops, etc.) outside of the leased property boundaries are forbidden unless express written permission is granted for use by the Contract Manager following the required site protocols. No pictures of The Dow Chemical Company or other tenant property, signage, or equipment shall be taken by the tenant.

4.4.4. Access to Buildings/Lock Systems (Preventative Measures)

To ensure ongoing safety for all residents of the Industry Park, Dow’s Emergency Services and Security is authorized to enter buildings and offices of other Industry Park tenants to fulfill its tasks when necessary, and in particular when responding to an emergency. To facilitate that access, the companies must utilize the central locking system of the Industry Park or must make corresponding key cabinets available.

4.4.5. Lost Property

Items found on the Industry Park premises and company parking lots should be turned in to Dow’s Emergency Services and Security. This also applies to company IDs of any kind. Private property found can be picked up from Dow’s Emergency Services and Security by the owners.

4.5.	Risk Prevention and Management

4.5.1. Emergency Services and Security

Emergency Services and Security (emergency services such as ambulance, fire response and security services) are required for all tenants unless otherwise agreed.

4.5.2. Incident and Emergency Reporting

Tenant shall follow the Emergency Reporting protocol per the Industry Park Site Emergency Plan.

Basic Life Support emergency care and ambulance services are provided to the Industry Park tenants’ employees and contractors (if applicable at your site). First aid services must be requested through the internal Industry Park emergency number.

All accidents resulting in injury, no matter how slight or insignificant, must be reported to the responsible supervisor, Dow’s Emergency Services and Security and/or contractor contact by the injured party or by a colleague if the injured party is not able to do so immediately.

In case of fires or suspected fires, the plant fire department must be notified through the internal Industry Park emergency number. Even small fires that are extinguished through fire extinguishers must be notified to Dow’s Emergency Services and Security in any case immediately.

Following the event, Industry Park may request additional information regarding the circumstances surrounding the incident.

4.5.3. Emergency Services & Emergency Dispatch-Center

Dow’s Security & Emergency/Dispatch Center will be operated by Dow’s Emergency Services and Security. An integral part of emergency preparedness and response for all tenants of the Industry Park is the fire detection, automated fire extinguishing and intrusion alarm systems. All connectivity and requirements will be compatible with the specific system per the Site Services Agreement.

4.5.4. Incident Management System

With regard to emergency precautions/emergency management, an incident management system is in place in the Industry Park. A lead person (Incident Commander) is available around the clock to represent the interests of the Industry Park and the Industry Park tenants’ vis-à-vis regulatory officials, the press and media representatives in the event of a significant event. Each operating facility of the tenant will have an Immediate Response Leader (IRL) on each shift. This person will be responsible for communicating any emergency to Dow’s Emergency Operations Center (EOC) and for coordinating any response actions with the Incident Commander once on scene. All responses to the scene and actions taken at the scene will be coordinated by the Incident Commander in accordance with National Incident Management System (NIMS). The Incident Commander will link to Dow’s Emergency Operations Center which will be staffed by a Dow Site Emergency Manager (SEM) who is on call 24/7. The production unit and Dow’s Emergency Operations Center will each be linked and communicating with their appropriate corporate crisis management processes. Communication to regulatory officials is the responsibility of the tenant.

4.5.5. Directional Authority

When acute hazards are recognized, each employee is asked to behave in a responsible manner. In particular, specialists in the areas of work safety, environmental protection, plant safety and the event manager (Incident Commander) are assigned extraordinary directional authority working under the National Incident Management System (NIMS) organizational structure over all persons in the Industry Park during acute hazard situations as described in the Dow’s Site Emergency Plan.

4.5.6. Communication in Emergencies

Only those persons functioning within the incident command structure from the production unit to the emergency operations level and authorized by Dow’s Site Emergency Manager are authorized to communicate information internally or externally regarding the event.

Industry Park Leader may initially communicate with the media or governmental agency for a tenant in case of emergency situation. While initial media or governmental communications may come from the Industry Park, the tenant must have a reporting protocol and resources to report the required information to regulatory agencies.

4.5.7. External Communication

In the event of an emergency/unplanned event, external communication to the media and/or the public should be coordinated through the Contract Manager and Dow Public Affairs. Tenant should not talk to the media without first discussing the situation and obtaining permission from its Contract Manager.

4.5.8. Energy Disruption/Energy Failure

The respective responsibilities regarding energy provision (e.g., energy, water, steam, nitrogen, air, etc.) for the Industry Park will be set forth in a Site Service Agreement or other service contract.

Each Industry Park tenant is required to have an emergency procedure and equipment to ensure the safe shutdown and containment of their process in the event of an energy disruption and/or energy failure.

5.0	Services and Contracts

5.1.	Infrastructure

5.1.1. Work In Pipe Ways

All work on pipelines in OSBL pipe ways requires the review and approval of the Contract Manager.

5.1.2. Work in Railroad Line Area

All work in the railroad line area requires the approval of the Contract Manager.

5.2.	Logistics On Site

5.2.1. Receiving Goods

All goods received, shall be subject to an inspection before entering the Industry Park to ensure that vehicles are in compliance with street traffic regulations and local Industry Park policies. All materials received should be accommodated with the legally required documentation as applicable (consider Bill of Loading, Material Safety Data Sheets etc.).

5.2.2. Transportation On Site

Transportation of goods, materials, waste and chemicals on Industry Park premises may only be executed by people or organizations which:

•	have appropriate permits and licenses and

•	Employees of Dow, tenants, delivery services or contracted parties when equipment is dedicated and appropriate for the use.
•	Truck drivers and vendor delivery drivers will be required to complete a short orientation at the gate to obtain access to the Industry Park

5.2.3.          Shipment

Only those goods, materials, waste chemicals will be shipped:

•	that have all required shipping documents, and

•	that are properly packed and secured according to Dow’s or tenant’s requirements, and

•	using transportation equipment that is safe and meets any applicable legal requirements and the requirements of Dow or tenant, as appropriate.

5.3.	Risk Review

At Dow’s request all Industry Park tenants will undergo an initial risk review to determine the suitability of the proposed tenant in meeting the requirements of the American Chemical Council Responsible Care Management System and fundamentals of Process Safety Management Principles. If necessary, these reviews will also document specific operational agreements related to identified process safety risks.

Using this risk-based approach, the risk tier and applicable security processes of the Industry Park will be aligned with the highest risk production unit or scenario within the Industry Park as determined by appropriate regulating authorities or the Responsible Care Security Code.

Dow reserves the right to do a process safety and/or an environmental audit to verify that tenant is operating its facility in compliance with all applicable rules, regulations, standards and permits. These audits will be conducted only with reasonable, advance notice to the tenant.

6.0	Confirmation of Receipt

As an authorized representative of the Industrial Park tenant identified below, I hereby confirm that I have received and read this Site Ordinance Document.

By Recovery Solutions & Technologies	Acknowledged by Dow:

Signature:	Signature:

Name:	Name:

Title:	Title:

Date:	Date:

EXECUTION VERSION

Exhibit D

FORM OF SITE SERVICES AGREEMENT

See attached

DOW PROPOSED EXECUTION VERSION OCT. 31, 2016

SITE SERVICES AGREEMENT

among

Union Carbide Corporation

and

Recovery Solutions & Technologies, Inc.

Dated as of [    ], 2016

i

24.	FURTHER ACTION	47

25.	SEVERABILITY	47

26.	ENTIRE AGREEMENT	47

27.	SPECIFIC PERFORMANCE	47

28.	GOVERNING LAW AND DISPUTE RESOLUTION	48

29.	Reserved	48

30.	COUNTERPARTS	48

31.	CONFIDENTIALITY	48

ii

This SITE SERVICES AGREEMENT is made on [ ], 2016 among Union Carbide Corporation (“Service Provider”) and Recovery Solutions & Technologies, Inc. (“Customer”).

WHEREAS:

(A)	The Customer and the Service Provider have entered into a lease under which the Customer will lease property owned by Service Provider.

(B)	The Service Provider will provide Customer with certain Site Services to support the Customer’s use of the property.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement, the following terms shall have the following meanings:

“Accurate Equipment” has the meaning given to that term in Section 11.1(a)(ii).

“Action” means any claim, action, suit, inquiry, proceeding or investigation by or before any Governmental Authority or arbitral tribunal.

“Affected Party” has the meaning given to that term in Section 14.1(a).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Actual Service Charges” means, in respect of any month, the sum of the Service Charges calculated in accordance with Section 4.1(b)(i).

“Aggregate Estimated Service Charges” means, in respect of:

(a)	the first month during the Term, the amount estimated by the Service Provider (acting reasonably and in good faith) of the Aggregate Actual Service Charges that are likely to be payable by the Customer for Site Services supplied by the Service Provider to the Customer during the first month;

(b)	the commencement of the second month during the Term until the commencement of the last month of the Term, the Aggregate Actual Service Charges payable by the Customer in respect of the previous month; and

(c)	the last month of the Term, the Aggregate Actual Service Charges payable by the Customer in respect of the previous month, pro-rated for the number of days in the last month if the Term ends prior to the end of such month.

“Agreed Index” or “Agreed Indexes” means the Consumer Price Index (CPI) or Employment Cost Index (ECI) as reported by the BLS or, if the Agreed Index is no longer published, or is no longer reasonably appropriate due to a change in the form or substance of the Agreed Index or in the nature of the inputs required for the supply of the relevant Service, then the Parties (acting in good faith) shall negotiate a new Agreed Index.

“Agreement” or “this Agreement” means this Site Services Agreement between the Parties (including the Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 17.

“Annual Escalation” means an inflation based adjustment to the Service Charges for service which shall be calculated annually utilizing the Agreed Index. Annual Escalation will be effective January 1 of each calendar year. The invoicing of Annual Escalation will be implemented, and back invoiced as appropriate, on the next applicable invoice date in each calendar year after when the BLS releases the relevant inflation index information.

“Annual Volume Notice” has the meaning given to that term in Section 4.2.

“BLS” means The U.S. Department of Labor, Bureau of Labor Statistics.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Capacity Fee” or “CF” means, in respect of a Site Service, the fee identified as such in the Service Schedule for such Site Service.

“Claim” means any claim, whether actual or potential, known or unknown, suspected or unsuspected, contingent or non-contingent, whether concealed or hidden, upon any theory of law or equity, based upon past or future events, now existing or coming into existence in the future.

“CPI” or “Consumers Price Index” means the All Urban Consumers Price Index (all items less energy, not seasonally adjusted (Series ID CUUR0000SA0LE) as reported by the BLS.

“Confidentiality Agreement” means the Confidentiality Agreement effective as of August 4, 2015, between the Parties, as amended.

“Consumption Unit” means a production unit that consumes a Site Service, including improvements, modifications, expansions, repairs, replacements or alterations to any such production unit that are substantially completed after the date hereof.

“Contract Manager” has the meaning given to that term in Section 3.4(a).

“Contract Quantity” or “CQ” means: in connection with a Site Service means the volume reserved by Service Provider for Customer of the applicable Site Service per CQ Period as set out in Schedule A, as may be increased in accordance with Section 2.3(a).

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Customer Commercial Failure” has the meaning given to that term in Section 3.2.

“Customer Facility(ies)” means the facilities, equipment and other infrastructure at the Sites, other than any Service Provider Infrastructure or Consumption Units, which are owned by Customer. For the purposes of this agreement, the Customer Facility only refers to the facility on the Service Provider Institute site.

“Dow Exclusive Services” means each of the Site Services identified as “Dow Exclusive Services” in the table in Schedule A.

“ECI” or “Employment Cost Index” is an index that reflects total compensation for all civilian workers, and is not seasonally adjusted. The ECI is Series ID CIU2010000000000A as reported by the U.S. Bureau of Labor Statistics.

“Emergency Situation” means:

(a)	an Operational Emergency; or

(b)	any unplanned short-term circumstance,

in each case whether or not caused by the act or omission of a Party, and in each case whether or not within its control, which may, in the Service Provider’s reasonable judgment, imminently:

(i)	endanger the health or safety of any Person;

(ii)	result in substantial damage to any property (including, for the avoidance of doubt, Service Provider Infrastructure);

(iii)	adversely impact the environment in a manner, or to an extent, that is out of the ordinary course of business having regard to the nature of the Site Services and other activities normally occurring at a Site; or

(iv)	result in the Party breaching any applicable Law or the conditions of any applicable Permit.

“Environmental Law” means any Law that relates to:

(a)	pollution or the protection of the environment;

(b)	human exposure to Hazardous Material; or

(c)	human health as such relates to Hazardous Material.

“Excess Consumption” means, with respect to a Site Service to which a Contract Quantity applies, any volumes or levels of that Site Service in excess of the Customer’s Contract Quantity.

“Facilities” means, collectively, the Service Provider Facilities and the Customer Facilities.

“Force Majeure Event” means any of the following events:

(a)	acts of God or acts of providence, including epidemics, landslides, hurricanes, floods, washouts, lightning, earthquakes, storm warnings, perils of the sea, extreme heat or extreme cold, and other adverse weather conditions and threats of any of the foregoing, and whether preceded by, concurrent with, or followed by acts or omissions of any human agency, whether foreseeable or not;

(b)	acts or omissions of Governmental Authorities not related to any wrongdoing by the Party claiming to be affected by such event (or by such Party’s Affiliates);

(c)	acts of civil disorder including acts of sabotage, acts of the public enemy, acts of war (declared or undeclared), blockades, insurrections, riots, mass protests or demonstrations or threats of any of the foregoing, and police action in connection with or in reaction to any such act of civil disorder;

(d)	acts of industrial disorder, including strikes, lockouts, picketing, and threats of any of the foregoing, when any such act of industrial disorder directly or indirectly results in the inability of the Party to perform its obligations under this Agreement; regardless of whether the settlement of any labor dispute to prevent or end any such act of industrial disorder is within the sole discretion of the Party involved in such labor dispute and the requirement that any inability shall be corrected with commercially reasonable efforts shall not apply to labor disputes;

(e)	failure of any Third Party suppliers and/or contractors to supply materials or provide services to the affected Party, including the failure of any electric energy provider, such as a public electric utility, to supply electric energy to the affected Party; and

(f)	failures of facilities, including failures resulting from fires, washouts, mechanical breakdowns of, malfunctions of, or necessities for making repairs or alterations to, furnaces, reactors, plant installations, machinery, lines of pipe, pumps, compressors, valves, gauges or any of the equipment therein or thereon, including, as applicable, facilities, pipelines and storage facilities and blowout or failure of any well to function;

provided, that such event is not under or within the reasonable control of the Party claiming to be affected by such event; provided, further, that “Force Majeure Event” shall exclude any events that were caused by a violation of, or could have been avoided or prevented by compliance with, this Agreement and the other Site Agreements.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Good Industry Practice” means, in relation to a function or activity, any of the practices, methods and acts that would be adopted at the relevant time by a Person exercising that degree of knowledge, skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced Person engaged in undertaking such function or activity, under the same or similar circumstances. Good Industry Practice is not restricted to the optimum practice, method or act to the exclusion of all others but rather comprises the spectrum of acceptable practices, methods and acts applicable to the specific circumstance.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, commission or any court of competent jurisdiction.

“Ground Lease” means the lease to be entered into on even date herewith between Service Provider and Customer (or one of their Affiliates), applicable to land and the use of the land located at the Site.

“Hazardous Material” means:

(a)	petroleum and petroleum products, by products or breakdown products, radioactive materials, asbestos containing materials and polychlorinated biphenyls; and

(b)	any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant under any applicable Environmental Law.

“Indemnified Party” means the Person or Persons entitled to, or claiming a right to, indemnification under an indemnity obligation pursuant to this Agreement.

“Indemnifying Party” means the Person or Persons claimed by the Indemnified Party to be obligated to provide indemnification under an indemnity obligation pursuant to this Agreement.

“Indexed” means multiply the applicable charge or price by the Ratio utilized for Annual Escalation and is based on the proportionate increase or decrease in the Agreed Index since the date the Agreed Index is first applied. "Indexing" has the correlative meaning

“Initial Term” has the meaning given to that term in Section 13.1(a)(ii).

“Insolvency Event” means, with respect to any Person, when:

(a)	the Person commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar Law of any jurisdiction now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such Person or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or becomes or is declared insolvent, or acknowledges, in writing, its inability to pay its debts as they become due, or takes any corporate action in any jurisdiction to authorize any of the foregoing;

(b)	an involuntary case or other proceeding is commenced against the Person seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar Law of any jurisdiction now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such Person or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or

(c)	an order for relief has been entered against that Person under the United States federal, state or other bankruptcy Laws of any jurisdiction as now or hereafter in effect.

“Intentional Misconduct” means an act or omission of a Person that is (a) in breach of this Agreement; and (b) intended to cause the consequences such act or omission would have on the rights, business, operations, property, health or safety of another Person. “Intentional Misconduct” shall include:

(i)	any Party failing to make payment for any undisputed amount due under this Agreement within thirty (30) days after receipt of written notice of such non-payment;

(ii)	any intentional full or partial shutdown or full or partial slowdown of a Facility by a Party, in each case, in breach of this Agreement or any other Site Agreement; and

(iii)	fraud.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Loss” or “Losses” includes losses (including any losses with respect to death or personal injury), damages, Claims, costs and expenses, interest, awards, judgments and penalties (including any expense of enforcement obligations, and all reasonable attorneys’ and consultants’ fees and expenses and other fees and expenses reasonably incurred in connection with the investigation, defense or settlement thereof) suffered, incurred by or imposed, and whether or not arising from any Third Party Claim.

“Materially Inaccurate” means any verified or validated inaccuracy in the measurement of volume, weight, flow, quantity or quality, by any measuring equipment, that exceeds the degree of accuracy for which the measuring equipment is designed (which, if not stated in the manufacturer’s specifications for such measuring equipment, shall be determined by the Service Provider (applying Good Industry Practice)).

“Minimum Notice Period” means, in relation to a Terminable Site Service, the notice period described as the “Minimum Notice Period” in the table in Schedule A.

“Net Book Value” means, in relation to an asset, the amount equal to the original capitalized value less any depreciation incurred, in each case determined in accordance with GAAP.

“Non-Owning Party” has the meaning given to that term in Section 11.2(a).

“Non-Terminable Site Services” means those Site Services marked as “Non-Terminable” in the table in Schedule A.

“Operational Emergency” means any reasonable determination made by the Service Provider to reduce for a temporary period the output of all or any part of the Service Provider Infrastructure in its reasonable discretion in order to avoid an unplanned shutdown or other unplanned event with respect to the relevant Service Provider Infrastructure.

“Other Party” has the meaning given to that term in Section 2.6(a).

“Overage Surcharge” has the meaning given to that term in Section 4.2(d).

“Owner” has the meaning given to that term in Section 11.1(b).

“Permit” means any permit, certificate, license, approval or other authorization issued by or obtained from any Governmental Authority.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Ratio” = Pn/Pb

For Agreed Index defined as ECI or CPI, the below is applicable. Pn and Pb would be defined as appropriate if there is a change in Agreed Index per definition.

Pn is prior year’s fourth quarter index for ECI or annual average index for CPI.

Pb is the fourth quarter index for ECI for the year 2015, or annual average for CPI for the year 2015.

“Reconciliation Amount” means, in respect of a month, the difference between the Aggregate Estimated Service Charges and the Aggregate Actual Service Charges, as determined pursuant to Section 4.1(b).

“Reconciliation Threshold” means $10,000.

“Return Stream Delivery Point” means:

(a)	with respect to Return Streams provided by the Customer to the Service Provider into a common collection system, the block valve or collection sump closest to the battery limit of the Facilities; provided that, prior to the Ground Lease coming into effect, such battery limits shall be deemed to be the battery limits as customarily designated by Service Provider prior to the date hereof, and, after the Ground Lease comes into effect, such battery limits shall be as defined in the Ground Lease; and

(b)	with respect to Return Streams provided by the Customer to the Service Provider into dedicated lines solely used for Return Streams provided by the Customer, the block valve closest to the battery limits of the receiving facility.

“Return Streams” means the streams, substances and byproducts provided by the Customer to the Service Provider in connection with the provision by the Service Provider to the Customer of the Site Services described in Service Schedules A.7, A.8, and A.22.

“Sales Taxes” means all sales, use, value added, ad valorem, goods and services tax, excise or similar Taxes (including “in-lieu-of” Taxes), however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority.

“Service Addendum” has the meaning given to that term in Section 2.7.

“Service Charges” means the rates payable by the Customer to the Service Provider for providing the Site Services, as set out in the description of each Site Service in Schedule A.

“Service Delivery Point” means, with respect to each Site Service, the delivery point described in the Service Schedules.

“Service Provider Facility(ies)” means the plants, equipment and the Service Provider Infrastructure as is necessary to provide the Site Services.

“Service Provider Infrastructure” means Service Provider Initial Infrastructure and Service Provider Infrastructure Works.

“Service Provider Infrastructure Works” means any improvements, modifications, expansions, repairs, replacements or alterations to the Service Provider Initial Infrastructure, or to prior Service Provider Infrastructure Works, that are substantially completed after the date hereof, and that are used to supply Site Services.

“Service Schedules” means the schedules annexed to this Agreement which describe each of the Site Services.

“Shutting Down Party” has the meaning given to that term in Section 2.6(a).

“Similarly Situated Facility” means, in respect of (a) an action to be taken by the Service Provider as contemplated by this Agreement; (b) the treatment of the Facility under a rule, protocol, procedure or standard of the Service Provider referenced in this Agreement; or (c) the application of such rule, protocol, procedure or standard, each facility at the relevant Site (including any such facility owned by the Service Provider or any of its Affiliates) that shares with the Facility the characteristics materially relevant (i) in making the determination whether, in what manner and to what degree to take such action; or (ii) for the treatment of the Facility under or the application to the Facility of such rule, protocol, procedure or standard, including the size and geographic location of such facility, the technology utilized to operate such facility, the chemical process and materials used at such facility (and the quantity of such use), the type of chemicals and other materials produced by such facility (and the quantity of such production), the existence of any applicable process-related hazards at such facility, the overall economic impact on the integrated chain of facilities at the relevant Site or a relevant portion thereof, and whether the Service Provider operates such facility (through an operations services agreement or otherwise), provided that in no event shall such characteristics include the identity of the direct or indirect owner of a facility or the commercial relationships of a facility with the Service Provider or its Affiliates.

“Site” means fenced property primarily owned or operated by the Service Provider located in Institute, West Virginia used in the production of chemicals, plastics and materials.

“Site Agreements” means this Agreement and the Building Lease Agreement.

“Site Services” means each of the services described in Schedule A to be supplied by a Service Provider to the Customer.

“Tax” or “Taxes” means all taxes, charges, fees or duties of any kind, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income or profits taxes, capital taxes, withholding taxes, payroll and employee withholding taxes, employment insurance, social insurance taxes, Sales Taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, energy taxes, transfer taxes (including land transfer taxes), workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

“Term” has the meaning given to that term in Section 13.1(b).

“Terminable Site Services” means each of the Site Services identified as “Terminable” in the table in Schedule A.

“Third Party” means a Person who is not a Party or an Affiliate of a Party.

“Third Party Claim” means a Claim asserted or instituted in writing by any Person other than the Parties or their Affiliates that could give rise to Losses for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement.

“Variable Fee” or “VF” means, in respect of a Site Service, the fee identified as such in the Service Schedule for such Site Service.

1.2	Interpretation and Rules of Construction

In this Agreement, except to the extent otherwise provided or that the context otherwise requires, the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its successors and permitted assigns. References to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars. If there is any conflict between the Transaction Agreement and this Agreement, each of the Transaction Agreement and this Agreement is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, the Transaction Agreement shall prevail and control. References to “day” or “days” are to calendar days. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

2.	SUPPLY

2.1	Obligation to Supply Site Services

Subject to and in accordance with the provisions of this Agreement, commencing on the date hereof and for the duration of the Term, the Service Provider shall supply the Customer with Site Services, provided that:

(a)	in the case of a Site Service to which a Contract Quantity applies, the Service Provider shall have no obligation to supply the Customer with any Excess Consumption except to the extent agreed otherwise in accordance with Section 2.3; and

(b)	Reserved

2.2	Variability of Quantity

The daily quantities and other parameters of Site Services that a Service Provider supplies to the Customer may vary to the extent required to conform to the capabilities of the Service Provider Infrastructure or to, as applicable, any contractual arrangements with Third Parties entered into by the Service Provider to satisfy its obligations hereunder to supply the Customer’s requested Site Services, provided that the Service Provider may not vary any daily quantities or other parameters of Site Services in a manner intended to arbitrarily disadvantage the Customer relative to any other Similarly Situated Facility.

2.3	Excess Consumption and Increases to Contract Quantity

(a)	Subject to Section 2.3(b), if the Customer requires any Excess Consumption or any increase to the Customer’s Contract Quantity then the Customer shall notify the Service Provider. Any such request shall require the Service Provider’s consent.

(b)	The Customer shall only be entitled to Excess Consumption to the extent that the entitlement is set out in a notice given by the Service Provider to the Customer referring to this Section 2.3.

(c)	If the Customer consumes any Excess Consumption which:

(i)	has not been consented to by the Service Provider in accordance with this Section 2.3, the provisions of Section 4.2(d) shall apply; or

(ii)	has been consented to by the Service Provider in accordance with this Section 2.3, the Customer shall pay for such Excess Consumption at the Variable Fee for the relevant Site Service.

2.4	Reduction of Site Services

(a)	Without limiting Section 2.3, the provisions of Section 2.1 shall not apply to the extent that a Service Provider’s ability to supply the Customer with Site Services at a Site is affected by:

(i)	an Emergency Situation, in which case Section 2.4(b) shall apply until there is no longer an Emergency Situation;

(ii)	subject to Section 2.6(d), a scheduled or unscheduled maintenance shutdown with respect to which the Service Provider has notified the Customer in accordance with Section 2.6, in which case Section 2.6 shall apply until the end of the maintenance shutdown;

(iii)	a Force Majeure Event, in which case Section 14 shall apply; or

(iv)	an act or omission by the Customer other than an act or omission which constitutes the exercise by the Customer of any of its rights and remedies under this Agreement or any of the other Site Agreements.

(b)	In the event that the Service Provider reduces the supply of a Site Service to the Customer due to an Emergency Situation or any maintenance shutdown not scheduled in accordance with Section 2.6:

(i)	the Service Provider shall notify the Customer as promptly as reasonably practicable of (A) such reduction; and (B) the nature and estimated duration of such reduction;

(ii)	the Service Provider’s obligations to supply the Customer the Site Services pursuant to this Agreement shall be suspended (except to the extent any such reduction in the supply of Site Services results from the Intentional Misconduct of the Service Provider) solely to the extent of any required reduction in accordance with Section 2.4(a) in the volumes or levels of the Site Services requested by the Customer pursuant to Section 4.2; and

(iii)	the Service Provider shall use its commercially reasonable efforts to mitigate the cause of such reduction.

(c)	Any reduction in the supply of Site Services pursuant to Section 2.4(a) and any resumption of the normal levels of service of any such reduced Site Services shall be governed by the Site’s load shed plan or emergency plan and each Party shall comply with the requirements of the Site’s load shed plan or emergency plan.

(d)	Subject to the terms of this Section 2.4, the Service Provider shall not be liable under this Agreement for any Loss or any other Claim of the Customer or its Affiliates by reason of any reduction of the supply of a Site Service in accordance with this Section 2.4, except to the extent that the reduction of supply is due to the gross negligence or intentional misconduct of the Service Provider.

2.5	Termination of a Site Service

Termination by the Customer

(a)	A Customer shall be entitled to terminate, in whole, the supply by the Service Provider to the Customer of any Terminable Site Service at a Facility provided that:

(i)	the Customer gives the Service Provider prior notice of such termination which is not less than the Minimum Notice Period for that Terminable Site Service;

(ii)	such termination is not reasonably likely to adversely affect the Service Provider’s status under, or result in a violation of, any applicable Laws or Permits; and

(iii)	such Terminable Site Service is terminated in whole (and not in part),

and upon such a termination of a Terminable Site Service, except as set forth in this Section 2.5, such Site Service shall cease to be a Site Service, and the Parties shall thereafter have no rights or obligations hereunder with respect to the supply of such terminated Site Services.

(b)	The Customer shall be entitled to terminate, in part, the supply by the Service Provider to the Customer of any Terminable Site Service at a Site provided that:

(i)	the Customer gives the Service Provider prior notice of such termination which is not less than the Minimum Notice Period for that Terminable Site Service;

(ii)	such notice identifies the portion of the Terminable Site Service that the Customer wishes to terminate, including any of the Customer’s Sites that will no longer receive the Terminable Site Service after termination is effective;

(iii)	such termination is not reasonably likely to adversely affect the Service Provider’s status under, or result in a violation of, any applicable Laws or Permits;

(iv)	any Contract Quantity for such Terminable Site Service (if applicable), and the applicable Service Charges for such Terminable Site Service, shall be adjusted to reflect the effect of such termination; and

(v)	such Terminable Site Service is terminated in part (and not in whole), as set forth in the notice delivered pursuant to clause (i) above,

and upon such a termination of a Terminable Site Service, except as set forth in this Section 2.5, such portion of the Site Service shall cease to be a Site Service, and the Parties shall thereafter have no rights or obligations hereunder with respect to the supply of such terminated Site Services.

(c)	Subject to Sections 2.5(a) and 2.5(b), during the Term, the Customer shall not otherwise be entitled to terminate the supply by the Service Provider of any Site Service at a Site (or to reduce its consumption of any Site Service to such an extent that it has substantially terminated the supply).

(d)	During the Term, the Customer shall not be entitled to terminate any Non-Terminable Site Service at a Site, or to reduce its consumption of any Non-Terminable Site Service to such an extent that it has substantially terminated the supply, if the Service Provider is still providing such Non-Terminable Site Service to itself or to any other recipient at the relevant Site unless the Customer has permanently closed all its Consumption Units at the relevant Site.

(e)	Except for the Service Provider Exclusive Services, which Customer shall only receive from Service Provider, and subject to Sections 2.5(c) and 2.5(d) above, the Customer shall be entitled to procure services substantially equivalent to the Site Services from another Person in addition to the Service Provider during the Term. The Customer may procure such services provided that:

(i)	the Customer shall give the Service Provider sixty (60) days’ prior notice of its intent to do so, save in the case where the Customer is procuring such services to cover a reduction in the volume or level of Site Services resulting from an Emergency Situation in which case the Customer shall provide the Service Provider with as much prior notice as is reasonably practicable for the Customer to provide in such circumstances, and in each case such notice shall include details of the Person who will provide the services and the manner in which such services will be delivered to or performed at the relevant Site; and

(ii)	the Customer shall ensure that the delivery or performance of such services at or to the relevant Site does not adversely affect the operations of the Service Provider or any other Person at the Sites.

If at any time the Service Provider reasonably considers that the Customer has not complied with paragraph (ii) above, the Service Provider may give notice to the Customer requiring that such services no longer be delivered or performed by the relevant Person (or be delivered or performed by the relevant Person with such changes as are reasonably required to avoid the adverse effect). The Customer shall comply with any such notice within fourteen (14) days.

Termination by the Service Provider

(f)	Notwithstanding anything to the contrary in this Section 2.5, at any time after the third anniversary of the date hereof, the Service Provider shall be entitled to terminate any Site Service (or part of a Site Service), if the Service Provider’s usage of such Site Service (or part of such Site Service) at the relevant Site is less than 50% of the total usage of that Site Service (or part of such Site Service) at the Site, provided that:

(i)	the Service Provider provides the Customer with not less than 12 months prior notice of such termination (which notice may be provided at any time after the third anniversary of the date hereof);

(ii)	if requested by the Customer, the Service Provider shall offer for sale to the Customer any Service Provider Infrastructure to the extent it is used for the provision of the terminated Site Service (or part of such Site Service) and, if the Customer elects to purchase such Service Provider Infrastructure, the Service Provider shall, at a date to be agreed between the Parties (acting reasonably), assign transfer and convey all of the Service Provider`s right, title and interest to and in such Service Provider Infrastructure (including the minimum contractual and/or proprietary rights necessary to enable the Customer to access the land, buildings and facilities where such Service Provider Infrastructure is located and to utilize such Service Provider Infrastructure) and, at the same time, the Customer shall pay to the Service Provider a price equal to the greater of fair market value and Net Book Value of such Service Provider Infrastructure;

(iii)	if the Customer elects not to purchase any Service Provider Infrastructure offered for sale by the Service Provider or there is no Service Provider Infrastructure which is used for the provision of the terminated Site Service (or part of such Site Service) then, if requested by the Customer, the Service Provider shall use commercially reasonable endeavors to assist the Customer in developing an alternative method for the Customer to receive such terminated Site Service (or part of such Site Service), which may include:

(A)	the Customer procuring such Site Service from a Third Party Service Provider (in which case Section 2.5(e) shall apply);

(B)	the Customer supplying such Site Service to itself;

(C)	reasonable access rights for the Customer to operate and maintain such Service Provider Infrastructure itself; and/or

(D)	the minimum contractual and real estate rights necessary for the Customer to construct, operate and maintain any alternative infrastructure which the Customer proposes to build and utilize for the purposes of supplying or receiving such terminated Site Service; and

(iv)	upon such termination, each such Site Service shall cease to be a Site Service and, except as set out in this Section 2.5(f), the Parties shall have no rights or obligations hereunder with respect to the supply of such Site Service thereafter; and

(v)	if requested by the Service Provider, the Customer shall enter into good faith discussions with the Service Provider and other users of such terminated Site Service at the relevant Site with a view to facilitating an alternative method for the Service Provider and/or other users at the Site to receive such terminated Site Service (or part of such Site Service).

(g)	Notwithstanding anything to the contrary in this Section 2.5, the provisions of Section 2.5(f) shall not be triggered by a contemplated disposition in accordance with Section 7.

(h)	Without limiting any remedies which the Service Provider may have under the other provisions of this Agreement, a Service Provider may on notice to be effective immediately terminate any Site Service at a Site which is impacted by the Customer:

(i)	persistently failing to comply with the terms of this Agreement; or

(ii)	failing on any one or more occasion to comply with the terms of this Agreement, where such failure has or, the Service Provider reasonably believes, could be expected to have a material adverse impact on the Service Provider’s operations at the Sites or on the Service Provider’s ability to comply with all applicable Laws and all applicable Permits and its contractual obligations to Third Parties, and:

(A)	the failure is not capable of remedy by the Customer; or

(B)	if such is capable of remedy, is not remedied by the Customer within thirty (30) days of a notice in writing from the Service Provider requiring the Customer to remedy such breach, provided that during such thirty (30) day period the Service Provider may suspend the Site Services that are connected with such failures until such failure is remedied, provided that this Section 2.5(h) shall not apply to a failure in relation to Return Streams, which shall be governed by Section 3.6.

2.6	Maintenance Shutdowns

(a)	Subject to Section 2.6(b), each Party (the “Shutting Down Party”) shall give the other Party (the “Other Party”) notice on or before the first Business Day of each calendar month setting out the periods during which, in the following consecutive sixteen (16) months, any of the Facilities operated by the Shutting Down Party are scheduled to be shut down for maintenance. The Shutting Down Party shall include in such notice the anticipated length of the scheduled shutdown and the proposed restart rates after completion of the applicable maintenance. The Shutting Down Party shall notify the Other Party as soon as reasonably practicable in the event that any of the Facilities is scheduled to be shut down in the first three (3) months of this Agreement.

(b)	In the event that a Facility is scheduled to be shut down for maintenance as a result of a Third Party shutdown of facilities, and the Shutting Down Party has not received notice from the Third Party of such scheduled shutdown at least seventy (70) days before the commencement of the year in which the shutdown is scheduled to occur, then the Shutting Down Party shall give the Other Party notice of any such shutdown as soon as reasonably practicable after the Shutting Down Party receives notice from the Third Party.

(c)	The Shutting Down Party shall give the Other Party prompt notice if any event occurs that shall result in the relevant Facilities being shut down other than for scheduled shutdowns and the expected duration thereof and of any changes to the scheduled shutdowns under Sections 2.6(a) and (b) above.

(d)	Each Party shall use commercially reasonable efforts to coordinate full or partial shutdowns (whether for maintenance or otherwise) of its Facilities, and the restart of any shut down Facilities, with those of the other Party so as to effect such shutdowns and restarts in an efficient, cost effective, safe and environmentally responsible manner that minimizes the disruption and cost to the other Party. The Shutting Down Party shall provide the Other Party with reasonable notice of any changes in the anticipated length of a scheduled shutdown or the proposed restart rates after completion of the applicable maintenance and, after the scheduled shutdown has commenced, the Shutting Down Party shall promptly notify the Other Party of any such changes.

(e)	Each Party shall give prompt notice to the other Party of events affecting its ability to receive scheduled deliveries of Site Services.

(f)	The Other Party acknowledges that shutdowns of the Shutting Down Party’s Facilities contemplated by this Section 2.6 are intended to benefit both Parties’ operations. Other than with respect to the gross negligence or Intentional Misconduct of the Shutting Down Party, the Shutting Down Party shall not be liable for inconvenience, annoyance, disturbance, loss or interruption of business, or any other claimed damage to the Other Party, by reason of any such shutdown.

2.7	Additional Site Services

If the Parties agree to add additional Site Services, which may be either ongoing Site Services or one-time projects, such agreement shall be documented, as appropriate, in either a Service Addendum to Schedule A, which Service Addendum shall be in the form specified in Schedule B (a “Service Addendum”) and which shall include the charges agreed to by the Parties for such additional Site Services, or in an amendment to this Agreement, in which case the Parties shall also amend Schedule A to include a separate Service Charge for such additional Site Services.

3.	OPERATION, MAINTENANCE, REPAIRS AND INSPECTIONS

3.1	Standard of Care

(a)	Service Provider shall supply each Site Service and shall operate and maintain the Service Provider Infrastructure in accordance with Good Industry Practice and applicable Law and Governmental Approvals.

(b)	While performing its obligations under this Agreement, Service Provider shall comply with, be subject to and not violate (i) the terms and conditions applicable to Customer in the Ground Lease as if it were the Lessee (as defined in the Ground Lease) thereunder, except for those obligations relating to indemnification or the payment of money (e.g., rent, Taxes, maintenance costs and expenses and insurance premiums); and (ii) Customer’s reasonable operating rules and regulations for the Facility to the extent such rules and regulations (A) have been previously provided to Service Provider in writing and (B) do not conflict with Service Provider’s obligations under any Related Agreement or the policies or procedures of Service Provider; provided that Customer shall cooperate with and, upon request from Service Provider, provide reasonable assistance to Service Provider in connection with such compliance.

3.2	Customer Operation

Customer agrees to:

(a)	operate the Facility in accordance with Good Industry Practice, consistent with the scope and design of the Facility;

(b)	comply with all Laws and Governmental Approvals;

(c)	comply, and operate in accordance with, all operational, environmental and health and safety policies of Service Provider at the Site as set forth in the Ground Lease;

(d)	ensure that its operations (and the operations of any Third Party providers it directly engages) do not (i) unreasonably interfere with the use or operation of the Site or Service Provider’s provision of the Site Services hereunder or (ii) cause Service Provider’s breach of this Agreement;

(e)	utilize Site Services in a commercially reasonable manner consistent with any and all use limitations contained in this Agreement (including in the applicable Site Service Schedule in Schedule A);

(f)	install and maintain any load shed equipment and associated load shed equipment control systems as reasonably required by Service Provider; and

(g)	not sell, assign or convey any portion of a Site Service to a Third Party without the prior written permission of Service Provider.

Customer acknowledges that the failure of Customer to comply with any of the clauses (a) through (g) of this Section 3.2 (“Customer Commercial Failure”) may have serious consequences for Service Provider and, among other things, could adversely affect the standing and reputation of Service Provider with Governmental Authorities. Without limiting any other rights or obligations of the Parties, Customer shall indemnify and hold harmless the Service Provider Parties from and against any and all Losses incurred by Service Provider Parties relating to any Customer Commercial Failure, including any property damage or other Losses related to Site property, equipment or operation.

3.3	Reserved

3.4	Contract Managers

(a)	Each Party shall appoint an individual (each, a “Contract Manager”) who shall serve as the Party’s representative under this Agreement. Each Contract Manager shall:

(i)	have overall responsibility for managing and coordinating the performance of the appointing Party’s obligations under this Agreement; and

(ii)	be authorized to act for and on behalf of the appointing Party concerning such matters.

(b)	The Parties’ Contract Managers shall meet from time to time or on request by either Party to:

(i)	discuss Site and Facilities operations, supply, safety and any other issues that arise in the normal course of providing the Site Services and Return Streams;

(ii)	review requests for changes or additions with respect to the Site Services and Return Streams;

(iii)	execute Service Addendums in accordance with Section 2.7; and

(iv)	amend or modify any of the Service Schedules upon mutual agreement; provided that the Contract Managers may not amend or modify any of the Service Charges, mechanisms for determining Service Charges, Agreed Indexes or any other provisions relating to the determination or payment of Service Charges.

(c)	No Party shall be obligated to implement any change or modification described in clauses (b) and (c) above except if requested and agreed in accordance with this Section 3.4. For avoidance of doubt, no Contract Manager shall be entitled to amend, modify or supplement any term of this Agreement except with the express authorization of the appointing Party and in accordance with Section 17.

3.5	Each Party’s Discretion

Except as otherwise expressly provided herein or in Schedule A, and without limiting its obligations to supply the Site Services in accordance with the provisions hereof, including the standard of care set forth in Section 3.1, each Party shall determine, in its reasonable business judgment, the manner in which such Party’s Facilities are operated, maintained, repaired and replaced.

3.6	Return Streams

(a)	The Customer shall, in the provision of any Return Streams to the Service Provider:

(i)	comply with:

(A)	applicable Law (including Environmental Law) and Permits;

(B)	Good Industry Practice, in connection with the packaging, preparation for delivery and / or storage, transportation and other similar matters associated with the provision of Return Streams, provided that, if the standards customarily applied by the Service Provider in receiving such streams are more stringent than Good Industry Practice, then, if the Service Provider has notified the Customer of those more stringent standards, the Customer shall provide the Return Streams in accordance with such standards;

(C)	the quality specification parameters established in relation to Return Streams by the Service Provider as indicated in Schedule A and applicable as of the date hereof for the Site Services, as such specifications may be adjusted by the Service Provider (acting reasonably) from time to time to reflect changes in the requirements imposed upon the Service Provider , or changes in applicable Law or Permits (provided that the Service Provider provides notice of any such changes to the Customer); and

(D)	any additional quality specification parameters agreed between the Parties with respect to the provision of Return Streams; and

(ii)	not cause the Service Provider or its Affiliates to be in breach of:

(A)	any applicable Law (including Environmental Law) or Permits; or

(B)	contractual obligations to Third Parties or the Service Provider’s Affiliates with respect to such Third Parties or the Service Provider’s Affiliates handling waste from the Site on behalf of the Service Provider and to which the Service Provider is subject, provided that the Service Provider has given the Customer prior written notice of such contractual obligations.

To the extent of any inconsistency among the standards prescribed by Section 3.6(a), the Customer shall comply with the most stringent standard.

(b)	The Service Provider may refuse to accept Return Streams provided by the Customer that are not provided in accordance with Section 3.6(a). Without limiting the remedies of the Service Provider under this Section 3.6, if the Service Provider refuses to accept the Return Stream set forth in Site Services Schedule A pursuant to this Section 3.6(b), the Service Provider shall reasonably cooperate with the Customer (at the Customer’s sole cost and expense) to dispose or otherwise remediate such Return Stream amounts with all reasonable dispatch. The Service Provider shall be under no obligation to accept Return Streams during periods in which any of the Service Provider’s Facilities that accept Return Streams are not operational, including as a result of production shutdowns and interruptions.

(c)	The Customer shall comply, and shall cause its contractors to comply, with Environmental Law and the environmental, health and safety and security rules, standards and requirements for the Sites and amendments thereto and replacements thereof and the requirements of the handling facilities to which any Return Stream is sent.

(d)	The Service Provider shall monitor the Return Streams, using Customer supplied meters, provided by the Customer to the Service Provider pursuant to this Agreement for compliance with Section 3.6(a). The Service Provider shall have the right to review operating activities and conditions of the Facilities relating to Return Streams in connection with an issue that may adversely impact the Service Provider Infrastructure or other facilities at any Site, and which the Service Provider reasonably believes could be caused by a Return Stream (or cannot reasonably conclude was not caused by a Return Stream), provided that such rights shall be exercised in a manner as not to unreasonably interfere with the normal operation of the Facilities.

(e)	Subject to Section 8.2, the Customer shall indemnify and hold harmless the Service Provider and its Affiliates from and against all Losses sustained by, arising out of, resulting from, attributable to or connected with the provision by the Customer of a Return Stream other than in compliance with this Section 3.6.

(f)	Without limiting the Service Provider’s remedies under Sections 3.6(b) and 3.6(e), the Service Provider may suspend the Site Services that are connected with the Return Streams on notice to be effective immediately if the Customer has:

(i)	persistently failed to comply with Section 3.6(a); or

(ii)	failed on any one or more occasion to comply with Section 3.6(a), where such failure has or could reasonably be expected to have a material adverse impact on the Service Provider’s operations at any Site or has resulted in a notice of enforcement from a Governmental Authority that the Service Provider reasonably believes may impair its ability to operate at any Site, and:

(A)	the cause of such failure is not capable of remedy by the Customer; or

(B)	if the cause of such failure is capable of remedy, is not remedied by the Customer within thirty (30) days of a notice in writing from the Service Provider requiring the Customer to remedy the cause of such failure.

provided that if the cause of such failure cannot be remedied with the exercise of reasonable diligence by the Customer within such thirty (30) day period, then the initial thirty (30) day period shall be extended for as long as the Customer pursues such remedy diligently and in good faith, and provided further that the Service Provider may suspend the Site Services that are connected with the non-compliant Return Stream during the period of non-compliance by the Customer.

(g)	If, pursuant to Section 3.6(f), the Service Provider suspends the Site Services that are connected with Return Streams, the Customer shall immediately stop the provision of Return Streams using the Service Provider Infrastructure, where using such Service Provider Infrastructure would cause the Customer’s Return Streams to commingle with the streams of the Service Provider or other users at any Site. If following the suspension of any Site Service connected with a Return Stream pursuant to Section 3.6(f), the Customer demonstrates to the Service Provider’s reasonable satisfaction that the Customer is able to resume providing the Return Stream connected with such Site Service in compliance with Section 3.6(a) and otherwise comply with the provisions of this Section 3.6, the Service Provider shall reasonably promptly resume providing such Site Service to the Customer in accordance with the terms and conditions herein.

(h)	In addition to Section 3.6(e) if, in connection with the supply by the Service Provider to the Customer of the Site Service described in Site Service Schedule A, a Governmental Authority imposes a monetary penalty upon the Service Provider, then, to the extent that:

(i)	it is possible to determine, and is determined, that the Customer’s conduct resulted in the penalty then the Customer shall reimburse the Service Provider in respect of the penalty to the extent to which its conduct resulted in such penalty including any increased penalty payment paid by the Service Provider for the Service Provider’s non-compliance, which increase is a direct result of the Customer’s compliance history;

(ii)	it is impossible to determine if the Customer’s conduct resulted in the penalty, the costs of the penalty shall be equally apportioned among the existing manufacturing plants (on a per-plant basis) at the relevant Site up to a maximum reimbursement to the Service Provider of two times the Aggregated Estimated Service Charges, unless it is determined that such plant’s conduct did not result in the penalty (including an exclusion pursuant to paragraph (iii) below); or

(iii)	it is possible to determine, and is determined, that the Customer’s conduct did not result in the penalty then the Customer shall not be required to reimburse the Service Provider in respect of the penalty, provided that, in connection with any request for reimbursement pursuant to this Section 3.6(h), the Service Provider shall provide (i) a reasonable summary of the violation that gave rise to the monetary penalty and any related notice from Governmental Authorities; and (ii) a reasonable explanation of (A) the result of any investigation by or on behalf of the Service Provider or its Affiliates; (B) the criteria for determining responsibility or for eliminating facilities; (C) a summary of how many facilities were eliminated and how many could not be eliminated; and (D) the reasons the Facilities could not be eliminated or were determined to be the responsible facility. The Service Provider shall provide such other information to the Customer regarding the violation, the investigation and the determination of responsibility as reasonably requested by the Customer. Notwithstanding anything set forth in this Section 3.6(h) to the contrary, the Service Provider shall not be required to provide any information to the Customer that is reasonably determined by the Service Provider to be confidential or proprietary (and does not solely relate to the Facilities).

The exclusions of, and limitations on, the Customer’s liability under Section 8 of this Agreement shall not apply to the Customer’s obligations, in its capacity as a recipient of such Site Services, to reimburse the Service Provider pursuant to this Section 3.6(h).

(i)	The Service Provider shall have the right to review any of the Customer’s operational procedures and applicable Return Stream data relating to the return by the Customer of Return Streams for compliance with the quality specification parameters described in Section 3.6(a)(i), provided that such rights shall be exercised in such a manner as not to unreasonably interfere with the normal operations of the Customer’s business.

3.7	Right to Investigate

In the event of any unscheduled shutdown, outage or other adverse event relating to the Facilities, each Party shall, upon reasonable request of the other Party, provide the other Party with any information directly relating to such shutdown, outage or other adverse event; provided that the requesting Party shall specify, in sufficient detail, the information that is requested and the reason it is requesting such information. To the extent the requesting Party, in its reasonable judgment, does not receive the requested information from the other Party pursuant to the preceding sentence, the requesting Party may, upon reasonable notice to the other Party, investigate the other Party’s Facilities (including by taking samples); provided that any such investigation shall be conducted (a) at the requesting Party’s expense, during normal business hours, under the supervision of the other Party’s personnel and in such a manner as not to interfere with the normal operations of the other Party’s business; and (b) only to the extent necessary to obtain such requested information. Upon request from the other Party, the investigating Party shall share the results of its investigation of the Facilities with the other Party.

4.	ACCOUNTING AND COSTS

4.1	Fees for Site Services

(a)	Obligation to pay Service Charges and other amounts

From the date hereof until the expiration of the Term (or the earlier termination of this Agreement in accordance with Section 13.2), the Customer shall pay to the Service Provider on a monthly basis:

(i)	the Aggregate Estimated Service Charges applicable to the relevant month occurs;

(ii)	any Reconciliation Amounts which the Customer is liable to pay pursuant to Section 4.1(b) but which the Customer has not yet paid to the Service Provider; and

(iii)	any amounts which the Customer is liable to pay pursuant to Section 4.2(d) in relation to Excess Consumption.

The Service Provider shall invoice the Customer monthly for any amounts payable pursuant to this Agreement in respect of the preceding month. Payment terms are net thirty (30) days from the date of invoice. Payments past due shall bear interest calculated on a per annum basis from the due date to the date of actual payment at an interest rate equal to one (1) month LIBOR interest for the currency invoiced, as fixed by the ICE Benchmark Administration Limited on the last Business Day of the month preceding the date on which payment was due, plus five percentage (5%) points, but in no case higher than the maximum rate permitted by applicable Law. The Customer may audit amounts invoiced pursuant to this Agreement in accordance with Schedule C.

(b)	Reconciliation Amounts

(i)	The Service Provider shall, at the end of each month, perform a reconciliation of the Aggregate Estimated Service Charges for Site Services consumed by the Customer during that month and the total Service Charges for Site Services actually consumed by the Customer during that month, as adjusted to take into account any Minimum Quantity requirements (the “Aggregate Actual Service Charges”).

(ii)	If, in respect of a month:

(A)	the Aggregate Estimated Service Charges is less than the Aggregate Actual Service Charges and such difference is in excess of the Reconciliation Threshold, then the Customer shall pay to the Service Provider an amount equal to the sum of such difference; or

(B)	the Aggregate Estimated Service Charges is greater than the Aggregate Actual Service Charges and such difference is in excess of the Reconciliation Threshold, then an amount equal to such difference shall be credited against the amount payable by the Customer to the Service Provider set out in the next monthly invoice provided by the Service Provider to the Customer.

(c)	Changes to Service Charges

Service Provider will have the right to increase the price of any Site Service if the occurrence of any change in:

(i)	applicable Law, Tax or Governmental Approvals; or

(ii)	any costs associated with the purchase, production, supply or delivery of a Site Service to Customer, including the technology used in respect of the same;

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increases Service Provider’s cost of providing such Site Service by an amount greater than five percent (5%) of the current Service Charge (including applicable Inflation Adjustments). Documentation of the source of the increase will be provided to the Customer by the Service Provider.

4.2	Estimated Requirements for Site Services

With respect to Site Services on or before September 1 in each year during the Term or as soon as reasonably practicable thereafter, the Customer shall give the Service Provider a notice setting out its estimates (in reasonable detail) of the Customer’s requirements for volumes and levels of Site Services (to the extent such Site Services are supplied by reference to volumes and levels) in the forthcoming year and planned actions (other than shutdowns that are addressed in Section 2.6), if any, at the Facilities in each of the subsequent two (2) years that could reasonably be expected to have a material effect on the Customer’s usage of the Site Services (the “Annual Volume Notice”), together with any other information reasonably requested by the Service Provider. The estimates set out in the Annual Volume Notice shall be set out on a month-by-month basis together with the annual total, and shall be made in good faith and reflect the Customer’s reasonable estimates of the volumes and levels of Site Services it anticipates it will require in the forthcoming year.

(a)	The Customer may amend the estimates in the Annual Volume Notice by notice to the Service Provider, provided such notice is delivered no later than thirty (30) days prior to the commencement of the month to which the relevant estimate relates. Any amendments shall be made in good faith and reflect the Customer’s reasonable estimates of the volumes and levels of Site Services it anticipates it will require in the relevant month.

(b)	If any of the Customer’s requirements for a Site Service exceed the Customer’s aggregate Contract Quantity with respect to that Site Service, then Section 2.3 shall apply with respect to such requested Excess Consumption.

(c)	If requested by the Service Provider in writing, the Customer shall submit a firm nomination for each Site Service, to the extent such Site Services are supplied by reference to volumes and levels, in respect of each period requested by the Service Provider.

(d)	In respect of any Site Service and any Excess Consumption of that Site Service consumed by the Customer without the prior written consent of the Service Provider pursuant to Section 2.3, the Service Provider shall be entitled to charge the Customer an amount equal to one hundred and fifty percent (150%) of the Service Charges applicable to that Site Service multiplied by the total volume or level of that Site Service which was supplied to, or consumed by, the Customer in the month in which the Excess Consumption occurred (the “Overage Surcharge”).

(e)	The Parties agree that the Annual Volume Notice is for information and planning purposes only. Except for the purposes of Section 2.3 in the case of requested Excess Consumption and subject to Section 4.2(b), the estimates shall not be binding on the Service Provider or the Customer.

5.	TAXES

(a)	The price to be paid for any Site Services supplied to or purchased by a Party, as determined in accordance with this Agreement, is exclusive of any Sales Taxes imposed in respect of such supply or purchase.

(b)	The Customer shall pay or reimburse, and hold the Service Provider harmless from, any and all Sales Taxes that the Service Provider is required to remit or pay in connection with the provision of Site Services by the Service Provider to the Customer or otherwise on amounts payable by the Customer to the Service Provider under this Agreement unless, and to the extent, that the Customer provides the Service Provider with a valid and timely exemption (or resale) certificate or other information, indicating that (i) the Customer is exempt from such Sales Tax; (ii) the Customer is authorized to remit directly such Tax to the appropriate Tax authorities (and the Service Provider has no liability in the event of the Customer’s failure to so remit); or (iii) such Sales Tax is inapplicable and, provided, that the Service Provider has provided the Customer with an invoice in a form normal and customary for the purposes of the applicable Sales Tax. Payments by the Customer pursuant to the preceding sentence are in addition to and do not reduce and shall not be deducted from payments under this Agreement. The Parties shall take reasonable steps to cooperate to legally minimize the imposition of Sales Taxes and any other Taxes relating to the provision of Site Services pursuant to this Agreement.

6.	SUPPLY OF SERVICES

6.1	Rights of Access for the Provision of Services

In supplying a Site Service, the Service Provider shall be entitled to access to and across the Customer’s land and buildings as:

(a)	reasonably required for the purposes of supplying such Site Service (but for no other purpose), prior to the coming into effect of the Ground Lease; and

(b)	set forth in the Ground Lease, after the coming into effect of the Ground Lease.

6.2	Right To Supply through Third Parties

(a)	The Site Services may be provided by the Service Provider directly or through any Person authorized by the Service Provider to perform such services on the Service Provider’s behalf.

(b)	A Person who provides Site Services on behalf of the Service Provider pursuant to this Section 6.2 shall do so as a subcontractor. The Service Provider shall not be relieved of any obligation pursuant to this Agreement by reason of the performance of Site Services by such Person. The act or omission of any subcontractor shall be deemed for all purposes of this Agreement to be the act or omission of the subcontracting Party.

7.	DISPOSITION OF ASSETS

7.1	General Right of Disposition

Service Provider has the unrestricted right to sell any or all of the Facilities owned by Service Provider or any of its Affiliates.

7.2	Ownership of Site Services and Return Streams

(a)	The Service Provider is the absolute owner of all Site Services that are supplied to the Customer using the Service Provider Infrastructure until each such Site Service is delivered to the relevant Site Service Delivery Point, whereupon title and risk in such Site Service shall pass to the Customer.

(b)	The Customer is the absolute owner of all Return Streams that are provided to the Service Provider until each such Return Stream is delivered to the relevant Return Stream Delivery Point, whereupon title and risk in such Return Stream shall pass to the Service Provider.

8.	INDEMNITIES

8.1	Indemnity

(a)	Subject to the provisions of this Section 8, Customer agrees to indemnify Service Provider and its Affiliates (the “Service Provider Parties”) against, and hold each Service Provider Party harmless from, any and all Losses incurred or suffered by any Service Provider Party to the extent Arising Out Of this Agreement other than any such Losses solely Arising Out Of the fraud, gross negligence or Willful Misconduct of any Service Provider Party.

(b)	Subject to the provisions of this Section 8, and in particular the limitations set forth in Section 8.2:

(i)	Subject to Section 8.1(b)(ii), Service Provider agrees to indemnify Customer and its Affiliates (the “Customer Parties”) against, and hold each Customer Party harmless from, any and all Losses incurred or suffered by any Customer Party to the extent Arising Out Of this Agreement, in each case only to the extent such Losses solely Arise Out Of the fraud, gross negligence or Willful Misconduct of any Service Provider Party; and

(ii)	Notwithstanding Section 8.1(b)(i), Service Provider agrees to indemnify the Customer Parties against, and hold each Customer Party harmless from, any and all Losses incurred or suffered by any Customer Party to the extent Arising Out Of any failure of a Site Service to conform to the applicable standard or specification for such Site Service set forth in this Agreement.

8.2	Limitation of Liability

(a)	Notwithstanding anything to the contrary in Section 8.1 or otherwise in this Agreement, the Parties agree that:

(b)	Customer’s exclusive remedy and Service Provider’s total aggregate liability to Customer, for Losses and Claims Arising Out Of any failure of a Site Service to conform to the applicable standard or specification for such Site Service set forth in this Agreement, shall be expressly limited to the replacement of, if applicable, or the repayment of the price paid for, such Site Service (to the extent Customer has already paid for such Site Service), and Customer waives all other Losses and Claims by Customer Parties against Service Provider with respect to such failure. All Losses and Claims Arising Out Of such failure shall be deemed waived unless made by Customer in writing within ninety (90) days following the provision of such Site Service.

(c)	Without prejudice to the limitations set forth in Section 8.2(a), the total aggregate liability of Service Provider with respect to any claim by Customer Parties Arising Out Of this Agreement or any Site Service shall be no greater than the amount paid during the six (6) month period prior to the date of such claim by Customer for the Site Service with respect to which such claim arose; provided that, during the first six (6) months of the Term, such aggregate liability shall be no greater than an amount equal to six (6) times the amount paid for such Site Service in the month preceding the date such claim arose.

(d)	Each Party hereby acknowledges and agrees that the indemnification rights of each Party set forth in this Section 8, together with any other remedy that is expressly provided for in this Agreement (including the Schedules hereto), shall be the exclusive remedies of such Party with respect to the subject matter of this Agreement. Accordingly, each Party hereby expressly acknowledges and agrees that, to the greatest possible extent permitted under the Laws applicable to this Agreement, the remedies available to such Party under, or in connection with, this Agreement shall be limited to the remedies set forth in this Section 8, together with any other remedies that are expressly provided for in this Agreement (including the Schedules hereto), and that no other claim or remedy shall be available to or exercisable by either Party, whether under this Agreement or otherwise.

(e)	IN NO EVENT SHALL SERVICE PROVIDER OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY UNDER OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, SPECULATIVE, REMOTE, INDIRECT OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS.

(f)	The Parties hereby acknowledge and agree that:

(i)	In the event of any Claim or Loss that may give rise to an indemnification obligation hereunder, the Indemnified Person shall use its reasonable efforts to take, and cause its Affiliates to take, all reasonable measures to mitigate the consequences of such Claim or Loss, including (A) cooperating with the Indemnifying Person, if so requested by the Indemnifying Person, and (B) all such reasonable measures that are required to prevent any contingent liability from becoming an actual liability. If any Indemnified Person shall fail to use its reasonable efforts to take, and cause its Affiliates to take, all such reasonable measures, then, notwithstanding anything to the contrary in this Agreement, the Indemnifying Person shall not be required to indemnify the Indemnified Person for any Claim or Loss that would reasonably be expected to have been avoided if such Indemnified Person had used such reasonable efforts.

(ii)	Notwithstanding anything to the contrary in this Agreement, the amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (A) any insurance proceeds with respect to such Losses received by the Indemnified Person (or any of its Affiliates) from insurers not affiliated with the Indemnified Person and (B) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other Person who is not a Party or an Affiliate of a Party. Each Indemnified Person shall use commercially reasonable efforts to obtain such proceeds and recoveries, including seeking full recovery under all insurance policies covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. If any such proceeds or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after the Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such proceeds or recoveries (up to the amount of such Losses for which the Indemnifying Person has made payment to the Indemnified Person).

(iii)	Without limitation of Section 8.2(f)(ii), no Indemnified Person may recover from the Indemnifying Person (under this Agreement or any other Related Agreement) amounts in excess of the Losses suffered, including as a result of such Indemnified Person having more than one Claim in respect of the same set of facts giving rise to the right of indemnification for such Losses under this Agreement and another Related Agreement.

(iv)	Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of such Indemnified Person (and its Affiliates) against any Third Party in respect of such Losses. Such Indemnified Person (and such Affiliates) and such Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(v)	Regardless of any other rights under any other agreements or mandatory provisions of Law, neither Party shall have the right to set off the amount of any Loss it may have under this Agreement, whether contingent or otherwise, against any amount owed by such Party to the other Party or any Affiliate of such other Party, whether under this Agreement or otherwise.

8.3	Indemnity Procedure

(a)	As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, but in any event no later than fifteen (15) Business Days after first becoming aware of such claim, the Indemnified Person shall give written notice to the Indemnifying Person of such claim in accordance herewith (the “Claim Notice”); provided that the failure of such Indemnified Person to give such notice shall not constitute a waiver of such Indemnified Person’s rights and remedies under this Agreement except to the extent (if any) that such Indemnifying Person shall have been prejudiced thereby. The Claim Notice shall set forth in reasonable detail (i) the facts and circumstances giving rise to such claim for indemnification, including all relevant supporting documentation, (ii) the nature of the Losses suffered or incurred or expected to be suffered or incurred, (iii) a reference to the provisions of this Agreement in respect of which such Losses have been suffered or incurred or are expected to be suffered or incurred, (iv) the amount of such Losses actually suffered or incurred and, to the extent such Losses have not yet been suffered or incurred, a good faith estimate of the amount of such Losses that could be expected to be suffered or incurred and (v) information as may be necessary for such Indemnifying Person to determine that the limitations under this Agreement (including in Sections 8.1 and 8.2) have been satisfied or do not apply.

(b)	The Indemnified Person shall give a Claim Notice (in the form and substance contemplated by Section 8.3(a)) to the Indemnifying Person as promptly as is reasonably practicable, but in any event no later than twenty (20) Business Days after receiving notice of the assertion of any Claim, or the commencement of any Proceeding, by any Person not a Party in respect of which indemnity may be sought under this Agreement (a “Third Party Claim”); provided that the failure of such Indemnified Person to give such notice shall not constitute a waiver of such Indemnified Person’s rights and remedies under this Agreement except to the extent (if any) that such Indemnifying Person shall have been prejudiced thereby. Such Indemnifying Person may, at its own expense,

(i)	participate in the defense of any such Third Party Claim and

(ii)	upon written notice to such Indemnified Person, at any time during the course of any such Third Party Claim, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to Section 8.3(c)(i), to settle or compromise such Third Party Claim.

(c)	Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (ii) of Section 8.3(b)) or the Indemnifying Person, as the case may be, of any such Third Party Claim shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that (i) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) the Indemnified Person will not compromise or settle any Third Party Claim without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed.

8.4	Warranty

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF SERVICE PROVIDER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, IN PERFORMING SERVICE PROVIDER’S OBLIGATIONS HEREUNDER, MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE; (B) THE USE OF THE SITE SERVICES BY CUSTOMER AFTER THE RECEIPT THEREOF; OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF CUSTOMER’S BUSINESS AFTER THE RECEIPT OF THE SITE SERVICES.

9.	INSURANCE REQUIREMENTS

9.1	Property Insurance.

At all times during the Term, Customer, at its sole cost and expense, shall maintain all risk commercial property insurance to protect the Facility in the course of performance of Site Services and for all materials and equipment off-loaded, handled and stored at the Site (including while in transit). Such insurance shall cover the full replacement cost value of the insured property. Customer shall be responsible for the payment of any deductibles under such insurance.

9.2	Casualty Insurance.

Before any part of the Site Services is commenced, each Party shall provide and maintain in full force and effect not less than the insurance coverage indicated below. Unless expressly provided otherwise in this Agreement, the insurance coverage required by this Section 9 shall remain in effect throughout the Term of this Agreement.

(a)	(a) Statutory worker’s compensation insurance applicable at the Site;

(b)	(b) Employer's liability insurance in amounts not less than $1,000,000 per accident and $1,000,000 per disease;

(c)	Commercial general liability insurance in amounts not less than $25,000,000, covering injuries including death to person(s) and damage to the property of Third Parties and/or the other Operation Party in any one occurrence;

(d)	(d) Pollution liability and environmental impairment insurance with limits of not less than $25,000,000.00 per occurrence;

(e)	(e) Automobile liability insurance covering injuries including death to person(s) and property damage, in amounts not less than $2,000,000 for any one occurrence; and

(f)	(f) Umbrella liability insurance in an amount not less than $25,000,000 which shall be excess to and no less broad than the commercial general liability and automobile liability coverage described above and which shall include a drop-down provision.

9.3	Insurance Certificates.

Upon request, but not more often than once per calendar year during the Term of this Agreement, each Party shall furnish the other with certificates from their respective insurance carrier(s) showing the coverages set forth above to be in force and effect. Each Party shall cause such insurance carriers to include terms in the respective policies of insurance providing that such policies may not be cancelled or materially altered except after thirty (30) days’ written notice is given to the other Party or ten (10) days’ notice is given to the other Party regarding nonpayment of a premium.

9.4	Waiver of Subrogation.

Service Provider shall cause its insurers to waive their rights of subrogation against Customer Parties with respect to any Claim. Customer shall cause its insurers to waive their rights of subrogation against Service Provider Parties and all contractors enrolled in the Service Provider’s Owner Controlled Insurance Program with respect to any Claim.

9.5	Additional Insureds.

Each policy of insurance to be maintained hereunder (except for worker’s compensation) shall name the other Party, including its Affiliates, and the officers, directors and employees of each, as additional insureds.

10.	RELATIONSHIP

A Service Provider shall be an independent contractor with respect to the supply of a Site Service, with all of the attendant rights and liabilities of an independent contractor and not as agent or employee of the Customer for any purpose. Nothing herein contained or arising hereunder shall be construed as creating a partnership, joint venture or association of any kind or as imposing upon either Party or its Affiliates any fiduciary, partnership or joint venture duty, obligation or liability. No Party shall be or become liable or bound by any representation, act or omission of the other.

11.	MEASUREMENT OF SUPPLY AND CONSUMPTION

11.1	Measurement Devices

(a)	With respect to a Site Service or a Return Stream, as applicable, to the extent:

(i)	there is equipment installed at the Facilities or at the Site that is capable of being used (without unreasonable or costly modification) to measure the volume or quality of such Site Service, Return Stream or Supplied Product that is supplied, the Parties agree that:

(A)	such equipment shall be calibrated and used to measure the volume or quality of such Site Service, Return Stream or Supplied Product that is supplied for the purposes of this Agreement; and

(B)	to the extent that the equipment is capable of being used (without unreasonable or costly modification) to continuously measure and transmit to the Service Provider measurement data about the supply of that Site Service, Return Stream or Supplied Product (such as temperatures, pressures and flow rates), such equipment shall be maintained by the Party in possession of such equipment so as to be available for continuous monitoring for the purposes of this Agreement, in each case subject only to the provisions of this Section 11 in the case of inaccuracy; and

(ii)	subject to Sections 11.1(b) and Sections 11.1(c), there is:

(A)	not, at the date hereof, equipment installed at the Facilities or at the Site of the type referred to in Section 11.1(a)(i), then the measurement and/or data transmission and/or accounting methods used by Service Provider immediately prior to the date hereof shall continue to be used until Customer installs the equipment, or

(B)	in the case of equipment installed at the Site capable of data transmission of the type referred to in Section 11.1(a)(i)(B), newer equipment or technology available that could be installed in place of such equipment, then at any time either Party may make a written request to the other to install such newer equipment or technology, and the other Party shall not be entitled to refuse such a request except if the equipment / technology or its installation will, or will be likely to, materially disrupt Customer and/or Service Provider’s operations at a Site. If such a request is made by a Party and consent is given by the other Party, then the requesting Party shall install or cause to be installed the relevant agreed measuring and/or data transmission equipment / technology, and the other Party shall be permitted to have a representative present for such installation. All costs associated with installing such equipment shall be borne by the requesting Party. Once such equipment is installed pursuant to this Section 11.1(a)(ii) and the Parties agree that such equipment is of pay meter quality (as defined by the manufacturer of such equipment) (any such equipment, “Accurate Equipment”), such equipment shall be subject to Section 11.1(a)(i) and the provisions of this Section 11 in the case of inaccuracy. If the other Party refuses such a request for the reasons stated in this Section 11.1(a)(ii), the Parties shall discuss in good faith a mutually acceptable alternative, which may include the deferment of the installation to the next appropriate shutdown.

(b)	As soon as reasonably practicable after the date hereof, the Parties shall test and verify the accuracy of all equipment installed at the Facilities or at the Sites as of the date hereof that is capable of being used to measure the volume or quality supplied of a Site Service, Return Stream or Supplied Product. To the extent any such equipment is mutually agreed by the Parties to be Accurate Equipment, such equipment shall be subject to Section 11.1(a)(i) and the provisions of this Section 11 in the case of inaccuracy. To the extent any equipment is found to be defective or Materially Inaccurate, the Party that is responsible for the operation and maintenance thereof (the “Owner”) shall, as soon as reasonably practicable, readjust, repair or replace such measuring equipment; provided that, if the readjustment, repair or replacement of such equipment will, or will be likely to, materially disrupt Customer and/or Service Provider’s operations at a Site, the Parties shall discuss in good faith a mutually acceptable alternative, which may include the deferment of the installation to the next appropriate shutdown. Once such equipment is readjusted, repaired or replaced, as applicable, and the Parties agree that such equipment is Accurate Equipment, such equipment shall be subject to Section 11.1(a)(i) and the provisions of this Section 11 in the case of inaccuracy.

(c)	In addition to any more detailed requirements specified in Schedule A with respect to particular Site Services, Customer will construct and install all required piping, interconnection equipment and backflow devices for Site Services and Return Streams from the Site Service Delivery Point or Return Stream Delivery Point (as applicable), subject to Service Provider’s prior approval of Customer’s design, such equipment and such backflow devices (which approval shall not unreasonably be withheld).

11.2	Testing and Verification

(a)	The accuracy of any measuring equipment used to measure the volume or quality of a Site Service, Return Stream or Supplied Product that is supplied must be verified at least once each year, or as otherwise agreed to by both Parties, and at other times upon the reasonable request of the Party that is not responsible for the operation and maintenance thereof (the “Non-Owning Party”) unless performing the verification requires a shutdown or interruption:

(i)	in production of the applicable Facility; or

(ii)	in the operation of the Service Provider Infrastructure,

in each case at which the measuring equipment is located, in which case the verification shall be performed during the next scheduled shutdown of such Facility.

(b)	Five (5) days’ prior notice of the time and nature of any test to be conducted on the measuring equipment (such testing to include, for the avoidance of doubt, any verification of accuracy or calibration) shall be given by the Owner to the Non-Owning Party. Tests of and adjustments to the measuring equipment shall be made in the presence of and observed by representatives of both the Non-Owning Party and the Owner, provided that, if after notice the Non-Owning Party fails to have a representative present, the results of the tests and adjustments shall nevertheless be considered accurate until the next tests and adjustments are made.

(c)	All tests of the measuring equipment shall be made at the Owner’s expense, provided that the Non-Owning Party must bear the expense of tests made at its request if any inaccuracy found in the measurement of volume or quality by the measuring equipment being tested is not Materially Inaccurate.

11.3	Defective or Inaccurate Measuring Equipment

(a)	If at any time the measuring equipment is found to be defective or Materially Inaccurate, the Owner thereof shall, as soon as reasonably practicable, readjust, repair or replace such measuring equipment. Once such equipment is readjusted, repaired or replaced, as applicable, and the Parties agree that such equipment is Accurate Equipment, such equipment shall be subject to Section 11.1(a)(i) and the provisions of this Section 11 in the case of inaccuracy.

(b)	If, upon a calibration or test, the measuring equipment is found to be Materially Inaccurate, then, to the extent any invoices from the Service Provider to the Customer were based on the volume or quality of Site Services delivered to the Customer by the Service Provider, an equitable adjustment shall be made with respect to such invoices for the period of error. Such adjustment shall be based on the best data available and be effected by:

(i)	correcting the error back to zero (0) after the percentage of error is ascertained by calibration, test or mathematical calculation for the period of error, if known, or, if unknown, for a period extending back one-half (½) of the time since the last day of calibration; provided that such period shall not be longer than one (1) year; or

(ii)	any other method as may be agreed between the Parties if inequities are apparent in the procedure listed in clause (i) above.

11.4	Inspection Rights

Customer and Service Provider have the right to inspect measuring equipment for which the other is responsible at all times during normal business hours, provided that the reading, calibration and adjustment of such equipment shall be done only by the Party installing and furnishing the same. Such right shall be exercised during normal business hours and in such a manner as not to unreasonably interfere with the normal operations of the other Party’s business. Unless the Parties otherwise agree, each of Customer and Service Provider shall preserve all original test data, charts and other similar records in their respective possession for a period of at least three (3) years.

12.	RESERVED

13.	TERM AND TERMINATION

13.1	Term

(a)	This Agreement is effective from the date hereof and, unless earlier terminated in accordance with Section 13.2 or extended in accordance with this Section 13.1, shall continue until the earlier of:

(i)	the expiration or earlier termination of the Ground Lease; and

(ii)	the expiration of a period of five (5) years (the “Initial Term”).

(b)	Upon the expiration of the Initial Term and thereafter, this Agreement shall automatically continue for successive renewal periods of five (5) years each unless either Party gives notice of its intention not to renew at least eighteen (18) months prior to the expiration of, as applicable, the Initial Term or the then-current renewal period of this Agreement. The Initial Term, together with any such extensions, is referred to herein as the “Term”.

13.2	Termination

Except as set forth in Sections 2.5 and 13.1(b), the sole grounds on which either Party may terminate this Agreement are as follows:

(a)	at any time by the mutual written agreement of the Parties; or

(b)	by Service Provider on notice to be effective immediately if the Customer fails to pay any amount invoiced in good faith hereunder and such failure continues for a period exceeding ten (10) days following notice in writing from the Service Provider to the Customer that such unpaid amount is due and payable and outstanding in accordance with this Agreement and stating expressly that a failure to pay such amount shall result in the termination of this Agreement, unless such payment is made by such tenth (10th) day; or

(c)	by Service Provider, on notice to be effective immediately if the other Customer commits a material breach of a material obligation under this Agreement as a result of the breaching Customer’s gross negligence or Intentional Misconduct, and such breach: (i) creates a material safety or environmental hazard; and / or (ii) materially adversely affects the operational integrity of the Service Provider’s Facilities or, in the case of a breach by Customer, the remainder of the Site, and in each case such breach continues for thirty (30) days following notice in writing from the Service Provider not in breach requiring the Customer to remedy the breach; provided, however, that if a cure cannot reasonably be accomplished within such thirty (30) day period, this Agreement may not be terminated by reason of such breach for so long as the Customer commences a cure within such thirty (30) day period, and pursues such cure diligently to completion, and such completion occurs within sixty (60) days of such written notice; or

(d)	by the Customer, upon written notice to Service Provider if, following a material breach by Service Provider of this Agreement, the Customer sends initial notice of such material breach and Service Provider fails to cure such material breach within 30 days of receipt of such initial notice; provided, however, that if a cure cannot reasonably be accomplished within such 30-day period, this Agreement may not be terminated by reason of such breach for so long as Service Provider commences a cure within such 30-day period and pursues such cure diligently to completion and such completion occurs within 90 days of the initial written notice; or

(e)	by either Party, on notice to be effective immediately if an Insolvency Event has occurred with respect to the other Party; or

(f)	by Service Provider, on notice to be effective immediately if Customer purports to assign any of its rights or obligations under any of the Site Agreements in violation of such Site Agreement; or

(g)	by either Party upon the termination of the Ground Lease Agreement in accordance with the terms thereof, upon 30 days’ prior written notice to the other Party; or

(h)	by Service Provider, upon written notice to Customer if there is a material Customer Commercial Failure that is not cured by Customer on terms reasonably acceptable to Service Provider within 5 days of notice; however Service Provider reserves the right to void the 5 day window in the event the breach presents either a material breach or an unacceptable health and safety risk to the site or the community (in the sole discretion of Service Provider); or

(i)	by Service Provider upon written notice to Customer if, following a suspension of Site Services under 3.6(f), the Customer fails to cure the breach that led to the suspension within 30 days of the suspension; provided, however, that if a cure cannot be reasonably accomplished within such 30-day period, the applicable Site Service will not be terminated (but will remain suspended) for so long as Service Provider commences a cure within such 30-day period and pursues such cure diligently to completion and such completion occurs to the satisfaction of Service Provider within 90 days of the suspension;

13.3	Consequences of Termination

(a)	Upon the expiration or earlier termination of this Agreement pursuant to Section 13.1 or 13.2 and without limiting any other rights or remedies of the Parties as a result of the termination (notwithstanding Section 8), all liabilities and obligations of the Parties accrued with respect to the period up to and including the date of termination must be fully satisfied or discharged.

(b)	The defaulting Party or the Party in respect of which an Insolvency Event has occurred shall be liable to the other Party for all damages resulting from the termination. The provisions of Sections 2.5, 3.6(e), 4.1, 8, 15 – 30 and this Section 13.3 shall survive any expiration or termination of this Agreement.

14.	FORCE MAJEURE

14.1	Force Majeure Excuses Performance

(a)	If either Party fails to observe or perform any of the covenants or obligations imposed upon it by this Agreement, then, to the extent that such failure is occasioned by or results from a Force Majeure Event, such failure shall be excused and deemed not to be a breach of such covenants or obligations by such Party (the “Affected Party”); provided, however, that a Force Majeure Event shall never excuse a Party from paying any sum of money owed under the terms of this Agreement, and provided, further, that no Force Majeure Event shall excuse Customer from its obligations to pay Service Charges pursuant to Section 4 (other than charges, such as Variable Costs and Variable Fees, that do not accrue in the absence of consumption by Customer of the applicable Site Service).

14.2	Notification

The Affected Party shall orally notify the other Party as promptly as reasonably practicable after the occurrence of such Force Majeure Event and, in addition, shall provide the other Party with written notice of such Force Majeure Event within five (10) days after the occurrence of such Force Majeure Event.

14.3	Efforts to Remedy; Notice

Upon the occurrence of a Force Majeure Event, the Affected Party shall use commercially reasonable efforts to remedy such Force Majeure Event (other than with respect to labor disputes, which are addressed by Section 14.4) and shall resume performance of its obligations hereunder as promptly as reasonably practicable after the Force Majeure Event has been remedied. The Affected Party shall provide prompt notice to the other Party when the relevant Force Majeure Event has been remedied.

14.4	Settlement of Labor Disputes

Notwithstanding anything to the contrary in this Section 14, express or implied, the settlement of strikes, lockouts and other industrial disputes or disturbances shall be entirely within the discretion of the Affected Party, and the Affected Party may make settlement thereof in such time and on such terms and conditions as it may deem to be appropriate, and no delay in making such settlement deprives the Affected Party of the benefits of the provisions of this Section 14.

15.	RESERVED

16.	EXPENSES

Except as otherwise provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses.

17.	AMENDMENT

This Agreement may not be amended or modified except:

(a)	by an instrument in writing signed by, or on behalf of, the Parties that expressly references the section of this Agreement to be amended;

(b)	by a waiver in accordance with Section 21;

(c)	as set forth in Sections 3.4(b)(iii) and 3.4(b)(iv), upon the mutual agreement of the Parties’ Contract Managers.

18.	NO SET OFF

Regardless of any other rights under any agreements, neither Service Provider nor Customer shall have the right to set-off the amount of any Claim (or part of any such amount) it may have under this Agreement, whether contingent or otherwise, against any amount owed by such Party to another Party, whether under this Agreement or otherwise, provided that a Party may set-off amounts owing under this Agreement against amounts owed by that Party pursuant to the Ground Lease that exists between the Parties in relation to the Site.

19.	NOTICES

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile (with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 19); provided, that only if and to the extent the Parties mutually agree in writing after the date hereof, such notices, requests, claims, demands and other communications under this Agreement may be given or made by e-mail.

(a)	if to UCC:

Union Carbide Corporation

437 MacCorkle Avenue

South Charleston, WV 25303

Facsimile: 1 (304) 747-3147

Attention: Site Leader

and to:

Corporate Counsel/Affiliated Companies

The Dow Chemical Company

Legal Department

2030 Dow Center

Midland Michigan, 48674

Facsimile: 1 (989) 638-9636

Attention: West Virginia Site Legal Counsel

and to:

Union Carbide Corporation

P.O. Box 8361

South Charleston, WV 25303

Facsimile: 1 (304) 747-3147

Attention: Industry Park Leader

(b)	if to Customer:

Recovery Solutions & Technologies, Inc.

4802 Ray Road

Suites 23-30

Phoenix, AZ 85044

Attn: Richard S. Geib, Chief Executive Officer

Email: rsgeib@recoveryst.com

20.	PUBLIC ANNOUNCEMENTS

Neither Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the Parties shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other Party shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of such other Party.

21.	WAIVER

Either Party may:

(a)	extend the time for the performance of any of the obligations or other acts of the other Party;

(b)	waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant to this Agreement; or

(c)	waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein.

Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

22.	ASSIGNMENT

(a)	Service Provider Assignment. Without the consent of Customer, Service Provider shall have the right to:

(i)	undergo a Change of Control, and any such Change of Control of Service Provider shall not be deemed an assignment of this Agreement; or

(ii)	assign this Agreement or any of its rights and obligations hereunder (A) to any Affiliate of Service Provider, (B) to Service Provider’s Parent, or (C) in connection with (1) a sale of all or substantially all of the Site or (2) the sale, contribution or other disposal (however effected) of all or a substantial portion of the assets of Service Provider or its Affiliates on or relating to the Site, in each case whether through one or a series of related transactions, and including any such sale or other disposition to any Person in which Service Provider retains a direct or indirect ownership interest.

(b)	Customer Assignment. Customer shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Service Provider, such consent not to be unreasonably withheld or delayed, taking into consideration, among other things, the financial capacity of the assignee to satisfy any financial obligations and/or liabilities that may arise pursuant to this Agreement, and provided that such assignment is in connection with a sale, conveyance, disposition, divestiture, contribution to a joint venture or a similar transaction, including by merger, consolidation, reorganization or other business combination by Customer that involves all or substantially all of the Facility. Notwithstanding the immediately preceding sentence, Customer shall have the right to assign this Agreement or any of its rights and obligations hereunder to Customer’s Parent without the prior written consent of Service Provider.

In connection with the foregoing:

(i)	Service Provider may, acting reasonably, condition its consent on an amendment to the terms of this Agreement to reflect reasonable increases in the costs incurred by Service Provider in taking the measures reasonably required to adequately protect its competitive information from disclosure where any assignee is a Direct Competitor; and

(ii)	Customer shall reimburse Service Provider for any licenses and third-party consents required in connection with such assignment.

(c)	Any Change of Control of Customer, at any one time or over a period of time, shall be deemed an assignment of this Agreement and shall be subject to all of the provisions of this Article 22, including the requirement that Customer obtain Service Provider’s prior consent thereto. Except as otherwise provided in this Article 22, no Party shall assign this Agreement, in whole or in part, or any rights or obligations hereunder, by operation of Law or otherwise, and any purported assignment in violation of this Agreement shall be null and void ab initio.

(d)	Upon the assignment of this Agreement and the express assumption by the assignee of the assigned obligations under this Agreement through the execution of an assignment and assumption agreement, the assignor shall be fully and unconditionally released from all obligations and liabilities under this Agreement.

23.	NO THIRD PARTY BENEFICIARIES

This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

24.	FURTHER ACTION

Except as otherwise provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

25.	SEVERABILITY

If any term or other provision of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

26.	ENTIRE AGREEMENT

This Agreement and the Ground Lease constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

27.	SPECIFIC PERFORMANCE

The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by either Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

28.	GOVERNING LAW AND DISPUTE RESOLUTION

(a)	This Agreement shall be governed by, and construed in accordance with, the laws of West Virginia.

(b)	Except as provided in this Agreement, Schedule D shall apply to the resolution of any Disputes as defined therein. Each of the Parties hereby (i) agrees that service of process will be validly effected by sending notice in accordance with Section 19; and (ii) to the fullest extent permitted by law, irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any Action, any claim to sovereign or any other immunity in regard to any proceedings to enforce an arbitration award rendered by a tribunal constituted pursuant to Schedule D, including immunity from suit, immunity from service of process, immunity from jurisdiction of any court, and immunity of its property and revenues from execution or from attachment or sequestration before or after judgment.

29.	RESERVED

30.	COUNTERPARTS

This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

31.	CONFIDENTIALITY

The terms and conditions of this Agreement and the transactions contemplated hereby shall be subject to the Confidentiality Agreement. This obligation of confidentiality shall be valid until the termination of the Confidentiality Agreement or the termination of this Agreement, whichever is later.

IN WITNESS WHEREOF, the Parties have caused this Site Services Agreement to be executed and delivered as of the date first above written.

Union Carbide Corporation

By:
Name:
Title:

Recovery Solutions &
Technologies, Inc.

By:
Name:
Title:

SCHEDULE A

SITE SERVICES

The following Schedules are attached to and incorporated by reference into this Schedule A:

	Schedule	Exclusive Service	Terminable or Non- Terminable Site Service	Minimum Notice Period If Terminable

1.	Schedule A.1 (Instrument Air)	No	Terminable	12 Months

2.	Schedule A.2 (Potable Water)	No	Terminable	12 Months

3.	Schedule A.3 (Raw water) Inserted	No	Terminable	12 Months

4.	Schedule A.4 (Road Operations)	Yes	Terminable	12 Months

5.	Schedule A.5 (Rail Operations)	n/a	n/a	n/a

6.	Schedule A.6a (75# Steam)	No	Terminable	12 Months

7.	Schedule A.6b (200# Steam)	No	Terminable	12 Months

8.	Schedule A.6c (400# Steam)	No	Terminable	12 Months

9.	Schedule A.7 (Waste Water)	No	Terminable	12 Months

10.	Schedule A.8 (Sanitary Sewer)	No	Terminable	12 Months

11.	Schedule A.9 (Barge Operations)	Yes	Terminable	12 Months

12.	Schedule A.10 (ES&S)	Yes	Non-Terminable	n/a

13.	Schedule A.11 (Infrastructure Services)	Yes	Non-Terminable	n/a

14.	Schedule A.12 (Operations Facility)	No	Terminable	6 Months

15.	Schedule A.13 (Pipe Rack Services)	No	Non-Terminable	n/a

16.	Schedule A.14 (Project Site Lay Down Areas)	Yes	Terminable	12 Months

Schedule A

	Schedule	Exclusive Service	Terminable or Non- Terminable Site Service	Minimum Notice Period If Terminable

17.	Schedule A.15 (Radio Wireless Communications)	Yes	Non-Terminable	n/a

18.	Schedule A.16 (Site Accessibility)	Yes	Non-Terminable	n/a

19.	Schedule A.17 (Site Information Technology Communications)	No	Terminable	6 Months

20.	Schedule A.19 (Analytical Services)	No	Terminable	6 Months

21.	Schedule A.20 (Fire Water)	Yes	Non-Terminable	n/a

22.	Schedule A.21 (Electrical Supply)	No	Terminable	12 months

23.	Schedule A.22 (Storm Water)	Yes	Non-Terminable	n/a

24.	Schedule A.23 (Cooling Water Discharge)	Yes	Non-Terminable	n/a

25.	Schedule A.24 (Nitrogen)	No	Terminable	12 months

26.	Schedule A.25 (Caustic)	No	Terminable	12 months

Schedule A

SERVICE SCHEDULE	Schedule A.1 – Instrument Air

SERVICE DESCRIPTION	Commencing on the Initial Delivery Date, the Service Provider shall sell and deliver to the Customer, and the Customer shall purchase and take from the Service Provider, instrument air meeting the supply parameters set forth below (“Instrument Air”) to be used by the Customer at the Facility, up to a maximum of 25 MSCF Air/hr. Customer anticipates that the Facility will normally use 12,889 MSCF Air/month of Instrument Air. All Instrument Air taken by Customer shall be used solely in connection with the operation of the Facility. Any Instrument Air that Customer does not take for any reason may be utilized by Service Provider at its sole discretion. Customer shall be responsible for any additional treatment or processing of Instrument Air required by Customer with respect to its use.

SITE SERVICE DELIVERY POINT	Service Provider shall deliver the service water to the Customer at the downstream flange of the valve closest to the Battery Limit (for the purposes of this Site Service, the “Potable Water Delivery Point”), as identified in the demarcation catalog as may be amended from time to time by mutual agreement of the Parties.

CONTRACT QUANTITY	The Contract Quantity (“CQ”) of Instrument Air is: CQ = 12,889 MSCF Air/month

SERVICE CHARGE

Service Charge = CF + VF

CF ($/month) = 0.12 ($/MSCF Air) (Indexed) * CQ (MSCF Air/month)

VF ($/month) = 8.7 x EC ($/kWh) * AQ (MSCF Air/month)

AQ (MSCF Air/month) = actual quantity of Instrument Air delivered in MSCF by the Service Provider to the Customer during the applicable month.

EC = Electricity Cost, defined as the purchase price for electrical energy, on a $/kWh basis, as defined by the per-unit service charge in Schedule A.21

CF = Capacity Fee

VF = Variable Fee

SUPPLY PARAMETERS	Normal Pressure: 100 psig Nominal Operating Pressure Range: 90-105 psig Dew Point: -30 °F average

METERING	The Parties’ responsibilities with respect to measurement devices are set forth in Section 11 of the Agreement. The meter used for billing is ##

Schedule A

INDEXING RATIO	Annual Escalation for CF wl be calculated as follows: (0.80 x ((0.7 x ECI/ECIb) + (0.3 x CPI/CPIb)) + 0.20. Escalation will begin starting Jan 1, 2018.

SERVICE TERMINATION	This Site Service is a Terminable Site Service that may only be terminated in accordance with Section 2.5 or Section 13 of the Agreement.

Schedule A

SERVICE SCHEDULE	Schedule A.2 - Potable Water

SERVICE DESCRIPTION	The Service Provider shall sell and deliver to the Customer, and the Customer shall purchase and take from Service Provider, potable water meeting the supply parameters set forth below (“Potable Water”). Potable water is purchased from an off-site Third Party and distributed via the Site potable water distribution system.

Potable water is to be used for human consumption (i.e., drinking, food preparation, personal hygiene, clothes washing, and in restroom facilities), supplying showers and eye-wash stations, and for any other domestic purposes. All potable water taken by the Customer shall be used solely in connection with the operation of the Customer’s Facilities. The Customer shall have no right to resell potable water delivered to its Facilities or to otherwise transfer potable water to a Third Party.

Customer shall:

1. Ensure that no cross-ties with any other piping systems exist. This includes never cross tying potable water to any chemical process, including process water or untreated river systems.

2. Ensure the potable water system is the only water system that is used in the personnel facilities such as restroom sinks, wash rooms, safety showers and eye baths.

3. Ensure that no hose stations for potable water are present in areas within the Customer Facility that contain process equipment or chemicals;

4. In accordance with applicable Laws, ensure its potable water and potable water systems comply with all State and local quality requirements.

5. Provide an approved back flow prevention device (such as a Reduced Pressure Zone (“RPZ”)), or maintain an existing, approved back flow prevention device, at or near the block valve downstream of the Site Service Delivery Point to prevent back flow from the potable water system to other users. For the purpose of this clause (5), a back flow preventer is “approved” if it is in compliance with the devices or systems designated by the Service Provider Energy Systems Technology Center or is a device or system with Government Approval.

6. Repair or replace the back flow prevention device if it is found to be defective.

Schedule A

SITE SERVICE DELIVERY POINT	Service Provider shall deliver the service water to the Customer at the downstream flange of the valve closest to the Battery Limit (for the purposes of this Site Service, the “Potable Water Delivery Point”), as identified in the demarcation catalog as may be amended from time to time by mutual agreement of the Parties.

CONTRACT QUANTITY	Potable water is to be charged by a factor based on the customer’s land area as a proportion of the site. For basis of this calculation, the contract quantity is set to 10 acres.

SERVICE CHARGES	The contract fee will be billed as follows:

Term Period	Contract Fee

2016	$37.75/acre/month, prorated based on days of the month since the effective date of the ground lease.

2017	$37.75/acre/month

2018	$78.52/acre/month

2019 and beyond	$151.00/acre/month (indexed)

INDEXING RATIO	Annual Escalation for the service charge wil be calculated as follows: US CPI-U All Urban Consumers Index. Annual escalation will begin starting January 1, 2019.

TYPICAL SUPPLY PARAMETERS	The following are typical supply parameters for the Facility:

	MIN	MAX	TYPICAL	UNITS

Site Pressure	30	105	60-80	PSIG

Site Temperature	N/A	N/A	AMBIENT	N/A

METERING POINT	n/a

ADDITIONAL TERMS	Customer may be asked to respond to service interruptions due to Site emergency situations or adverse weather conditions.

Customer shall use an approved and certified tester to periodically test, inspect, and document (following the manufacturer’s recommended method and not less than every five (5) years) all back flow prevention devices used in water systems. The Customer shall provide to the Service Provider a copy of the test report no later than four (4) weeks after such test. If there is a need for repair or replacement of such device, Customer shall organize and bear all the cost associated with such repair or replacement.

Schedule A

Prior to placing or returning potable water lines or equipment in service, Customer shall disinfect, inspect (by a licensed plumber), and test such lines or equipment in accordance with the requirements of the local municipal, state, or national codes.

SERVICE TERMINATION	As defined in Section 13 of the Site Services Agreement

Schedule A

SERVICE SCHEDULE	Schedule A.3 - Raw Water

SERVICE DESCRIPTION	The Service Provider shall sell and deliver to the Customer, and the Customer shall purchase and take from the Service Provider, raw water meeting the supply parameters set forth below (“Raw Water”). All raw water taken by the Customer shall be used solely in connection with the operation of the Customer’s Facilities. The Customer shall have no right to resell raw water delivered to its Facilities or to otherwise transfer raw water to a Third Party.

Customer shall:

a) Ensure that no cross-ties with any potable water piping systems exist, even on a temporary basis.

b) Ensure that if raw water is directly connected to a chemical process, a check valve or other approved back flow prevention device (such as a Reduced Pressure Zone (“RPZ”)) is installed at the connection point between the two (2) systems. For the purpose of this clause (b), a back flow preventer is “approved” if it is in compliance with the devices or systems designated by the Service Provider Energy Systems Technology Center or is a device or system with Government Approval.

c) Ensure that raw water will not be used to supply the personnel facilities such as restrooms, wash rooms, food preparation facilities, clothes washing facilities, or safety showers.

d) Ensure that all heat exchange equipment using water is designed and operated to ensure that there are no unmitigated risks from a process leak into the raw water. Where the process pressure can exceed the raw water pressure and a leak from process to the raw water may create a safety hazard or Environmental Matter, install sufficient protection to properly mitigate the hazard.

e) Promptly repair any leak of the raw water system, and coordinate repairs with the Service Provider Contract Manager to minimize the impact on the other raw water users.

f) Inspect and document the integrity of the raw water system not less than every three (3) years. The primary purpose of the integrity inspection is to look for cross-ties or non-approved connections that could result in back flow contamination.

SITE SERVICE DELIVERY POINT	Service Provider shall deliver the service water to the Customer at the downstream flange of the valve closest to the Battery Limit (for the purposes of this Site Service, the “Raw Water Delivery Point”), as identified in the demarcation catalog, as may be amended from time to time by mutual agreement of the Parties.

Schedule A

SERVICE CHARGES	Monthly Service Charge = Variable Fee * mlb of monthly production (Indexed)

Term Period	Variable Fee
2016	$0.67/mlb produced
2017	$0.67/mlb produced
2018	$1.40/mlb produced
2019 and beyond	$2.69/mlb produced

INDEXING RATIO	Annual Escalation for the service charge will be calculated as follows: US CPI-U All Urban Consumers Index. Annual escalation will begin starting January 1, 2019.

TYPICAL SUPPLY PARAMETERS	The following are typical supply parameters for the Site:

	MIN	MAX	TYPICAL	Units
Site Pressure	28	42	40	psig

Site Temperature	Ambient River Conditions

CONTRACT QUANTITY	Raw water is a monthly service with the following supply limitations: Contract Quantity ("CQ"): 25,000 gpm of water withdrawal.

As of the start date of the agreement, the quantities are not measured. However, both the Service Provider and Customer have the right to temporarily or permanently install measurement in the future. In case measurement devices are installed by either the Service Provider or the Customer in the future, the parties’ responsibilities with respect to the measurement devices are set forth in Section 11 of the Agreement.

ADDITIONAL TERMS

The Customer may be asked to respond to serie interruptions due to site emergencies or adverse weather situations.

The Customer shall use an approved and certified tester to periodically test, inspect, and document (following the manufacturer’s recommended method and not less than every five (5) years) all back flow prevention devices used in water systems. The Customer shall provide to the Service Provider a copy of the test report no later than four (4) weeks after such test. If there is a need for repair or replacement such device, the Customer shall organize and bear all the cost associated with such repair or replacement.

Schedule A

SERVICE SCHEDULE	Schedule A.4 – Road Operations

SERVICE DESCRIPTION	Service Provider shall: Provide or manage the following activities with respect to trucks inbound to or outbound from the Facility:
1. Visual inspection;

2. Providing facilities for weighing such trucks and processing the required paperwork to permit Facility entrance and exit; and

3. Site safety indoctrination to drivers and directions to plant Facilities.

Customer shall:

1. Provide information to the Service Provider in a timely manner to enable the accurate movement of trucks and containers, per the Site road operations work process;

2. Be responsible for container, truck, and chassis rental; and detention and demurrage costs; and

3. Be responsible for carrier selection and management of its carriers.

4. Be responsible for contracting or self-performing any labor associated with any loading or off-loading activities associated with trucking.

CONTRACT QUANTITY	1. Truck Processing CQ = 60 trucks/month

SERVICE CHARGES

Truck Processing = $50 (Indexed) per truck * trucks processed

As of the Effective Date, this Service Charge is based upon a maximum volume of 750 trucks per year (“Maximum Truck Volume”).

The Service Provider shall have no obligation to supply such services for trucks in excess of the Maximum Truck Volume. If the Customer requires any volumes of such services in excess of the Maximum Truck Volume, or any increase in such volumes, then the Customer shall notify the Service Provider and the Parties shall negotiate as to a change in such services and the terms and conditions of this Schedule (including Service Charges).

Additional Terms

The Truck Processing Service is based on normal hours of operation of East Truck Gate. If needs beyond this can be accommodated by the Site, an additional fee may apply.

Service Provider shall have no obligation to supply the services identified below to Customer in excess of the corresponding annual volumes set forth below. If Customer requires any volumes of such services in excess of the applicable annual volumes set forth below, or any increase in such volumes, then Customer shall notify Service Provider and the Parties shall comply with the process described in Sections 2.3(a) and 2.3(b) of the Agreement in respect of such request.

Schedule A

Truck Processing Services: 750 trucks/year; and

The number of trucks to be processed shall be agreed upon by Service Provider and Customer at least on a monthly basis. The request shall be made by Customer in writing so as to enable the creation of weekly and daily activity plans. To enable timely access to the site, Customer shall provide security with advanced notice of anticipated truck movements.

The Truck Processing Service is based on less frequent full inspections of equipment provided by carriers who have met specific performance and other criteria. Should a higher number of full inspections be required, additional fees may apply.

INDEXING RATIO	Annual Escalation for the service charge will be calculated as follows:

US CPI-U All Urban Consumers Index. Annual escalation will begin starting January 1, 2018.

Schedule A

A5 - Rail Service

SERVICE	Railcar Switching, Railcar Storage, and Site Rail Weigh Scale Usage

SERVICE DESCRIPTION	Service Provider shall:
Provide or manage the following activities:

1. Inbound and outbound rail process within the site;
2. Shuttling, shunting, switching and movement of railcars within the site;
3. On-Site railcar storage;
4. Operating and maintaining the Service Provider-owned rail tracks;
5. Rail weigh scale usage on the site;
6. Communicating defects requiring minor spot maintenance of railcars and addressing them per Customer instructions. Maintenance of railcars is at Customer request and expense; and
7. Facilitating repair of the rail tracks.
8. Provide loading and off-loading services associated with rail covered by this schedule.

Customer shall:

1. Provide information to Service Provider in a timely manner per the rail operations work process to enable the accurate movement, spotting of railcars and any associated maintenance; and

2. Be responsible for the fees for movement of railcars into the Institute site, which will be charged directly to Customer by the rail Service Provider.

OPERATION AND MAINTENANCE	Service Prvder shall operate and maintain the Service Provider-owned rail tracks. Service Provider shall maintain its rail tracks in accordance with the applicable FRA classification.

MAXIMUM QUANTITY	Railcar Switching, Shunting, and Shuttling: Maximum quantity (“MQ”) is defined as 40 railcars/month.

Railcar Storage: Allocation is defined as a maximum of 20 allocated spots per day.

SERVICE CHARGES	Railcar Switching, Shunting, Shuttling, and storage = $1,878 (Indexed) per rail car

Schedule A

INDEXING RATIO	Annual Escalation for the service charge will be calculated as follows: US CPI-U All Urban Consumers Index. Annual escalation will begin starting January 1, 2019.

SERVICE TERMINATION	As defined in Section 13 of the Site Services Agreement

ADDITIONAL TERMS

The Rail Switching Service is based on a single pull per day to Customer’s Facilities, one (1) set of railcars spotted at a load/unload Facility per day, Monday through Friday. If needs beyond this can be accommodated by the Site, an additional fee may apply.

Service Provider shall have no obligation to supply the services identified below to Customer in excess of the corresponding annual volumes set forth below. If Customer requires any volumes of such services in excess of the applicable annual volumes set forth below, or any increase in such volumes, then Customer shall notify Service Provider and the Parties shall comply with the process described in Section 2.3 of the Agreement in respect of such request.

1. Railcar Switching, Shunting and Shuttling Services: 500 railcars/year;

2. Rail Weigh Scale Usage: 500 railcars/year.

Schedule A

A6a - 75 PSIG Steam Service

SERVICE	75 PSIG Steam

SERVICE DESCRIPTION	“Steam” shall mean steam produced by Service Provider complying with the specifications contained in the typical Supply Parameters section below.

Commencing on the Initial Delivery Date, and continuing during the term of this Agreement, Customer shall purchase, receive and pay for and Service Provider shall sell and deliver all of the Steam required by the Customer Facilities, not to exceed 6.0 Mlbs/hr on an average monthly basis. Instantaneous usage will not exceed 7.25 Mlbs/hr. During the Term, Customer anticipates that Customer Facilities will normally use less than 5.0 mlbs/hr of 75 PSIG Steam. All Steam taken by Customer shall be used solely in connection with the operation of Customer Facilities. Customer shall have no rights to resell Steam or to otherwise transfer Steam to a third party. Any Steam that Customer does not take for any reason may be utilized by Service Provider at its sole discretion in other applications.

DELIVERY POINT	Steam will be delivered to Customer at a location determined by Service Provider, (the “Steam Delivery Point”). This will be the valve at the boundary limit or another valve mutually agreed upon by the parties. Service Provider will retain ownership of this valve. Customer will have ownership of downstream gasket and piping attached to this valve.

Contract Quantity (”CQ”)	The Contract Quantity (“CQ”) of Steam is as follows:

Term	Contract Quantity (CQ)
2016	2.937 mlbs/hr
2017	2.937 mlbs/hr
2018	2.937 mlbs/hr
2019 and beyond	4.18 mlbs/hr

SERVICE CHARGES

Commencing on the Initial Delivery Date, Customer shall pay Service Provider the following in respect of all Steam delivered to the Steam Delivery Point for a particular month.

Service Charge = CF + VF Cost, where:

CF ($/month) = 7,993.69($/Mlb∙month/hr) (Indexed)* CQ (Mlb/hr)

VF = VC * SQ

VC ($/MLB) = (Fuel Factor * Natural Gas Purchase Costs)

SQ = Steam quantity provided to Customer during the month in Mlb as determined by the billing meters set forth in the Metering Point section below.

Schedule A

Fuel Factor = Fuel Factor means the amount of natural gas (expressed on a MMBTU Basis) required to produce one Mlb of Steam at the Site. The Fuel Factor at the time of execution of this Agreement is 1.7MMBTU/Mlbs for 75 PSIG Steam.

Natural Gas Purchase Cost = NYMEX Last Day Settled price, plus $0.35 per MMBTU

Should the reference price index cease to be published or not report a price under the relevant heading, the Parties shall immediately and in good faith select a replacement index or other pricing methodology reflecting equivalent market prices.

SUPPLY	Maximum Pressure:	105 psig
PARAMETERS	Nominal Pressure:	75 psig
	Minimum Pressure:	65 psig
	Maximum Temperature:	400 °F
	Nominal Temperature:	320 °F
	Minimum Temperature:	312 °F

METERING POINT	Note: The billing meters and/or allocation method for usage will be identified and agreed upon by both parties prior to the execution of this contract.

INDEXING RATIO	Annual Escalation on the unit price of the CF will be calculated pursuant to the following Ratio:

(0.55 x ((0.7 x ECI/ECIb) + (0.3 x CPI/CPIb))) + 0.45. Annual escalation will begin January 1, 2018.

SERVICE TERMINATION	As defined in Section 13 of the Site Services Agreement

ADDITIONAL TERMS	Load Shed Plan - Customer will comply with the Site’s steam load shed plan. The load shed plan will treat Customer the same as it would a similar plant solely owned by Service Provider. Service Provider will develop the load shed plan in consultation with Customer. Customer shall install and maintain Service Provider’s approved load shed equipment and associated control systems and the status of all such systems will be telemetered to Service Provider’s location to be identified by Service Provider. All planned outages of Customer’s equipment shall be coordinated with Service Provider.

Service Level Guidelines - The Parties agree that, prior to the Initial Delivery Date, they will develop, agree upon and adhere to the provisions and procedures set out in a manual (hereinafter referred to as “Service Level Guideline”) for operational efficiency and safety. The Service Level Guideline may by mutual written consent of all Parties, not to be unreasonably withheld, be updated from time to time. The Service Level Guideline establishes detailed logistics and accounting procedures and arrangements with respect to the delivery and invoicing of Steam and Condensate. The Service Level Guideline will include the timing of Steam and Condensate delivery, scheduling, measuring, analysis and similar matters. The Service Level Guideline shall be designed to minimize costs and inefficiencies of Steam and Condensate movement and invoicing.

Schedule A

A6b - 200 PSIG Steam Service

SERVICE	200 PSIG Steam

SERVICE DESCRIPTION	“Steam” shall mean steam produced by Service Provider complying with the specifications contained in the typical Supply Parameters section below.

Commencing on the Initial Delivery Date, and continuing during the term of this Agreement, Customer shall purchase, receive and pay for and Service Provider shall sell and deliver all of the Steam required by the Customer Facilities, not to exceed 3.5 Mlbs/hr on an average monthly basis. Instantaneous usage will not exceed 4.27 Mlbs/hr. During the Term, Customer anticipates that Customer Facilities will normally use less than 3.0 Mlbs/hr of 200 PSIG Steam. All Steam taken by Customer shall be used solely in connection with the operation of Customer Facilities. Customer shall have no rights to resell Steam or to otherwise transfer Steam to a third party. Any Steam that Customer does not take for any reason may be utilized by Service Provider at its sole discretion in other applications.

DELIVERY POINT	Steam will be delivered to Customer at a location determined by Service Provider, (the “Steam Delivery Point”). This will be the valve at the boundary limit or another valve mutually agreed upon by the parties. Service Provider will retain ownership of this valve. Customer will have ownership of downstream gasket and piping attached to this valve.

Contract Quantity (”CQ”)	The Contract Quantity (“CQ”) of Steam is as follows:

Term	Contract Quantity (CQ)
2016	1.877 mlbs/hr
2017	1.877 mlbs/hr
2018	1.877 mlbs/hr
2019 and beyond	2.674 mlbs/hr

SERVICE CHARGES

Commencing on the Initial Delivery Date, Customer shall pay Service Provider the following in respect of all Steam delivered to the Steam Delivery Point for a particular month.

Service Charge = CF + VF Cost, where:

CF ($/month) = 7,993.69($/Mlb∙month/hr) (Indexed)* CQ (Mlb/hr)

VF = VC * SQ

VC ($/MLB) = (Fuel Factor * Natural Gas Purchase Costs)

SQ = Steam quantity provided to Customer during the month in Mlb as determined by the billing meters set forth in the Metering Point section below.

Schedule A

Fuel Factor = Fuel Factor means the amount of natural gas (expressed on a MMBTU Basis) required to produce one Mlb of Steam at the Site. The Fuel Factor at the time of execution of this Agreement is 1.7MMBTU/Mlbs for 200 PSIG Steam.

Natural Gas Purchase Cost = NYMEX Last Day Settled price, plus $0.35 per MMBTU

Should the reference price index cease to be published or not report a price under the relevant heading, the Parties shall immediately and in good faith select a replacement index or other pricing methodology reflecting equivalent market prices.

SUPPLY	Maximum Pressure:	220 psig
PARAMETERS	Nominal Pressure:	200 psig
	Minimum Pressure:	185 psig
	Maximum Temperature:	520 °F
	Nominal Temperature:	460 °F
	Minimum Temperature:	388 °F

METERING POINT	Note: The billing meters and/or allocation method for usage will be identified and agreed upon by both parties prior to the execution of this contract.

INDEXING RATIO	Annual Escalation on the unit price of the CF will be calculated pursuant to the following Ratio: (0.55 x ((0.7 x ECI/ECIb) + (0.3 x CPI/CPIb))) + 0.45 Annual escalation will begin January 1, 2018.

SERVICE TERMINATION	As defined in Section 13 of the Site Services Agreement

ADDITIONAL TERMS	Load Shed Plan - Customer will comply with the Site’s steam load shed plan. The load shed plan will treat Customer the same as it would a similar plant solely owned by Service Provider. Service Provider will develop the load shed plan in consultation with Customer. Customer shall install and maintain Service Provider’s approved load shed equipment and associated control systems and the status of all such systems will be telemetered to Service Provider’s location to be identified by Service Provider. All planned outages of Customer’s equipment shall be coordinated with Service Provider.

Service Level Guidelines - The Parties agree that, prior to the Initial Delivery Date, they will develop, agree upon and adhere to the provisions and procedures set out in a manual (hereinafter referred to as “Service Level Guideline”) for operational efficiency and safety. The Service Level Guideline may by mutual written consent of all Parties, not to be unreasonably withheld, be updated from time to time. The Service Level Guideline establishes detailed logistics and accounting procedures and arrangements with respect to the delivery and invoicing of Steam and Condensate. The Service Level Guideline will include the timing of Steam and Condensate delivery, scheduling, measuring, analysis and similar matters. The Service Level Guideline shall be designed to minimize costs and inefficiencies of Steam and Condensate movement and invoicing.

Schedule A

A6c - 400 PSIG Steam Service

SERVICE	400 PSIG Steam

SERVICE DESCRIPTION	“Steam” shall mean steam produced by Service Provider complying with the specifications contained in the typical Supply Parameters section below.

Commencing on the Initial Delivery Date, and continuing during the term of this Agreement, Customer shall purchase, receive and pay for and Service Provider shall sell and deliver all of the Steam required by the Customer Facilities, not to exceed 3.5 Mlbs/hr on an average monthly basis. Instantaneous usage will not exceed 5.48 Mlbs/hr. During the Term, Customer anticipates that Customer Facilities will normally use less than 2.74 Mlbs/hr of 400 PSIG Steam. All Steam taken by Customer shall be used solely in connection with the operation of Customer Facilities. Customer shall have no rights to resell Steam or to otherwise transfer Steam to a third party. Any Steam that Customer does not take for any reason may be utilized by Service Provider at its sole discretion in other applications.

DELIVERY POINT	Steam will be delivered to Customer at a location determined by Service Provider, (the “Steam Delivery Point”). This will be the valve at the boundary limit or another valve mutually agreed upon by the parties. Service Provider will retain ownership of this valve. Customer will have ownership of downstream gasket and piping attached to this valve.

Contract Quantity (”CQ”)	The Contract Quantity (“CQ”) of Steam is as follows:

Term	Contract Quantity (CQ)
2016	1.922 mlbs/hr
2017	1.922 mlbs/hr
2018	1.922 mlbs/hr
2019 and beyond	2.738 mlbs/hr

SERVICE CHARGES	Commencing on the Initial Delivery Date, Customer shall pay Service Provider the following in respect of all Steam delivered to the Steam Delivery Point for a particular month.

Service Charge = CF + VF Cost, where:

CF ($/month) = 7,993.69($/Mlb∙month/hr) (Indexed)* CQ (Mlb/hr)

VF = VC * SQ

VC ($/MLB) = (Fuel Factor * Natural Gas Purchase Costs)

SQ = Steam quantity provided to Customer during the month in Mlb as determined by the billing meters set forth in the Metering Point section below.

Schedule A

Fuel Factor = Fuel Factor means the amount of natural gas (expressed on a MMBTU Basis) required to produce one Mlb of Steam at the Site. The Fuel Factor at the time of execution of this Agreement is 1.7MMBTU/Mlbs for 400 PSIG lb Steam.

Natural Gas Purchase Cost = NYMEX Last Day Settled price, plus $0.35 per MMBTU

Should the reference price index cease to be published or not report a price under the relevant heading, the Parties shall immediately and in good faith select a replacement index or other pricing methodology reflecting equivalent market prices.

SUPPLY	Maximum Pressure:	465 psig
PARAMETERS	Nominal Pressure:	385 psig
	Minimum Pressure:	350 psig
	Maximum Temperature:	610 °F
	Nominal Temperature:	550 °F
	Minimum Temperature:	435 °F

METERING POINT	Note: The billing meters and/or allocation method for usage will be identified and agreed upon by both parties prior to the execution of this contract.

INDEXING RATIO	Annual Escalation on the unit price of the CF will be calculated pursuant to the following Ratio:

(0.55 x ((0.7 x ECI/ECIb) + (0.3 x CPI/CPIb))) + 0.45 45 Annual escalation will begin January 1, 2018.

SERVICE TERMINATION	As defined in Section 13 of the Site Services Agreement

ADDITIONAL TERMS	Load Shed Plan - Customer will comply with the Site’s steam load shed plan. The load shed plan will treat Customer the same as it would a similar plant solely owned by Service Provider. Service Provider will develop the load shed plan in consultation with Customer. Customer shall install and maintain Service Provider’s approved load shed equipment and associated control systems and the status of all such systems will be telemetered to Service Provider’s location to be identified by Service Provider. All planned outages of Customer’s equipment shall be coordinated with Service Provider.

Service Level Guidelines - The Parties agree that, prior to the Initial Delivery Date, they will develop, agree upon and adhere to the provisions and procedures set out in a manual (hereinafter referred to as “Service Level Guideline”) for operational efficiency and safety. The Service Level Guideline may by mutual written consent of all Parties, not to be unreasonably withheld, be updated from time to time. The Service Level Guideline establishes detailed logistics and accounting procedures and arrangements with respect to the delivery and invoicing of Steam and Condensate. The Service Level Guideline will include the timing of Steam and Condensate delivery, scheduling, measuring, analysis and similar matters. The Service Level Guideline shall be designed to minimize costs and inefficiencies of Steam and Condensate movement and invoicing.

Schedule A

Schedule A.7 – Waste Water

SERVICE	Waste Water Treatment

SERVICE DESCRIPTION	Service Provider shall:

1. Supply Customer with treatment of process waste water, sanitary waste water, and storm water at the Site waste water treatment unit (WWTU) and site outfall discharges in accordance with the Typical Supply Parameters as set forth below.

Customer shall:

1. Ensure that no cross ties with any other discharge piping systems exist.
2. Repair or replace piping components in the Customer Facility waste water sewer system if inspections find them defective.
3. Promptly repair any leaks in the Customer Facility waste water sewer system.
4. Be responsible for the management of waste water sewer from origin to the Delivery Points.
5. Ensure any installation, alteration, repair, replacement, or remodeling of waste water sewer systems within the Customer Facility complies with applicable Law.

DELIVERY POINT	Delivery of the waste water to Service Provider shall occur at the point where Customer discharges into the common process sewer piping (the “Delivery Point” or “Delivery Points”). Customer will own, operate, and maintain the dedicated process waste water line from the Customer facility to the Delivery Point. Service Provider may further define ownership and delivery points in site drawings that would be shared with Customer.

CONTRACT QUANTITY	The Contract Quantity (“CQ1”) of Waste Water Treatment is:

Term	Contract Quantity (CQ1)
2016	Minimum of 1025 mlbs/mo production
2017	Minimum of 1025 mlbs/mo production
2018	Minimum of 1025 mlbs/mo production
2019 and beyond	Minimum of 1633 mlbs/mo production

CQ1 will be updated yearly, and will be based on the forecast for production communicated to the Industry Park Contract Manager. Forecasts must be received by September 1st for forecasts covering the next calendar year. Minimum forecasts for use in calculating the capacity fee are listed in the table above.

Schedule A

The Contract Quantity (“CQ2”) of Total Organic Carbon in the Waste Water is equal to 83.4 MT per month of TOC.

Even if permanent flow measurement does not exist, the following supply limitation on hydraulic flow applies:

Flow (peak): No more than 20% of the total capacity of the Service Provider’s Waste Water Treatment facility as exists at the Institute facility in October, 2016.

Flow (average): No more than 15% of the total capacity of the Service Provider’s Waste Water Treatment facility, as exists at the Institute facility in October, 2016.

As of October, 2016, the Glycol Recovery Unit is estimated to utilize 7% of the average monthly capacity of the Service Provider’s waste water treatment facility.

Additionally, a peak limit of TOC exists at 3,500 ppm TOC.

The Service Provider has no obligation to supply volumes of this Site Service to the Customer in excess of the “peak demands” set forth above. If the Customer requires any volumes in excess of a peak demand, the Customer shall comply with Section 2.3 (Excess Consumption and Increases to Contract Quantity) of the Agreement.

SERVICE CHARGES	The Service Charge is defined as: Monthly Service Fee = CF + VF

Term	Capacity Fee Factor (CFF)
2016	25%
2017	25%
2018	52%
2019 and beyond	100%

CF = CQ1 (mlbs/mo production) * $17.40 per month (Indexed) * CFF

VF = $179.00 ($/MT TOC) * AQ2 (MT TOC/month)

AQ2 = Actual Quantity of TOC discharged per month, as measured by periodic analysis

TYPICAL	Customer must comply with:
SUPPLY	1. The relevant Waste Water Quality Specification Agreements (WWQSA);
PARAMETERS	2. The Site waste water characterization and load forecasting process;
3. All Site Permits

Schedule A

4. Procedures for batch discharges of process waste water to the WWTU.

Customer shall:
1. Provide sufficient and skilled resources to timely relay relevant technology information for regulatory Permit applications, modifications and renewals;
2. Provide process data required for regulatory reports; and
3. Comply with any additional regulatory requirements imposed by regulators above and beyond the current Permits.

The WWQSA will be reviewed on an annual basis and may be adjusted by mutual agreement between Service Provider and Customer. If, and to the extent that, Service Provider and Customer do not agree on an adjustment, the current WWQSA shall remain binding unless the change is required by applicable Law or Permit.

CONTRACT QUANTITY	Waste Water Treatment is a monthly service with defined Contract Quantities (CQ1 and CQ2) and maximum Peak Demand that is defined in the WWQSA.

METERING POINT	1. Required Measurements

a. Customer may install electronic instrumentation that can be used to measure, record, and report the total process waste water flow (mass) from their facility to the WWTU (not including sanitary and storm water). The device may either provide direct flow measurement or allow for measurement of flow by calculation. For example, an electronic tank level measurement can be used to calculate flow based on the rate of level change in the tank and the known tank geometry. This could be done as an alternative to indexing based on production rate.

b. If used, the electronic device shall allow for measurements of flow on a mass per hour basis. Flow measurements over smaller increments are acceptable, such as mass per minute or mass per second. The flow measurement and recording device shall allow Customer to report flows on an hourly, daily, and monthly basis. This flow device shall be owned, operated, calibrated, and maintained by Customer. Customer shall allow Service Provider to directly and continuously monitor and record the output of this device if requested.

c. Customer shall perform on-line analysis and/or routine lab analyses of their process waste water discharge to ensure conformity to the quality requirements defined in the WWQSA. The frequency and scope of the analyses are defined in the WWQSA. Customer shall allow Service Provider to directly and continuously monitor and record the output of any on-line analytical devices used in the process waste water analyses if requested. Customer shall also provide Service Provider with the results of all lab analyses relevant to the WWQSA and the analytical methods used in generating these results upon request.

Schedule A

d. If utilized, Customer shall operate and maintain flow and quality measurement instrumentation in accordance with the testing and verification requirements in Section 11.2 of the Agreement.
e. If utilized, Customer shall address defective or inaccurate flow or quality measurement instrumentation in accordance with Section 11.3 of the Agreement.
f. Service Provider has the right to inspect Customer measuring equipment used for process waste water and quality measurements in accordance with Section 11.4 of the Agreement.

g.    In order to assist in identifying new compounds and providing the Parties additional information on the concentration and variability of known compounds, Service Provider reserves the right to periodically require Customer to analyze its waste water and identify all compounds and/or chemicals present.

ADDITIONAL TERMS	Customer shall notify Service Provider of any proposed changes to their waste stream characteristics including method of generation, point of origination, and composition. Any such proposed change shall be approved by Service Provider prior to its implementation.

In the event Customer’s process waste water discharge fails to comply with the WWQSA or the Permit limits, Customer shall promptly notify Service Provider, and if requested by Service Provider, shall cease the discharge until the effluent is in compliance with the WWQSA and permit limits. The Parties shall cooperate in good faith using all reasonable means to avoid a breach of any environmental limits set out in the applicable Permits.

In the event that a constituent in the Customer facility process waste water is within the limits of the WWQSA and within the Permit, but accumulates in the Site WWTU to a degree:

(a) which presents an imminent NPDES Permit violation at a Site external Outfall, and/or (b) which could potentially impact the hazard classification of the WWTU waste sludge,

Service Provider shall notify Customer. In such instances, the Parties shall cooperate in good faith using all reasonable means to avoid a breach of any environmental limits set out in the applicable Permits, including a reduction in, or complete termination of, Customer process waste water discharges.

Schedule A

Should Service Provider detect that Customer’s effluent discharge does not comply with the WWQSA, Service Provider shall be entitled, but not obligated, to notify Customer. Service Provider has the right to request an investigation into the cause and the cure of the non-compliance. Service Provider has the right to terminate the discharge of a non-compliant effluent.

Service Provider shall be entitled to take samples of Customer’s process waste water in the presence of a representative from Customer.

In the event that the Customer facility causes an upset at the Site WWTU and/or causes an actual or imminent Permit violation at a Site Outfall, Customer shall immediately implement solutions to prevent reoccurrence and pay for all of Service Provider’s costs, fines and/or penalties associated with upset and/or Permit violation, including costs associated with the impact of the adder on future fines and penalties.

Service Provider shall have no obligation to supply volumes of this Site Service to Customer in excess of the Peak Demand or Contract Quantity as set forth in the Contract Quantity section. If Customer requires any volumes in excess of these quantities, Customer shall request Service Provider’s prior consent. Customer shall only exceed these limits by the amount and for the duration which has been set out in a notice by Service Provider to Customer. Service consumption in excess of the CQ and increases to the CQ shall be addressed per the requirements of Section 2.3 of the Agreement.

Customer may be asked to respond to service interruptions due to emergency conditions in the Site WWTU (including mechanical failure) or adverse weather situations (including heavy rain events).

Schedule A

A.8 – Sanitary Sewer Service

SERVICE	Sanitary Sewer

SERVICE DESCRIPTION	Service Provider shall:
1. Supply Customer with sanitary sewer service via the waste water treatment service. (The Customer Facility sanitary sewer system ultimately flows into the Site waste water treatment unit (WWTU) feed system.)

Customer shall:
1. Ensure that no cross ties with any other discharge piping systems exist.
2. Repair or replace piping components in the Customer Facility sanitary sewer system if inspections find them defective.
3. Promptly repair any leaks in the Customer Facility sanitary sewer system.
4. Be responsible for the management of sanitary sewer from origin to the Delivery Points.
5. Ensure any installation, alteration, repair, replacement, or remodelling of sanitary sewer systems within the Customer Facility complies with applicable Law.
6. Ensure that no process waste (including laboratory waste) is disposed of through a sanitary sewer.

DELIVERY POINT	Delivery of the sanitary waste water to Service Provider shall occur at the point where Customer discharges into the common process sewer piping (the “Delivery Point” or “Delivery Points”). Customer will own, operate, and maintain the dedicated sanitary sewer system from the Customer facility to the Delivery Point.

SERVICE CHARGES	The cost for this service is included in the waste water treatment service charges.

TYPICAL SUPPLY PARAMETERS	N/A

CONTRACT QUANTITY	N/A

METERING POINT	N/A

ADDITIONAL TERMS	Customer may be asked to respond to service interruptions due to emergency conditions in the Site WWTU (including mechanical failure) or adverse weather situations (including heavy rain events). There may be instances during high flow events in the WWTU where the Customer Facility may need to reduce sanitary sewer flows.

Schedule A

Customer shall notify Service Provider of any proposed changes to their Facility which will significantly alter the flow or characteristics of the sanitary sewer stream. Any such proposed change shall be approved by Service Provider prior to its implementation.

Upon prior request, Service Provider shall be entitled to take samples of Customer’s sanitary sewer stream in the presence of a representative from Customer.

In the event that the Customer Facility causes an upset at the Site WWTU and/or causes an actual or imminent Permit violation at a Site Outfall, Customer shall immediately implement solutions to prevent reoccurrence and pay for all of Service Provider’s costs, fines and/or penalties associated with upset and/or Permit violation, including costs associated with the impact of the adder on future fines and penalties.

Schedule A

Schedule A.9

SERVICE	Marine Services

SERVICE	Service Provider shall:
DESCRIPTION	Provide or manage the following activities:

1.    Development and execution of loading plans for barges in accordance with harbor requirements and applicable handling rules/guidelines; and

2.    Contacting of surveying company for sample notification to facilitate the timely collection of barge samples

3.    Transfers of product within the terminal and connecting pipelines;

Customer shall:

4.    Charter barges.

5.     Provide 5 business day (excluding weekends and holidays) advance notification of their intent to load material at the marine terminal facility. Such nomination should include load volume, barge name, load/unload date and any other information per the marine planning work process necessary to enable jetty scheduling;

6.     Provide product movement forecasting on a schedule as agreed upon by Customer and Service Provider and as may be amended by the Parties from time to time, as reasonably needed for scheduling of dock operations;

7.     Provide direct payment information to single approved vendor for all survey charges incurred in the loading operations. Customer shall cover survey costs at 100%. ONLY the site’s single approved vendor may be utilized due to site safety and contracted requirements

8.     Be responsible for additional costs for hold-in tugs for vessels as deemed necessary by Marine Operations for safe mooring.

Ownership, OPERATION AND MAINTENANCE	Service Provider shall retain ownership, operation and maintenance of all site assets used to provide marine services.

MAXIMUM QUANTITY (MQ)	1. Marine Services Maximum Marine Product Throughput = The lesser of 4,200 MT/month or 3 barge movements (loading).

Schedule A

Service Provider shall have no obligation to supply the Services to Customer in excess of the corresponding maximum quantities set forth above. If Customer requires any volumes of such Services in excess of the applicable maximum quantity set forth above, or any increase in such volumes, then Customer shall notify Service Provider in advance in writing, and the Parties shall agree on new quantity prior to the service being provided.

Overconsumption: If capacity is available beyond the MQ, Service Provider will consider supplying additional capacity. If actual consumption exceeds MQ without prior agreement of Service Provider, for which Service Provider has no obligation to supply Customer, Service Provider shall be entitled, for the Month during which the MQ Overage occurred, to charge a total amount equal to (A) the Service Charge applicable to all consumption of such Site Service in such Month multiplied by (B) one hundred and fifty percent (150%). An MQ Overage shall not result in a change to the applicable MQ.

SERVICE CHARGES	1) Marine Throughput = $18.15 per mt loaded

AGREED INDEX	CPI = Consumer Price Index – All Urban Consumers, U.S. city average, All items, Base period 1982-84 = 100, not seasonally adjusted, as published by the U.S. Bureau of Labor Statistics (series ID CUUR0000SA0).Index is applied annually, beginning with Services in January of each year.

SERVICE TERM & TERMINATION	Marine Throughput and Tank Storage Services are Terminable by either Service Provider or Customer with thirty (30) days written termination notice.

ADDITIONAL TERMS	Marine Terminal hours of operation twenty-four (24) hours a day, seven (7) days a week provided nominations are received timely as described above and during office hours.

Marine Terminal office hours are 7:30 a.m. to 4:00 p.m., Monday through Friday, with the exception of holidays. All product movement scheduling is handled during office hours only. Nomination should be sent to Terminal benzene scheduler

Service Provider has the right to remove tanks, jetty, pipeline equipment from service for maintenance and inspection. Except for emergency situations, Terminal shall give Customer two weeks notice of scheduled outages.

Schedule A

Detention/Demurrage: It is understood and agreed that it is the practice of Terminal to load and discharge barges at the Terminal docks in the order of their arrival and that such practice shall be adhered to in the handling of the barges hereunder for the account of Customer and that any resultant delays due to such practice shall not be responsibility of the Terminal. It is further agreed that Terminal shall not be responsible for delays to vessels/barges or loss or damage to product, or for any other damages of whatever type or nature, due to the unavailability of docks, or insufficient on-site inventory to complete a nominated parcel, except to the extent the same are caused by Terminal’s negligence.

The quantity of PRODUCT received and/or delivered shall be determined by loading or unloading surveys. Preference is based on 1.) static shore tank at TERMINAL, 2.) static load at CUSTOMER terminal, or 3.) based on barge average of loading and unloading figures. Cumulative storage balances shall be maintained via suvey reports for material unloaded or loaded from the Terminal throughout lease term.

Material off-loaded will be considered Customer inventory and NOT Service Provider Marine Terminal inventory.

Schedule A

Schedule A.10

SERVICE SCHEDULE	Schedule A.10 — Emergency Services and Security (ES&S)

SERVICE DESCRIPTION	Emergency services and security (“ES&S”) provides integrated Site Services for the protection of people and assets, including equipment and other fixed assets. The Service Provider shall supply the Customer with the following ES&S Site Services that are currently undertaken by the Service Provider at the Site:

A. Emergency Response Planning and Preparedness

Service Provider shall:

1.	Coordinate emergency response planning and preparation to assist in the response readiness of the Facility, ensure the integration of the Facility and the Service Provider facilities and Site emergency response plans; provide, through training and drills, an understanding of the Service Provider and the Customer’s response capabilities; during emergency situations, operate under the concept of the National Incident Management System (“NIMS”); and establish appropriate communication and operational linkage to the Service Provider and the Customer’s crisis management processes.

2.	Assist in the coordination of Immediate Response Leader (“IRL”) training for the Customer in order to establish (a) role and responsibility understanding applicable to the Facility’s potential emergency scenarios and (b) emergency response to identified scenarios, including the Service Provider ES&S operating discipline and procedures of the on-scene incident commander and the IRL under the NIMS structure.

3.	Coordinate the Customer’s emergency response needs via the established Service Provider Site emergency plans, procedures and staffing, which include linking the Customer with the Service Provider on-scene incident commander, communicating through the 24/7/365 ES&S dispatch center, and activating the Service Provider’s Site Emergency Manager network and Emergency Operation Center (“EOC”), as needed.

4.	Meet the 24/7 ES&S dispatch requirements for coordinating response needs.

5.	Provide Site crisis management policies and emergency guidelines to the Customer.

Customer shall:

1.	Integrate the Customer’s Facility emergency response plans with the Service Provider Site emergency plans and processes, crisis management policies and Community Awareness and Emergency Response (“CAER”) activities.

Schedule A

2.	Test emergency response and training through drills as necessary and validate through assessments and record keeping and provide copies and reports to the Service Provider.

3.	Train the Customer’s employees expected to fill emergency response roles, including the IRL, Facility emergency leaders, and Facility responders, as appropriate.

4.	Cause the Customer’s employees expected to fill emergency response roles to complete and understand training on the NIMS, Facility emergency plans, and the Service Provider’s Site emergency plans.

5.	Participate in Site and community emergency response drills.

6.	Participate in community emergency response planning.

7.	Implement community advocacy through Customer Community Advisory Panel (“CAP”) or another similar advocacy group.

B.	Emergency Response

Service Provider shall:

1.	Respond, per the Site emergency plan, to Site emergency situations, including fires, leaks, spills, releases, odor complaints or any other events deemed by the Service Provider to be a potential emergency to the Facility or to the Site, or with the potential to impact the community.

2.	Integrate Customer emergency plans into the integrated Site emergency plan, as appropriate.

3.	Establish and utilize the NIMS and follow required incident command procedures and policies.

4.	Establish and direct on-scene incident command and establish linkage with Customer’s IRL.

5.	Initiate, manage, and control the Service Provider’s Site EOC for the Service Provider’s use, and invite the Customer’s representatives and any other parties to cooperate to mitigate and resolve any emergency at the Facility or at the Site, at the Service Provider’s sole discretion. The Parties shall keep all information shared in relation to such emergency response confidential.

6.	If required for the Customer’s use, establish a Joint Information Center (“JIC”) to discuss the Service Provider’s response to any Customer emergency incident.

7.	Alert Site plants inside the Service Provider’s fenceline of any Customer emergency incident that could potentially impact downstream operations.

Schedule A

8.	Activate CAER processes per CAER guidelines if required to alert nearby neighbors of any emergency incident.

9.	Coordinate initial incident communications during an event with local law enforcement or other responders or governmental agencies to acknowledge the occurrence of the Customer’s incident and the Service Provider’s response activities to the Customer’s incident, referring any request for additional information to a Customer-identified spokesperson.

10.	Provide fire brigade training and integrate any Customer brigade members into the overall response plan and NIMS structure.

11.	Provide basic life support ambulance services to the Customer at the Site at no additional cost.

12.	Communicate with the Site regarding the emergency situation, particularly with the appropriate Service Provider crisis management team, per established emergency communication and crisis management processes.

Customer shall:

1	Assume all responsibility and liability for any emergency situation at the Customer Facility or at the Site resulting from Customer assets.

2.	Adhere to NIMS and incident command procedures and policies.

3.	As deemed necessary by the Customer, establish a Customer EOC at a safe location within the Facility for the exclusive use of the Customer’s management, personnel, and contractors. Ensure that the Facility has adequate resources for a sustained emergency event, such as back-up power, effective communication devices and systems (e.g., radio, phone, network, etc.) for communication with the Service Provider EOC and others. The Parties shall work together to mitigate and resolve any emergency at the Facility or at the Site. The Parties shall keep all information shared in relation to such emergency response confidential.

4.	Provide a trained IRL for each operating shift to assist in incident mitigation.

5.	Adhere to the Site emergency reporting policies.

6.	Integrate the Customer’s emergency plans into the Site emergency plan.

7.	Establish a block personnel accountability plan.

8.	Appoint a Customer spokesperson to report the Customer’s incidents to appropriate regulatory and government agencies.

Schedule A

9.	Appoint a Customer spokesperson to communicate statements to the media regarding a Customer event.

10.	Appoint a Customer spokesperson to communicate with the Customer’s employees, families, contractors, guests and other Customer block personnel regarding the status of personnel during a Customer emergency event.

11.	Appoint a Customer spokesperson to make notifications to Customer management regarding emergency situations;

12.	Lead the establishment of a JIC per NIMS to address the nature of the incident, details of the response, internal/external impact of the incident, and a plan regarding future action.

13.	Establish a maintenance and testing program for fire protection systems, emergency communication systems, fire pumps, monitors, extinguishers, sprinklers, and foam systems within the Customer’s Facility that meets the Service Provider’s requirements as well as applicable Laws.

14.	Communicate within Customer regarding the situation, particularly with the appropriate Customer corporate crisis management team, per established emergency communication and crisis management processes.

15.	Provide trained fire brigade responders at the Customer’s expense, to the extent trained fire brigade responders are required by the Service Provider’s policies and procedures for facilities at the Site.

16	Perform maintenance on sprinkler systems.

17.	Be responsible for all off-Site and distribution emergency response events for the Customer’s chemicals.

C.	Site Security Planning and Preparedness

Service Provider shall:

1.	Provide other Site security-related services to comply with applicable Law with respect to the Site.

2.	Consult with the Customer on any additional security upgrades at the Customer Facilities required by Government Approval and/or applicable Law.

3.	If upgrades are requested by the Customer, identify potential security system providers.

4	Establish local mutual aid and response plans and provide available training for the Customer’s employees with respect to security incidents.

Schedule A

5.	Cooperate with the Customer on the following:

	a.	Responsible Care® codes;

	b.	Security Vulnerability Assessments (“SVAs”) of the Facility; and

	c.	local region (including city, municipal and state) security regulatory requirements.

Customer shall ensure the following requirements are met for the Facility:

1.	Responsible Care® codes, including the security code.

2.	Completion of Facility SVAs.

3.	Assistance to the Service Provider with completing SVAs applicable to the Site.

4.	Local region security regulatory response.

5.	All other regulatory compliance applicable to the Facility related to security.

6.	Complete Chemical Facility Anti-Terrorism Standard Top Screen Application through Department of Homeland Security

D.	Site Asset Security

The Service Provider shall maintain Site security measures and monitor the Site perimeter to manage access to and egress from the Site, including personnel, vehicles, and cargo. The Service Provider shall deploy security measures appropriate to the risk tier of the Site to meet the guidelines in the Responsible Care® security code or any applicable Government Approval or applicable Law.

Service Provider shall:

1.	Establish standard physical and electronic access control at the perimeter or fenceline.

2.	Operate standard Site perimeter monitoring systems and processes.

3.	Staff Site entry points and implement necessary security processes such as personal vehicle, truck, and rail inspections at Site entry points.

4.	Manage standard security patrols of Site assets, perimeter, and critical areas.

5.	Establish Site badging, identification and verification processes for Site access.

6.	Manage identity verification, at least to the extent mandated by applicable Law, and Site access protocols for contractors and employees working within the Site and for visitors to operating units, plants, or buildings within the Site.

Schedule A

Customer shall:

1.	Follow all Site security procedures and processes.

2.	Follow all external requirements (i.e., Laws), including the submission of any necessary regulatory information to appropriate Governmental Authority.

3.	Implement additional security measures at the Customer Facility boundary if required to do so by any Governmental Authority. Any additional security measures will need review and consider approval by Site ES&S to ensure compatibility with current systems, processes and protocols.

4.	Be responsible for expenses related to additional security measure proportionately caused by the Customer at the Site ; and

5.	Ensure that Customer’s employees, contractors and visitors follow Site access and personnel verification protocols.

E.	Individual Site Access Badges

The Service Provider shall apply the most stringent of the following Site access requirements to individual Site access badges: (i) local regulatory requirements, (ii) the Responsible Care® security code, or (iii) Service Provider's risk-based security standards.

Service Provider shall:

1.	Provide the Customer with applicable Site access requirements for the Customer’s employees and contractors.

2.	Issue a Service Provider Site access badge to the Customer’s employees and contractors, in accordance with Site access requirements.

3.	Maintain the electronic access control system and ownership of all Service Provider Site access badges.

Customer shall:

1.	Require any Customer employee or Customer contractor requiring Site access to meet the appropriate Site access requirements.

2.	Require the Customer’s employees and contractors to obtain and utilize the issued badges for Service Provider Site entry and follow the Service Provider’s Site access protocols.

3.	Contact the Service Provider’s ES&S leadership if discrepancies arise or there is any failure to meet the agreed conditions for situations that require privacy. If the Service Provider’s ES&S leadership cannot be reached, then the Customer shall contact the Service Provider Contract Manager regarding such discrepancies or failures.

Schedule A

	F.	Site ES&S Equipment

The Service Provider shall maintain the following Site equipment:

	1.	Incident response vehicles and emergency response equipment and apparatus, materials and supplies.

	2.	Site security technology and equipment (e.g., access systems, cameras, and intrusion detection).

	3.	General Site-owned fire protection systems, emergency communications systems, fire pumps, extinguishers, sprinklers, and foam systems.

	4.	A 24/7/365 ES&S dispatch center, as applicable.

	5.	A fully functional EOC with back-up power, communications, and staffing as needed.

Customer shall:

	1.	Provide to the Service Provider, upon request, Facility maintenance, testing, and compliance documents for the Customer’s emergency equipment, including fire protection systems, emergency communications systems, fire pumps, extinguishers, sprinklers, foam systems, etc.

	2.	If deemed necessary by the customer, provide facilities at the Customer’s Facility capable of use as a fully functional EOC with back-up power, communications, and staffing as needed.

SERVICE CHARGE	With the exception of “Additional Service Charges” below, the Service Charge for this Site Service is included in the Service Charge for Infrastructure Services (Schedule A.11).

Additional Service Charges. The Service Provider shall separately bill:

	1.	Costs associated with management of any incident for which the Customer is identified as the responsible party.

	2.	Costs associated with additional security resources initiated or caused by the Customer (e.g., resources, such as equipment, materials, and labor, for turn-arounds or projects beyond normal needs).

	3.	Costs associated with increasing Site security status due to the Customer Parties.

SERVICE TERMINATION	This is a Non-Terminable Site Service and may only be terminated according to Section 13 of the Agreement (Term and Termination).

Schedule A

Schedule A.11

SERVICE SCHEDULE	Schedule A.11 – Infrastructure Services
SERVICE DESCRIPTION	Infrastructure Services are services related to community relations, government relations, and general Site management. The service charges also include the costs for Emergency Services and Security (Schedule A.10)

Service Provider shall:

	1.	Provide leadership and support to coordinate Site integration; represent the Site in local industry associations; and oversee various charitable and community activities, and projects that benefit the industry park.

	2.	Facilitate and maintain cooperative relationships with local community leaders.

	3.	Coordinate media communications.

	4.	Provide the following miscellaneous on-Site resources related to implementation of the Agreement:

		a.	A designated focal point for inquiries regarding Site Services (the “Service Provider Focal Point”);

		b.	Invoicing of Site Services pursuant to the terms and conditions of the Agreement; and

		c.	Resources related to any required changes or modifications of the various agreements between the Parties.

Customer shall:

	1.	Coordinate with the Service Provider before representing the industry park in any community organizations.

	2.	Coordinate with the Service Provider before issuing a press release or talking to the media about activities or events related to the industry park.

	3.	Coordinate with the Service Provider regarding any significant regulatory issues, including unscheduled visits from any Governmental Authority.

	4.	Direct questions regarding any billing or Agreement issue to the Service Provider Focal Point.

	5.	Arrange external mail delivery and receipt.

Schedule A

SERVICE CHARGE	Term	Capacity Fee Factor (CFF)
	2016	25%
	2017	25%
	2018	52%
	2019 and beyond	100%
	The Service Charge is $44,659.42 x CFF per month (Indexed).

SERVICE TERMINATION	This is a Non-Terminable Site Service and may only be terminated according to Section 13 of the Agreement (Term and Termination).

Schedule A

Schedule A.12

SERVICE	Schedule A.12 – Operations Facility
SCHEDULE

SERVICE DESCRIPTION	The Service Provider shall own and manage each operations facilities described in Exhibit 1 to this Schedule A.12 (collectively “Operations Facilities” and each an “Operations Facility”) for its benefit and provide facility use rules and requirements with respect to the Operations Facility to the Customer. The Customer Parties shall occupy certain space at an Operations Facility, to the extent that space is available.

The Service Provider shall maintain the following components at each Operations Facility, to the extent applicable to the particular type of Operations Facility:

	1.	Physical structure
	2.	Electrical system and power
	3.	Plumbing
	4.	Roofing
	5.	Flooring
	6.	Lighting
	7.	Stairs
	8.	Elevators
	9.	Climate control
	10.	Pest control
	11.	Janitorial services
	12.	Restrooms
	13.	Associated landscaping
	14.	Associated parking
	15.	Emergency systems

Customer shall:

	1.	Be responsible for of the following to the extent applicable to the particular Operations Facility:

		a.	furniture;

		b.	office equipment;

		c.	office supplies;

		d.	the Customer communication services to the Operations Facility, including network and telephone access; and

		e.	the Customer-owned equipment.

	2.	Follow all facility use rules and requirements with respect to the Operations Facility.

Schedule A

	3.	Be responsible for all expenses related to any modifications requested by the Customer and approved by the Service Provider.

	4.	Be responsible, and indemnify Service Provider, for any Losses incurred by Service Provider arising from or relating to Customer’s use of the Operations Facility.

SERVICE CHARGE	The following Service Charges apply for this Site Service:

TBD based on need

The Service Provider shall bill expenses for any modifications requested by the Customer to Customer at cost. The Service Provider shall bill Service Provider oversight at applicable maintenance rates.

SERVICE TERMINATION	This Site Service is a Terminable Site Service that may only be terminated in accordance with Section 2.5 or Section 13 of the Agreement. The Site Service is elected on an annual calendar basis, and renewals must be elected prior to July 1st of the given calendar year.

Schedule A

Service Schedule A.12 Exhibit 1 (Example Only for Customer)

		Facility		Allocated	Rate ($ /
Operations	Operations Facility	Space	Allocation	Space	SQM /	Fee
Facility ID	Description	(SQM)	Share	(SQM)	Month)	($ / Month)

Schedule A

Schedule A.13 – Pipe Rack Services

SERVICE SCHEDULE	Schedule A.13 – Pipe Rack Services

SERVICE DESCRIPTION	This Site Service provides access to and services for the Site-owned interconnecting pipe rack system and structures outside of Battery Limits (“OSBL”) of the Facility.

Service Provider shall:

1.	Visually inspect pipe rack and electrical supports and structures and, to the extent that is necessary for the Service Provider to manage pipe-rack systems, maintain records of inspections consistent with the Service Provider’s records retention policy.

2.	Maintain pipe rack and electrical structural supports located within OSBL pipe ways. Communicate with adjacent property owners prior to maintenance or construction activities, if necessary.

3.	Approve installation, structural support and routing of new, or re-routing of existing, pipelines in OSBL pipe racks;

4.	Approve installation, structural support, and routing requests for electrical cable, cable trays, and instrument and electrical conduit in pipe racks and electrical corridors.

5.	Maintain right of way to pipe racks (e.g., mowing, weed control, and barricades).

6.	Maintain and monitor structural grounding systems or cathodic protection, per the Service Provider’s standards.

7.	Provide established Site rules for work permission in the OSBL areas.

8.	To the extent that is necessary for the Service Provider to manage pipe rack systems, maintain documentation and drawings of pipeline routing and locations consistent with the Service Provider’s records management policy.

9.	Coordinate, at the Customer’s expense, the Service Provider’s resources needed for the Customer to perform activities within pipe-rack and pipeline systems.

Customer shall:

1.	To the extent the Customer owns a pipeline (including the pipeline contents) (a “Customer Pipeline”) that is located in a pipe rack that is owned by the Service Provider, the Customer shall:

Schedule A

	a.	have financial, process safety, and regulatory responsibility for the pipeline;

	b.	be accountable for each Customer Pipeline to the point it reaches the defined point of transfer (including integrity inspections, maintenance, repair of the pipeline to recognized and generally accepted good engineering standards, as well as heating/insulation, pipe shoes and instrumentation);

	c.	for the Customer Pipelines in OSBL corridors, label in accordance with local Site requirements;

	d.	comply with applicable Law and be responsible for the contents and operation of each Customer Pipeline, including any regulatory and reporting requirements; and

	e.	Be responsible, and indemnify Service Provider, for any Losses incurred by Service Provider in connection with reporting and managing, and environmental clean-up as a result of any loss of primary containment (“LOPC”) involving a Customer Pipeline or its contents, including restoring adjacent infrastructure and pipelines to their original condition; provided that, notwithstanding anything to the contrary in the Agreement.

2.	Be assigned all LOPCs and be responsible for conducting appropriate root cause investigation and acting upon the findings.

3.	Notify and gain approval from the Service Provider of any changes in line status, per the agreed upon Site protocol.

4.	Be responsible for the removal of all Customer Pipelines that are out of service, including all associated fixtures, insulation and cabling for instrumentation, and for reconstructing and painting impacted areas of the pipe rack.

5.	Adhere to the following process: pipelines having been removed from service for more than three (3) years require a plan submitted to the Service Provider with the final disposition of the line. The Service Provider will review and either agree to the plan or will require the out of service pipe to be removed or to be restored to recognized and generally accepted good engineering standards for active lines.

6.	Be accountable for process technology and safety associated with the Customer Pipeline contents, including:

	a.	Conducting safety assessments for product line(s) in accordance with operational agreements as outlined in Service Provider’s Site ordinances; and

Schedule A

		b.	Specify piping specifications for pipeline contents, including back-flow protection, analyzer design, seismic requirements, etc.

	7.	Follow established Site rules for getting permission to work in the OSBL areas.

	8.	Be responsible for paint fees.

SERVICE CHARGES	Service Charges for this Site Service is included in the Service Charge for Infrastructure Services (Schedule A.11), except the following:

	1.	Services performed for the benefit of the Customer’s assets will be billed at maintenance rates.

	2.	The Service Provider shall separately bill to the Customer as separate charges costs associated with management and repair of any damage, whether to the Service Provider or other tenant equipment or property, caused, directly or indirectly, by the Customer Parties.

	3.	Additional fees may be required for any additional pipe rack installation.

Schedule A

Schedule A.14

SERVICE	Schedule A. 14 – Project Site Lay Down Area Services
SCHEDULE

SERVICE DESCRIPTION	This Site Service provides space, if made available by the Service Provider, for temporary work areas, such as those needed for a project or turnaround. The spaces provided under this Site Service include spaces for buildings, parking areas, equipment laydown areas, and fabrication areas.

Service Provider shall:

Basic Services:

	1.	Review and, in its reasonable discretion, approve the location, layout, area uses, and access and egress plans of any proposed temporary work areas.

	2.	Provide Site accessibility, Site Emergency Services and Security, and Site administration.

Premium Services:

As determined by the Service Provider in its reasonable discretion and at the Customer’s request, provide other potential service offerings, including those listed below. The below services are provided only to the extent the Service Provider is willing to make those offerings available:

	1.	Fencing

	2.	Additional security

	3.	Trash collection

	4.	Lighting

	5.	Energy services (including electrical energy and air)

	6.	Potable water services

	7.	Buildings (permanent and/or temporary)

Customer shall:

1.	Provide to the Service Provider the intended location, layout, and use of any temporary work area.

2.	Abide by all Site ordinance requirements and take full responsibility for all deviations from those ordinances.

3.	Be responsible for reporting/managing and environmental clean-up of any loss of primary containment.

Schedule A

	4.	Restore the property to the original condition, unless otherwise determined by the Service Provider.

	5.	Be responsible for keeping the area free of litter and loose debris at all times.

	6.	Firmly secure equipment at all times to prevent any storm-blown damage or move equipment elsewhere within the Customer’s premises where it will not pose a hazard to the Service Provider’s equipment.

	7.	Notify and gain approval from the Service Provider for any changes in use of the project/site lay down area.

SERVICE CHARGES	The Service Charge for the Basic Services of this Site Service is included in the Service Charge for Infrastructure Services (Schedule A.11). To the extent the Service Provider provides Premium Services for this Site Service, the Service Provider shall bill the Customer for the services as Passthrough Costs.

SERVICE TERMINATION	This Site Service is a Terminable Site Service that may only be terminated in accordance with Section 2.5 or Section 13 of the Agreement.

Schedule A

Schedule A. 15 – Radios

SERVICE SCHEDULE	Schedule A. 15 – Radios

SERVICE DESCRIPTION

This service provides access to radio communication to Site emergency responders and within the Customer’s facilities.

UCC or its Affiliate, Dow Chemical Telecommunications Corp., olds the Federal Communications Commission (the “FCC”) licenses identified by call signs WNCD873, WPPB611 and KNJA452 (collectively, the “Authorizations”), which authorize the Service Provider to operate several radio frequencies in the land mobile radio service at its facilities.

UCC and affiliates are authorized by the FCC to operate on certain frequencies as reflected on the Authorizations and shall exercise control thereof, and be responsible therefor, as required of licensees under applicable FCC rules and regulations.

It is expressly agreed and understood that (a) nothing in this Agreement or in any agreement related hereto is intended to or will constitute a “transfer of control” or “assignment” of the Authorizations (as defined in the rules, regulations, and decisions of the FCC) from UCC or affiliates to Customer, and (b) UCC or affiliates shall remain the owner of all radio units referenced in this Agreement.

The Site central radios will have the call signs set forth above, and shall operate on one of the frequency pairs available at the Sites.

Service Provider shall:

	1.	Prepare, maintain and submit, as applicable, in accordance with FCC rules and regulations, all reports, notices, and other documentation required to operate the radio system;

	2.	Maintain in operational order broadcast tower and associated core devices that manage the transmission of data;

	3.	Cooperate with Customer to create logical talk groups to support the needs of Customer; and

	4.	Provide radio specifications to Customer to enable Customer to purchase radios.

Customer shall:

	1.	Comply with all applicable FCC rules and with the rules and regulations of any federal, state, or local regulatory agency with respect to the radio system;

	2.	Upon request by Service Provider, assist in preparing, maintaining, and submitting any such reports, notices and other documentation with respect to the radio system;

Schedule A

	3.	Assure equipment is utilized for business purposes only and enforce the prohibition on inappropriate or offensive language;

	4.	Allow Service Provider access to inspect or conduct a survey of equipment upon reasonable request; and

	5.	Ensure that Site emergency communications are audible to all personnel in the Customer Facilities. Customer may choose to:

		(a)	directly connect a single radio to an integrated plant public announcement (“PA”) system;

		(b)	set up multiple base radio units at strategic locations throughout the various inhabited buildings in the Customer facilities; and/or

		(c)	relay such communications manually.

SERVICE CHARGES	Service Charges for this Site Service are included in the Service Charge for infrastructure services for the Sites, which is Site Service A.11. Customer shall be responsible for any configuration fee to establish and program talk group(s), which is $50 per radio (Indexed). This configuration fee is required for new and replacement radios.

ADDITIONAL TERMS	In the event the FCC determines that any provision of this Site Service, or any relationship created hereby, violates any FCC rule or regulation, the Parties shall immediately make good faith and diligent efforts to bring this Site Service or such relationship into compliance with such rules and regulations, and any applicable FCC order relating thereto.

SERVICE TERMINATION

Notwithstanding anything to the contrary in the Agreement, at any time during the Term, Service Provider may, in its reasonable discretin, transfer, assign, cancel, or elect not to renew the Authorizations.

For the avoidance of doubt, any termination of this Site Service shall not result in any reduction of, or modification to, the Service Charge for infrastructure services for the Sites, which is Site Service A.11.

Schedule A

Schedule A.16 – Site Accessibility

SERVICE SCHEDULE	Schedule A.16 – Site Accessibility

SERVICE DESCRIPTION	This Site Service provides common Site-owned roads, bridges and parking lots, in safe and navigable condition, for the normal industrial traffic conditions in areas located outside the Battery Limits (“OSBL”) of the Facility.

Service Provider shall:

	1.	Inspect, maintain, and repair all common Site-owned roads, bridges, parking lots and perimeter fencing, including providing weed management and drainage.

	2.	Maintain such roads, bridges and parking lots in navigable condition during adverse weather conditions.

	3.	Inspect, maintain and repair lighting to good working condition;

	4.	Maintain signage for traffic control.

	5.	Maintain impact-protection barriers, including guardrails, barricade posts, and concrete barriers.

	6.	Coordinate road closures and emergency traffic routings to assure adequate access for emergency situation responses.

	7.	Approve and oversee the routing of transport equipment and special heavy equipment within the Site.

	8.	Approve and oversee new road design, parking areas and/or fences that impact OSBL areas.

	9.	Approve any Customer signage in the Service Provider common areas.

Customer shall:

	1.	Be responsible for all inside Battery Limit (“ISBL”) areas of the Facility and all Customer assets.

	2.	Follow Site policies and procedures for the routing of heavy and oversized equipment.

	3.	Follow Site policies and procedures for requesting road closures.

	4.	Notify the Service Provider of any activities or conditions that will affect or impair the above-listed services.

	5.	Follow Site policies for new road design and construction.

	6.	Provide a request to the Service Provider for any signs in common areas.

This Site Service also provides an interface between the Site and local government entities, including state, county, city, and drainage districts for construction or maintenance projects requiring joint input.

Schedule A

Service Provider shall:

1.	Provide an interface between the Site and local government entities.

2.	Communicate to the Customer any potential impacts to the Customer’s operations, or costs as a result of the construction and/or maintenance activities.

3.	Involve the Customer in interface meetings and communications to the extent deemed appropriate by the Service Provider.

Customer shall:

	1.	Provide the Service Provider with information to effectively represent the Customer’s interests.

	2.	Participate in meetings and communications as requested by the Service Provider.

This Site Service also manages all common Site-owned properties and grounds, including entrances, administration areas, right of ways, and greenbelt properties.

Service Provider shall:

	1.	Inspect, design and maintain fencing, signage, grounds and landscaping, including mowing, weed management, and drainage.

Customer shall:

	1.	Notify the Service Provider of any activities or conditions that will affect or impair above-listed services.

	2.	Provide reasonable access for the purposes of providing the above-listed services.

SERVICE CHARGE	The Service Charge for this Site Service is included in the Service Charge for Infrastructure Services (Schedule A.11), except the Service Provider shall separately and additionally bill the Customer for costs associated with management and repair of any damage to the Service Provider’s equipment or property for which the Customer is identified as the responsible party.

SERVICE TERMINATION	This is a Non-Terminable Site Service and may only be terminated according to Section 13 of the Agreement (Term and Termination).

Schedule A

Schedule A.17

SITE SERVICE	Schedule A.17 – Site Information Technology Communications

SERVICE DESCRIPTION	This Site Service enables the Customer to interconnect telecommunications from off-Site to inside the Battery Limits (“ISBL”) of the Customer’s Facilities.

A. Demarcation Access

Service Provider shall:

	1.	Provide climate controlled and secure physical space in the demarcation location(s). Space and non-UPS (uninterruptable power supply) power will be provided in the Site demarcation for the Customer to install communication cabinet and equipment.

	2.	Provide process and procedures for the Customer Parties to have access to the Customer’s equipment within the Service Provider Facilities.

	3.	Provide guidelines to the Customer on how to access this service from the Site.

Customer shall:

	1.	Provide secure communication cabinet(s), approved by the Service Provider, to hold electronics specific to the Customer’s communications.

	2.	Provide electronics (including media converters, routers and switches).

	3.	Notify the Service Provider of the Customer’s communication provider, and, at least thirty (30) days’ before, of any changes to such provider.

	4.	Abide by Site rules for access to demark building/space for work by the Customer Parties.

	5.	Notify the Service Provider of any activities or conditions that will affect or impair the above-listed services.

B. Interplant connectivity

Service Provider shall:

1.	Extend existing Service Provider IT infrastructure cable support resources, such as telephone poles and cable trays, to the Customer for the purposes of routing interplant telecommunication cabling. The Service Provider shall operate and maintain Service Provider IT infrastructure cable support resources outside the Battery Limits (“OSBL”). The Customer shall pay for, and the Service Provider shall operate and maintain, additional new assets.

Schedule A

2.	Cooperate in good faith with the Customer to agree on the routing of cable(s).

3.	Provide process and procedures for the Customer Parties to have access to Service Provider IT infrastructure cable support access.

4.	Provide oversight, in its sole discretion, to the installation and maintenance performed by the Customer Parties on Service Provider IT infrastructure cable support resources.

5.	Provide guidelines to the Customer on how to access this service from the Site.

Customer shall:

1.	Cooperate in good faith with the Service Provider to agree on the routing of cable(s).

2.	Operate and maintain IT infrastructure cable support resources ISBL of the Customer’s Facilities.

6.	Notify the Service Provider of the Customer’s communication provider, and, at least thirty (30) days’ before, of any changes to such provider.

3.	Initiate requests to the Service Provider for any additional cabling project work.

4.	Pay for the Service Provider oversight resources used to monitor the Customer installations.

5.	Follow the Service Provider guidelines on how to access this service from the Site.

6.	Submit any requests for additional fiber or copper cable and/or space in demarcation point at least three (3) months in advance of the needed date to the Service Provider Contract Manager. The Service Provider Contract Manager will accommodate such request in its sole discretion and upon conditions mutually agreed upon by the Parties.

SERVICE CHARGES	The Service Charges for this Site Service are as follows:
	1.	Demarcation access fee is $29.39 per month per square meter (Indexed).

	2.	Interplant connectivity fee is based on linear meter of cable(s) installed within OSBL.

		a.	Fee for using Service Provider utility poles $0.22 per linear meter per month (Indexed).

		b.	Fee for using Service Provider cable tray $0.41 per linear meter per month (Indexed).

Schedule A

3.	Service Provider oversight will be billed at Service Provider maintenance rates.

4.	One-time fees for additional materials (or for access and easement for underground services) requested by the Customer shall be determined at the time of such request.

Schedule A

Schedule A.19

SERVICE	Analytical Services

SERVICE DESCRIPTION	Service Provider shall:
Provide analytical services for Customer for operations at the Customer’s Institute facility. The analytical services include the following:

	1.	Product release testing;

	2.	Raw material quality assurance;

	3.	Special, infrequent testing using known methods related to product failure and process upsets;

	4.	Instrument calibration and predictive/preventative maintenance;

	5.	Instrument installation, maintenance and repair;

	6.	Oversight of lab operations related to the execution of routine services, including providing necessary training and certification;

	7.	Data management, delivery and archival; and

	8.	Audit testing for regulatory requirements.

Customer shall:

1. Provide product specifications, test methods and procedures relevant to the work being performed.

OPERATION AND MAINTENANCE	N/A

MAXIMUM QUANTITY	1000 hours per year

SERVICE CHARGE	The Service Charge is $150/hour (Indexed).

Schedule A

AGREED INDEX	CPI = Consumer Price Index – All Urban Consumers, U.S. city average, All items, Base period 1982-84 = 100, not seasonally adjusted, as published by the U.S. Bureau of Labor Statistics (series ID CUUR0000SA0)

ADDITIONAL TERMS	N/A

Schedule A

Schedule A.20

SERVICE	Schedule A.20 – Fire Water
SCHEDULE

SERVICE DESCRIPTION	Service Provider shall supply Customer with fire water, for use in emergency situations only, in accordance with the typical supply parameters as set forth below (“Fire Water”).

Service Provider shall be responsible for the operation and maintenance of the Fire Water distribution system up to the Site Service Delivery Point. Customer shall be responsible for the operation and maintenance of the Fire Water distribution system downstream of the Site Service Delivery Point.

SITE SERVICE DELIVERY POINT	TBD

SERVICE CHARGES	The Service Charge for this Site Service is included in the Service Charge for Infrastructure Services (Schedule A.11)

TYPICAL SUPPLY PARAMETERS	The following are typical supply parameters for the Site:
		MIN	MAX	TYPICA L	Units

	Site Pressure	100	Pressure Safety Valve set at 125	120	per square inch gage

ADDITIONAL TERMS	Customer may only use Fire Water and Fire Water equipment in the case of an emergency or for regular testing. Customer shall obtain prior approval from the Service Provider Contract Manager for any use of fire water other than for an emergency.

Customer shall give ten (10) days’ Notice to the Service Provider Contract Manager prior to any testing of fire protection equipment, for coordination and to minimize the impact on the Fire Water system.

Schedule A

A.21 – Electrical Supply Service

SERVICE	Electric Energy and Interconnection and Distribution Services (“EIDS”)

SERVICE DESCRIPTION	Commencing on Initial Delivery Date, subject to the terms and conditions of this Agreement, Customer shall purchase, receive, and pay for, and Service Provider shall sell and deliver, all Electric Energy and interconnection and distribution services required to deliver all the Energy required for operation and maintenance of the Customer Facilities from the Transmission Distribution Service Provider (“TDSP”) delivery point meters for the Site, not to exceed 0.12 MWh/hr without the prior written consent of Service Provider (the “EIDS”). Service Provider anticipates that it will normally distribute 0.075 MWh/hr of Energy to Customer.

DELIVERY POINT	Energy will be delivered to Customer at the first disconnect (within the Customer’s property) on the electrical feed from Service Provider’s Substation. Provider will own the conduit and cable from Substation to the delivery point and Customer will own the disconnect.

CONTRACT QUANTITY (“CQ”)	The Contract Quantity (“CQ”) of Energy represents the reservation of Energy which may be transmitted and distributed by Service Provider to Customer. CQ = 0.075 MWh/hr.

SERVICE CHARGE

Commencing on the Commercial Operation Date, Customer shall pay Service Provider the following in respect of all EIDS for a particular month.

Service Charge = CF + VF + Passthrough where:

CF ($/month) = $26,864 ($/MWh∙month/hr)(Indexed) *CQ (MWh/hr)

VF= Electric Energy Purchase Costs ($/MWh) * EQ

Electric Energy Purchase Costs = any amounts (expressed on a per MWh basis) payable by Service Provider to a third party in connection with the purchase by Service Provider of Electricity from that third party for the Site or the supply by that third party of Electricity to Service Provider at the Site.

EQ = Actual monthly energy metered quantity in MWhs

Passthrough Cost = Customer’s prorated share of any amounts payable by Service Provider, from time to time, to a Person in connection with supplied Services (including grid transport and distribution costs, capacity reservation costs, take or pay costs and penalties, overconsumption costs and penalties, other costs or charges, levies or taxes of a fixed or variable nature).

SUPPLY PARAMETER	15 kV nominal

METERING	All Electric Energy delivered to the Site will be measured by the electrical energy grid Service Provider or Service Provider at their respective meters for the Facility.

Schedule A

Meter located in Service Provider’s substation feeding Customer will be used as the Customer’s billing meter.

AGREED INDEX	The unit price in the CF will be escalated annually as follows: 0.60 x ((0.7 x ECI/ECIb) + (0.3 x CPI/CPIb)) + 0.40

SERVICE TERMINATION	As defined in Section 13 of the Site Services Agreement.

ADDITIONAL TERMS

Load Shed Plan – Customer shall be required to participate in the Site Load Shed Plan as defined by Service Provider. This plan will be developed in consultation with Customer, and the plan will treat Customer substantially identically as it would a similarly situated plant owned by Service Provider.

Power Factor – Customer Facilities must maintain an annual average lagging power factor of approximately 0. 90 or greater.

Energy Delivery Interruptions - Customer acknowledges that the day to day operation of the facilities used by Service Provider to deliver Energy to Customer is subject to temporary interruptions, fluctuations, slow-downs, suspensions and reductions, due to a variety of reasons, including but not limited to Service Provider’s having reasonable grounds to believe that danger exists or is about to exist in the facilities used by Service Provider to deliver Energy to Customer or their vicinity (“Energy Delivery Interruptions”). If Service Provider believes that an Energy Delivery Interruption is reasonably likely to result in a material reduction of Energy to be delivered to Customer, Service Provider shall provide notice to Customer and consult with Customer about such Energy Delivery Interruptions prior to or as soon as reasonably possible after the commencement of such Energy Delivery Interruption. After any Energy Delivery Interruption resulting in a material reduction of Energy terminates, Service Provider shall promptly communicate to Customer regarding such Energy Delivery Interruption and the reason therefore, as well as actions taken and any corrective actions possible to prevent a repeat event.

Customer recognizes that, due to Energy Delivery Interruptions, Service Provider may be able to deliver less Energy in any given hour, day or month than anticipated. In such event, and solely to the extent attributable to such event, Customer agrees that Service Provider shall not be responsible or liable in any manner to Customer for delivery of quantities of Energy which are less than required by Customer. Service Provider, however, shall use all commercially reasonable efforts to mitigate the consequences for Customer of any Energy Delivery Interruptions, by taking all necessary reasonable measures.

Schedule A

No Liability for Energy Delivery Interruption - Service Provider shall not be liable to Customer for any damage, inconvenience or other consequence that may arise from any Energy Delivery Interruption.

Public Utility – Service Provider has no intention of being regulated as a public utility or similar entity under West Virginia law. No undertaking by Service Provider in this Schedule will constitute the dedication of Service Provider’s electrical distribution facilities, including transformers, cables, power poles and substations owned or operated by Service Provider of its affiliates that are used to supply the services in this Schedule (“Transmission Facilities”), or any related portion, to the public. Service Provider is not a public utility and Service Provider’s services under this Schedule is expressly contingent upon the continued operation of Service Provider’s Transmission Facilities free from regulation as a public utility, in any respect whatsoever, by the West Virginia Public Service Commission (“PSC”).

Public Utility Termination - If at any time the PSC or any other governmental authority, public body or private entity should initiate, or in Service Provider’s reasonable judgment will initiate, any action claiming or asserting jurisdiction over Service Provider as a public utility in any way related to this Schedule, Service Provider may terminate this Schedule. In such event, Service Provider and Customer will work together in good faith to allow Customer to make alternate service supply arrangements whereby Customer will (if applicable regulations allows) use Service Provider’s existing infrastructure to deliver the service from a third party supplier. Customer will then be responsible for obtaining the services from third parties. Service Provider may at any time seek a determination from the PSC or its staff that nothing in this Schedule will result in Service Provider being regulated as a public utility or similar entity under West Virginia law.

Transmission Facilities separation – If any of the following occurs:

(1)   The-then current electricity supplier to the Facilities notifies Service Provider to cease performing its obligations under this Schedule;

(2)   The PSC or any governmental entity notifies Service Provider that applicable law requires that Service Provider cease performing its obligations under this Schedule or that performance of its obligations under this Schedule could result in Service Provider being consider a public utility;

(3)   Any person has commenced a legal or administrative action against Service Provider alleging that Service Provider’s performance under this Schedule violates applicable law or causes Service Provider to be considered a public utility; or

Schedule A

(4)   Either Party notifies the other that it desires to separate the Transmission Facilities serving the Facility,

the Parties will take all actions necessary so that as soon as practicable, Service Provider and Customer will be able to maintain separate Transmission Facilities and enter into separate contractual arrangements with the then-current electricity supplier. Customer will pay for all separation and other project costs, but the separation project will be managed by Service Provider. In addition, if Service Provider incurs any other costs, fines, fees or penalties associated with its performance of this Schedule, Customer must reimburse Service Provider for those costs, fines, fees and penalties.

MANDATORY /
OPTIONAL/NOT	CONTRACT		Customer
OFFERED	QUANTITY	UNITS	SHARE

Optional	0.075	MWh/hour	100%

Schedule A

A22 – Storm Water Service

SERVICE	Storm Water & Outfall Management

SERVICE DESCRIPTION	Service Provider shall 1. Supply Customer with management and discharge of storm water runoff in accordance with the Site National Pollutant Discharge Elimination System (NPDES) Permit.

DELIVERY POINT	The Delivery Point of the storm water to Service Provider shall occur at the point where Customer discharges into the common storm water piping (the “Delivery Point” or “Delivery Points”). Customer will own, operate, and maintain the dedicated storm water collection and conveyance system(s) from the Customer facility to the Delivery Point, this include both point source discharges such as from roof drains and runoff from their property. Service Provider may further define ownership and delivery points in site drawings that would be shared with Customer.

SERVICE CHARGES	The Service Charge for this Site Service is included in the Service Charge for Infrastructure Services (Schedule A.11), except the Service Provider shall separately and additionally bill the Customer for costs associated with management and repair of any damage to the Service Provider’s equipment or property for which the Customer is identified as the responsible party. The above Service Charge does not include Permit renewal fees. Additional fees will be added for Customer’s portion of the wastewater Permit renewal at the time of the renewal.

TYPICAL	Customer must comply with:
SUPPLY PARAMETERS	1. The Outfall Quality Service Agreement (OFQSA) for Customer’s discharges; and
2. Site Permit requirements, including, but not limited to:
a. Site Best Management Practices
b. Site Surface Water Protection Plan
c. Site Ground Water Protection Plan

Customer shall:
3. Provide sufficient and skilled resources to timely relay relevant technology information for regulatory Permit applications, modifications, and renewals;
4. Provide process data required for regulatory reports; and
5. Comply with any additional regulatory requirements imposed by regulators above and beyond the current Permits.

The OFQSA will be reviewed on an annual basis and may be adjusted by Service Provider (acting reasonably) from time to time to reflect changes in the Customer Facilities, requirements of the handling facilities, applicable Law or Permits and changes in Service Provider’s Policy and Practices. If, and to the extent that, Service Provider and Customer do not agree on an adjustment, the current OFQSA shall remain binding unless a change is required by applicable Law or Permit.

Schedule A

CONTRACT QUANTITY	N/A

METERING POINT	N/A

ADDITIONAL TERMS	Customer shall develop and periodically review a Facility-specific Storm Water Management Policy and a Spill Prevention, Containment, and Clean- Up Plan. Customer shall communicate these plans to Service Provider.

Customer must notify Service Provider of any proposed changes to their Facility which may temporarily or permanently change the characteristics of storm water runoff, including changes to the total amount and composition of the runoff. Proposed changes include any construction activities which may temporarily change drainage patterns and/or potentially expose soils that may alter the composition of storm water runoff from the Customer Facility. Any such proposed change shall be approved by Service Provider prior to implementation of this change.

In the event that Customer’s storm water fails to comply with the OFQSA, Customer shall notify Service Provider immediately and, if requested by Service Provider, Customer shall alter its operations to remain within the limits of the OFQSA and/or mitigate any negative impacts on the quality of the storm water leaving the Site. The Parties shall cooperate in good faith using all reasonable means to avoid a breach of any permissible environmental limits set out in the applicable Permits.

Service Provider reserves the right to request that Customer collect and retain storm water samples.

Upon prior request, Service Provider shall be entitled to take samples of Customer’s storm water in the presence of a representative from Customer.

In the event that Service Provider becomes aware that Customer’s storm water stream does not comply with the OFQSA or any Permit limits, Service Provider has the right to request an investigation into the cause and the cure of the non-compliance. Service Provider has the right to terminate the discharge of non-compliant effluent until the effluent is compliant with the OFQSA limits.

In the event the Customer Facility causes an actual or imminent Site Permit violation, Customer will immediately implement solutions to prevent reoccurrence, and pay for all of Service Provider’s costs, fines and penalties associated with the Permit violation, including costs associated with the impact of the adder on future fines and penalties. If Customer is shown to be the sole cause of a Permit non-compliance, Customer will cooperate with Service Provider in reporting the non-compliance to the relevant regulating agency.

Schedule A

A23 – Cooling Water Discharge

SERVICE	Cooling Water Discharge & Outfall Management

SERVICE DESCRIPTION	Service Provider shall:

Supply Customer with management and discharge of cooling water (one pass river water) in accordance with the Site National Pollutant Discharge Elimination System (NPDES) Permit.

DELIVERY POINT	Delivery of the cooling water discharge to Service Provider shall occur at the point where Customer discharges into the common process sewer piping (the “Delivery Point” or “Delivery Points”). Customer will own, operate, and maintain the dedicated process waste water line from the Customer facility to the Delivery Point. Service Provider may further define ownership and delivery points in site drawings that would be shared with Customer.

SERVICE CHARGES	The Service Charge for this Site Service is included in the Service Charge for Infrastructure Services (Schedule A.11), except the Service Provider shall separately and additionally bill the Customer for costs associated with management and repair of any damage to the Service Provider’s equipment or property for which the Customer is identified as the responsible party.

The above Service Charge does not include Permit renewal fees. Additional fees will be added for Customer’s portion of the wastewater Permit renewal at the time of the renewal.

TYPICAL	Customer must comply with:
SUPPLY	1. The Cooling Water Outfall Quality Service Agreement (CWOQSA);
PARAMETERS	2. All Site Permits, including:
a. Site Best Management Practices
b. Site Surface Water Protection Plan

Customer shall:
1. Provide sufficient and skilled resources to timely relay relevant technology information for regulatory Permit applications, modifications, and renewals;
2. Provide process data required for regulatory reports; and
3. Comply with any additional regulatory requirements imposed by regulators above and beyond the current Permits.

The CWOQSA will be reviewed on an annual basis and may be adjusted by Service Provider from time to time to reflect changes in the Customer Facilities, requirements of the handling facilities, applicable Law or Permits and changes in Service Provider’s Policy and Practices. If, and to the extent that, Service Provider and Customer do not agree on an adjustment, the current CWOQSA shall remain binding unless a change is required by applicable Law or Permit.

Schedule A

CONTRACT QUANTITY	N/A

METERING POINT	N/A

ADDITIONAL TERMS	Customer shall develop and periodically review a Facility-specific a Spill Prevention, Containment, and Counter Measures Plan. Customer shall provide copies of this plan to Service Provider.

Customer shall notify Service Provider of any proposed changes to their Facility which may temporarily or permanently change the characteristics of cooling water discharges, including changes to the total amount and composition. Any such proposed change shall be approved by Service Provider prior to implementation of this change.

In the event that Customer’s cooling water fails to comply with the CWOQSA or Permit limits, Customer shall notify Service Provider immediately and, if requested by Service Provider, Customer shall alter its operations to remain within the limits and/or mitigate any negative impacts on the quality of the storm water leaving the Site. The Parties shall cooperate in good faith using all reasonable means to avoid a breach of any limits set out in the Permits.

Service Provider reserves the right to request that Customer collect and retain cooling water samples.

Service Provider shall be entitled to take samples of Customer’s cooling water in the presence of a representative from Customer.

In the event that Service Provider becomes aware that Customer’s cooling water stream does not comply with the CWOQSA or any Permit limits, Service Provider has the right to request an investigation into the cause and the cure of the non-compliance. Service Provider has the right to terminate the discharge of non-compliant effluent until the effluent is compliant.

In the event the Customer Facility causes an actual or potential Site Permit violation, Customer will immediately implement solutions to prevent reoccurrence, and pay for all of Service Provider’s costs, fines and penalties associated with the Permit violation, including costs associated with the impact of the adder on future fines and penalties. If Customer is shown to be the sole cause of a Permit non-compliance, Customer will cooperate with Service Provider in reporting the non-compliance to the relevant regulating agency.

Schedule A

Schedule A.24 - Nitrogen

SERVICE	Nitrogen

SERVICE DESCRIPTION	Service Provider will sell and deliver to Customer and Customer will purchase and take from Service Provider all of the Nitrogen required by Customer’s Facility, not to exceed 7.0 Mscf/hour. During the Term, it is anticipated that Customer’s Facility will normally use 3,867 Mscf/month of Nitrogen. All Nitrogen taken by Customer must be used solely in connection with the operation of Customer’s Facility. Customer may not resell Nitrogen or otherwise transfer Nitrogen to a third party. Any Nitrogen that Customer does not take for any reason may be utilized by Service Provider at its sole discretion in other applications. Customer is responsible for any additional treatment or processing of Nitrogen required by Customer’s Facility with respect to its use.

DELIVERY POINT	Nitrogen will be delivered to Customer at a boundary limit determined by Service Provider (“Nitrogen Delivery Point”) into a Customer supplied Nitrogen header. All required piping, steam header, interconnection equipment and backflow devices must meet all applicable Service Provider Safety Requirements.

Delivery of Nitrogen to Customer hereunder shall, unless otherwise agreed by the Parties, be made to the Nitrogen Delivery Point. Title and ownership to the Nitrogen will pass to Customer at the Nitrogen Delivery Point. This will be the valve at the boundary limit or another valve mutually agreed upon by the Parties. Service Provider will retain ownership of this valve. Customer will have ownership of downstream gasket and piping attached to this valve.

CONTRACT	CQ of Nitrogen is as follows:
QUANTITY	CQ= 3,867 Mscf/month
(“CQ”)

SERVICE	Service Charge = Nitrogen Price
CHARGES	Nitrogen Price = CF + VF + Pass-through
CF ($/month) = 0.52 ($/Mscf) (Indexed)* CQ (Mscf/month)
VF = VC * SQ (Mscf)

VC ($/Mscf) = any amounts (expressed on a per mscf basis) payable by Service Provider to a third party in connection with the purchase by Service Provider of Nitrogen from that third party for the Site or the supply by that third party of Nitrogen to Service Provider at the Site.

SQ= Nitrogen quantity (in Mscf) supplied to Customer during the applicable month. This includes all Nitrogen metered and sent to Customer and any Nitrogen meter adjustments as determined by the existing allocation methodology.

Schedule A

SUPPLY	Normal Pressure: 85 psig
PARAMETERS	Maximum Pressure: 110 psig
Minimum Pressure: 60 psig
Purity: 99.995 mol% min; 99.999 mol% max
Dew Point: -40°F @ 14.7 psia

METERING POINT	Nitrogen SQ will be determined by the Site using the existing allocation methodology that was in place on the Effective Date.

AGREED INDEX	Annual Escalation for CF will be calculated as follows: (0.80 x ((0.7 x ECI/ECIb) + (0.3 x CPI/CPIb)) + 0.20. Escalation will begin starting Jan 1, 2018.

SERVICE TERMINATION	This Site Service is a Terminable Site Service that may only be terminated in accordance with Section 2.5 or Section 13 of the Agreement.

ADDITIONAL TERMS	Load Shed Plan – Customer must comply with actions required by Service Provider during the execution of block emergency procedures related to a reduction or total loss of Nitrogen at the Site. All planned outages of Customer’s Nitrogen related equipment will be coordinated with Service Provider’s Facilities.

Schedule A

Schedule A.25 – Caustic

SERVICE	Caustic

SERVICE DESCRIPTION	Service Provider will sell and deliver to Customer and Customer will purchase and take from Service Provider all of the Caustic required by Customer’s Facility, not to exceed 6,000 kg/month and 25,000 kg/year (dry basis). During the Term, it is anticipated that Customer’s Facility will normally use 1,330 kg/month (dry basis) of Caustic. All Caustic taken by Customer must be used solely in connection with the operation of Customer’s Facility. Customer may not resell Caustic or otherwise transfer Caustic to a third party. Any Caustic that Customer does not take for any reason may be utilized by Service Provider at its sole discretion in other applications. Customer is responsible for any additional treatment or processing of Caustic required by Customer’s Facility with respect to its use.

Caustic is purchased by the Service Provider from an off-site 3rd party, blended with water as needed to a nominal 20% solution and distributed via the site 20% caustic distribution system.

Service provider shall:

1. Request caustic usage forecasts.
2. Purchase caustic to cover forecasted demand.
3. Receive and unload caustic.
4. Blend with water as needed to obtain a nominal 20% solution.
5. Distribute nominal 20% caustic to the customer’s delivery point through site header system.
6. Maintain unloading, storage, blending and distribution systems up to delivery points

Customer shall:

1. Ensure that no backflow into the caustic header occurs by use of physical backflow preventer and administrative controls;
2. Repair or replace their piping/valves in the Customer 20% caustic system if inspections find them defective;
3. Promptly repair any leak on the Customer 20% caustic system as it might affect the rest of the site;
4. Provide usage forecasts when requested.

DELIVERY POINT	Caustic will be delivered to Customer at a boundary limit determined by Service Provider (“Caustic Delivery Point”) into a Customer supplied Caustic header. All required piping, steam header, interconnection equipment and backflow devices must meet all applicable Service Provider Safety Requirements.

Schedule A

Delivery of Caustic to Customer hereunder shall, unless otherwise agreed by the Parties, be made to the Caustic Delivery Point. Title and ownership to the Caustic will pass to Customer at the Caustic Delivery Point. This will be the valve at the boundary limit or another valve mutually agreed upon by the Parties. Service Provider will retain ownership of this valve. Customer will have ownership of downstream gasket and piping attached to this valve.

CONTRACT	CQ of Caustic is as follows:
QUANTITY (“CQ”)	CQ= 1,330 kg/month (dry caustic basis)

SERVICE	Service Charge = Caustic Price
CHARGES	Caustic Price = CF + VF
CF ($/month) = 0.87 ($/kg) (Indexed)* CQ (dry caustic kg/month)
VF = VC * SQ (Mscf)

VC ($/kg) = any amounts (expressed on a per kg basis) payable by Service Provider to a third party in connection with the purchase by Service Provider of Caustic from that third party for the Site or the supply by that third party of Caustic to Service Provider at the Site.

SQ = Caustic quantity (in dry kg) supplied to Customer during the applicable month. This includes all Caustic sent to Customer and any Caustic meter adjustments as determined by the existing allocation methodology.

SUPPLY PARAMETERS	Expected ranges: 19 – 21.5 weight percent NaOH

METERING POINT	Metering if available, otherwise allocation method used based on engineering calculations.

AGREED	The unit price in the CF will be escalated annually as follows:
INDEX	0.60 x ((0.7 x ECI/ECIb) + (0.3 x CPI/CPIb)) + 0.40

Escalation will begin starting Jan 1, 2018.

Schedule A

SERVICE TERMINATION	This Site Service is a Terminable Site Service that may only be terminated in accordance with Section 2.5 or Section 13 of the Agreement.

ADDITIONAL TERMS	Load Shed Plan – Customer must comply with actions required by Service Provider during the execution of block emergency procedures related to a reduction or total loss of Caustic at the Site. All planned outages of Customer’s Caustic related equipment will be coordinated with Service Provider’s Facilities.

Schedule A

Schedule B

Form of Service Addendum

[Brief Description of Service Addendum Subject Matter]

This Service Addendum __ (this “Service Addendum”) is made and entered into as of the __ day of ________, 20__ (the “Service Addendum Effective Date”) by and between Union Carbide Corporation (“UCC”) and Recovery Solutions & Technologies. (“RS&T”).

1.	BACKGROUND

This Service Addendum is entered into pursuant to the terms of the Site Services Agreement (Institute Site), dated as of [ ], 2016 between Service Provider and Customer (collectively with their permitted assigns, the “Parties” and each, a “Party”) (the “Agreement”) and constitutes a Service Addendum under the Agreement. Capitalized terms used but not defined in this Service Addendum have the meanings assigned to those terms in the Agreement.

2.	SITE SERVICES DESCRIPTION AND SERVICE CHARGES

Service Provider will provide _________________ services as additional Site Services, [which shall be described in more detail in Exhibit 1 to this Service Addendum, for the Service Charges set forth therein].

3.	SERVICE CHARGES

[Insert here - Referring to the clauses in the Agreement as appropriate.]

4.	TERM AND TERMINATION

[Term and notice provisions to be inserted as appropriate.]

5.	[OTHER TERMS]

The Parties further agree:

[Insert any other terms and conditions if applicable to the additional Site Services to be performed under this Service Addendum.]

6.	MISCELLANEOUS

This Service Addendum is incorporated by reference into the Agreement. In the event of any conflict between the terms of this Service Addendum and the Agreement, the terms of this Service Addendum shall only prevail to the extent that this Service Addendum expressly states that it is intended to override a term of the Agreement.

B-1

7.	GOVERNING LAW

This Service Addendum shall be governed by, and construed in accordance with, the Laws of West Virginia.

B-2

Schedule C

Audit

1.	AUDIT RIGHT

1.1	Definitions.

(a)	“Metered Site Service” means any Site Service for which there is a physical meter or other measuring device to measure the volume or level of Site Service being provided.

(b)	“Non-Metered Site Service” means any Site Service that is not a Metered Site Service.

(c)	“Supply Quantity” means the volume or level of a Site Service that, in an invoice pursuant to this Agreement, Service Provider claims that Customer has consumed.

1.2	Audit Right. Customer may, at its own expense (unless otherwise provided in clause 2.6 below) and no more than once per calendar year, cause Service Provider’s books, accounts and records relevant to the following “Auditable Amounts” to be audited by an internationally recognized independent auditor within twenty-four (24) months following the end of the calendar year in which such amounts were invoiced:

(a)	any amount (or portion of any amount) that has been invoiced by Service Provider to Customer pursuant to this Agreement solely on account of Customer’s obligation to pay Passthrough Costs (as identified in the Service Schedules) as part of the Service Charges; or

(b)	any amount (or portion of any amount) that has been invoiced by Service Provider to Customer pursuant to this Agreement and that is calculated based on the Supply Quantity of a Non-Metered Site Service, but only in relation to the accuracy of any such Supply Quantity claimed to have been consumed under this Agreement that was used to calculate such amount.

1.3	Audit Limitations.

(a)	No audit may be commenced after the expiration of such twenty-four (24) month period and all invoices for Auditable Amounts for calendar years that are no longer subject to audit shall be deemed to be correct.

(b)	Customer shall propose three (3) independent auditor candidates in connection with such audit, and Service Provider shall choose one such candidate to serve in the role of auditor for purposes of conducting such audit.

(c)	This Schedule C shall have no application to amounts invoiced by Service Provider to Customer other than Auditable Amounts, and notwithstanding anything to the contrary in this Schedule C or otherwise in this Agreement, any test, verification or inspection relating to the accuracy of the measurement of Supply Quantities of Metered Services shall be determined in accordance with Section 11 of the Agreement, and this Schedule C shall not apply to, expand or modify any rights or obligations of either Party under Section 11 of the Agreement.

1.4	Audit Findings. Customer shall receive only the auditor’s written report of its conclusions regarding the accuracy of the calculations of Auditable Amounts and no information, back-up or other details regarding the audit or any examination made in connection with such audit. The audit report will indicate all the items (whether they favor Customer or Service Provider) that the auditor determines are inaccurate, and the amount thereof, and the auditor will provide such audit report to Service Provider and Customer within a maximum of sixty (60) days after the audit fieldwork has been completed.

1.5	Audit Response. Service Provider must respond in writing to any claim by Customer of a discrepancy identified through an audit within thirty (30) days after receipt of such claim from Customer. If Service Provider agrees with such claim of Customer, the calculation of any resulting adjustment must accompany Service Provider’s response to such claim, and such adjustment must be made within thirty (30) days from the end of such thirty (30) day response period. If Service Provider disagrees with such claim by Customer, the parties agree that they will promptly, and no later than thirty (30) days from the end of such thirty(30) day response period, discuss and work in good faith to resolve the claim.

1.6	Audit Costs. All expenses and costs associated with any audit (including any associated report) shall be borne by Customer; provided, however, that if an audit reveals (and the Parties agree or it is otherwise finally determined in accordance with the terms of this Agreement) that there is a net sum owing to Customer of more than five percent (5%) of the total amounts payable by Customer under this Agreement for the relevant year that is the subject of the audit, such expenses and costs shall be borne by the Service Provider.

1.7	Notice. Customer shall (a) provide reasonable notice to Service Provider of its intention to audit (but in any event no less than thirty (30) days’ prior notice of its intended commencement of such audit), (b) provide to Service Provider a good faith estimate of the aggregate expenses and costs of such audit within a reasonable period prior to the commencement of such audit, and (c) use commercially reasonable efforts to have all audits conducted with a minimum of inconvenience to Service Provider.

1.8	Audit Scope. Customer and Service Provider (each acting reasonably) will agree on:

(a)	the commencement date;

(b)	the anticipated end date; and

(c)	detailed procedures for each audit before the commencement of such audit.

1.9	Before the commencement of each audit the auditor must sign a confidentiality agreement in a form satisfactory to Service Provider, acting reasonably, in respect of any information that the auditor may receive in the course of such audit.

1.10	Reserved.

1.11	Any amount that is ultimately determined to be owed by one Party to the other Party will be paid to such other Party within thirty (30) days following such determination.

1.12	Any amount determined to be owing as a result of an audit shall bear interest at the rate referred to in Section 4.1(a) of the Agreement applicable to overdue amounts from the date originally paid (in the case of overpayment) or the date due (in the case of underpayment).

2.	Verification and Disputes

2.1	Customer has the right to require Service Provider to verify the accuracy of any invoice, charge or computation made by Service Provider pursuant to this Agreement, to the extent that such invoice, charge or computation is with respect to Auditable Amounts. If Customer disputes any part of an invoice with respect to Auditable Amounts, Customer must forthwith deliver to Service Provider a notice of objection setting forth the basis on which such invoice is disputed. Customer must nevertheless pay to Service Provider invoiced amounts.

2.2	Service Provider shall respond to any question by Customer in relation to charges within thirty (30) days after receipt of such question. If Service Provider agrees that the questioned charge requires adjustment, such adjustment shall be made by Service Provider within thirty (30) days after such agreement.

2.3	Payment of the invoiced Auditable Amounts shall not prejudice the rights of Customer to protest or question the accuracy thereof, provided, however, that all invoices submitted by Service Provider during any calendar year shall conclusively be deemed to be true and correct twenty-four (24) months following the end of such calendar year, except:

(a)	with respect to any claim that has been made in writing by Customer to Service Provider prior to expiration of such twenty-four (24) month period; and

(b)	with respect to claims that arise from an audit that is then being conducted in accordance with this Schedule C with respect to such calendar year.

2.4	Service Provider or Customer (as the case may be) must promptly pay to the other any amount determined to be due in connection with an error found on any invoice relating to Auditable Amounts or upon the resolution of any dispute relating to Auditable Amounts, plus interest from the date of the overpayment or underpayment (as the case may be) at the interest rate referred to in Section 4.1(a) of the Agreement applicable to overdue amounts. Service Provider shall include such amounts and interest as a credit to Customer or an additional charge to Customer (as applicable) in the next invoice.

2.5	If any such dispute is not resolved by agreement of Service Provider and Customer within thirty (30) days after receipt by Service Provider of the notice of objection, such dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 28(b) of the Agreement.

Schedule D

Dispute Resolution

ARTICLE I

DISPUTE RESOLUTION

General. The dispute resolution provisions set forth in this Schedule D shall apply to any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, and any claim in tort, in equity or pursuant to any statute (“Dispute”).

Dispute Notice. Both Parties will use best efforts to resolve all Disputes at the site or working level, with the involvement of Party employees involved in the day to day operation at issue in the Dispute, including local leadership for both Parties. If these local efforts fail, the Party alleging a Dispute must give written notice to the other Party identifying the Dispute and invoking the Escalation Process set forth in Section 1.03 of this Schedule D (“Dispute Notice”). The Dispute Notice must be detailed enough to give the receiving Party adequate information regarding: the substance of the Dispute, the dollar amount at issue, key areas of disagreement and any applicable time sensitivities associated with resolving the Dispute.

The Escalation Process. Upon receipt of the Dispute Notice, senior representatives of the Parties will use all reasonable efforts to settle the Dispute by negotiating in good faith (“Escalation Process”). The Escalation Process will require two (2) senior leaders from each Party, a subject matter expert from each Party with knowledge of the issues identified in the Dispute Notice, and, in the event legal expertise is required, an attorney for each Party. For UCC, the senior leader will be either a Business President or a Business Director (or an employee of similar authority should those titles change). For Recovery Solutions & Technologies, the senior leader will be at a similar level in its organization. The Escalation Process discussion can be either face to face, or over the telephone at the discretion of the Parties. The Parties will use all reasonable efforts to schedule the Escalation Process meeting within fifteen (15) days of the date the Dispute Notice is received, and the Parties may modify the composition of the Escalation Process negotiating teams as mutually agreed, and in any manner that facilitates resolution of the Dispute.

Options if the Escalation Process Fails. If the Dispute has not been resolved by the Escalation Process (for any reason) within thirty (30) days of the receipt of the Dispute Notice, or such further period as the Parties shall agree in writing, either Party has the right to submit the Dispute to arbitration in accordance with Section 2 of this Schedule D (“Arbitration”). However, and upon mutual written agreement, the Parties also have the option of declaring the Dispute to be a Technical Dispute as defined in Section 1.05 of this Schedule D.

Technical Dispute. For the purposes of this Schedule, a “Technical Dispute” is defined as any Dispute which the Parties agree is best resolved by referring the Dispute to an independent fact finder with expertise in the subject matter of the Dispute (“Expert”). All Technical Disputes will be submitted to administered expert proceedings in accordance with the Rules for the Administration of Expert Proceedings of the International Chamber of Commerce (“ICC”) in effect at the time of the referral. The Parties shall agree on the Expert; provided, however, that if the Parties do not reach agreement on the Expert within fifteen (15) days of the submission to the ICC, or such further period as the Parties shall agree in writing, the Expert shall be appointed by the ICC. As part of any determination (“Expert Determination”), the Expert shall apportion the costs of the Technical Dispute on the basis of the principle that the unsuccessful Party should pay the reasonable and properly documented costs and expenses of the successful Party.

Appealable Claims. The Expert’s authority is limited to resolving or determining the submitted Technical Dispute. The Expert Determination will be binding on the Parties with no right of appeal unless it has a net value in excess of $5 million (“Appealable Claim”). Any Expert Determination that qualifies as an Appealable Claim can be reviewed in Arbitration under the terms of Section 2 of this Schedule D, except that an Expert Determination can be overturned only upon a finding of clearly erroneous and material determinations of fact or serious and material errors in the choice or application of the Expert’s methodology. An Expert Determination in an Appealable Claim shall be binding on the Parties unless and until an arbitration award pursuant to this Section 1.06 modifies or annuls the determination. Each Party agrees and confirms that there is no right of appeal in a court of law with respect to a Technical Dispute (whether appealing the Expert Determination or the Arbitration award associated with an Appealable Claim).

Interim Relief. Nothing in this Schedule shall affect a Party’s right to seek interim relief from a court of competent jurisdiction, pending the resolution of any Dispute, including a Technical Dispute, in accordance with the provisions of this Schedule.

Currency. Any monetary damages awarded in an Arbitration or determined by an Expert shall be payable in the currency in which payments under this Agreement shall be made.

Confidentiality. Save and to the extent that disclosure may be required by law or otherwise required by a court or arbitral tribunal or to enforce or challenge an award, or as may be required pursuant to the terms of financing agreements to which a Party is bound, the Parties undertake to keep confidential the existence, content or results of any Arbitration or Technical Dispute hereunder, and undertake not to disseminate to any third party nor use for any purpose other than the Arbitration or Technical Dispute immediately at hand any documents or information disclosed in connection with any such Arbitration or Technical Dispute, without the prior written consent of all the Parties concerned.

ARTICLE I

ARBITRATION

General Terms. Any Dispute not resolved by the Escalation Process and, in the event of a Technical Dispute, any Appealable Claim subject to the terms of Section 1.06 of this Schedule D, shall be finally resolved by arbitration under the ICC Rules of Arbitration in effect at commencement of the arbitration (the “Rules”). The Parties shall follow and be bound by all of the provisions and procedures set out in the Rules as amended herein. The arbitration tribunal (“Tribunal”) shall consist of three arbitrators appointed in the manner specified in the Rules, provided that if the Party initiating the arbitration claims in its request for arbitration an amount not exceeding $5 million then such limit shall be binding on the Party initiating the arbitration, and the Tribunal shall consist of a sole arbitrator appointed in the manner specified in the Rules, unless the Parties agree otherwise. If any counter claim exceeds $5 million or if the claims and counter claims combined exceed $5 million the dispute shall be referred to a Tribunal consisting of three arbitrators. In addition to the Rules, the Parties agree that the Arbitration shall be conducted according to the IBA Rules on the Taking of Evidence in International Arbitrations as current on the date of the commencement of the Arbitration. The Tribunal shall have the authority to grant any remedy or relief that it determines to be appropriate and consistent with the agreement of the Parties, including specific performance or injunctive relief, and courts in the United States shall have non-exclusive jurisdiction to grant relief in aid of Arbitration, including injunctive relief. The Tribunal’s award may be enforced by any court having jurisdiction over the award or the relevant Party or its assets. The Tribunal shall apportion the costs of the arbitration in its award on the basis of the principle that the unsuccessful Party should pay the reasonable and properly documented costs and expenses of the successful Party. The Tribunal’s award may be appealed in a court of law.

Language and Location. The place and seat of the arbitration shall be New York City, New York, U.S.A., unless, with respect to the hearing location, the Parties mutually agree on another location. The language of the Arbitration shall be English.

EXECUTION VERSION

Exhibit E

FORM OF ETHYLENE GLYCOL OFF-GRADE SUPPLY AGREEMENT

SALES CONTRACT

THE DOW CHEMICAL COMPANY, Midland, MI 48674 (“Dow”), agrees to sell to RECOVERY SOLUTIONS &TECHNOLOGIES, INC., Phoenix, AZ 85044 (“Customer”), and Customer agrees to buy from Dow, solely for Customer’s consumption or use, the Product listed below in accordance with this Sales Contract, including all attachments (“Contract”).

CONTRACT TERM (“Term”)

Effective Date:

Termination Date:

PRODUCT(S) (“Product”):

Any Product sales specifications attached to this Contract are current as of the Effective Date.

MINIMUM QUANTITY CUSTOMER to BUY
(“Minimum Purchase Obligation”):

MAXIMUM QUANTITY DOW to SELL
(“Maximum Sales Obligation”):

PRODUCT PRICE (“Price”):

DELIVERY TERMS / TITLE AND RISK OF LOSS:

Terms for exported Product are specified in Section 11.

DOW’S SHIPPING FACILITY(S)

(“Shipping Facility”):

CUSTOMER’S RECEIVING LOCATION(S)

(“Receiving Location”):

PAYMENT TERMS:

NOTICES:

Notices under this Contract shall be given in writing to the following contacts. Either party may unilaterally modify or supplement its contact information at any time by written notice provided hereunder.

Customer:

[ ]

December 31, 2018

Ethylene Glycol Off Grade

Product sales specifications are set forth in Attachment A.

7,000,000 lbs per calendar year (prorated for the remainder of 2016)

12,000,000 lbs per calendar year (prorated for the remainder of 2016)

$0.01/lb gross (excluding freight)

Product delivered, and title and risk of loss pass, to Customer F.O.B. Dow’s Shipping Facility, except Dow prepays freight and adds it to invoice and selects carrier.

Plaquemine, LA

Institute, WV

Receipt by Dow net thirty (30) days from invoice date.

Name:	Richard Geib
Address:	Recovery Solutions & Technologies
4802 E Ray Rd, Suite 23-30Phoenix,
AZ 85044
Email:	rsgeib@recoveryst.com
Fax:	866-383-4147

EXECUTION VERSION

Dow:
	Name:	Hugo Gonzalez
	Address:	The Dow Chemical Company
1254 Enclave Parkway
Houston, TX 77077-1607
	Email:	hlgonzalez@dow.com
	Fax:	218-966-4287

With a copy to:	Name:	Commercial Lawyer, Industrial
Solutions
	Address:	The Dow Chemical Company
2030 Dow Center
Midland, MI 48674

OTHER:	Transactional Service Standards are set forth in Attachment B.

ADDITIONAL TERMS AND CONDITIONS

1.       DOW’S COMMITMENTS

a)	Product Warranties. i) The Product when shipped will meet Dow’s then current Product sales specifications (“Specifications”); and ii) Dow will convey the Product with good title, free from any lawful lien or encumbrance.

b)	Specifications. Dow will notify Customer if the Specifications are changed.

c)	SDS. Dow will supply Customer with current material safety data sheets (“SDS”).

2.       CUSTOMER’S COMMITMENTS

a)	Taxes. Customer will pay all taxes and duties, except income taxes, that are increased or levied, now or in the future, in connection with the manufacture, sale, transportation, use or disposal of the Product.

b)	Payments/Credit. Customer will pay for the Product on the agreed terms. If (1) Customer does not pay on time or (2) Customer’s financial responsibility becomes unsatisfactory and Dow deems itself insecure, then, in addition to any other rights Dow has under this Contract, Dow may defer shipments, accelerate the due date on all amounts owed Dow, require cash payments or other security, and/or terminate this Contract without liability and without waiving any other remedies Dow may have against Customer. Customer agrees to pay all of Dow’s collection costs including reasonable legal fees and costs. Dow may charge Customer the maximum interest allowed by law on all overdue amounts.

c)	Responsible Practices. Customer will (i) be solely responsible for determining the suitability of Product in Customer’s formulations and applications prior to use, (ii) familiarize itself with any product literature or information Dow provides under Dow’s product stewardship program, including the SDS for each Product; (iii) adopt and follow safe and appropriate handling, storage, transportation, use, treatment and disposal practices with respect to the Product, and the containers thereof, including such special care and practices as Customer’s use of the Product requires including, without limitation, all such practices required by federal, state and local government statutes, rules, regulations or ordinances; (iv) provide appropriate warnings to, and instruct, its employees, independent contractors, agents and customers of the precautions and safe use practices required in connection with the unloading, handling, storage, use, treatment, transportation and disposal of the Product, and the containers thereof, including without limitation information contained in Dow’s most current SDS; and (v) comply with applicable health, safety, security and environmental laws and take action necessary to avoid spills or other dangers to persons, property or the environment. Dow may immediately suspend Product shipments and/or terminate this Contract on fifteen (15) days notice if Customer fails to comply with any of its commitments under this subsection.

d)	Inspection. Customer shall promptly, and in any event prior to use and/or commingling, inspect Product shipments for any damage to packaging, shortage or non-conformance to this Contract. All claims for damage to packaging, shortage or non-conformance which could reasonably be discoverable in the course of such investigation shall be waived unless Customer notifies Dow in accordance with Section 8.

e)	Indemnity. Customer will indemnify and hold Dow harmless for all claims, damages and related costs, including reasonable legal fees and costs, arising out of Customer’s noncompliance with any of its commitments under subsections c) and d) above.

3.       QUANTITY

Customer will give Dow reasonable notice concerning shipments and take deliveries in approximately equal monthly installments. Dow is only obligated to sell in any one month 1/10 of its Maximum Sales Obligation. On ten (10) days notice, Dow may limit its maximum monthly supply obligation to the average of Customer’s monthly purchases for the three-month period before the notice or 1/12 of Dow’s Maximum Sales Obligation, whichever is less. If Customer fails to purchase the Minimum Purchase Obligation, Dow may terminate this Contract with immediate effect upon written notice to Customer without waiving any other remedies Dow may have against Customer.

EXECUTION VERSION

4.       CHANGES TO TERMS

Dow may change transportation terms by giving Customer at least fifteen (15) days prior notice. These changes will be deemed accepted unless Customer objects in writing within fifteen (15) days of the date of Dow’s notice of change. Dow shall advise Customer within fifteen (15) days from receipt of timely written objection from Customer whether Dow shall:

a)	continue to supply Product on terms and conditions in effect prior to the announced change;
b)	enter into negotiations with Customer; or
c)	delete affected Product from this Contract.

If Dow elects to enter into negotiations as allowed under b) above, and if, within thirty (30) days following the effective date of Dow’s change, a written agreement between the parties has not been reached and Dow has not agreed to continue to supply on the terms and conditions in effect prior to the announced change, then either party may, upon written notice to the other party, terminate the negotiations and delete the affected Product from this Contract. Unless otherwise agreed in writing as part of the negotiations, terms applicable during the negotiating period shall be those which Dow implemented by its initial notice.

A Temporary Voluntary Allowance discounting from the current Price of any Product may be instituted, changed, or withdrawn by Dow at any time, with or without notice, and shall not be deemed a change of Price.

The Price and payment terms may not be modified prior to the Termination Date.

5.       FORCE MAJEURE / EXCUSED PERFORMANCE

Performance is excused when (a) there is any contingency beyond the reasonable control of Dow or Customer including, for example, war or hostilities, acts of God, accident, fire, explosion, public protest, breakage of equipment, pandemic, acts of terrorism, activity of a governmental authority (including, for example, the passage of legislation or the failure to grant an export license), or labor difficulties which interferes with Dow’s or Customer’s production, supply, transportation or consumption practice; or (b) Dow is unable to obtain raw materials, power or energy on terms Dow deems commercially acceptable. During times when performance is excused, all quantities of affected Product will be eliminated from this Contract without liability and Dow will allocate its supplies of raw materials and Product among their various uses in any manner that Dow determines is fair and reasonable, but this Contract will otherwise remain in effect. Dow will not be obligated to obtain raw materials, intermediates, or Product from other sources, or to allocate raw materials, intermediates, or Product from Dow’s internal use. The foregoing provisions shall in no event relieve Customer of its obligation to timely pay in full any invoice with respect to Product received by Customer.

6.       EXCLUSION OF ALL OTHER WARRANTIES

THE WARRANTIES IN SECTION 1.a) ABOVE ARE DOW’S SOLE WARRANTIES RESPECTING PRODUCT INCLUDING WITHOUT LIMITATION PRODUCT QUALITY AND PERFORMANCE, AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY STATUTE, COMMON LAW OR OTHERWISE.

7.       LIMITATION OF LIABILITIES

a)	NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, PUNITIVE, SPECIAL, EXEMPLARY OR INCIDENTAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS.

b)	CUSTOMER’S EXCLUSIVE REMEDY, AND DOW’S TOTAL LIABILITY, FOR ALL CLAIMS ARISING OUT OF THIS CONTRACT (INCLUDING WITHOUT LIMITATION BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY AND TORT) ARE LIMITED TO CUSTOMER HAVING THE OPTION OF REPLACEMENT OR REPAYMENT OF THE PURCHASE PRICE PAID FOR THE PRODUCT WHICH IS THE SUBJECT OF THE CLAIM(S).

c)	CUSTOMER ASSUMES ALL RISKS AND LIABILITIES RESULTING FROM THE USE OF THE PRODUCT SUPPLIED UNDER THIS CONTRACT.

8.       NOTICE OF CLAIMS

WITHIN SIXTY (60) DAYS AFTER CUSTOMER LEARNS, OR SHOULD REASONABLY HAVE LEARNED, OF ANY CLAIM WITH RESPECT TO PRODUCT, CUSTOMER WILL INFORM DOW IN WRITING OF THE CLAIM OR THE CLAIM IS WAIVED.

9.       TRANSPORTATION EQUIPMENT

Customer will unload and return all transportation equipment to carrier promptly and in no event later than the carrier’s rules tariff or contracted period, free of detention charges. Dow may collect its standard detention charge for its equipment if held beyond Dow’s allowable time. Carrier or Dow may collect carrier’s standard detention charge from Customer for carrier equipment if held beyond carrier’s allowable time. Customer will take reasonable steps to preserve claims for loss or damage in transit against carrier.

EXECUTION VERSION

10.       ASSIGNMENT

a)	This Contract is not transferable, delegable, or assignable by either party without prior written consent of the non-assigning party except that Customer hereby consents, without further notice from Dow, that Dow may assign all or a portion of this Contract to (i) any purchaser of all or substantially all of the assets in the line of business of Dow to which this Contract pertains, (ii) prior to consummation of the proposed mergers contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, between E. I. du Pont de Nemours and Company and The Dow Chemical Company (the “Mergers”), any Affiliate of Dow, or (iii) after consummation of the Mergers, any entity that is an Affiliate of DowDuPont, Inc., including any subsidiary of DowDuPont, Inc. that is formed to conduct, or conducts, all or a portion of the line of business of DowDuPont, Inc. to which this Contract pertains, which, for the avoidance of doubt, may ultimately be separated from DowDuPont, Inc. in connection with the publicly announced intended separation of DowDuPont, Inc. into three independent, public companies. Upon any such assignment referred to in this Section 10.a), (x) the rights and obligations under this Contract shall be binding upon and inure to the benefit of said purchaser, successor in interest or other assignee and (y) in the case of clause (i) above, after any such purchase and, in the case of clause (iii) above, after any business separation, neither Dow nor any of its Affiliates (to the extent such parties are not included in the sale of the such business line, in the case of clause (i), or separation of the specified business, in the case of clause (iii)), shall have, and Dow and such Affiliates shall be released from, all duties, obligations and liabilities to Customer under or in connection with this Contract.

b)	In the event Customer transfers its business involving Product under this Contract, through a sale or transfer of stock or assets, a merger or reverse merger, or other operation of law, the new owner(s), as a condition of the sale or transfer and subject to Dow’s express written consent pursuant to Section 10.a), shall be obligated by Customer to assume all of Customer’s obligations under this Contract relating to the affected Product.

c)	“Affiliate” means with respect to any entity, any other entity directly or indirectly owning, owned by, or under common ownership with, such entity; for purposes of this definition, “owning”, “owned” and “ownership” shall mean the possession, directly or indirectly, of an ownership interest, directly or indirectly through one or more intermediaries, of at least fifty percent (50%) as a result of ownership of stock or other voting securities, contractual relationship or otherwise.

d)	If this Contract is assigned in accordance with subsections a) or b) above, all terms and conditions of the Contract shall remain in full force and effect.

11.       EXPORTED PRODUCT

For overland shipments from the United States to Canada and Mexico, Product will be delivered, and risk of loss will pass, to Customer in accordance with the Incoterm “Delivered at Place” (“DAP”) outside the United States and upon the Product crossing the border of the United States and arriving in the territory of the nation where the Product is destined, but prior to Customer’s clearance at said nation. For overland shipments from Canada to the United States, Product will be delivered, and risk of loss will pass, to Customer in accordance with the Incoterm DAP outside of Canada and upon the Product crossing the border of Canada and arriving in the territory of the United States, but prior to Customer’s clearance in the United States. For overseas shipments, Product will be delivered, and risk of loss will pass, to Customer in accordance with the Incoterm DAP outside of the United States and Canada, and upon the Product arriving in the territory of the nation where the Product is destined, but prior to Customer’s clearance at said nation. “Incoterm” means INCOTERMS 2010, International Chamber of Commerce. Title to Product will be deemed to pass concurrently with risk of loss.

12.       GENERAL

a)	This document, together with its attachments and addenda, constitutes the complete and final agreement between Customer and Dow regarding Product, and supersedes all prior understandings and agreements, whether written or oral, as to the subject matter herein. Any additional or different terms provided by either party in subsequent purchase orders, other documents (electronic or hardcopy) or on Dow’s, Customer’s or third party Internet sites shall not be binding. This document may be modified only by a written amendment, expressly stated as such, signed by both parties.

b)	The rights and obligations under Sections 2, 6, 7, 8, 9 and 12 will survive the cancellation, termination or expiration of this Contract.

c)	The failure of a party to exercise its rights on one occasion, including the obligation to supply Product, shall not be deemed to be a waiver of the right to exercise those rights in the future.

d)	If any provision of this Contract is declared invalid by any court or government agency, all other provisions shall remain in full force and effect.
e)	Each party represents and warrants that it understands and shall comply with the requirements of the U.S. Foreign Corrupt Practices Act and all other applicable anti-bribery and anti-corruption laws of the jurisdictions under which each party is or may be acting hereunder.

f)	This Contract will be governed by Michigan law without reference to its principles of conflict of laws. Additionally, Dow and Customer hereby submit to the exclusive jurisdiction, for any lawsuit arising out of this Contract, in any State or Federal court in the state of Michigan. The United Nations Convention on Contracts for the International Sale of Goods is excluded.
g)	Customer agrees to comply with all export laws of the United States and of any country having jurisdiction over Customer or the transactions contemplated by this Contract.

EXECUTION VERSION

h)	This Contract may be executed in any number of counterparts, each of which when so executed shall constitute an original, and all of which when taken together shall constitute one and the same original document.

i)	The terms set forth in this document are not binding until signed below by each party’s authorized representatives.

RECOVERY SOLUTIONS & TECHNOLOGIES, INC.	THE DOW CHEMICAL COMPANY

Signature	Signature

Print Name	Print Name

Print Title	Print Title

Date	Date

NOTE: This document is not binding on Dow unless an original, signed by both Dow and Customer, is received by Dow no later than 30 days after the date signed by Dow.

EXECUTION VERSION

ATTACHMENT A
Product ales Specifi cation

EXECUTION VERSION

ATTACHMENT B

Transactional Service Standards

“FVL” means Full Vehicle Load, which equals the maximum load capacity of the vehicle, as allowed by laws and regulations.

“CTT” means compartmentalized tank truck.

“LTL” means any load less than FVL.

Lead time as notified separately by Dow to Customer from time to time per Product. Transit time is not included in lead time.

The following applies only to Dow equipment or Dow-arranged, third-party equipment unless otherwise noted.

	RAILCAR	TANK TRUCK
Minimum Order	FVL, except as otherwise	Minimum order quantity is
Quantities	made available by Dow.	43,000 lbs. CTT shipments
minimum 1,000 gallons per
Product. Where Customer
arranges transportation not
involving Dow-arranged
equipment (e.g., “Customer
pick-up”), Tank Truck
minimum is 20,000 lbs.
LTL Charges	$400 per railcar	Buyer absorbs freight.
Detention	Customer will be charged	2 hours at the Customer’s
Charges	for tank cars held longer	site. Customer-caused
	than 9 days as follows:	detention beyond 2 hours
	• USD $150 /day up to 30 days	will be charged at Dow or carrier’s rate, as applicable.
• USD $500 /day for 31- 89 days
• USD $1,000 /day for 90+ days

Rush Orders (Applies to all orders placed outside of lead time regardless of equipment used.)	$500	$500. Customer will also be charged for the additional freight costs incurred (if any) with Seller Absorbs Freight terms.
Truck Delivery Fee	Not applicable.	$350 per truck if Seller Absorbs Freight terms.